   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1995


                                                       REGISTRATION NO. 33-57593

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CALIFORNIA MICROWAVE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

           DELAWARE                         3663                        94-1668412
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                               985 ALMANOR AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 732-4000
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               GEORGE L. SPILLANE

                           CALIFORNIA MICROWAVE, INC.
                               985 ALMANOR AVENUE
                              SUNNYVALE, CA 94086
                           TELEPHONE: (408) 720-6228
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

           RICHARD W. CANADY, ESQ.                       P. DEXTER PEACOCK, ESQ.
             HORACE L. NASH, ESQ.                         JOHN F. WOMBWELL, ESQ.
           STEPHEN J. DECOSSE, ESQ.                    CHARLES R. GREGG, JR., ESQ.
 Howard, Rice, Nemerovski, Canady, Robertson,             Andrews & Kurth L.L.P.
  Falk & Rabkin, A Professional Corporation             4200 Texas Commerce Tower
           Three Embarcadero Center                         600 Travis Street
     San Francisco, California 94111-4065                   Houston, TX 77002

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    As soon as practicable following the effective date of this Registration
                                   Statement.

If the securities being registered on this Form are being offered in connection with the formation of a
 holding company and there is compliance with General Instruction G, check the following box.  / /
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           CALIFORNIA MICROWAVE, INC.
                               985 ALMANOR AVENUE
                              SUNNYVALE, CA 94086

                                                               February   , 1995

Dear Stockholder:

     A Special Meeting of Stockholders (the "Special Meeting") of California Microwave, Inc. ("CMI") will be held at CMI's principal executive offices, located at 985 Almanor Avenue, Sunnyvale, California on March 16, 1995, at 9:00 a.m.


     At the Special Meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Reorganization and Merger and related Agreement of Merger (collectively the "Merger Agreement") providing for the merger of CMI Acquisition Corporation, a Texas corporation and a wholly owned subsidiary of CMI, with and into Microwave Networks Incorporated, a Texas corporation ("MNI"). MNI will be the surviving corporation, and on the consummation of the merger, MNI will be a wholly owned subsidiary of CMI and each outstanding share of MNI Common Stock and MNI Preferred Stock ("MNI Capital Stock") (other than shares, if any, as to which dissenters' rights have been exercised pursuant to Texas law) will be converted into that number of shares of CMI Common Stock determined by dividing 3,350,000 by the total number of shares of MNI Capital Stock outstanding immediately prior to the closing (including for this purpose any MNI Capital Stock issuable under then outstanding options, warrants or other convertible securities) and rounding the quotient off to the nearest ten-thousandth (.0001), subject to possible adjustment as described in the Prospectus/Proxy Statement. CMI will assume all outstanding options of MNI. If approved by the stockholders of CMI and MNI, the merger is expected to be consummated as soon as practicable after such approval.


     After careful consideration, the Board of Directors of CMI has unanimously approved the Merger Agreement described in the attached material and the transactions contemplated thereby and has concluded that they are fair to and in the best interests of CMI and its stockholders. Accordingly, the Board of Directors unanimously recommends a vote in favor of the merger.


     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Prospectus/Proxy Statement relating to the actions to be taken by CMI stockholders at the Special Meeting and a proxy card. The Prospectus/Proxy Statement more fully describes the proposed merger and includes information about CMI and MNI and the reasons for the merger.


     All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,

                                          Philip F. Otto
                                          Chairman and Chief Executive Officer

                           CALIFORNIA MICROWAVE, INC.
                               985 ALMANOR AVENUE
                              SUNNYVALE, CA 94086

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of California Microwave, Inc.:

     A Special Meeting of the Stockholders of California Microwave, Inc., a Delaware corporation ("CMI"), will be held at 9:00 a.m. on March 16, 1995 at CMI's principal executive offices, located at 985 Almanor Avenue, Sunnyvale, California, for the following purposes:

     1. To approve an Agreement and Plan of Reorganization and Merger, dated as of January 31, 1995, and the related Agreement of Merger, between CMI, CMI Acquisition Corporation, a Texas corporation and a wholly owned subsidiary of CMI ("Acquisition Corp."), and Microwave Networks Incorporated, a Texas corporation ("MNI"), pursuant to which (i) Acquisition Corp. will be merged with and into MNI, (ii) MNI will be the surviving corporation and a wholly owned subsidiary of CMI, (iii) each outstanding share of MNI Common Stock and MNI Preferred Stock ("MNI Capital Stock") (other than shares, if any, as to which dissenters' rights have been exercised pursuant to Texas law) will be converted into that number of shares of CMI Common Stock determined by dividing 3,350,000 by the total number of shares of MNI Capital Stock outstanding immediately prior to the closing (including for this purpose any MNI Capital Stock issuable under then outstanding options, warrants or other convertible securities) and rounding the quotient off to the nearest ten-thousandth (.0001), subject to possible adjustment as described in the Prospectus/Proxy Statement; and (iv) CMI will assume all outstanding options of MNI.

     2. To transact such other business as may properly come before the Special Meeting.

     The foregoing items of business are more fully described in the Prospectus/Proxy Statement accompanying this Notice.

     Only stockholders of record of CMI Common Stock at the close of business on February 13, 1995 are entitled to notice of and to vote at the meeting or any adjournment thereof. Approval of the merger will require the affirmative vote of a majority of the shares of CMI Common Stock present in person or by proxy at the Special Meeting and entitled to vote.

Sunnyvale, California
February   , 1995

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          George L. Spillane
                                          Secretary

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, YOU ARE URGED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

CALIFORNIA MICROWAVE, INC.                       MICROWAVE NETWORKS INCORPORATED

                           PROSPECTUS/PROXY STATEMENT

     CALIFORNIA MICROWAVE, INC. ("CMI") has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933 (the "Securities Act") for the registration of up to 3,350,000 shares of its authorized but unissued Common Stock, $.10 par value per share ("CMI Common Stock"), to be issued in connection with the merger (the "Merger") of CMI Acquisition Corporation, a Texas corporation and a wholly owned subsidiary of CMI ("Acquisition Corp.") with and into Microwave Networks Incorporated ("MNI") pursuant to the terms of an Agreement and Plan of Reorganization and Merger (the "Agreement of Reorganization") and the related Agreement of Merger (collectively, the "Merger Agreement") among CMI, MNI and Acquisition Corp.

     As a result of the Merger, MNI will become a wholly owned subsidiary of CMI and each outstanding share of Common Stock of MNI, $.01 par value per share ("MNI Common Stock"), and each outstanding share of Preferred Stock of MNI, $.01 par value per share (the "MNI Preferred Stock" and, together with the MNI Common Stock, the "MNI Capital Stock") (other than shares, if any, as to which dissenters' rights have been exercised pursuant to Texas law) will be converted into that number of shares of CMI Common Stock determined by dividing 3,350,000 by the total number of shares of MNI Capital Stock outstanding immediately prior to the closing (including for this purpose any MNI Capital Stock issuable under then outstanding options, warrants or other convertible securities) and rounding the quotient off to the nearest ten-thousandth (.0001), subject to possible adjustment as described under "Terms of the Merger--Manner and Basis of Converting Shares." If approved by CMI and MNI stockholders, the Merger is expected to be consummated as soon as practicable after such approval.

     Upon the Merger becoming effective, each then outstanding option to purchase shares of Common Stock of MNI will be assumed by CMI (the "Assumed Options"). Each Assumed Option will be converted into an option to purchase that number of shares of CMI Common Stock as is equal (subject to rounding) to the number of shares of MNI Common Stock that were subject to such option immediately prior to the Merger multiplied by the Exchange Ratio (as defined below). See "Terms of the Merger--Manner and Basis of Converting Shares." The exercise price for Assumed Options will be adjusted to an exercise price per share equal (subject to rounding) to the exercise price per share of the specific option immediately prior to the Merger divided by the Exchange Ratio. See "The Merger and Related Transaction--MNI Stock Options."

     Holders of MNI Capital Stock may, under certain circumstances and by following prescribed statutory procedures, exercise dissenters' rights to receive cash for their shares. See "Terms of the Merger--Dissenters' Rights."

     This Prospectus/Proxy Statement constitutes: (a) the Proxy Statement of CMI relating to the solicitation of proxies by the Board of Directors of CMI for use at the Special Meeting of Stockholders of CMI scheduled to be held on March 16, 1995; (b) the Proxy Statement of MNI relating to the solicitation of proxies by the Board of Directors of MNI for use at the Special Meeting of Stockholders of MNI to be held on the same date; and (c) the Prospectus of CMI for the related issuance of CMI Common Stock filed as part of the Registration Statement. All information herein with respect to CMI has been furnished by CMI, and all information herein with respect to MNI has been furnished by MNI.

     This Prospectus/Proxy Statement and the accompanying form of proxy are
first being mailed to stockholders of CMI and MNI on or about February   , 1995.
                            ------------------------

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED CAREFULLY BY CMI STOCKHOLDERS AND MNI STOCKHOLDERS IN EVALUATING THE PROPOSALS TO BE VOTED ON AT THE CMI SPECIAL MEETING OF STOCKHOLDERS AND MNI SPECIAL MEETING OF STOCKHOLDERS AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.
                            ------------------------

NEITHER THIS TRANSACTION NOR THE SECURITIES OF CALIFORNIA MICROWAVE, INC. TO BE
  ISSUED IN THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
        STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
        OFFENSE.
                            ------------------------

        THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS FEBRUARY   , 1995

                             AVAILABLE INFORMATION

     CMI is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. CMI Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning CMI can be inspected at the offices of Nasdaq Operations, 1735 K Street, Washington, D.C. 20006.

     CMI has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.

     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offering made hereby. If given or made, such information or representation must not be relied upon as having been authorized by CMI or MNI. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this prospectus/proxy statement or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................      i
SUMMARY...............................................................................      1
  The Companies.......................................................................      1
  Special Meetings of Stockholders of CMI and MNI.....................................      1
  The Merger..........................................................................      2
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION...............................      6
  Selected Historical Financial Data..................................................      6
  Selected Unaudited Pro Forma Combined Financial Data................................      8
  Comparative Per Share Data..........................................................      9
  Price Range of Common Stock.........................................................     10
RISK FACTORS..........................................................................     11
INTRODUCTION..........................................................................     14
VOTING AND PROXIES....................................................................     15
  Date, Time and Place of Special Meetings............................................     15
  Record Date and Outstanding Shares..................................................     15
  Voting of Proxies...................................................................     16
  Vote Required.......................................................................     16
  Dissenters' Rights..................................................................     17
  Solicitation of Proxies and Expenses................................................     17
THE MERGER AND RELATED TRANSACTIONS...................................................     18
  Joint Reasons for the Merger........................................................     18
  Additional Reasons for the Merger--CMI..............................................     18
  Additional Reasons for the Merger--MNI..............................................     19
  Background..........................................................................     19
  Financial Advisor...................................................................     22
  Management After the Merger.........................................................     25
  MNI Stock Options...................................................................     25
  Form S-8 Registration Statement.....................................................     25
  Voting Agreements...................................................................     25
TERMS OF THE MERGER...................................................................     26
  Effective Time of the Merger........................................................     26
  Manner and Basis of Converting Shares...............................................     26
  Escrow and Indemnification..........................................................     27
  Exchange of Certificates............................................................     27
  Conduct of Business Prior to the Merger.............................................     28
  Conditions to the Merger............................................................     28
  Employment Agreements and Covenants Not To Compete..................................     29
  Termination or Amendment of Agreement of Reorganization.............................     29
  Certain United States Federal Income Tax Considerations.............................     29
  Accounting Treatment................................................................     32
  Affiliates' Restrictions on Sale of CMI Common Stock and MNI Capital Stock..........     32
  Governmental and Regulatory Approvals...............................................     32
  Merger Expenses.....................................................................     33
  Dissenters' Rights..................................................................     33
CMI AND MNI PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.........................     36
CMI SELECTED FINANCIAL DATA...........................................................     40
MNI SELECTED FINANCIAL DATA...........................................................     42
CMI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................     44

                                                                                         PAGE
                                                                                         ----
  Overview............................................................................     44
  Results of Operations...............................................................     44
  Comparison of the Six Months Ended December 31, 1994 and 1993.......................     44
  Comparison of Fiscal Years 1994, 1993 and 1992......................................     46
  Liquidity and Capital Resources.....................................................     48
  Historical Quarterly Results........................................................     50
MNI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................     51
  Overview of MNI Operations..........................................................     51
  Results of Operations...............................................................     52
  Comparison of the Six Months Ended December 31, 1994 and 1993.......................     52
  Comparison of Fiscal Years 1994, 1993 and 1992......................................     53
  Historical Quarterly Results........................................................     55
  Liquidity and Capital Resources.....................................................     56
INFORMATION CONCERNING CMI............................................................     57
  Business............................................................................     57
  Telecommunications Industry Overview................................................     57
  Strategy............................................................................     58
  Products and Markets................................................................     59
  Satellite Communications............................................................     59
  Wireless............................................................................     61
  Intelligence Systems................................................................     63
  Sales, Marketing and Customer Support...............................................     63
  Manufacturing.......................................................................     64
  Competition.........................................................................     64
  Research and Development............................................................     64
  Patents and Licenses................................................................     64
  Employees...........................................................................     64
  Regulation..........................................................................     65
  Backlog.............................................................................     65
  Properties..........................................................................     66
  Security Ownership of Directors, Executive Officers and Principal Stockholders......     66
  Executive Officers and Directors....................................................     67
  Information about the Board of Directors and Committees of the Board................     69
  Board Compensation..................................................................     69
  Executive Compensation..............................................................     70
  Employment Agreement................................................................     72
INFORMATION CONCERNING MNI............................................................     73
  Introduction........................................................................     73
  Strategy............................................................................     73
  Key Markets.........................................................................     74
  Customers and Applications..........................................................     75
  Technology and Products.............................................................     75
  Sales and Marketing.................................................................     77
  Customer Service and Support........................................................     78
  Research and Development............................................................     78
  Manufacturing and Supplies..........................................................     79
  Backlog.............................................................................     79
  Competition.........................................................................     80

                                                                                         PAGE
                                                                                         ----
  Regulation..........................................................................     80
  Patents and Licenses................................................................     80
  Employees...........................................................................     80
  Facilities..........................................................................     81
  Legal Matters.......................................................................     81
  Executive Officers..................................................................     81
  Board Committees....................................................................     82
  Board Compensation..................................................................     82
  Employment and Consulting Agreements................................................     82
  Executive Compensation..............................................................     83
  Certain Relationships and Related Transactions......................................     84
  Security Ownership of Directors, Executive Officers and Principal Stockholders......     85
DESCRIPTION OF CMI COMMON STOCK.......................................................     87
COMPARISON OF RIGHTS OF HOLDERS OF CMI COMMON STOCK AND HOLDERS OF MNI CAPITAL
  STOCK...............................................................................     88
  Anti-Takeover Measures..............................................................     88
  Amendments to the Articles or Certificate of Incorporation..........................     89
  Mergers, Exchanges, Consolidations and Dissolutions.................................     89
  Disposition of Assets...............................................................     90
  Cumulative Voting...................................................................     90
  Change in Number of Directors.......................................................     90
  Newly Created Directorships and Vacancies...........................................     91
  Removal of Directors................................................................     91
  Dividends...........................................................................     91
  Power to Call Special Meetings of Stockholders......................................     92
  Stockholder Action Without a Meeting................................................     92
  Conflict of Interest Transactions with Directors....................................     92
  Dissenters' Rights..................................................................     92
  Indemnification.....................................................................     93
LEGAL MATTERS.........................................................................     93
EXPERTS...............................................................................     94
INDEX TO FINANCIAL STATEMENTS.........................................................    F-1
APPENDIX A
  Agreement and Plan of Reorganization and Merger Among CMI,
     CMI Acquisition Corp. and MNI....................................................    A-1
APPENDIX B
  Agreement of Merger Among CMI, Acquisition Corp. and MNI............................    B-1
APPENDIX C
  Texas Business Corporation Act Articles 5.11 through 5.13...........................    C-1
APPENDIX D
  Opinion of Bear, Stearns & Co. Inc..................................................    D-1

                                    SUMMARY

     The following contains a brief summary of certain information contained elsewhere in this Prospectus/ Proxy Statement. This summary does not contain a complete statement of all material features of the proposal to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto, which are incorporated by reference herein.

THE COMPANIES

     California Microwave, Inc. California Microwave, Inc. ("CMI") designs, manufactures and markets sophisticated systems and products used worldwide in satellite and wireless communications for the transmission of voice, data, facsimile and video. CMI applies its expertise in microwave radio technologies to: satellite earth stations and equipment; microwave radios for wireless applications; and electronic intelligence systems. CMI is a leading provider of both satellite earth stations used for satellite communications and digital and analog microwave radios for the cellular, personal communications network and private network markets.

     CMI sells its products through a variety of channels for use by many of the world's principal providers of telecommunications services. These include AT&T, MCI, Sprint, GTE, COMSAT Corporation, British Telecom, and telephone companies around the world. Other users of CMI's products include private networks, such as broadcast and cable television operators, utilities and other major corporations, and municipal, state and national governments. CMI believes that it is among the limited number of key suppliers to these entities because of its proven record of technical performance and reliability, customer support and cost effectiveness.

     CMI was incorporated in California in 1968 and was reincorporated in Delaware in 1987. CMI's principal executive offices are located at 985 Almanor Avenue, Sunnyvale, California 94086, and its telephone number at that address is
(408) 732-4000.

     CMI Acquisition Corporation. CMI Acquisition Corporation, a Texas corporation ("Acquisition Corp."), is a corporation recently organized by CMI for the purpose of effecting the acquisition described in this Prospectus/Proxy Statement. It has no material assets and has not engaged in any activities except in connection with such proposed acquisition. Acquisition Corp.'s executive offices are located at 985 Almanor Avenue, Sunnyvale, California 94086, and its telephone number at that address is (408) 732-4000.

     Microwave Networks Incorporated. Microwave Networks Incorporated ("MNI") designs, manufactures and markets digital microwave radios and related products for a wide range of telecommunications applications used worldwide in wireless networks. MNI's current products address the requirements for wireless voice and data transmission typically for cellular and fixed base telephony applications. MNI is a worldwide leader in the supply of quality digital and video microwave transmission products and systems providing wireless radio interfaces in frequency bands from 2 GHz to 38 GHz. Typical end users of MNI's products include cellular operators, private businesses and domestic and international common carriers. Approximately 93% of MNI's revenues were generated from international sales in its fiscal year ended June 30, 1994.

     MNI was incorporated in Texas under the name Telsat Corporation in 1981 and changed its name to Microwave Networks Incorporated in April 1985. Its executive offices are located at 10795 Rockley Road, Houston, Texas 77099-3571, and its telephone number is (713) 495-7123.

SPECIAL MEETINGS OF STOCKHOLDERS OF CMI AND MNI

     Time, Date, Place and Purpose. A Special Meeting of Stockholders of CMI ("CMI Special Meeting") will be held at CMI's principal executive offices, located at 985 Almanor Avenue, Sunnyvale, California on March 16, 1995 at 9:00 a.m. A Special Meeting of Stockholders of MNI ("MNI Special Meeting") will be held at MNI's corporate offices located at 10795 Rockley Road, Houston, Texas on March 16, 1995 at 9:00 a.m. The purpose of both Special Meetings is to consider and vote on a proposal to approve and adopt an Agreement and Plan of Reorganization and Merger, attached hereto as Appendix A (the "Agreement of Reorganization") and the related Agreement of Merger attached hereto as Appendix B (the "Agreement of

Merger" and, together with the Agreement of Reorganization, the "Merger Agreement") among CMI, MNI and Acquisition Corp. See "The Merger and Related Transactions," and "Terms of the Merger."

     Record Date and Vote Required. The record date for stockholders of both CMI and MNI entitled to vote upon the Merger at their respective Special Meetings is February 13, 1995 (the "Record Date"). Approval of the Merger Agreement requires the affirmative vote of a majority of shares of CMI Common Stock present and entitled to vote at the CMI Special Meeting (shares as to which brokers holding shares in street name for customers have not received direction or discretionary authority from their customers are considered shares not entitled to vote with respect to this matter, but are considered shares that are present for purposes of determining a quorum), and the affirmative vote of two-thirds of the shares of MNI Common Stock, and two-thirds of each of the Series A, Series B and Series C Preferred Stock of MNI, voting as separate series. The presence, either in person or by properly executed proxy, at the CMI Special Meeting and at the MNI Special Meeting (the "Special Meetings") of the holders of a majority of the outstanding shares entitled to vote at such Special Meeting is necessary to constitute a quorum at such Special Meeting.


     As of the Record Date, there were approximately      holders of record of
CMI Common Stock. The directors and executive officers of CMI, and their affiliates, beneficially owned 459,765 shares of CMI Common Stock (representing approximately 3.7% of the outstanding CMI Common Stock), and the directors and executive officers of MNI, and their affiliates, beneficially owned 5,420,157 shares of MNI Capital Stock, representing approximately 59% of the outstanding MNI Capital Stock (75.3% of the MNI Common Stock; 68% of the Series A MNI Preferred Stock; 52.8% of the Series B MNI Preferred Stock; and 47% of the Series C MNI Preferred Stock.


     The directors of CMI, who beneficially own 328,330 shares of the outstanding CMI Common Stock (2.6%), intend to vote in favor of the Merger. The directors and executive officers of MNI have agreed, subject to certain limitations, to vote their shares in favor of the Merger Agreement and the Merger. See "The Merger and Related Transactions--Voting Agreements." Consummation of the Merger is subject to a number of conditions. See "Terms of the Merger--Conditions to the Merger."

THE MERGER

     Effect of Merger. Upon consummation of the Merger, pursuant to the Merger Agreement, Acquisition Corp. will be merged into MNI, which will be the surviving corporation, and MNI will become a wholly owned subsidiary of CMI.

     Effective Time of the Merger. The Merger will be effective when the Certificate of Merger is issued by the Texas Secretary of State (the "Effective Time of the Merger") after Articles of Merger have been filed with the Secretary of State. The Effective Time of the Merger is currently expected to be on or about March 16, 1995, subject to approval of the Merger at the Special Meetings, and further subject to the satisfaction or waiver of the conditions precedent to the Merger set forth in the Agreement of Reorganization. See "Terms of the Merger--Effective Time of the Merger" and "Terms of the Merger--Conditions to the Merger."

     Terms of the Merger. As a result of the Merger, each outstanding share of MNI Capital Stock (other than shares, if any, as to which dissenters' rights have been exercised pursuant to Texas law) will be converted into that number of shares of CMI Common Stock determined by dividing 3,350,000 (the "Numerator") by the total number of shares of MNI Capital Stock outstanding immediately prior to the closing (including for this purpose any MNI Capital Stock issuable under then outstanding options, warrants or other convertible securities) and rounding the quotient thereof off to the nearest ten-thousandth (.0001). Notwithstanding the foregoing, (i) MNI has the right to terminate the Merger Agreement if the average closing price of CMI Common Stock on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the date of the CMI Special Meeting ("Final Closing Price") is less than $30.00 (as reported by Nasdaq), provided that if MNI exercises this right, the termination shall not be effective if CMI agrees to increase the Numerator to the number which when multiplied by the Final Closing Price equals $100,500,000, and (ii) CMI has the right to terminate the Merger Agreement if the Final Closing Price is more than $41.375, provided that if CMI exercises this right, the termination shall not be effective if MNI agrees to decrease the

Numerator to the number which when multiplied by the Final Closing Price is equal to $138,606,250. Such decisions to terminate, or to change the Numerator, would be within the discretion of the Boards of Directors of MNI or CMI, respectively. The number of shares of CMI Common Stock into which each share of MNI Capital Stock is converted is referred to herein as the "Exchange Ratio." All options to acquire shares of MNI Common Stock that are outstanding at the Effective Time of the Merger will be converted into options to acquire CMI Common Stock based upon the Exchange Ratio. See "Terms of the Merger--Manner and Basis of Converting Shares."

     Number of Shares of CMI Common Stock to be Held by MNI Stockholders. Based upon the number of shares of MNI Capital Stock outstanding as of the record date established for the Special Meetings, and assuming that: (i) the average closing price of CMI Common Stock quoted on the Nasdaq National Market for the 15 trading days prior to the date of the CMI Special Meeting is $30.00 or more and $41.375 or less (ii) no MNI stockholders exercise dissenters' rights, and (iii) all of the shares of CMI Common Stock held in escrow (as described below) will be delivered to MNI stockholders, approximately 3,150,000 shares of CMI Common Stock (approximately 20% of the total shares of CMI Common Stock outstanding immediately after the Merger), will be held by the former holders of MNI Capital Stock after the Merger. See "Terms of the Merger--Manner and Basis of Converting Shares" and "--Escrow."


     Assumption of MNI Options. Upon consummation of the Merger, the obligations of MNI with respect to all options to purchase shares of MNI Common Stock then outstanding will be assumed by CMI (the "Assumed Options"). Each Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in the applicable MNI stock option agreement immediately prior to the Effective Time of the Merger, provided that shares issuable upon exercise of the Assumed Options will no longer be subject to a right of repurchase by MNI. Following the Effective Time of the Merger, each Assumed Option will be exercisable for the number of whole shares of CMI Common Stock determined by multiplying the number of shares of MNI Common Stock purchasable under such option immediately prior to the Effective Time of the Merger by the Exchange Ratio, rounded up to the nearest whole number. The per share exercise price of the Assumed Options will be equal to the original exercise price of the specific Assumed Options divided by the Exchange Ratio, rounded down to the nearest whole cent. See "The Merger and Related Transactions--MNI Stock Options" and "Terms of the Merger -- Manner and Basis of Converting Shares."



     Registration Rights. Holders of MNI's Capital Stock who are identified by MNI as affiliates of MNI subject to Rule 145 under the Securities Act pursuant to the Merger Agreement will receive certain rights to include their shares in certain registration statements filed by CMI under the Securities Act. See "Terms of the Merger--Affiliates' Restrictions on Sale of CMI Common Stock and MNI Capital Stock."


     Form S-8 Registration Statement. As promptly as practicable after the Effective Time of the Merger, CMI will file a registration statement on Form S-8 under the Securities Act, covering the shares of CMI Common Stock issuable upon exercise of the Assumed Options. See "The Merger and Related Transactions --MNI Stock Options."

     Escrow. Ten percent of the shares of CMI Common Stock to be issued in the Merger will be delivered to an escrow established with First National Bank of Boston, CMI's Transfer Agent ("Bank of Boston"). Such shares will be held in escrow following the Merger until the date on which CMI first publicly announces the combined results of operations of CMI and MNI covering a period after the Merger of at least 30 days, at which time, pursuant to an escrow agreement, such shares will be distributed to MNI stockholders or retained by CMI to the extent necessary to satisfy certain indemnification obligations of MNI for breaches of representations, warranties and covenants under the Merger Agreement. Pursuant to the terms of the Merger Agreement, the stockholders of MNI agree to advance funds to the MNI stockholder representatives under the escrow agreement on a pro rata basis in the event the stockholder representatives incur expenses or request advancement of expenses in connection with disputes related to release of the escrowed shares. To the extent a stockholder does not advance such funds, and there are shares available for distribution out of escrow to such stockholder, such stockholder's escrowed shares may be utilized to meet such obligation. See "Terms of the Merger--Escrow."

     Recommendations of the Boards of CMI and MNI. The Board of Directors of each company has unanimously approved the Merger Agreement and the transactions contemplated thereby. THE BOARD OF EACH COMPANY UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF SUCH COMPANY. For a discussion of the reasons favoring a merger of the two companies considered by each company's Board of Directors in approving the Merger Agreement, see "The Merger and Related Transactions--Reasons for the Merger."

     Opinion of Financial Advisor.  On January 31, 1995 and February   , 1995,
Bear, Stearns & Co. Inc. ("Bear Stearns") delivered to CMI's Board of Directors its written opinions to the effect that, as of each such date and based upon the matters described therein, the Merger was fair, from a financial point of view, to the stockholders of CMI. Reference is made to the full text of the opinion
dated February   , 1995, a copy of which is set forth in Appendix D, which sets forth assumptions made, matters considered and attendant limitations. CMI stockholders are urged to, and should, read this opinion carefully in its entirety. See "The Merger and Related Transactions--Financial Advisors."

     Conduct of the Combined Companies Following the Merger. Following the Effective Time of the Merger, MNI will be operated as a subsidiary of CMI and employees of MNI will continue as employees of the surviving corporation. The Board of Directors of MNI after the Merger will consist of three officers of CMI (Philip F. Otto, Douglas H. Morais and Garrett E. Pierce), together with the following officers of MNI, who will serve at the pleasure of CMI: Arthur W. Epley, III and Carl B. Frampton. See "The Merger and Related Transactions--Management After the Merger."

     Exchange of MNI Stock Certificates. At the Effective Time of the Merger, each issued and outstanding share of MNI Capital Stock (other than shares, if any, as to which dissenters' rights have been exercised pursuant to Texas law) automatically will be converted into the right to receive CMI Common Stock based on the Exchange Ratio. The exchange of certificates evidencing shares of MNI Capital Stock for certificates evidencing shares of CMI Common Stock will be made upon surrender of the former to Bank of Boston, as Exchange Agent. CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO CONSUMMATION OF THE MERGER. Promptly after the Effective Time of the Merger, MNI stockholders will be provided with a letter of transmittal and related materials needed to exchange their certificates. See "Terms of the Merger--Manner and Basis of Converting Shares" and "Terms of the Merger --Exchange of Certificates."

     Conditions to the Merger; Termination. Notwithstanding approval of the Merger Agreement by the stockholders of CMI and MNI, the consummation of the Merger is subject to a number of conditions which, if not fulfilled or waived, permit termination of the Agreement of Reorganization. The Agreement of Reorganization may also be terminated by mutual consent. See "Terms of the Merger--Conditions to the Merger" and "Terms of the Merger--Termination or Amendment of Agreement of Reorganization."


     Government and Regulatory Approvals. CMI and MNI are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder ("HSR Act"), compliance with federal and applicable state securities laws and the filing of Articles of Merger as required under Texas law. CMI submitted a filing under the HSR Act on February 6, 1995 and the requisite waiting period under the HSR Act with respect to the Merger is expected to terminate on March 8, 1995.


     Voting Agreements; Affiliate Agreements. The directors and executive officers of MNI will vote their shares in favor of the Merger Agreement. See "The Merger and Related Transactions--Voting Agreements." The persons identified by MNI as "affiliates" (as that term is defined for purposes of Rule 145 promulgated under the Securities Act) of MNI will, prior to the Effective Time of the Merger enter into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of MNI Capital Stock held by them prior to the Merger and the shares of CMI Common Stock received by them in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. See "Terms of the Merger--Conditions to the Merger" and "Terms of the Merger--Affiliates' Restrictions on Sale of CMI Common Stock and MNI Capital Stock." Directors and executive officers of

CMI will also, prior to the Effective Time of the Merger, enter into agreements restricting their sales of CMI Common Stock to help preserve pooling of interests accounting treatment.

     Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization for federal income tax purposes, and consummation of the Merger is conditioned upon receipt by MNI of an opinion of counsel to MNI to the effect that the Merger should constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986 (the "Code"). If the Merger is a reorganization within the meaning of Section 368 of the Code, stockholders of MNI will recognize no gain or loss for federal income tax purposes as a result of their exchange of MNI Capital Stock for CMI Common Stock in the Merger, except to the extent that they exercise dissenters' rights or receive cash in lieu of fractional shares. See "Terms of the Merger--Certain United States Federal Income Tax Considerations."

     Accounting Treatment. The Merger is to be treated as a pooling of interests for accounting purposes. As a condition to the consummation of the Merger, CMI is to receive a letter from its independent auditors, Ernst & Young LLP, confirming the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement. See "Terms of the Merger."

     Dissenters' Rights. Holders of shares of MNI Capital Stock who comply with the requirements of Articles 5.11 et seq. of the Texas Business Corporation Act (the "TBCA") will be entitled to assert dissenters' rights and to require MNI to purchase the shares as to which they dissent at their "fair value" as of the day immediately preceding the MNI Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Holders of shares of MNI Capital Stock who desire to preserve their dissenters' rights must not vote in favor of the Merger Agreement. In addition, any such stockholder electing to assert dissenters' rights must file with MNI, prior to the MNI Special Meeting, a written objection to the Merger, setting out that the shareholder's right to dissent will be exercised if the action is effective. Within 10 days after delivery or mailing of written notice to the stockholder by MNI that the Merger has been effected, the stockholder may make written demand on MNI for payment of the fair value of the shareholder's shares. A proxy or vote by such shareholder against approval of the Merger Agreement is not sufficient to constitute such a demand. Any stockholder failing to make demand within the 10 day period shall be bound by the Merger Agreement.

     Articles 5.11 through 5.13 of the TBCA are reproduced in full as Appendix C to this Prospectus/Proxy Statement. Holders of MNI Capital Stock who seek to assert their dissenters' rights must follow the statutory procedures precisely. FAILURE TO FOLLOW ANY OF THE STATUTORY PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. See "Terms of the Merger--Dissenters' Rights."

     Certain Effects of the Merger on the Rights of MNI Stockholders. The internal affairs of MNI are currently governed by MNI's Articles of Incorporation and Bylaws, which are governed by Texas law. Upon consummation of the Merger, the stockholders of MNI will become stockholders of CMI and their rights will be governed by CMI's Certificate of Incorporation and Bylaws, which are governed by Delaware law. See "Description of CMI Common Stock" and "Comparison of Rights of Holders of CMI Common Stock and MNI Capital Stock."

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following tables present selected historical and pro forma combined financial information and comparative per share data for CMI and MNI. The unaudited pro forma combined information is calculated after giving effect to the Merger at an assumed Exchange Ratio of .3511 of a share of CMI Common Stock for each outstanding share and option to purchase a share of MNI Capital Stock using the pooling of interests method of accounting. The selected historical consolidated financial data (except other data) set forth below for CMI and MNI for, and as of the end of, each of the five years in the period ended June 30, 1994 are derived from the Consolidated Financial Statements of CMI and MNI, both of which have been audited by Ernst & Young LLP, independent auditors. The selected historical consolidated financial information presented below for, and as of the end of, the six months ended December 31, 1993 and 1994 are derived from unaudited condensed consolidated financial statements of CMI and MNI which in the opinions of their managements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. The historical and pro forma financial information are not necessarily indicative of future operations or the actual results that would have occurred had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations. This information should be read in conjunction with the audited consolidated financial statements of CMI and MNI at June 30, 1993 and 1994 and for each of the three years in the period ended June 30, 1994 and the notes thereto, with the unaudited condensed consolidated financial statements of CMI and MNI at December 31, 1994 and for the six months ended December 31, 1993 and 1994 and the notes thereto, and with the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere in this Prospectus/Proxy Statement. See "CMI and MNI Pro Forma Combined Condensed Financial Statements" and "Index to Financial Statements."

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALIFORNIA MICROWAVE, INC.

HISTORICAL STATEMENT OF OPERATIONS DATA:

                                                                                              SIX MONTHS ENDED
                                                    YEAR ENDED JUNE 30,                         DECEMBER 31,
                                    ----------------------------------------------------    --------------------
                                      1990       1991      1992(1)     1993     1994(2)      1993(2)     1994
                                    ---------  ---------  ---------  ---------  --------    ---------  ---------
                                                                                                (UNAUDITED)
  Sales...........................   $145,851   $177,364   $199,003   $267,181  $369,017     $145,112   $205,855
  Operating income................     12,105     13,677      8,619     17,993    26,189       11,833     15,508
  Net income......................      6,642      8,001      5,088     10,004    15,056        6,845      8,496
                                     ========   ========   ========   ========  ========     ========   ========
  Net income per share--primary...   $   0.80   $   0.93   $   0.56   $   0.98  $   1.20     $   0.55   $   0.67
  Net income per share--fully
    diluted.......................       0.80       0.93       0.56       0.98      1.18(3)      0.55       0.64
                                     ========   ========   ========   ========  ========     ========   ========
  Average shares and equivalents--
    primary.......................      8,416      8,636      9,111     10,168    12,572       12,523     12,725
  Average shares and equivalents--
    fully diluted.................      8,416      8,636      9,111     10,168    13,922       12,836     15,093
  Cash dividends per share........         --         --         --         --        --           --         --
OTHER DATA:
  Bookings........................   $131,923   $183,462   $202,487   $293,123  $400,435     $223,371   $239,629
  Backlog.........................    111,504    118,381    130,232    156,174   220,388      267,229    254,162

HISTORICAL BALANCE SHEET DATA:

                                                                                                              AT
                                                                 AT JUNE 30,                             DECEMBER 31,
                                          ----------------------------------------------------------     ------------
                                           1990        1991         1992         1993         1994           1994
                                          -------     -------     --------     --------     --------     ------------
                                                                                                         (UNAUDITED)
Working capital........................   $38,413     $45,911     $ 56,641     $ 63,190     $111,974       $124,805
Total assets...........................    89,987      98,481      147,240      169,625      293,983        296,988
Total debt, including current
  maturities...........................    14,307       5,230       40,433        5,579       70,490         79,981
Total stockholders' equity.............    55,735      67,496       75,285      119,188      140,745        153,393

MICROWAVE NETWORKS INCORPORATED

HISTORICAL STATEMENT OF OPERATIONS DATA:

                                                                                              SIX MONTHS ENDED
                                                          YEAR ENDED JUNE 30,                   DECEMBER 31,
                                            -----------------------------------------------   -----------------
                                             1990      1991      1992      1993      1994      1993      1994
                                            -------   -------   -------   -------   -------   -------   -------
                                                                                                 (UNAUDITED)
  Sales...................................  $ 9,507   $16,050   $22,503   $39,383   $36,976   $16,601   $28,813
  Operating income (loss).................      492       633      (551)    4,766     2,380       678     4,154
  Net income(4)(5)........................      413       596       206     3,701     1,612       434     2,717
                                            =======   =======   =======   =======   =======   =======   =======
  Net income per share --
    Primary and Fully Diluted(4)(5)(6)....  $  0.06   $  0.08   $  0.02   $  0.42   $  0.18   $  0.05   $  0.29
                                            =======   =======   =======   =======   =======   =======   =======
  Average shares and equivalents --
    Primary and Fully Diluted(6)..........    6,470     7,487     8,277     8,782     9,074     9,016     9,242
  Cash dividends per share................       --        --        --        --        --        --        --

OTHER DATA:
    Bookings..............................  $11,095   $22,784   $27,259   $33,902   $40,707   $17,470   $33,426
    Backlog...............................    2,569     9,303    14,059     8,578    12,309     9,447    16,922

HISTORICAL BALANCE SHEET DATA:

                                                                                                            AT
                                                                   AT JUNE 30,                         DECEMBER 31,
                                              ------------------------------------------------------   ------------
                                               1990       1991        1992        1993        1994         1994
                                              ------     -------     -------     -------     -------   ------------
                                                                                                       (UNAUDITED)
Working capital.............................  $1,547     $ 5,340     $ 4,883     $ 9,381     $11,085      $14,320
Total assets................................   4,818      10,328      14,776      19,269      23,071       33,840
Total debt, including current maturities....     932         550       3,982       2,389       4,550        8,150
Total stockholders' equity..................   2,348       6,777       6,996      12,222      13,836       16,588

- ---------------

(1) In April 1992, CMI acquired all the shares of Microwave Radio Corporation ("MRC") for $33 million in cash. An additional $11 million in contingent payments based on the income of MRC was paid. The acquisition was accounted for as a purchase transaction. The operating results of MRC have been included in operations from the acquisition date.

(2) In October 1993, CMI acquired substantially all the assets and certain of the liabilities of TeleSciences Transmission Systems ("TTS") for $28.7 million in cash and notes. The acquisition was accounted for as a purchase transaction. The operating results of TTS have been included in operations from the acquisition date.

(3) Fully diluted net income per share for the fiscal year ended June 30, 1994 has not been previously reported in the audited financial statements because the difference between primary and fully diluted earnings per share was not material.

(4) MNI's net income for 1992 includes $345,000 or $0.04 per share for a cumulative effect on prior years of a change in the method of accounting for overhead costs in inventory as well as $604,000 or $0.07 per share for a change in the method of accounting for income taxes.

(5) MNI's net income includes $219,000, or $0.03 per share in 1991, and $148,000, or $0.02 per share in 1990, for an extraordinary item related to the reduction of income taxes arising from the carryforward of prior years' operating loss.

(6) MNI's net income per share assumes the conversion of all outstanding shares of MNI Preferred Stock into shares of MNI Common Stock.

           SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA(1)(4)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

PRO FORMA CMI AND MNI COMBINED STATEMENT OF OPERATIONS DATA:

                                                                                                       SIX MONTHS ENDED
                                                                     YEAR ENDED JUNE 30,                 DECEMBER 31,
                                                             -----------------------------------    ----------------------
                                                              1992(2)       1993        1994(3)      1993(3)       1994
                                                             ---------    ---------    ---------    ---------    ---------
  Sales....................................................   $221,506     $306,564     $405,832     $161,713     $234,202
  Operating income.........................................      8,068       22,776       28,459       12,511       19,609
  Income before cumulative effects of changes in accounting
    principles.............................................      4,345       13,705       16,598        7,279       11,120
                                                              ========     ========     ========     ========     ========
  Per share data:
    Income before cumulative effects of changes in
      accounting principles--primary.......................   $   0.36     $   1.03     $   1.05     $   0.46     $   0.70
    Income before cumulative effects of changes in
      accounting principles--fully diluted.................       0.36         1.03         1.05         0.46         0.67
                                                              ========     ========     ========     ========     ========
  Average shares and equivalents--primary..................     12,017       13,251       15,758       15,689       15,970
  Average shares and equivalents--fully diluted............     12,017       13,251       17,108       16,002       18,338
PRO FORMA CMI AND MNI COMBINED OTHER DATA:
  Bookings.................................................   $229,746     $327,025     $440,964     $240,841     $272,103
  Backlog..................................................    144,291      164,752      232,680      276,676      270,581

PRO FORMA CMI AND MNI COMBINED BALANCE SHEET DATA:

                                                                                                   AT DECEMBER 31, 1994
                                                                                                   --------------------
  Working capital..............................................................................          $138,960
  Total assets.................................................................................           330,586
  Total debt, including current maturities.....................................................            88,131
  Total stockholders' equity...................................................................           169,816

- ---------------

(1) The pro forma combined balance sheet data assumes the Merger took place on December 31, 1994 and combines CMI's December 31, 1994 balance sheet data with MNI's December 31, 1994 balance sheet data. The pro forma combined statement of operations data assumes that the Merger took place as of the beginning of each of the periods presented and combines CMI's historical consolidated statement of operations data for the three years ended June 30, 1994 and for the six months ended December 31, 1993 and 1994 with MNI's historical consolidated statement of operations data for the three years ended June 30, 1994 and for the six months ended December 31, 1993 and 1994, respectively.

(2) In April 1992, CMI acquired all the shares of MRC for $33 million in cash. An additional $11 million in contingent payments based on the income of MRC was paid. The acquisition was accounted for as a purchase transaction. The operating results of MRC have been included in operations from the acquisition date.


(3) In October 1993, CMI acquired substantially all the assets and certain of the liabilities of TTS for $28.7 million in cash and notes. The acquisition was accounted for as a purchase transaction. The operating results of TTS have been included in operations from the acquisition date. Had the acquisition of TTS been consummated on July 1, 1993, the pro forma statement of operations data for CMI and MNI for the indicated periods would have been as follows:



                                                                                YEAR ENDED      SIX MONTHS ENDED
                                                                               JUNE 30, 1994    DECEMBER 31, 1993
                                                                               -------------    -----------------
    Sales....................................................................     $426,697           $182,578
    Operating income.........................................................       24,716              8,768
    Income before cumulative effects of changes in accounting principles.....       13,987              4,668
                                                                                  ========           ========
    Per share data:
      Income before cumulative effects of changes in accounting
        principles--primary..................................................     $   0.89           $   0.30
      Income before cumulative effects of changes in accounting
        principles--fully diluted............................................         0.89               0.30
                                                                                  ========           ========



    See Note 6 of "Notes to Pro Forma Combined Condensed Financial Statements" included herein.



(4) CMI and MNI will incur charges to reflect the consolidation of certain product lines and other costs as well as transaction fees and costs incident to the Merger. These charges, which are not expected to exceed $4 million, will be included in operations and are not included in the pro forma balance sheet or statement of operations data. The aforementioned amount is a preliminary estimate only and therefore is subject to change.

COMPARATIVE PER SHARE DATA


     The following table sets forth certain historical per share data of CMI and MNI and combined per share data on an unaudited pro forma basis after giving effect to the Merger and pooling of interests basis assuming that .3511 of a share of CMI Common Stock were issued in exchange for each share of MNI Capital Stock in the Merger. The information presented in this tabulation should be read in conjunction with the pro forma combined condensed financial statements and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein. The unaudited pro forma combined condensed financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.



                                                                                       FOR THE
                                                                                     SIX MONTHS
                                                   FOR THE YEAR ENDED, AND AT,     ENDED, AND AT,
                                                            JUNE 30,                DECEMBER 31,
                                                   ---------------------------    -----------------
                                                    1992      1993      1994       1993      1994
                                                   ------    ------    -------    ------    -------
HISTORICAL--CMI
  Net income--primary............................   $0.56     $0.98     $ 1.20     $0.55     $ 0.67
  Net income--fully diluted......................   $0.56     $0.98     $ 1.18     $0.55     $ 0.64
  Book value.....................................      --        --     $11.70        --     $12.51

HISTORICAL--MNI(1)
  Net income.....................................   $0.02     $0.42     $ 0.18     $0.05     $ 0.29
  Book value.....................................      --        --     $ 1.57        --     $ 1.86

PRO FORMA COMBINED--PER CMI SHARE:(2)(3)
  Income before cumulative effects of changes in
     accounting principles -- primary............   $0.36     $1.03     $ 1.05     $0.46     $ 0.70
  Income before cumulative effects of changes in
     accounting principles -- fully diluted......   $0.36     $1.03     $ 1.05     $0.46     $ 0.67
  Book value.....................................      --        --     $10.21        --     $11.03

EQUIVALENT PRO FORMA COMBINED--PER MNI
  SHARE:(2)(3)
  Income before cumulative effects of changes in
     accounting principles -- primary............   $0.13     $0.36     $ 0.37     $0.16     $ 0.24
  Income before cumulative effects of changes in
     accounting principles -- fully diluted......   $0.13     $0.36     $ 0.37     $0.16     $ 0.23
  Book value.....................................    --        --       $ 3.58      --       $ 3.87


- ---------------

(1) MNI net income per share and book value per share assumes the conversion of the MNI Preferred Stock into MNI Common Stock for all periods presented.

(2) The pro forma combined book value per share assumes the Merger took place on June 30, 1994 and December 31, 1994 and combines CMI's June 30, 1994 and December 31, 1994 balance sheet data with MNI's June 30, 1994 and December 31, 1994 balance sheet data. The pro forma combined net income per share assumes that the Merger took place as of the beginning of each of the periods presented and combines CMI's historical consolidated statement of operations data for the year ended June 30, 1994 and for the six months ended December 31, 1994 with MNI's historical consolidated statement of operations data for the year ended June 30, 1994 and for the six months ended December 31, 1994, respectively.


(3) Had the acquisition of TTS been consummated on July 1, 1993, the pro forma combined earnings per share data would have been $0.89 per share for the year ended June 30, 1994 and $.30 per share for the six months ended December 31, 1993, on both a primary and fully diluted basis. See Note 6 of "Notes to Pro Forma Combined Condensed Financial Statements" included herein. The per share data on an equivalent pro forma combined basis per MNI share would have been $0.31 per share for the year ended June 30, 1994, and $0.11 per share for the six months ended December 31, 1993, on both a primary and fully diluted basis.

PRICE RANGE OF COMMON STOCK

     CMI. The Common Stock of California Microwave, Inc. is quoted on the Nasdaq National Market under the symbol "CMIC." As of January 31, 1995, there were approximately 2,000 record holders of CMI Common Stock. The following table sets forth the range of high and low prices for CMI Common Stock on the Nasdaq National Market for the periods indicated.


                                                                             HIGH        LOW
                                                                            -------     ------
Fiscal 1993
  First quarter...........................................................  $14.25      $ 9.00
  Second quarter..........................................................  $17.75      $10.25
  Third quarter...........................................................  $18.125     $12.75
  Fourth quarter..........................................................  $20.75      $13.25
Fiscal 1994
  First quarter...........................................................  $29.00      $17.25
  Second quarter..........................................................  $31.25      $21.00
  Third quarter...........................................................  $27.50      $19.25
  Fourth quarter..........................................................  $24.00      $16.50
Fiscal 1995
  First quarter...........................................................  $26.00      $20.75
  Second quarter..........................................................  $38.25      $24.25
  Third quarter (through February 10, 1995)...............................  $39.75      $28.50


     On January 31, 1995, the last trading day prior to the first public announcement by CMI and MNI of the proposed merger, the closing price of CMI Common Stock as reported on the Nasdaq National Market was $29.00 per share.

     MNI. No established public trading market exists for MNI Capital Stock. In May, October and December 1994, MNI granted options to acquire MNI Common Stock to employees of MNI, including executive officers, at a price of $0.95, $1.45 and $6.00, per share, respectively, which the Board of Directors of MNI believed was a reasonable estimate of the fair market value of MNI Common Stock on such dates. At its January 31, 1995 meeting, the MNI Board of Directors determined that the fair market value of each share of MNI Common Stock was approximately $6.00, after taking into consideration the Exchange Ratio and applying an approximate 40% discount based upon the present illiquidity of such stock.

     CMI follows the policy of reinvesting all earnings to finance expansion of its business and has paid no cash dividends. MNI has paid no cash dividends.

                                  RISK FACTORS

     The following factors should be considered carefully with the information provided elsewhere in this Prospectus/Proxy Statement in evaluating the proposals to be voted on at the Special Meetings and the acquisition of the securities offered hereby.


     Integration of Certain Operations; Potential Effect on CMI Common
Stock. CMI and MNI have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits for the combined companies. See "The Merger and Related Transactions." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, partial integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on CMI's results of operations and financial conditions.



     Fluctuations in Quarterly Results. CMI and MNI have experienced and will in the future experience significant fluctuations in sales and operating results from quarter to quarter. Factors that could cause CMI's and MNI's sales and operating results to vary significantly from period to period include: mix of systems and products sold; timing of significant orders and deliveries of new and existing products and systems, particularly in the case of MNI, whose quarterly sales have historically included a substantial portion of orders received during the quarter; acquisitions; receipt of documents to support export shipments, such as export licenses and letters of credit; fluctuating market demand; price competition; new product introductions by competitors; fluctuations in foreign currency exchange rates; disruptions in delivery of components or subsystems; political instability; regulatory developments; general economic conditions; and other factors described in this section. In certain of CMI's and in MNI's operations, inventory levels are established, and expenditures are made, based upon forecasted demand as well as on customer orders, and CMI and MNI may be limited in their ability to reduce inventory and expenses if such forecasted demand is not realized. In addition, a limited number of customers have accounted for and are likely to continue to account for a substantial portion of MNI's sales, and the loss of any such key customer could have a material adverse effect on MNI's results of operations in any quarter. See "CMI Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and "--Historical Quarterly Results" and "MNI Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."


     Dependence on Component Availability, Subcontractor Performance and Key Suppliers. On-time delivery of CMI's and MNI's products is dependent upon the availability of quality components and subsystems used by CMI and MNI in its products. CMI and MNI depend in part upon subcontractors to manufacture and deliver certain items in a timely and satisfactory manner. CMI and MNI obtain certain components and subsystems from single, or a limited number of, sources. MNI in particular is dependent upon single source suppliers for a key component of its radios. CMI and MNI operate without a substantial inventory of components and subsystems but believe that most components and subsystems are available from existing or alternative suppliers and subcontractors. A significant interruption in the delivery of such items could have a material adverse effect on CMI's and MNI's results of operations. See "Information Concerning CMI--Manufacturing" and "Information Concerning MNI--Manufacturing and Suppliers."

     Competition and Changing Technology. Competition is intense and increasing among providers of telecommunications equipment and systems. CMI's and MNI's products compete with other microwave-based telecommunications products and alternative telecommunications transmission media, including copper cable and fiber optic cable. See "Information Concerning CMI--Telecommunications Industry Overview." CMI and MNI believe that competition in their markets is based primarily on price, performance, reputation, on-time delivery, reliability and customer support. Many of CMI's and MNI's competitors have significantly greater financial, marketing and operating resources than CMI and MNI. In addition, certain of CMI's and MNI's customers have technological capabilities in CMI's and MNI's product areas and could choose to replace CMI's and MNI's products with their own. See "Information Concerning CMI--Competition" and "Information Concerning MNI--Research and Development," "--Competition," "--Regulation" and "--Patents and Licenses."

     The technology underlying CMI's and MNI's products is subject to change. CMI's and MNI's continued success will depend in part upon their ability to develop and introduce competitive products and to bring those products to market in a timely manner.

     Regulation. Radio communications, including satellite communications, are subject to regulation by United States and foreign laws and international treaty. CMI's and MNI's equipment must conform to domestic and international requirements established to avoid interference among users of microwave frequencies and to permit interconnection of equipment. In addition, CMI and MNI are affected to the extent that domestic and international authorities regulate the allocation of the radio frequency spectrum. Equipment to support new services can be marketed only if permitted by suitable frequency allocations and regulations, and the process of establishing new regulations is complex and lengthy. See "Information Concerning CMI-- Regulation" and "Information Concerning MNI--Regulation."


     U.S. Government Business. CMI's U.S. government business, which accounted for 28% and 31% of total sales for the years ended June 30, 1994 and 1993, respectively, is subject to various risks, including unpredictable reductions in funds available for CMI's projects and contract termination at the convenience of the government. A significant portion of CMI's U.S. government business is also subject to reduction or termination due to government policy changes. See "Information Concerning CMI--Intelligence Systems."



     International Sales. CMI's international sales represented 42% and 41% of total sales for the years ended June 30, 1994 and 1993, respectively. MNI's international sales represented 93% of total sales for such years. CMI and MNI expect that international sales will continue to grow. These sales expose CMI and MNI to certain risks, including the difficulty and expense of staffing and maintaining foreign sales distribution channels, barriers to trade, fluctuations in foreign currency exchange rates, political instability, availability of suitable export financing, export license requirements and other U.S. and foreign regulations that may apply to the export of CMI's and MNI's products. CMI and MNI attempt to reduce the risk of doing business in foreign countries by seeking contracts denominated in dollars, advance payments and irrevocable letters of credit in their favor. CMI also seeks to reduce that risk by currency hedging. MNI's business is currently concentrated in emerging markets in developing countries. A significant portion of MNI's sales are in Mexico. Sales to customers in Mexico accounted for 44% of total sales in fiscal year 1994 and 17% for the six months ended December 31, 1994. The recent devaluation of the Mexican peso will increase the cost in U.S. dollars of MNI's products in that country and the uncertainty of the peso may cause some customers to delay new orders or payment for existing orders. The long-term impact of such devaluation, including any possible effect on the business outlook in other developing countries, cannot be predicted. See "Information Concerning CMI--Strategy" and "Information Concerning MNI--Key Markets" and "--Sales and Marketing."



     Reliance Upon In-Country Partners. In order to address the unique political, technical and regulatory issues in MNI's target markets, MNI strives to develop relationships with in-country partners who can provide the required local resources and business contacts to establish a competitive position in those markets. MNI's ability to compete successfully in foreign countries is dependent in part on MNI's obtaining and retaining reliable and experienced in-country partners to provide sales and support services in such countries. MNI does not have long-term contractual relationships with any of its in-country partners and, therefore, has no assurances of a continuing relationship within a given market. See "Information Concerning MNI--Strategy."



     Customer Concentration. MNI has historically relied upon major orders from a small number of customers for a large portion of its revenues. Approximately 47% and 54% of MNI's revenues in fiscal year 1994 and for the six months ended December 31, 1994, respectively, were derived from sales of products to MNI's three largest customers. MNI's sales in each of the last three years have been concentrated among a relatively small number of customers, and the specific customers have changed from year to year. It is the nature of MNI's business that the projects in which it is involved (telephone networks for a national telephone company, for example) are large in relation to its own revenues. Therefore, MNI must replace completed projects with new projects regularly. There is no assurance that it can continue to do so, and if it were to fail to obtain a sufficient number of such new projects in the future, it could have a material adverse effect on its business and results of operations. See "Information Concerning MNI--Sales and Marketing."



     Organization; Dependence on Key Personnel. CMI is decentralized, which CMI believes has the advantage of fostering responsiveness to particular markets and customers. This structure leaves CMI with less central control over the operations of its divisions and subsidiaries. CMI's and MNI's success is dependent upon the continued contributions of their respective key management personnel. Many of CMI's key personnel would be difficult to replace and most are not subject to employment or noncompetition agreements. CMI's growth and future success will depend in large part upon its ability to attract and retain highly qualified management, engineering, sales and marketing personnel. Competition for such personnel from other companies, academic institutions, government entities and other organizations is intense. There can be no assurance that CMI will be successful in hiring or retaining such personnel. Certain executive officers of MNI will enter into employment agreements in connection with the Merger. See "Information Concerning CMI--Strategy" and "--Executive Officers and Directors" and "Terms of the Merger--Employment Agreements and Covenants Not to Compete."

                                  INTRODUCTION

     This Prospectus/Proxy Statement is furnished in connection with the solicitation by California Microwave, Inc. and Microwave Networks Incorporated of proxies to be voted at the special meetings of their respective stockholders (the "Special Meetings"), which will be held on March 16, 1995 at 9:00 a.m., at CMI's principal executive offices located at 985 Almanor Avenue, Sunnyvale, California, and at 9:00 a.m. at MNI's principal executive offices, located at 10795 Rockley Road, Houston, Texas, respectively. This Prospectus/Proxy Statement is also furnished to MNI stockholders in connection with the issuance by CMI of the CMI Common Stock in connection with the Merger described herein. This Prospectus/Proxy Statement and related Notice of Special Meeting of Stockholders and Proxy are first being sent to stockholders of CMI and MNI on or
about February   , 1995.

     The principal executive offices of CMI are located at 985 Almanor Avenue, Sunnyvale, California 94086, and its telephone number at that address is (408) 732-4000. The principal executive offices of MNI are located at 10795 Rockley Road, Houston, Texas 77099-3571 and its telephone number at that address is
(713) 495-7123.

     The information set forth in this Prospectus/Proxy Statement concerning CMI has been furnished by CMI. The information set forth in this Prospectus/Proxy Statement concerning MNI has been furnished by MNI.

     This Prospectus/Proxy Statement contains certain information set forth more fully in the Agreement and Plan of Reorganization and Merger attached hereto as Appendix A and the Agreement of Merger attached hereto as Appendix B, and is qualified in its entirety by reference to such documents, each of which is hereby incorporated herein by reference. In deciding whether to vote for or against the proposal to approve the Merger, each stockholder of CMI and MNI should carefully read all of these documents.

                               VOTING AND PROXIES

DATE, TIME AND PLACE OF SPECIAL MEETINGS

     At the CMI Special Meeting, the stockholders of CMI will consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the issuance of shares of CMI Common Stock in connection with the Merger Agreement. At the MNI Special Meeting, the stockholders of MNI will consider and vote upon a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, (i) Acquisition Corp. will merge with and into MNI (the "Merger"), with MNI remaining as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of CMI, and (ii) the holders of the common stock, $.01 par value per share (the "MNI Common Stock") and of the preferred stock, $.01 par value per share (the "MNI Preferred Stock" and, together with the MNI Common Stock, the "MNI Capital Stock"), of MNI will receive, for each share of MNI Capital Stock (other than shares, if any, as to which dissenters' rights have been exercised pursuant to Texas law), that number of shares of CMI Common Stock determined by dividing 3,350,000 (the "Numerator") by the total number of shares of MNI Capital Stock outstanding immediately prior to the closing (including for this purpose any MNI Capital Stock issuable under then outstanding options, warrants or other convertible securities) and rounding the quotient thereof off to the nearest ten-thousandth (.0001). Notwithstanding the foregoing, (i) MNI has the right to terminate the Merger Agreement if the average closing price of CMI Common Stock on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the date of the CMI Special Meeting ("Final Closing Price") is less than $30.00 (as reported by Nasdaq), provided that if MNI exercises this right, the termination shall not be effective if CMI agrees to increase the Numerator to the number which when multiplied by the Final Closing Price equals $100,500,000, and (ii) CMI has the right to terminate the Merger Agreement if the Final Closing Price is more than $41.375, provided that if CMI exercises this right, the termination shall not be effective if MNI agrees to decrease the Numerator to the number which when multiplied by the Final Closing Price is equal to $138,606,250. Such decisions to terminate, or to change the Numerator, would be within the discretion of the Boards of Directors of MNI or CMI, respectively. The number of shares of CMI Common Stock into which each share of MNI Capital Stock is converted is referred to herein as the "Exchange Ratio." In addition, for each whole share of CMI Common Stock received by a MNI stockholder, such stockholder will receive one Common Share Purchase Right which permits the purchase of certain shares of CMI Common Stock upon the occurrence of certain events generally associated with an unsolicited attempt to take over CMI. See "Description of CMI Common Stock." The CMI Special Meeting will be held at CMI's corporate headquarters, 985 Almanor Avenue, Sunnyvale, California at 9:00 a.m. on March 16, 1995. The MNI Special Meeting will be held at MNI's corporate offices, located at 10795 Rockley Road, Houston, Texas on March 16, 1995 at 9:00 a.m.

     Upon the Merger becoming effective, each then outstanding option to purchase shares of Common Stock of MNI will be assumed by CMI (the "Assumed Options"). Each Assumed Option will be converted into an option to purchase that number of shares of CMI Common Stock as is equal (subject to rounding) to the number of shares of MNI Common Stock that were subject to such option immediately prior to the Merger, multiplied by the Exchange Ratio. The exercise price for Assumed Options will be adjusted to an exercise price per share equal (subject to rounding) to the exercise price per share of the specific option immediately prior to the Merger divided by the Exchange Ratio.

RECORD DATE AND OUTSTANDING SHARES

     CMI Common Stock

     Stockholders of record of CMI Common Stock at the close of business on February 13, 1995 (the "Record Date") are entitled to notice of and to vote at
the CMI Special Meeting. At the Record Date, approximately      CMI stockholders
were holders of record and           shares of CMI Common Stock were issued and
outstanding. Except for the stockholders identified under "Information Concerning CMI--Security Ownership of Directors, Executive Officers and Principal Stockholders" there were no persons known to the management of CMI to be the beneficial owners of more than 5% of the outstanding CMI Common Stock.

     MNI Capital Stock

     Stockholders of record of MNI Capital Stock at the close of business on the Record Date are entitled to notice of and to vote at the MNI Special Meeting. At
the Record Date, there were approximately      MNI stockholders of record, and
          shares of MNI Capital Stock issued and outstanding. Except for the stockholders identified under "Information Concerning MNI--Principal Stockholders," there were no persons known to the management of MNI to be the beneficial owners of more than 5% of the outstanding MNI Capital Stock (assuming conversion of all shares of MNI Preferred Stock).

VOTING OF PROXIES

     All properly executed proxies that are not revoked will be voted at the respective Special Meetings in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted for approval of the Merger Agreement and related transactions in accordance with the recommendation of the Boards of Directors of CMI and MNI. Any stockholder signing a proxy has the power to revoke it prior to the Special Meeting or at the Special Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by delivering a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

VOTE REQUIRED

     Under the rules of the National Association of Securities Dealers, Inc. applicable to issuers of securities quoted on the Nasdaq National Market, CMI is required to obtain stockholder approval of any plan or arrangement, such as the Merger Agreement, if the number of shares of the issuer's common stock to be issued pursuant to such plan or arrangement will equal or exceed 20% of the number of shares of the issuer's common stock outstanding before such issuance. No approval of the Merger Agreement by CMI stockholders is required under Delaware or Texas law. Approval of the Merger Agreement by MNI stockholders is required under Texas law.


     Approval of the Merger Agreement requires (i) the affirmative vote of a majority of the shares of the CMI Common Stock present in person or represented by proxy and entitled to vote at the CMI Special Meeting (shares as to which brokers holding shares in street name for customers have not received direction or discretionary authority from their customers are considered shares not entitled to vote with respect to this matter, but are considered shares that are present for purposes of determining a quorum) and (ii) the affirmative vote of two-thirds of the outstanding shares of MNI Common Stock and two-thirds of each of the Series A, Series B and Series C MNI Preferred Stock, voting as separate series. As a consequence, abstentions at the CMI and MNI Special Meetings will have the effect of a negative vote. Stockholders beneficially owning approximately 59% of the outstanding shares of MNI Capital Stock (75.3% of the MNI Common Stock; 68% of the Series A MNI Preferred Stock; 52.8% of the Series B MNI Preferred Stock; and 47.6% of the Series C MNI Preferred Stock) have agreed to vote in favor of the Merger subject to certain limitations. See "The Merger and Related Transactions--Voting Agreements." Consummation of the Merger is subject to approval of the CMI and MNI stockholders and of a number of other conditions. The directors of CMI, who beneficially own 328,330 shares of the outstanding CMI Common Stock (2.60% of such stock), intend to vote in favor of the Merger. See "Terms of the Merger--Conditions to the Merger."


     If any other matters are properly presented for consideration at either the CMI Special Meeting or the MNI Special Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone either meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to any such solicitation by either company may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the relevant company at or before the taking of the vote at the Special Meeting of such company, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of such company, before the taking of the vote at the Special Meeting of such company, or (iii) attending that Special Meeting and voting in person (although attendance at that Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered as appropriate to (i) CMI at 985 Almanor Avenue, Sunnyvale, California 94086,
Attention: Secretary, or hand-delivered to the Secretary of CMI, in each case at or before the taking of the vote at the CMI Special Meeting, or (ii) MNI at 10795 Rockley Road, Houston, Texas 77099, Attention: Secretary, or hand-delivered to the Secretary of MNI, in each case at or before the taking of the vote at the MNI Special Meeting.

DISSENTERS' RIGHTS

     Stockholders of MNI who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by the Texas Business Corporation Act, exercise dissenters' rights and receive cash for their shares. The failure of a dissenting stockholder of MNI to follow the appropriate procedures may result in the termination or waiver of such rights. See "Terms of the Merger--Dissenters' Rights."

SOLICITATION OF PROXIES AND EXPENSES

     Each of CMI and MNI will bear the cost of the solicitation of proxies from their respective stockholders. In addition to solicitation by mail, the directors, officers and employees of CMI and MNI may solicit proxies from stockholders by telephone, telegram, letter or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by CMI's stockholders, and CMI will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. CMI has retained Corporate Investor Communications to aid in the solicitation of proxies and to distribute materials to brokerage houses, banks, custodians and other nominee holders. CMI will bear the entire cost of the fee payable to Corporate Investor Communications for its services, estimated not to exceed $5,000, and will reimburse such firm for certain out-of-pocket expenses.

     THE BOARDS OF DIRECTORS OF CMI AND MNI HAVE UNANIMOUSLY CONCLUDED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF SUCH COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF EACH COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF SUCH COMPANY VOTE IN FAVOR OF THE MERGER AGREEMENT.

                      THE MERGER AND RELATED TRANSACTIONS

     The detailed terms of, and conditions to, the Merger are contained in the Agreement and Plan of Reorganization and Merger and the Agreement of Merger, copies of which are attached to this Prospectus/ Proxy Statement as Appendix A and Appendix B, respectively, and incorporated herein by reference. The statements made in this Prospectus/Proxy Statement with respect to the terms of the Merger and related transactions are qualified in their entirety by the text of those agreements, collectively referred to herein as the "Merger Agreement."

JOINT REASONS FOR THE MERGER

     The Boards of Directors of CMI and MNI, in voting to recommend the proposed Merger, identified a number of potential benefits that they believe will contribute to the success of the combined companies. These potential benefits are outlined below. There can be no assurance that any of these potential benefits will be realized.

     - Increased International Market Share.

     CMI and MNI believe that the Merger will enhance their ability to compete in the international marketplace.

     - Complementary International Presence.

     The international sales of CMI and MNI are geographically complementary. Nearly all of MNI's sales have been international, with the majority of such sales in Latin America, Eastern Europe and Asia/Pacific, while CMI's wireless sales have been concentrated in the U.S. and in Western Europe.

     - Increased Customer Base and Channels of Distribution.

     Together CMI and MNI will benefit from a larger installed customer base, which should present opportunities for repeat business and greater opportunities for marketing other wireless products.

     - Cost Efficiencies and Operating Synergies.

     CMI and MNI believe that through combining their operations they should achieve efficiencies in sales, marketing, product development and support, enabling them to compete more effectively. Together CMI and MNI should benefit from increased economies of scale in their manufacturing operations and purchasing activities, and with their combined resources should be able to reduce product development time.

     - Increased Manufacturing Capacity.


     CMI and MNI should benefit from increased manufacturing capacity, more manufacturing flexibility and more efficient capacity utilization.


ADDITIONAL REASONS FOR THE MERGER--CMI

     The Board of Directors of CMI believes that the following are additional benefits of the Merger and the related acquisition of MNI's capabilities:

     - Expanded Global Presence for CMI.


     The Merger should enable CMI to expand its international wireless sales because of MNI's established presence in certain markets, particularly Latin America, Eastern Europe and Asia/Pacific. The Merger will more quickly establish CMI's presence in these high growth potential, developing country markets. In addition, CMI should benefit from MNI's established sales and service offices in China, Mexico, Singapore and the U.K., and MNI's product development activity in Australia.


     - Increased Presence in Wireless Markets.

     The Merger will result in an increased share of the global wireless market and, in particular, the international cellular market, for CMI by adding MNI's product lines to those of CMI.

     - Increased International Distribution.

       The Merger will substantially expand CMI's network of international sales representatives and distributors, offering increased opportunities to sell CMI's products.

     - Improved Business Mix.

     The Merger will increase the wireless portion of CMI's business mix. Wireless has been targeted by CMI as a business sector with numerous opportunities because of its rapid growth and relatively fragmented nature.

ADDITIONAL REASONS FOR THE MERGER--MNI

     The Board of Directors of MNI believes that the following are additional benefits of the Merger and the related acquisition of MNI's capabilities by CMI:

     - Access to CMI's Established Customer Base.

     The Merger will provide MNI access to CMI's established customer relationships, which should allow MNI to sell more of its products.

     - Access to CMI's Technology.

     The Merger will provide MNI access to CMI's technology, which will create opportunities to improve product performance and cost.

     - Availability of Greater Resources to Support MNI's Growth.

     MNI's management believes that MNI will be better positioned to compete as part of a larger, more integrated company than as a smaller independent company.


     - Provision of Liquidity to MNI Stockholders.


     The Merger will be a means by which MNI stockholders and option holders will be able to obtain greater liquidity for their equity interests by reason of their receipt of registered shares of CMI Common Stock. The Merger was considered in view of available alternatives, and the Board of Directors of MNI concluded that the Merger will provide MNI stockholders value for their shares that is at least equivalent to that which they might obtain as a result of an initial public offering that had been under consideration. In addition, the Merger is expected to constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

BACKGROUND


     CMI and MNI are both in the wireless communications equipment business. Accordingly, each had been acquainted with the market presence, product reputation and management of the other. During the spring of 1993, Philip F. Otto, CMI's President and Chief Executive Officer, and other members of CMI management reviewed CMI's position in the international microwave radio market, and decided that it would be appropriate to approach MNI to explore whether it had an interest in a business combination or other arrangement with CMI.


     Following up on this decision, in the spring of 1993, a representative of Bear Stearns contacted Arthur W. Epley, III, MNI's Chief Executive Officer, on behalf of CMI for the purpose of ascertaining whether MNI had an interest in a business combination. As a result of that contact, Mr. Otto was informed by the Bear Stearns representative that MNI's Board of Directors was in the early stages of exploring alternatives for MNI's future, including the possibility of future public or private financing, and business combinations.

     In May 1993, Mr. Otto contacted Mr. Frank LaHaye, a member of MNI's Board of Directors and a general partner of Peregrine Ventures, a venture capital firm with holdings in MNI, to arrange a meeting between representatives of CMI and MNI. Mr. Otto and Mr. LaHaye met on May 14, 1993 at CMI's corporate offices in Sunnyvale, California to discuss MNI. Following that meeting, Mr. Otto contacted Mr. Epley and was invited to visit MNI to meet with Mr. Epley, to tour MNI's facilities and to discuss areas of mutual interest between MNI and CMI.

     On June 11, 1993, MNI executed an engagement letter with the investment banking firm of Hambrecht & Quist Incorporated ("H&Q"), whereby H&Q was retained to advise MNI in connection with financial strategies of the Company, including the potential sale of MNI. Immediately thereafter, H&Q contacted Mr. Otto and arranged a meeting which took place on June 14 or 15, 1993, at which Mr. Otto and H&Q discussed the potential of a business combination.


     On June 16, 1993, CMI and MNI entered into a Confidential Non-disclosure Agreement and Mr. Otto visited MNI's corporate facilities in Houston, Texas, where he met with Mr. Epley. During that visit, Mr. Epley discussed the status of MNI's business, its strategy and its immediate and long-term prospects. Similarly, Mr. Otto reviewed CMI's recent corporate history and future plans. It was agreed that the businesses of the two companies were complementary, with little overlap in the geographic area of markets served. At the conclusion of this visit, Mr. Otto and Mr. Epley agreed to consider, over time, the advisability of establishing a more formal relationship. In late July 1993 H&Q furnished CMI with an executive summary of operations of MNI.



     On July 28, 1993, CMI executed a letter of intent to acquire TeleSciences Transmission Systems, Inc. ("TTS"), a wholly owned subsidiary of TeleSciences, Inc. On August 18, Bear Stearns notified H&Q of the letter of intent, and on August 23 Mr. Otto notified H&Q that CMI expected to be preoccupied with the TTS transaction. The TTS acquisition was completed in October 1993. From August 1993 through May 1994, CMI's attention was focused on completing the acquisition of TTS and integrating its operations with those of CMI. However, on October 8, 1993 Mr. Otto met with H&Q, reviewed the status of the TTS transaction, and expressed CMI's continuing interest in H&Q's activities with MNI.



     In December 1993, MNI approached representatives of MRC, a subsidiary of CMI, to discuss the sale to MNI of certain subsystems for MNI's 38 GHz digital microwave radio under an "original equipment manufacturer" ("OEM") agreement. As a result of these discussions, MRC and MNI entered into an OEM agreement on March 8, 1994. MNI pursued the OEM agreement with MRC because it was experiencing growing demand for a 38 GHz radio in its markets and it would be advantageous to incorporate MRC's subsystem into its product rather than to develop it independently. MNI felt that an OEM agreement with MRC was appropriate because MRC is a recognized world leader in high quality 38 GHz radios and MRC's subsystem was compatible with MNI's line of radios with only minor modifications.


     In April 1994, H&Q called Mr. Otto to review the status of their activities with MNI. Mr. Otto expressed interest in learning about the current operating performance of MNI, and on May 2, 1994, H&Q made several calls to Mr. Otto and other CMI representatives to discuss MNI's performance and the potential business fit between the companies.


     On May 23, 1994, Mr. Epley sent a letter to Mr. Otto outlining the benefits of a possible merger of the two companies. Arrangements were made for Mr. Epley and representatives of H&Q to visit CMI's corporate headquarters in Sunnyvale, California on June 14, 1994 to meet with Mr. Otto, as well as several other CMI executives including Dr. Douglas H. Morais, President of CMI's Wireless Products Group. During that visit the potential operating synergies that might result from a merger of the companies were discussed. However, in late June 1994, CMI informed MNI that it did not wish to proceed further with discussions at that time. That decision not to proceed was based in part on concerns regarding MNI's recent operating results and CMI's then inability (based in part on constraints arising out of the time being spent on the integration of TTS) to define adequately a plan for integrating MNI with the various components of CMI's Wireless Group, including the newly acquired TTS.


     In September 1994, Dr. Morais contacted Mr. Epley to suggest that it might be mutually beneficial to explore once again the idea of a merger, if warranted by both MNI's and CMI's current operating results and outlook. Representatives of H&Q met with Mr. Otto, Dr. Morais and other representatives of CMI on November 9, 1994 to update CMI regarding MNI's operational status and to explore further the possibility of a business combination. It was learned at that meeting that MNI's operating results and business outlook had substantially improved.

     Between November 9, 1994 and November 28, 1994 discussions between representatives of CMI, MNI and H&Q continued. On November 28, 1994 at a special meeting of the Board of Directors of CMI in Sunnyvale, California, Mr. Otto discussed with the Board the possible combination of CMI and MNI and the

Board authorized Mr. Otto to continue discussions with MNI. On November 30, 1994, Mr. Otto sent a letter to Mr. Epley outlining terms under which CMI would consider exchanging CMI Common Stock for all of the shares of MNI Capital Stock.

     On December 1, 1994, the MNI Board of Directors held a regular meeting at MNI's Houston facility. At the meeting, the Board considered an initial public offering. The Board also considered the November 30, 1994 CMI letter, but concluded that more value could be achieved for the MNI shareholders through an initial public offering. The Board selected investment bankers for an initial public offering and authorized beginning the process of filing a registration statement with the SEC covering the initial public offering of its common stock.


     On or about December 5, 1994, management of CMI and MNI agreed to meet once again to assess the idea of a merger and to review the business prospects of MNI in more detail. This meeting was held at MNI's offices in Houston on December 8, 1994, between Mr. Otto, Dr. Morais, Mr. Epley, Carl B. Frampton, MNI's Chief Operating Officer and Chief Financial Officer, and H&Q. On December 14, 1994, Mr. Otto discussed with Bear Stearns the possibility of engaging Bear Stearns as its financial advisor for a potential transaction with MNI, and Bear Stearns was so engaged on December 15, 1994. On December 19 and 20, 1994, Dr. Morais and other representatives of CMI visited MNI's facility in Houston for a further review of operations. As a result of these meetings with MNI management and consultations with Bear Stearns, CMI concluded that the value of MNI was substantially greater than had previously been assessed.


     From December 15, 1994, representatives of Bear Stearns and H&Q continued to contact each other to assess the viability and terms of a potential merger. There were also several telephone discussions on this subject between representatives of CMI and MNI.

     On December 21, 1994, officers of MNI met with representatives of H&Q and two other investment banks, and their respective attorneys in the initial "all hands" meeting in connection with MNI's proposed initial public offering. On January 5, 1995, another such meeting was held.

     On January 4, 1995, the CMI Board of Directors held a special meeting. At the meeting the Board ratified the engagement of Bear Stearns and the management of CMI and representatives of Bear Stearns reviewed the business prospects and valuation of MNI. The Board authorized CMI management to continue to explore the possibility of acquiring MNI. Following the meeting, Bear Stearns and H&Q and members of the management of CMI and MNI continued discussions on a daily basis. Between January 5 and January 11, 1995, proposals were exchanged through Bear Stearns and H&Q. The MNI Board of Directors held a Special Meeting on January 6, 1995 to receive an update from H&Q as to the status of the negotiations and to consider the various proposals. The MNI Board had a special meeting on January 9, 1995 to further consider the various proposals.


     On January 11, 1995, the parties concluded that they had reached a point in their discussions of the terms of a potential merger where they felt comfortable with proceeding directly to the negotiation of a definitive agreement of merger. At this time, MNI notified its investment bankers that it was suspending activity concerning the initial public offering. The drafting of a definitive agreement commenced immediately and representatives of management of CMI and MNI and their counsel met at the Houston offices of MNI for the purpose of negotiating the agreement. At CMI's next regularly scheduled Board meeting, which was held on January 19, 1995, management advised the Board as to the status of negotiations with MNI, and the CMI Board of Directors authorized its officers to continue negotiations with MNI's management with a view to presenting a definitive agreement to the Board for its approval. Meetings of CMI and MNI management representatives and their respective accountants and attorneys were held between January 23 and 30, 1995 to investigate MNI and CMI and prepare various documents in connection with the proposed merger.


     On January 31, 1995, the Boards of Directors of both CMI and MNI met separately to consider the Merger. Both Boards of Directors unanimously approved the Merger Agreement.

FINANCIAL ADVISOR

     The Board of Directors of CMI selected Bear Stearns as its financial advisor in connection with the transactions contemplated by the Merger Agreement. Bear Stearns was selected by the Board of Directors of CMI because of its qualifications and expertise in providing advice to companies in the communications and technology industries, as well as its reputation as an internationally recognized investment banking firm. In addition, Bear Stearns served as the managing underwriter in CMI's two most recent underwritten public offerings of securities, both of which occurred in 1993, for which Bear Stearns received customary compensation.

     At the request of CMI, Bear Stearns has delivered written opinions to the
Board of Directors of CMI, dated January 31, 1995 and February   , 1995 (the
"Bear Stearns Opinions"), to the effect that, as of each such date, the Merger was fair, from a financial point of view, to the stockholders of CMI.

     THE FULL TEXT OF THE OPINION OF BEAR STEARNS DATED FEBRUARY   , 1995 IS
ATTACHED AS APPENDIX D TO THIS PROSPECTUS/PROXY STATEMENT. CMI STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROSPECTUS/PROXY STATEMENT FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY BEAR STEARNS.

     The Bear Stearns Opinions address only the fairness of the Merger from a financial point of view to the stockholders of CMI as of the dates set forth therein and do not constitute a recommendation to any stockholder of CMI as to how such stockholder should vote with respect to the approval of the Merger
Agreement. The summary of the opinion of Bear Stearns dated February   , 1995
set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     Although Bear Stearns evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, in rendering its opinions, Bear Stearns did not recommend the specific consideration to be paid in the Merger. The consideration to be received by MNI's stockholders as a result of the Merger was determined by negotiation between MNI and CMI after consultation by each of such parties with their respective financial advisors.

     In connection with rendering its opinion dated February   , 1995, Bear
Stearns, among other things: (i) reviewed this Prospectus/Proxy Statement in substantially the final form to be sent to the stockholders of CMI; (ii) reviewed the Merger Agreement; (iii) reviewed MNI's audited consolidated financial statements for the fiscal years ended June 30, 1991 through 1994, and its unaudited consolidated financial statements for the six month periods ended December 31, 1993 and 1994; (iv) reviewed CMI's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1992 through 1994, and its Quarterly Reports on Form 10-Q for the periods ended September 30, 1994 and December 3, 1994; (v) reviewed certain operating and financial information, including projections, provided by the managements of CMI and MNI relating to their respective business prospects, which projections are based upon certain assumptions, many of which are beyond the control of such companies (the "CMI Management Projections" and the "MNI Management Projections," respectively, and collectively, the "Projections"); (vi) met with certain members of MNI's senior management to discuss MNI's operations, historical financial statements and future prospects, and their views of the business, operational and strategic benefits, potential synergies (including revenue enhancements and cost savings) and other implications of the Merger; (vii) met with certain members of CMI's senior management to discuss CMI's operations, historical financial statements and future prospects, their views with respect to the operations, historical financial statements and future prospects of MNI, and their views of the business, operational and strategic benefits, potential synergies (including revenue enhancements and cost savings) and other implications of the Merger; (viii) reviewed the pro forma financial impact of the Merger on CMI; (ix) reviewed the historical prices and trading volumes of CMI Common Stock; (x) reviewed publicly available financial data and stock market performance data of other companies that it deemed generally comparable to CMI and MNI; (xi) reviewed the financial terms of certain other recent acquisitions that it deemed generally comparable to the Merger; and (xii) conducted such other studies, analyses, inquiries and investigations that it deemed appropriate.

     Subject to the next two paragraphs, Bear Stearns relied upon and assumed without independent verification (i) the accuracy and completeness of all of the financial and other information provided to it for purposes of its opinions and
(ii) the reasonableness of Projections and the assumptions made by the managements of CMI and MNI with respect thereto and with respect to potential synergies that could be achieved upon consummation of the Merger. Bear Stearns did not make or seek to obtain appraisals of CMI's or MNI's assets or liabilities. Bear Stearns further relied upon the assurances of the managements of CMI and MNI that such managements were unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. The Bear Stearns Opinions are also necessarily based upon the economic, market and other conditions as in effect on, and the information made available to it as of, the date of each such opinion. Finally, Bear Stearns also assumed that the Merger would be accounted for in accordance with the pooling of interests method of accounting under the requirements of Accounting Principles Board Opinion No. 16.

     The following is a brief summary of certain of the financial analyses used by Bear Stearns in connection with providing its opinion dated January 31, 1995 to the Board of Directors of CMI. With respect to the projections of future business prospects of CMI and MNI used in certain of the analyses set forth below, Bear Stearns considered a variety of factors that could affect the achievability of the Projections and, in conjunction with CMI's management, developed alternative scenarios that were presented to the Board of Directors of CMI. In arriving at its Opinions, Bear Stearns did not ascribe a specific range of fair value to the CMI Common Stock, but made its determination on the basis of financial and comparative analyses, including (without limitation) those set forth below.

     In addition to its review of the results of the financial analyses described below, as noted above, Bear Stearns had conversations with management of CMI and MNI concerning the strategic implications of the Merger. Accordingly, Bear Stearns also assumed, based upon such conversations, that the combined entity resulting from the Merger might enjoy several strategic advantages over a stand-alone CMI, including (i) an increased presence in the wireless communication segment, (ii) the creation of an entity with a global market presence and broader product line, providing quicker access to the international cellular market, (iii) the addition of higher margin products and (iv) potential synergies and cost savings. However, Bear Stearns was not requested to opine as to, and the Bear Stearns Opinions did not address, the underlying business decision to proceed with the Merger.

     In connection with the delivery of its opinion dated February   , 1995,
Bear Stearns performed certain procedures to update certain of the analyses made in connection with the delivery of its earlier opinion and reviewed with CMI's and MNI's management the assumptions on which such analyses were based. The results of the valuation methods based upon such procedures and review were essentially the same as described below.

     Relative Contribution Analysis. Bear Stearns analyzed the pro forma contribution of each of CMI and MNI to the combined entity, if the Merger were to be consummated, and reviewed certain historical and estimated future operating and financial information including, among other things, sales, operating cash flow, operating income and net income of CMI and MNI, and the pro forma revenue, operating cash flow, operating income and net income of the combined entity resulting from the Merger based on the Projections. Such analyses did not take into account any potential synergies or cost savings that might be realized after the Merger or of any one-time transaction costs incurred in connection therewith. Bear Stearns noted that, based on the Projections and on sensitivity analyses performed by Bear Stearns thereon, for fiscal 1995, 1996 and 1997, CMI's contribution ranges from 85.4% to 90.0% of pro forma sales, from 77.2% to 89.2% of pro forma operating cash flow, from 75.6% to 89.2% of pro forma operating income, and from 75.2% to 89.3% of pro forma net income of the combined entity. In comparison, the CMI Stockholders immediately prior to the Merger will own approximately 81.9% of the pro forma fully diluted number of shares of the combined entity. Readers of this Proxy Statement/Prospectus should understand that although the foregoing analyses of certain projected financial information may have been helpful in reviewing a possible Merger, there can be no assurance that any such analyses will accurately reflect future performance.

     Pro Forma Merger Analysis. Bear Stearns analyzed per share estimates for 1995, 1996 and 1997 for both CMI and, on a pro forma basis, the combined entity after the consummation of the Merger, based on the Projections and on sensitivity analyses performed by Bear Stearns thereon. This analysis was performed without taking into account any potential synergies or cost savings that might be realized after the consummation of the Merger or any one-time transaction costs incurred in connection therewith. Such analysis showed accretion in the fully diluted earnings per share resulting from the Merger of 1.4% in 1995, and a range from 10.1% accretion to 7.6% dilution in the subsequent years analyzed. Readers of this Proxy Statement/Prospectus should understand that although the foregoing analyses of certain projected financial information may have been helpful in reviewing a possible Merger, there can be no assurance that any such analyses will accurately reflect future performance.

     Imputed Equity Acquisition Valuation Analysis. Bear Stearns derived a range of equity acquisition values for MNI. This reference range of values was based on (i) a comparable company analysis, (ii) a comparable acquisition analysis and (iii) a discounted cash flow analysis. The comparable company analysis involved an analysis of selected actual and estimated financial, operating and stock market information for CMI and MNI and selected wireless communications equipment companies (i.e., The Allen Group, Digital Microwave Corp., Glenayre Technologies, Motorola, Inc., Nokia Telecom, QUALCOMM, Inc. Spectrian Corporation and Tellabs). Bear Stearns observed that no company used in the above analysis as a comparison is identical to MNI. In particular, such companies have different product lines, product mixes and different proportions of domestic and international sales. The reference range of values was also based, among other factors, on certain other analyses performed by Bear Stearns, including, as noted above, an analysis of selected transactions Bear Stearns believed to be comparable to the Merger (i.e. Western Multiplex/Glenayre Technologies; Kalpana, Inc./Cisco Systems, Inc.; Megaherts Holding/U.S. Robotics, Inc.; Network Systems Corp./Storage Technology; Keptel, Inc./Antec Corporation; Radiation Systems, Inc./Comsat Corporation; VMX Inc./Octel Communications; Artel Communications/Chipcom Corp.; Telematics International/ECI Telecom Ltd.; Bytex Corp./Network Systems Corp.; TeleSciences/CMI; Octocom Systems/Telebit Corp.). Bear Stearns observed that (except for CMI) no company used in the above analysis as a comparison is identical to MNI or CMI. In particular, such companies have different product offerings and market positions than either CMI or MNI.

     Based upon a range of values for MNI determined using the foregoing analyses, Bear Stearns derived an imputed reference range of equity acquisition values per share for the MNI Capital Stock. After taking into account the Exchange Ratio and the average closing sale price for the CMI Common Stock over the fifteen trading day period ended January 27, 1995, Bear Stearns determined that the imputed purchase price on such date for the MNI Capital Stock in the Merger would be within the range of per share equity values described above.

     Other Analyses. Bear Stearns conducted such other analyses as it deemed necessary, including an analysis regarding the potential effects of changes in the P/E multiple for the combined entity following the Merger on such entity's stock price and other related matters, the review of selected investment research reports on, and earnings estimates for, CMI, the analysis of available information regarding the stock ownership of CMI and MNI, and trailing price information for CMI.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Bear Stearns' opinion. In arriving at its opinions, Bear Stearns considered the results of all such analyses. The analyses were prepared solely for purposes of providing its opinion to the Board of Directors of CMI as to the fairness of the Merger, from a financial point of view, to the stockholders of CMI and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Bear Stearns' opinion and presentation to the Board of Directors of CMI was one of many factors taken into consideration by the Board of Directors of CMI in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Bear Stearns.

     In the ordinary course of its business, Bear Stearns may actively trade the securities of CMI for its own account and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.

     Pursuant to a letter agreement dated December 16, 1994, CMI agreed to pay Bear Stearns (i) a retainer of $100,000, (ii) a fee of $300,000 for rendering its initial opinion and updates to such opinion in connection with the Merger and (iii) a fee of $900,000 payable upon consummation of the Merger, which will be reduced by the $100,000 retainer and the $300,000 fee. Bear Stearns is also entitled to receive 15% of any break-up fee received by CMI in connection with the Merger. CMI has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under the federal securities laws.

MANAGEMENT AFTER THE MERGER

     Conduct of the Combined Companies Following the Merger. Following the Effective Time of the Merger, MNI will be operated as a subsidiary of CMI and employees of MNI will continue as employees of the surviving corporation. The Board of Directors of MNI after the Merger will consist of three officers of CMI (Philip F. Otto, Douglas H. Morais and Garrett E. Pierce), together with the following officers of MNI, who will serve at the pleasure of CMI: Arthur W. Epley, III and Carl B. Frampton. See "The Merger and Related Transactions--Management After the Merger."

MNI STOCK OPTIONS

     As of January 31, 1995, 1,600,000 shares of MNI Common Stock were reserved for issuance pursuant to MNI's NonQualified Stock Option Plan for Nonemployee Directors and Consultants and MNI's Non-Qualified Stock Option Plan for Employees (the "MNI Option Plans") of which options to purchase a total of 592,750 shares of MNI Common Stock were outstanding. The terms of the MNI Option Plans allow outstanding options to be assumed by a successor company in a transaction such as the Merger.

     All outstanding and unexercised options to acquire MNI Common Stock (the "Assumed Options") under the MNI Option Plans will be assumed by CMI upon consummation of the Merger. Each such Assumed Option will become exercisable for a number of shares of CMI Common Stock equal to the number of shares of MNI Common Stock issuable upon exercise of such option immediately prior to the Merger multiplied by the Exchange Ratio at an exercise price per share of CMI Common Stock equal to the original exercise price per share divided by the Exchange Ratio and will otherwise have the same exercise period and other terms and conditions, provided that the shares issuable upon exercise of the Assumed Options will no longer be subject to a right of repurchase by MNI.

FORM S-8 REGISTRATION STATEMENT

     As promptly as practicable after the Effective Time of the Merger, CMI will file a registration statement on Form S-8 under the Securities Act, covering the shares of CMI Common Stock issuable upon exercise of the Assumed Options. See "Terms of the Merger--MNI Options."

VOTING AGREEMENTS

     In connection with the execution of the Merger Agreement, each of the directors and executive officers of MNI has executed or will execute a Voting Agreement pursuant to which such person has agreed to vote all shares of MNI Capital Stock with respect to which such person has or shares voting or investment control in favor of the Merger Agreement and the Merger subject to certain limitations. Such agreements are not intended to prohibit any MNI stockholder who is also a director of MNI from acting in accordance with such stockholder's fiduciary duty as a director of MNI. Such directors and executive officers represent, in the aggregate, approximately 60% of the outstanding MNI Capital Stock (76.5% of the MNI Common Stock; 68% of the Series A MNI Preferred Stock; 52.8% of the Series B MNI Preferred Stock; and 47.6% of the Series C MNI Preferred Stock).

                              TERMS OF THE MERGER

     The detailed terms of, and conditions to, the Merger are contained in the Agreement and Plan of Reorganization and Merger and the Agreement of Merger, copies of which are attached to this Prospectus/Proxy Statement as Appendix A and Appendix B, respectively, and incorporated herein by reference. The statements made in this Prospectus/Proxy Statement with respect to the terms of the Merger and related transactions are qualified in their entirety by the text of those Agreements, collectively referred to herein as the "Merger Agreement."

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides for the merger of Acquisition Corp., a wholly owned subsidiary of CMI, with and into MNI, which will be the surviving corporation. On consummation of the Merger MNI will be a wholly owned subsidiary of CMI.


     The Merger will be effective when the Secretary of State of the State of Texas issues the Certificate of Merger after Articles of Merger are filed with the Secretary of State of the State of Texas in accordance with Texas law. See "--Conditions to the Merger." It is anticipated that, if the Merger is approved at the MNI Special Meeting and at the CMI Special Meeting and all other conditions to the Merger have been fulfilled or waived, Articles of Merger will be filed and the Certificate of Merger issued on or about March 16, 1995.


MANNER AND BASIS OF CONVERTING SHARES


     As of the Effective Time of the Merger, each issued and outstanding share of MNI Capital Stock (other than shares, if any, as to which dissenters' rights have been exercised pursuant to Texas law) will be converted into that number of shares of CMI Common Stock determined by dividing 3,350,000 (the "Numerator") by the total number of shares of MNI Capital Stock outstanding immediately prior to the closing (including for this purpose any MNI Capital Stock issuable under then outstanding options, warrants or other convertible securities) and rounding the quotient thereof off to the nearest ten-thousandth (.0001). Notwithstanding the foregoing, (i) MNI has the right to terminate the Merger Agreement if the average closing price of CMI Common Stock on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the date of the CMI Special Meeting ("Final Closing Price") is less than $30.00 (as reported by Nasdaq), provided that if MNI exercises this right, the termination shall not be effective if CMI agrees to increase the Numerator to the number which when multiplied by the Final Closing Price equals $100,500,000, and (ii) CMI has the right to terminate the Merger Agreement if the Final Closing Price is more than $41.375, provided that if CMI exercises this right, the termination shall not be effective if MNI agrees to decrease the Numerator to the number which when multiplied by the Final Closing Price is equal to $138,606,250. Such decisions to terminate, or to change the Numerator, would be within the discretion of the Boards of Directors of MNI or CMI, respectively. The number of shares of CMI Common Stock into which each share of MNI Capital Stock is converted is referred to herein as the "Exchange Ratio." In addition, for each whole share of CMI Common Stock received by an MNI stockholder, such stockholder will receive one Common Share Purchase Right which permits the purchase of certain shares of CMI Common Stock upon the occurrence of certain events generally associated with an unsolicited attempt to acquire CMI. In addition, each MNI Option will be assumed by CMI upon consummation of the Merger. Each Assumed Option will become exercisable for the number of shares of CMI Common Stock that equals the product of (i) number of shares of MNI Common Stock issuable on exercise of the option immediately prior to the Merger, and (ii) the Exchange Ratio, and will be exercisable after the Merger at an exercise price per share of CMI Common Stock equal to the original exercise price divided by the Exchange Ratio. All other terms of the Assumed Options will remain the same, provided that the shares issuable upon exercise of the Assumed Options will no longer be subject to a right of repurchase by MNI.


     No fractional shares of CMI Common Stock will be issued in connection with the Merger. In lieu of fractional shares, each MNI stockholder who would otherwise be entitled to a fractional share will receive cash equal to the per share market value of CMI Common Stock, based on the closing price of CMI Common

Stock on the Nasdaq National Market on the trading day immediately prior to the Effective Time of the Merger, multiplied by the fraction of a share of CMI Common Stock to which the stockholder would otherwise be entitled. Based upon the number of shares of MNI Capital Stock outstanding as of the Record Date, and assuming that: (i) the Final Closing Price is at least $30.00 and at most $41.375, (ii) no MNI stockholders exercise dissenters' rights, and (iii) all of the shares of CMI Common Stock held in escrow will be delivered to MNI stockholders, approximately 15,400,000 shares of CMI Common Stock will be outstanding as of the Effective Time of the Merger, of which approximately 3,150,000 shares (approximately 20% of the total), will be held by the former holders of MNI Capital Stock. Accordingly, the former holders of MNI stock as a group will be in a position to use cumulative voting rights to elect a member of the CMI Board of Directors and to have a significant influence on other corporate matters which require the vote of CMI stockholders.

     Based upon the assumptions contained in the immediately preceding paragraph, each share of MNI Capital Stock exchanged in the Merger will be exchanged for .3511 of a share of CMI Common Stock, and based on the closing
sale price of CMI Common Stock on             , 1995, will have a market value
of approximately $          .

ESCROW AND INDEMNIFICATION

     Under the terms of the Merger Agreement, ten percent of the shares of CMI Common Stock otherwise issuable to the MNI stockholders (based upon the assumptions contained under "--Manner and Basis of Converting Shares" above, approximately 315,000 shares) will be held in escrow following the Merger until the date on which CMI first publicly announces financial results including the combined operations of CMI and MNI covering a period of at least 30 days (the "Expiration Date"). The shares in escrow will be available to indemnify CMI against losses arising from breaches of the representations, warranties and covenants of MNI contained in the Agreement of Reorganization. The return of the shares in escrow will be the exclusive remedy available to CMI for any such breaches.

     CMI has also agreed to indemnify the MNI stockholders against losses arising from breaches of the representations, warranties and covenants of CMI contained in the Agreement of Reorganization. The liability of CMI for any such breaches cannot exceed $10,050,000.

     Each such indemnification will cover losses only if they exceed $85,000 in the aggregate (in which event all such losses will be covered without regard to such $85,000 threshold).


     On the Expiration Date, all the shares then remaining in escrow not subject to a claim for indemnification by CMI and not subject to reimbursement as described below shall be released to the former MNI stockholders pro rata according to the shares of MNI Capital Stock held by them at the Effective Time of the Merger. Pursuant to the terms of the Merger Agreement, the stockholders of MNI agree to advance funds to the MNI stockholder representatives under the escrow agreement on a pro rata basis in the event the stockholder representatives incur expenses or request advancement of expenses in connection with disputes related to release of the escrowed shares. To the extent a stockholder does not advance such funds, and there are shares available for distribution out of escrow to such stockholder, such stockholder's escrowed shares may be utilized to meet such obligation.


EXCHANGE OF CERTIFICATES

     Bank of Boston, CMI's transfer agent, has been designated as Exchange Agent for purposes of exchanging MNI's stock certificates for certificates representing CMI Common Stock. Promptly after the Effective Time of the Merger, the Exchange Agent will mail or otherwise deliver to each MNI stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates that, prior to the Merger, represented shares of MNI Capital Stock.

     Upon surrender of an MNI stock certificate, together with a duly executed letter of transmittal, the Exchange Agent will arrange for the holder of such certificate to receive in exchange therefor certificates evidencing the number of shares of CMI Common Stock to which such holder of MNI Capital Stock is entitled based on the Exchange Ratio and cash for any fractional share, less the number of shares which have been delivered to escrow on behalf of such holder. See "--Escrow."

     Until an MNI stock certificate has been surrendered to CMI, each such certificate shall be deemed at any time after the Effective Time of the Merger to represent the right to receive, upon such surrender, certificates for such number of shares of CMI Common Stock and payments in lieu of fractional shares as the stockholder is entitled to under the Merger Agreement.

     MNI STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE PRIOR TO APPROVAL OF THE MERGER BY THE CMI AND MNI STOCKHOLDERS AND RECEIPT OF THE TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

CONDUCT OF BUSINESS PRIOR TO THE MERGER


     Under the Agreement of Reorganization, MNI has agreed that, until the Effective Time of the Merger, it will carry on its business in the ordinary and usual course, use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the Agreement of Reorganization, and will not, without the prior written consent of CMI, enter into certain specified transactions.


     Until termination of the Agreement of Reorganization, MNI will not directly or indirectly encourage, solicit, initiate, or, subject to the fiduciary duties of the directors, conduct discussions or negotiations with, provide information to, or enter into any agreement with, any corporation, partnership, person or other entity concerning the possible merger, consolidation or sale of assets or similar transactions or a public offering of its stock. If the Board of Directors of MNI terminates the Merger Agreement by reason of receipt of a proposal which in the exercise of its fiduciary duties it concludes is superior (a "Superior Proposal"), MNI is required under the Agreement of Reorganization to pay to CMI the amount of the documented out-of pocket expenses incurred in connection with the transactions contemplated hereby, plus an amount equal to 3% of the total consideration payable to MNI and/or its stockholders under the Superior Proposal.

     Each company has agreed to provide the other company (including accounting, legal and investment banking representatives) with access to its offices and senior employees for the purpose of due diligence.

CONDITIONS TO THE MERGER


     In addition to the approval by the stockholders of CMI and MNI of the Merger Agreement, the obligations of CMI and MNI to consummate the Merger are subject to the satisfaction of a number of conditions, including: (a) the effectiveness of the Registration Statement on Form S-4 filed by CMI with respect to the shares of CMI Common Stock to be issued to the MNI stockholders under the Merger Agreement and the absence of any stop orders or proceedings with respect to the Form S-4 or the Prospectus/ Proxy Statement contained therein; (b) the approval for quotation on the Nasdaq National Market of the shares of CMI Common Stock to be issued as a result of the Merger and upon exercise of Assumed Options; (c) the accuracy of the representations and warranties made in the Merger Agreement; (d) the performance of the covenants contained in the Merger Agreement; (e) receipt of a letter from Ernst & Young LLP, CMI's independent auditors, confirming the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with the Merger Agreement, and receipt of an opinion of counsel for MNI that the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code; (f) the absence of any threatened or pending litigation or proceeding to restrain or prohibit the Merger; (g) the receipt by each party of a certificate signed by the other party's Chief Executive Officer certifying to the fulfillment of certain conditions to the Merger; (h) the number of shares held by MNI stockholders eligible to exercise dissenters' rights not exceeding 5% of the shares of MNI Capital Stock; (i) the receipt by CMI and MNI of all permits or authorizations which may be required by regulatory review authorities, including expiration or termination of all waiting, review and investigative periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (j) the receipt of an updated Bear Stearns fairness opinion, opinions of counsel and certain other documents; (k) the receipt of employment agreements and covenants not to compete executed by certain executive officers of MNI; (l) the approval of the Merger Agreement by the stockholders of CMI and MNI; and (m) the satisfactory completion of due diligence of CMI and MNI by March 3, 1995.



     To help ensure that the Merger will be accounted for as a pooling of interests and to ensure that the issuance of CMI Common Stock in the Merger complies with the Securities Act, MNI will provide CMI with a letter identifying all persons who would be considered "affiliates." It is a condition to closing that the affiliates of MNI will enter into Affiliate Agreements providing, among other things, that they will not sell any shares held in MNI, and that they will not make any disposition of CMI Common Stock until such time as CMI has published financial results covering at least 30 days of post-merger combined operations of CMI and MNI and that they will not offer to sell, sell or otherwise dispose of any CMI Common Stock issued to such person in the Merger in violation of Rule 145 under the Securities Act. Directors and executive officers of CMI will also, prior to the Effective Time of the Merger, enter into agreements restricting their sales of CMI Common Stock to help ensure pooling of interest accounting treatment. See "--Affiliates' Restrictions on Sale of MNI and CMI Stock."


     At any time on or prior to the filing of Articles of Merger with the Secretary of State of the State of Texas, to the extent legally allowed, either CMI or MNI, by action taken by its Board of Directors, and without approval of the stockholders of such company, may waive compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of such company.

EMPLOYMENT AGREEMENTS AND COVENANTS NOT TO COMPETE

     Pursuant to the Agreement of Reorganization, each of Arthur W. Epley, III, MNI's President and Chief Executive Officer, Charles W. Bentley, MNI's Vice President of Operations, W. F. Montgomery, MNI's Vice President of Sales, Asia/Pacific, and Carl B. Frampton, MNI's Chief Operating Officer and Chief Financial Officer, will enter into an employment agreement ("Employment Agreement") with MNI, and each of Messrs. Epley, Bentley and Montgomery will enter into a covenant not to compete ("Covenant") with MNI as of the Effective Time of the Merger. Each Employment Agreement provides for the employment of such person on a full-time basis through June 30, 1997, subject to earlier termination under certain circumstances. Thereafter, employment would be on an "at will" basis. The Employment Agreements specify that the salaries of such persons will continue at their present rates through June 30, 1995 with the salary rates for the balance of the term to be negotiated but not to be less than the current salary rates. The Employment Agreements also provide that MNI's existing bonus plan will continue through June 30, 1995 and be replaced by an incentive bonus plan for the 1996 fiscal year.

     The Covenants provide that such persons will not, for a period of four years after the Merger, engage or have an interest in any business activity that is competitive with any activity of MNI. The Covenants also provide that such persons will not solicit customers and will not induce employees of MNI or its subsidiaries to leave such employment during such four year period.


     The Agreement of Reorganization also provides that MNI and its subsidiaries will use their best efforts to enter into employment arrangements satisfactory to CMI with certain other key MNI employees to be identified by CMI.


TERMINATION OR AMENDMENT OF AGREEMENT OF REORGANIZATION

     The Agreement of Reorganization may be terminated at any time prior to the filing of Articles of Merger with the Secretary of State of the State of Texas, without regard to whether stockholder approval of the Merger has been obtained;
(a) by mutual consent of CMI and MNI; (b) by either CMI or MNI if any of the conditions precedent to the obligations of such party have not been fulfilled by May 31, 1995, or on the happening of a material breach by the other party; or
(c) by the Board of Directors of MNI by reason of receipt of a Superior Proposal. See "--Conditions to the Merger" and "--Conduct of Business Prior to the Merger."

     The Merger Agreement may be amended by the parties thereto at any time prior to stockholder approval. After stockholder approval, an amendment may be made without further stockholder approval only if it would not alter or change the Exchange Ratio or have a material adverse effect on the stockholders of CMI or MNI. See "--Manner and Basis of Converting Shares" for a discussion of how the Exchange Ratio is determined.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     Set forth below is a discussion of certain material federal income tax consequences, under the Code, to CMI, MNI and MNI's stockholders who receive CMI Common Stock in exchange for MNI Capital Stock as a result of the Merger or who receive payment for their shares upon exercise of their dissenters' rights or payment for fractional shares. This discussion does not deal with all aspects of federal taxation that may be relevant to MNI stockholders in light of their particular circumstances, such as the tax consequences to MNI stockholders who do not hold their MNI Capital Stock as a capital asset or to persons who acquired their CMI Common Stock in compensatory transactions, nor the effects of state, local or foreign income taxation.


     STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


     As a condition to consummation of the Merger, MNI will receive from Andrews & Kurth L.L.P., counsel to MNI, an opinion to the effect that the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code. The tax description set forth below has been reviewed by such counsel. Please refer to the discussion below on the limitations of this description of certain U.S. federal income tax consequences, and in particular the discussion below of "continuity of interest." An opinion represents only the best judgment of tax counsel. Neither the description of the tax consequences set forth below nor such opinion will be binding on the Internal Revenue Service (the "Service"), and the Service may adopt a position contrary to that described below.



     MNI stockholders should be aware that this discussion and the opinion of counsel to MNI are based upon counsel's interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes will not adversely affect the accuracy of the statements and conclusions set forth in the opinion or this discussion. Any such changes could be applied retroactively and could affect the tax consequences of the Merger.


     Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following U.S. federal income tax consequences will occur:

     Consequences to CMI and MNI

     No gain or loss will be recognized by CMI, Acquisition Corp. or MNI on account of the Merger.

     Consequences to MNI Stockholders

     No gain or loss will be recognized by the MNI stockholders upon the receipt in the Merger of CMI Common Stock in exchange for their shares of MNI Capital Stock.

     The aggregate tax basis of the CMI Common Stock received by each MNI stockholder (including any CMI Common Stock held in escrow), will be the same as the aggregate tax basis of the MNI Capital Stock surrendered in exchange therefor.

     The holding period for each share of CMI Common Stock received by each stockholder of MNI in exchange for MNI Capital Stock will include the period for which such stockholder held the MNI Capital Stock exchanged therefor, provided such stockholders' MNI Capital Stock is held as a capital asset at the Effective Time of the Merger.

     With respect to stockholders of MNI who exercise dissenters' rights with respect to their shares of MNI Capital Stock and who receive payment for such shares in cash (see "Terms of the Merger--Dissenters' Rights"), the Service should treat such cash as having been received as a distribution from MNI in redemption of such MNI Capital Stock. Such redemption would be treated as a distribution in full payment in exchange for such MNI Capital Stock, and thus the dissenting shareholder would recognize gain or loss measured by the difference between the cash received and the basis of such MNI Capital Stock, if the redemption does not have the effect of the distribution of a dividend under Section 302 of the Code (after applying the constructive ownership rules of Section 318 of the Code).

     An MNI stockholder who receives a cash payment in lieu of a fractional share of CMI Common Stock will be treated as if the fractional share were distributed in the Merger and then redeemed by CMI, and will recognize capital gain or capital loss measured by the difference between the amount of cash received and the stockholder's basis in the fractional share (which will be a pro rata portion of the stockholder's basis in the MNI Capital Stock surrendered in the Merger) provided such stockholder's MNI Capital Stock is held as a capital asset at the Effective Time of the Merger.

     Limitations on Description

     Even if the Merger qualifies as a tax-free reorganization, a recipient of shares of CMI Common Stock could recognize gain to the extent that such shares were considered by the Internal Revenue Service to be received in exchange for consideration other than MNI Capital Stock. All or a portion of such gain may be taxable as ordinary income. Gain would also be recognized to the extent a MNI stockholder was treated by the Service as receiving (directly or indirectly) consideration other than CMI Common Stock in exchange for his or her MNI Capital Stock.

     The opinion of counsel to MNI and description of the tax consequences set forth above are subject to certain assumptions and qualifications and counsel to MNI has relied on the truth and accuracy of the representations of the parties in the Merger Agreement, in representation letters to be delivered by the officers and directors of CMI and MNI and by certain stockholders of MNI and representations of affiliates in the Affiliates Agreement. One of the representations to be relied on is that no affiliate, except as discussed below, and no other stockholder of MNI owning one percent or more of the MNI Capital stock, has, as of the Effective Time of the Merger, any plan or intent to sell, exchange or otherwise dispose of any of the CMI Common Stock received by such person in the Merger. Stockholders owning approximately 16.02% of the MNI Capital Stock outstanding immediately prior to the Effective Time of the Merger are partnerships that have indicated that they intend to distribute the CMI Common Stock received by them to their partners after the release of earnings covering 30 days of combined operations of CMI and MNI. No representation as to such partners' intentions with respect to disposition of such stock have been obtained; however, the general partners of such partnerships have represented that, to the best of their knowledge, the distributee partners have no plan or intent to sell, exchange or otherwise dispose of any of the shares of CMI Common Stock distributed to them. For the relevance of these representations, see the discussion below of "continuity of interest."

     In order for the continuity of interest requirement to be met, MNI stockholders must not, pursuant to a plan or intent existing at or prior to the Effective Time of the Merger, dispose of an amount of CMI Common Stock to be received in the Merger (including dispositions through the exercise of dissenters' rights and, under certain circumstances, pre-merger dispositions of MNI Capital Stock) such that the MNI stockholders do not retain a meaningful continuing equity ownership in CMI. Generally, so long as holders of MNI Capital Stock do not plan to dispose of in excess of 50 percent of the CMI Common Stock to be received as described above (the "50 Percent Test"), such requirement will be satisfied. Although there is no direct legal precedent which addresses the matter, counsel to MNI, based on analogous authority, does not believe the distribution by the partnerships discussed above to their partners will erode the continuity of interest requirement provided the distributee partners have no plan or intention to dispose of the CMI Common Stock distributed to them. To the extent they do have such plan or intent, the CMI Common Stock received by them will adversely effect satisfaction of the continuity of interest requirement. Management of MNI and CMI have no knowledge of a plan or intention that would result in the 50 Percent Test not being satisfied.

     A successful challenge by the Service to the reorganization status of the Merger would result in an MNI stockholder recognizing gain or loss with respect to each share of MNI Capital Stock surrendered equal to the difference between such stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the CMI Common Stock received in exchange therefor. In such event, an MNI stockholder's aggregate basis in the shares of CMI Common Stock received in the exchange would equal the fair market value of such shares of CMI Common Stock and the stockholder's holding period for such shares would not include the period during which the stockholder held MNI Capital Stock.

ACCOUNTING TREATMENT

     The Merger will be treated as a pooling of interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities of both CMI and MNI are carried forward to the combined operations of the surviving corporation at their recorded amounts.


     To help ensure that the Merger will be treated as a pooling of interests, directors, executive officers and affiliates of MNI and CMI either have or will enter into Affiliates Agreements imposing certain resale limitations on their stock. See "--Affiliates' Restrictions on Sale of CMI Common Stock and MNI Capital Stock."


AFFILIATES' RESTRICTIONS ON SALE OF CMI COMMON STOCK AND MNI CAPITAL STOCK

     The shares of CMI Common Stock to be issued in the Merger have been registered under the Securities Act by a Registration Statement on Form S-4, thereby allowing such securities to be traded without restriction by all former holders of MNI Capital Stock not deemed to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities Act) of MNI at such time as the transaction is submitted for a vote to the MNI stockholders. MNI stockholders who may be deemed affiliates of MNI will be so advised by MNI.

     Pursuant to the terms of the Agreement of Reorganization, each affiliate of MNI has executed an affiliates agreement (the "MNI Affiliates Agreement"). Pursuant to the MNI Affiliates Agreement, each MNI affiliate has agreed not to make any sale of CMI Common Stock received upon consummation of the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. Generally this will require that such sales be made in accordance with Rule 145(d) under the Securities Act promulgated by the SEC, which in turn requires that, for specified periods, such sales be made in compliance with the volume limitations, manners of sale provisions and current information requirements of Rule 144 under the Securities Act promulgated by the SEC. The volume limitations should not impose any material limitations on any MNI stockholder who owns less than one percent of the outstanding CMI Common Stock after the Merger unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of another stockholder.

     The MNI Affiliates Agreements provide, among other things, that each affiliate of MNI has agreed (i) not to sell, exchange, transfer, pledge, or otherwise dispose of or encumber the MNI Capital Stock owned by such affiliate at any time prior to the Merger; (ii) not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the CMI Common Stock to be received in the Merger at any time prior to the date financial results covering at least 30 days of combined operations of CMI and MNI after the Merger have been publicly released by CMI (the "Affiliates Expiration Date"); (iii) that, except as specifically disclosed, the affiliate has no present plan or intention to sell, exchange, transfer, pledge or otherwise dispose of any of the CMI Common Stock to be received by him or her in the Merger; and (iv) not to offer, sell, exchange, transfer, pledge or otherwise dispose of any CMI Common Stock except as permitted by Rule 145 promulgated under the Securities Act by the SEC or pursuant to a registration statement under, or an exemption from, the Securities Act.


     Holders of MNI's Capital Stock who are identified by MNI as affiliates of MNI subject to Rule 145 under the Securities Act will receive, pursuant to the Merger Agreement, "piggyback" registration rights to include their shares in up to two registration statements filed by CMI under the Securities Act.


GOVERNMENTAL AND REGULATORY APPROVALS

     CMI and MNI are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities and "blue sky" laws of various states and the filing of

Articles of Merger required under Texas law, and expiration or termination of all waiting, review and investigative periods under the HSR Act.

MERGER EXPENSES


     Whether or not the Merger is consummated, CMI and MNI will be responsible for their own costs and expenses incurred in connection with the Merger and the transactions contemplated thereby, provided that if the Merger is consummated, any such expenses which are then unpaid will be the responsibility of the combined companies, and provided further that if MNI terminates the Merger Agreement by reason of a Superior Proposal, MNI is required under the Agreement of Reorganization to pay to CMI the amount of the documented out-of-pocket expenses incurred by CMI in connection with the transactions contemplated hereby, plus an amount equal to 3% of the total consideration payable to MNI and/or its stockholders under the Superior Proposal.


     In consideration for financial advisory services in connection with a possible sale or merger of MNI rendered by H&Q dating back to June 1993, H&Q will receive a fee in the amount of $1.5 million if the Merger is consummated, and not otherwise. See "The Merger and Related Transactions -- Financial Advisor" for a description of the fees payable to Bear Stearns.

DISSENTERS' RIGHTS

     CMI Stockholders. Dissenter's rights are not available under Delaware law to CMI stockholders in connection with the Merger.

     MNI Stockholders. The TBCA, Articles 5.11 through 5.13, entitles any stockholder of record of MNI who objects to the Merger and who follows the procedures prescribed by such Articles, in lieu of receiving the consideration proposed under the Merger Agreement, to receive cash equal to the "fair value" of his or her shares as determined by appraisal. Set forth below is a summary of the procedures relating to the exercise of the right to dissent as provided in the TBCA, which have been reproduced in full as Appendix C of this Prospectus/Proxy Statement. The summary does not purport to be complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the TBCA as set forth in Appendix C. Failure to comply with any of the required steps may result in termination of any such right to dissent the stockholder may have under the TBCA.

     MNI stockholders who follow the procedures set forth in Articles 5.12 and
5.13 of the TBCA may receive a cash payment equal to the fair value of their shares of MNI Capital Stock determined as of the day immediately preceding the MNI Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Unless all the procedures set forth in Articles 5.12 and 5.13 are followed by a stockholder who wishes to exercise dissenters' rights, such stockholder will be bound by the terms of the Merger. To be entitled to a cash payment upon exercise of dissenters' rights, a stockholder must (i) file with MNI, prior to the MNI Special Meeting, a written objection to the Merger, setting out that the stockholder's right to dissent will be exercised if the Merger is effected and giving the stockholder's address to which notice thereof shall be delivered or mailed in the event the Merger is consummated; (ii) not vote his shares in favor of the adoption and approval of the Merger Agreement, and (iii) demand such cash payment in writing within ten days after the delivery or mailing by MNI of a notice that the Merger has become effective, which notice must be delivered or mailed to the stockholder within ten days after the Merger is effected. The failure of a stockholder to vote such stockholder's shares against the Merger Agreement will not constitute a forfeiture of such stockholder's dissenters' rights, so long as the stockholder does not vote such shares in favor of the Merger and the other statutory requirements are met. The demand must state the number and class of shares owned by the stockholder and the fair value of such shares as estimated by the stockholder. Any stockholder failing to make demand within the ten-day period shall be bound by the Merger Agreement. Within 20 days after demanding payment for his shares, each holder of certificates formerly representing such shares so demanding payment shall submit such certificates to MNI for notation thereof that such demand has been made. The failure of holders of such certificates to do so shall, at the option of MNI, terminate such stockholders' rights to dissent unless a court of competent jurisdiction for good and sufficient cause shall otherwise direct.

     Within 20 days after receipt by MNI of a demand for payment made by a dissenting stockholder, MNI shall deliver or mail to the dissenting stockholder a written notice that shall either set out that MNI accepts the amount claimed in the demand and agrees to pay that amount within 90 days after the Effective Time of the Merger, upon the surrender of the share certificates duly endorsed, or shall contain an estimate by MNI of the fair value of such stockholder's shares of MNI Capital Stock, together with an offer to pay the amount of that estimate within 90 days after the Effective Time of the Merger, upon the surrender of the Certificates for shares of MNI Capital Stock duly endorsed, and upon receipt of notice within 60 days after the Effective Time of the Merger from the stockholder that the stockholder agrees to accept that amount.

     If, within 60 days after the Effective Time of the Merger, MNI and the stockholder agree upon the value of the shares, MNI shall pay for the shares within 90 days after the Effective Time of the Merger and upon surrender of the certificates for the shares duly endorsed. Upon such payment, the stockholder shall cease to have any interest in the shares or in MNI.

     If, within the period of 60 days after the Effective Time of the Merger, the dissenting stockholder and MNI do not so agree, then the stockholder or MNI may, within 60 days after the expiration of such 60 day period, file a petition in any court of competent jurisdiction in Harris County, Texas, asking for a finding and determination of the fair value of the stockholder's shares. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to MNI and to the stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by MNI. MNI and all MNI stockholders so notified shall be bound by the final judgment of the court.

     After the hearing of the petition, the court shall determine the stockholders who have complied with the provisions of Article 5.12 of the TBCA and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. In addition to having the power to examine the books and records of MNI, the appraisers shall afford a reasonable opportunity to the parties interested to submit to the appraisers pertinent evidence as to the value of their shares.

     The appraisers shall determine the fair value of the shares of the stockholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the stockholders entitled to payment for their shares and shall direct the payment of that value by MNI together with interest thereon, to the date of such judgment, to the stockholders entitled to payment. The judgment shall be payable to the holders of shares only upon, and simultaneously with, the surrender to MNI of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting stockholders shall cease to have any interest in those shares or in MNI. The court shall allow the appraisers a reasonable fee as court costs, and all costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     Any stockholder who has demanded payment for his or her shares in accordance with the TBCA shall not thereafter be entitled to vote or exercise any other rights of a stockholder, except the right to receive payment for his or her shares in accordance with the TBCA and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. The shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of stockholders.


     Any stockholder who has demanded payment for his or her shares in accordance with Article 5.12 may withdraw such demand at any time before payment for his or her shares or before any petition has been filed pursuant to the TBCA asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless MNI shall consent thereto, after any such petition has been filed. If, however, (i) such demand shall be withdrawn as provided above, (ii) pursuant to Article 5.13, MNI shall terminate the stockholder's rights under Article 5.12, (iii) no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or (iv) after the hearing of a petition filed pursuant to Article 5.12, the court shall determine that such stockholder is not entitled to the relief provided by Article 5.12, then, in any such case, (A) such stockholder and all persons claiming under such stockholder shall be conclusively presumed to have approved and ratified the Merger Agreement and shall be bound thereby, (B) the right of such stockholder to be paid the fair value of his or her shares shall cease, and his or her status as a stockholder shall be restored without prejudice to any corporate proceedings that may have been taken during the interim and (C) such stockholder shall be entitled to receive any dividends or other distributions made to stockholders in the interim.

     A vote against approval and adoption of the Merger Agreement will not satisfy the requirement for a written objection to approval and adoption of the Merger Agreement by the dissenting stockholder or a written demand for payment of the "fair value" of the shares owned by a dissenting stockholder. Failure to vote against approval and adoption of the Merger Agreement (i.e., abstention from voting) will not constitute a waiver of a stockholder's dissenters' rights. If the holders of 5% or more of the outstanding shares shall have taken steps to perfect their dissenters' rights respecting the Merger in accordance with the TBCA, CMI has the right, under the Merger Agreement, to terminate the Merger Agreement. If CMI exercises its termination right in such event, Acquisition Corp. and MNI would not merge and MNI stockholders who have perfected their dissenters' rights would not receive any cash payment, but would continue to hold such shares in MNI.

     Exercise of the right to dissent under the TBCA may result in a judicial determination that the "fair value" of a dissenting stockholder's shares is higher or lower than the value of the CMI Common Stock to be received pursuant to the Merger Agreement.

     The TBCA provides that, in the absence of fraud in the transaction, the right to an appraisal as set forth above of a stockholder objecting to the Merger is the exclusive remedy for the recovery of the value of such stockholder's shares or for money damages to such stockholder with respect to the Merger. If MNI complies with the requirements of the TBCA, any stockholder who fails to comply with the requirements of the TBCA shall not be entitled to bring suit for the recovery of the value of his shares or for money damages to the stockholder with respect to the Merger.

     HOLDERS OF MNI CAPITAL STOCK WHO SEEK TO ASSERT THEIR DISSENTERS' RIGHTS MUST FOLLOW THE STATUTORY PROCEDURES PRECISELY. FAILURE TO FOLLOW ANY OF THE STATUTORY PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF TEXAS LAW, ANY MNI STOCKHOLDER WHO IS CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT A LEGAL ADVISER.

     THE FOREGOING IS MERELY A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE RIGHTS OF DISSENTING STOCKHOLDERS. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTORY PROVISIONS OF ARTICLES 5.11,
5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT WHICH ARE SET FORTH IN FULL IN APPENDIX C TO THIS PROSPECTUS/PROXY STATEMENT.

                                  CMI AND MNI

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

     The following unaudited pro forma combined condensed financial statements give effect to the Merger of CMI and MNI on a pooling of interests basis. The pro forma combined condensed balance sheet assumes the Merger took place on December 31, 1994 and combines CMI's historical condensed consolidated balance sheet with MNI's historical condensed consolidated balance sheet at that date. The pro forma combined condensed statements of operations assume that the Merger took place as of the beginning of each of the periods presented and combine CMI's historical condensed consolidated statements of operations for the three years ended June 30, 1994 and CMI's historical condensed consolidated statements of operations for the six months ended December 31, 1993 and 1994 with the historical condensed consolidated statements of operations of MNI for the three years ended June 30, 1994 and the historical condensed consolidated statements of operations for MNI for the six months ended December 31, 1993 and 1994, respectively.

     The pro forma combined condensed statements of operations are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of such periods and should not be construed as representative of future operations.

     These pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and the notes thereto of CMI and MNI included elsewhere in this Prospectus/Proxy Statement.

                                  CMI AND MNI

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS

                                                CMI AT           MNI AT
                                             DECEMBER 31,     DECEMBER 31,      PRO FORMA      PRO FORMA
                                                 1994             1994         ADJUSTMENTS     COMBINED
                                             ------------     ------------     -----------     ---------
Current assets:
  Cash, cash equivalents, and short-term
     investments...........................    $  4,882          $   501          $             $  5,383
  Accounts receivable......................     121,960           12,505           (419)         134,046
  Inventories..............................      67,738           14,962            177           82,877
  Deferred tax asset.......................          --              549                             549
  Prepaid expenses and other current
     assets................................       2,288              423                           2,711
                                               --------          -------          -----         --------
          Total current assets.............     196,868           28,940           (242)         225,566
Property, plant and equipment, net.........      33,610            4,559                          38,169
Intangible assets of businesses acquired,
  net and other assets.....................      66,510              341                          66,851
                                               --------          -------          -----         --------
          Total assets.....................    $296,988          $33,840          $(242)        $330,586
                                               ========          =======          =====         ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and current portion of
     long-term debt........................    $ 10,000          $ 5,659          $             $ 15,659
  Accounts payable.........................      30,492            6,835            (77)          37,250
  Accrued liabilities......................      29,382            2,061                          31,443
  Income taxes accrued and payable.........       2,189               65                           2,254
                                               --------          -------          -----         --------
          Total current liabilities........      72,063           14,620            (77)          86,606
Other long-term liabilities................       1,551              141                           1,692
Long-term debt.............................      69,981            2,491                          72,472
                                               --------          -------          -----         --------
          Total liabilities................     143,595           17,252            (77)         160,770
                                               --------          -------          -----         --------
Stockholders' equity:
  Preferred stock..........................          --               72            (72)              --
  Common stock.............................       1,226               18            295            1,539
  Capital in excess of par value...........      70,052           11,322           (276)          81,098
  Retained earnings........................      82,626            5,273           (165)          87,734
  Other....................................        (511)             (97)            53             (555)
                                               --------          -------          -----         --------
          Total stockholders' equity.......     153,393           16,588           (165)         169,816
                                               --------          -------          -----         --------
          Total liabilities and
            stockholders'equity............    $296,988          $33,840          $(242)        $330,586
                                               ========          =======          =====         ========

                                  CMI AND MNI


                               PRO FORMA COMBINED

                       CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                               SIX MONTHS ENDED
                                             YEAR ENDED JUNE 30,                 DECEMBER 31,
                                      ----------------------------------     ---------------------
                                        1992         1993         1994         1993         1994
                                      --------     --------     --------     --------     --------
Sales...............................  $221,506     $306,564     $405,832     $161,713     $234,202
Cost of goods sold..................   168,057      220,896      294,803      113,419      166,461
                                      --------     --------     --------     --------     --------
  Gross profit......................    53,449       85,668      111,029       48,294       67,741
                                      --------     --------     --------     --------     --------

Operating expenses:
  Research and development..........     7,239       11,916       17,627        7,896       13,153
  Marketing and administrative......    37,345       49,422       62,875       26,985       33,711
  Amortization of intangible
     assets.........................       797        1,554        2,068          902        1,268
                                      --------     --------     --------     --------     --------
          Total operating
            expenses................    45,381       62,892       82,570       35,783       48,132
                                      --------     --------     --------     --------     --------
Operating income....................     8,068       22,776       28,459       12,511       19,609

Other income (expense):
  Interest expense, net.............      (870)      (2,360)      (2,524)        (722)      (2,172)
                                      --------     --------     --------     --------     --------
Income before income taxes and
  cumulative effects of changes in
  accounting principles.............     7,198       20,416       25,935       11,789       17,437
Provision for income taxes..........     2,853        6,711        9,337        4,510        6,317
                                      --------     --------     --------     --------     --------
Income before cumulative effects of
  changes in accounting
  principles........................  $  4,345     $ 13,705     $ 16,598     $  7,279     $ 11,120
                                      ========     ========     ========     ========     ========
Per Share Data:

Income before cumulative effects of
changes in accounting principles --
primary.............................  $   0.36     $   1.03     $   1.05     $   0.46     $   0.70
                                      ========     ========     ========     ========     ========
Income before cumulative effects of
changes in accounting principles
- -- fully diluted....................  $   0.36     $   1.03     $   1.05     $   0.46     $   0.67
                                      ========     ========     ========     ========     ========
Average shares and equivalents --
primary.............................    12,017       13,251       15,758       15,689       15,970
                                      ========     ========     ========     ========     ========
Average shares and equivalents --
fully diluted.......................    12,017       13,251       17,108       16,002       18,338
                                      ========     ========     ========     ========     ========


   See Notes to unaudited pro forma combined condensed financial statements.

                         NOTES TO CMI AND MNI PRO FORMA


                    COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The pro forma combined condensed financial statements reflect the issuance of approximately 3.1 million shares of CMI Common Stock for all of the outstanding shares of MNI Capital Stock, as defined, outstanding as of December 31, 1994 in conjunction with the Merger based on an assumed Exchange Ratio of .3511 shares of CMI Common Stock for each share of MNI Capital Stock.

2. CMI made sales to MNI of $161,000 in the year ended June 30, 1994 and $466,000, in the six months ended December 31, 1994. The effect of these transactions has been eliminated in the accompanying pro forma combined condensed financial statements. There were no other material transactions between CMI and MNI during any period presented.


3. CMI and MNI will incur charges to reflect the consolidation of certain product lines and other costs as well as transaction fees and costs incident to the Merger. These charges, which are not expected to exceed $4 million, will be included in operations and are not included in the pro forma balance sheet or statement of operations. The aforementioned amount is a preliminary estimate only and therefore is subject to change.


4. The pro forma combined balance sheet assumes the conversion of the MNI Preferred Stock into CMI Common Stock.

5. Shares used in computing primary per share amounts include weighted average common shares outstanding and common equivalent shares. Common equivalent shares consists of common stock issuable upon the conversion of MNI Preferred Stock and common stock issuable upon exercise of stock options and warrants using the treasury stock method. Shares used in computing fully-diluted per share amounts also assumes conversion of all outstanding CMI convertible notes and a reduction of related interest expense.


6. In October 1993, CMI acquired substantially all of the assets and certain of the liabilities of TTS for $28.7 million in cash and notes. The acquisition was accounted for as a purchase transaction. The operating results of TTS have been included in the pro forma results of operations from the date of acquisition. Had the acquisition of TTS been consummated on July 1, 1993, the pro forma statements of operations for CMI and MNI for the indicated periods would have been as follows:



                                                        YEAR ENDED         SIX MONTHS ENDED
                                                       JUNE 30, 1994       DECEMBER 31, 1993
                                                       -------------       -----------------
        Sales........................................     $426,697              $182,578
        Gross profit.................................      115,280                52,545
        Operating income.............................       24,716                 8,768
        Income before income taxes and cumulative
          effects of changes in accounting
          principles.................................       21,790                 7,644
        Income before cumulative effects of changes
          in accounting principles...................       13,987                 4,668
                                                          ========              ========
        Per share data:
          Income before cumulative effects of changes
             in accounting principles--primary.......     $   0.89              $   0.30
          Income before cumulative effects of changes
             in accounting principles--fully
             diluted.................................         0.89                  0.30
                                                              ====                  ====



     In addition to the additional four months of TTS operations, the above amounts include pro forma adjustments for additional amortization of intangible assets ($245,000), reduced interest expense ($66,000) and income tax benefits related to the results of operations of TTS prior to the acquisition ($1,534,000).

                          CMI SELECTED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the consolidated financial statements for CMI and the notes thereto and "CMI Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected consolidated financial data (except other data) set forth below for each of the years in the five-year period ended June 30, 1994 are derived from the audited consolidated financial statements of CMI. The CMI consolidated financial statements as of June 30, 1993 and 1994 and for each of the three years in the period ended June 30, 1994, have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus/Proxy Statement. The selected consolidated financial data for the six months ended December 31, 1993 and 1994 and as of December 31, 1993 and 1994 are derived from unaudited financial statements of CMI which in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the interim periods. Historical operating results are not necessarily indicative of results that may be expected in any future period.

STATEMENT OF INCOME DATA:

                                                                                             SIX MONTHS ENDED
                                                 YEAR ENDED JUNE 30,                           DECEMBER 31,
                               --------------------------------------------------------    --------------------
                                 1990        1991      1992(1)       1993      1994(2)     1993(2)       1994
                               --------    --------    --------    --------    --------    --------    --------
                                                                                               (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

Sales........................  $145,851    $177,364    $199,003    $267,181    $369,017    $145,112    $205,855
Cost of products sold........   111,608     136,457     153,246     198,368     273,415     103,694     150,613
                               --------    --------    --------    --------    --------    --------    --------
Gross margin.................    34,243      40,907      45,757      68,813      95,602      41,418      55,242
                               --------    --------    --------    --------    --------    --------    --------
Expenses:
  Research and development...     2,600       2,817       5,021       8,242      13,203       5,788      10,207
  Marketing and
    administration...........    18,901      23,786      31,320      41,024      54,142      22,895      28,259
  Amortization of intangible
    assets...................       637         627         797       1,554       2,068         902       1,268
                               --------    --------    --------    --------    --------    --------    --------
         Total expenses......    22,138      27,230      37,138      50,820      69,413      29,585      39,734
                               --------    --------    --------    --------    --------    --------    --------
Operating income.............    12,105      13,677       8,619      17,993      26,189      11,833      15,508
Interest expense, net........    (1,573)       (977)       (639)     (2,114)     (2,289)       (611)     (2,023)
                               --------    --------    --------    --------    --------    --------    --------
Income before income taxes...    10,532      12,700       7,980      15,879      23,900      11,222      13,485
Provision for income taxes...     3,890       4,699       2,892       5,875       8,844       4,377       4,989
                               --------    --------    --------    --------    --------    --------    --------
Net income...................  $  6,642    $  8,001    $  5,088    $ 10,004    $ 15,056    $  6,845    $  8,496
                               ========    ========    ========    ========    ========    ========    ========
Net income per
  share -- primary...........  $   0.80    $   0.93    $   0.56    $   0.98    $   1.20    $   0.55    $   0.67
                               ========    ========    ========    ========    ========    ========    ========
Net income per share -- fully
  diluted....................  $   0.80    $   0.93    $   0.56    $   0.98    $   1.18    $   0.55    $   0.64
                               ========    ========    ========    ========    ========    ========    ========
Average shares and
  equivalents -- primary.....     8,416       8,636       9,111      10,168      12,572      12,523      12,725
Average shares and
  equivalents -- fully
  diluted....................     8,416       8,636       9,111      10,168      13,922      12,836      15,093

                                                       JUNE 30,                                DECEMBER 31,
                               --------------------------------------------------------    --------------------
                                 1990        1991        1992        1993        1994        1993        1994
                               --------    --------    --------    --------    --------    --------    --------
                                                                                               (UNAUDITED)
                                                                (IN THOUSANDS)
OTHER DATA:
Bookings.....................  $131,923    $183,462    $202,487    $293,123    $400,435    $223,371    $239,629
Backlog......................   111,504     118,381     130,232     156,174     220,388     267,229     254,162

BALANCE SHEET DATA:
Working capital..............  $ 38,413    $ 45,911    $ 56,641    $ 63,190    $111,974    $115,414    $124,805
Total assets.................    89,987      98,481     147,240     169,625     293,983     259,262     296,988
Long-term obligations
  including current
  maturities.................    14,307       5,230      40,433       5,579      70,490      70,670      79,981
Total stockholders' equity...    55,735      67,496      75,285     119,188     140,745     130,437     153,393

- ---------------
(1) In April 1992, CMI acquired all the shares of MRC for $33 million in cash. An additional $11 million in contingent payments based on the income of MRC was paid. The acquisition was accounted for as a purchase transaction. The operating results of MRC have been included in operations from the acquisition date.

(2) In October 1993, CMI acquired substantially all the assets and certain of the liabilities of TTS for $28.7 million in cash and notes. The acquisition was accounted for as a purchase transaction. The operating results of TTS have been included in operations from the acquisition date.

                          MNI SELECTED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the consolidated financial statements for MNI and the notes thereto and "MNI Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected consolidated financial data set forth below (except other data) for each of the years in the five-year period ended June 30, 1994 are derived from the audited consolidated financial statements of MNI. The MNI consolidated financial statements as of June 30, 1993 and 1994 and for each of the three years in the period ended June 30, 1994, have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus/Proxy Statement. The selected consolidated financial data for the six months ended December 31, 1993 and 1994 and as of December 31, 1993 and 1994 are derived from unaudited financial statements of MNI which in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the interim periods. Historical operating results are not necessarily indicative of results that may be expected in any future period.

STATEMENT OF INCOME DATA:

                                                                                             SIX MONTHS ENDED
                                                        YEAR ENDED JUNE 30,                    DECEMBER 31,
                                           ----------------------------------------------   -------------------
                                            1990     1991      1992      1993      1994      1993        1994
                                           ------   -------   -------   -------   -------   -------     -------
                                                                                                (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales....................................  $9,507   $16,050   $22,503   $39,383   $36,976   $16,601     $28,813
Cost of products sold....................   5,532     9,139    14,811    22,528    21,479     9,725      16,219
                                           ------   -------   -------   -------   -------   -------     -------
Gross margin.............................   3,975     6,911     7,692    16,855    15,497     6,876      12,594
                                           ------   -------   -------   -------   -------   -------     -------
Expenses:
  Research and development...............   1,089     1,673     2,218     3,691     4,384     2,108       2,988
  Marketing and administration...........   2,394     4,605     6,025     8,398     8,733     4,090       5,452
                                           ------   -------   -------   -------   -------   -------     -------
         Total expenses..................   3,483     6,278     8,243    12,089    13,117     6,198       8,440
                                           ------   -------   -------   -------   -------   -------     -------
Operating income (loss)..................     492       633      (551)    4,766     2,380       678       4,154
Interest expense and other, net..........     (77)      (29)     (231)     (229)     (275)     (111)       (109)
                                           ------   -------   -------   -------   -------   -------     -------
Income (loss) before income taxes........     415       604      (782)    4,537     2,105       567       4,045
Provision for income taxes(1)............       2         8       (39)      836       493       133       1,328
                                           ------   -------   -------   -------   -------   -------     -------
Income (loss) before cumulative effects
  of changes in accounting principles....     413       596      (743)    3,701     1,612       434       2,717
Cumulative effects on prior years of
  changes in accounting principles:
  Method of accounting for income
    taxes................................      --        --       604        --        --        --          --
  Method of accounting for overhead costs
    in inventory.........................      --        --       345        --        --        --          --
                                           ======   ========  ========  ========  ========  ========    ========
Net income...............................  $  413   $   596   $   206   $ 3,701   $ 1,612   $   434     $ 2,717
                                           ======   ========  ========  ========  ========  ========    ========
Net income per share.....................  $ 0.06   $  0.08   $  0.02   $  0.42   $  0.18   $  0.05     $  0.29
                                           ======   ========  ========  ========  ========  ========    ========
Average shares and equivalents...........   6,470     7,487     8,277     8,782     9,074     9,016       9,242

                                                             JUNE 30,                          DECEMBER 31,
                                          -----------------------------------------------   -------------------
                                           1990      1991      1992      1993      1994      1993        1994
                                          -------   -------   -------   -------   -------   -------     -------
                                                                                                (UNAUDITED)
                                                                     (IN THOUSANDS)
OTHER DATA:
Bookings................................  $11,095   $22,784   $27,259   $33,902   $40,707   $17,470     $33,426
Backlog.................................    2,569     9,303    14,059     8,578    12,309     9,447      16,922

BALANCE SHEET DATA:

Working capital.........................  $ 1,547   $ 5,340   $ 4,883   $ 9,381   $11,085   $ 9,969     $14,320
Total assets............................    4,818    10,328    14,776    19,269    23,071    21,482      33,840
Long-term obligations, including current
  maturities............................      932       550     3,982     2,389     4,550     4,776       8,150
Total stockholders' equity..............    2,348     6,777     6,996    12,222    13,836    12,651      16,588

- ---------------
(1) Net of $219,000 or $0.03 per share in 1991 and $148,000 or $0.02 per share in 1990 for an extraordinary item--the reduction of income taxes arising from the carryforward of prior years' operating loss.

                  CMI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     During the 1980s, CMI's sales were principally in the turnkey satellite earth station and intelligence systems areas. Systems include a relatively high percentage of large subcontracted items manufactured by others. Two key elements of CMI's strategy are to increase product sales as a proportion of total sales, where it believes the potential for growth in revenue and profits is greater, and to increase the proprietary product content of its systems sales. Consistent with this strategy, CMI has targeted the wireless product area and in April 1992 acquired MRC, a manufacturer of digital and analog fixed-link and portable microwave radios, and in October 1993 acquired substantially all of the assets and certain of the liabilities of TTS, a manufacturer of digital and analog microwave radios for the cellular, personal communications network and private network markets. Wireless sales have grown from 8% of total sales in fiscal 1991 to 38% of total sales in fiscal 1994 and 41% of total sales in the six-month period ended December 31, 1994, and CMI expects wireless sales to continue to grow as a percentage of total sales.


     CMI's international sales have expanded significantly, from 33% of total sales in 1991 to 42% of total sales in fiscal 1994 and the six-month period ended December 31, 1994. This growth has been in both satellite communications and wireless, as investment in telecommunications infrastructure in foreign countries has accelerated. CMI expects international sales to continue to grow as a percentage of total sales.

     CMI's overall gross margin reflects a blend of higher gross margin product sales combined with lower gross margin systems sales. Gross margin as a percentage of sales increased from 23% to 26% over the three fiscal years ended June 30, 1994 and was approximately 27% in the six-month period ended December 31, 1994. This increase is due principally to a higher proportion of product sales.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain income and expense items expressed as a percentage of CMI's total sales:

                                                                                     SIX MONTHS
                                                         FISCAL YEAR ENDED              ENDED
                                                             JUNE 30,               DECEMBER 31,
                                                     -------------------------     ---------------
                                                     1992      1993      1994      1993      1994
                                                     -----     -----     -----     -----     -----
Sales..............................................  100.0%    100.0%    100.0%    100.0%    100.0%
Gross margin.......................................   23.0      25.8      25.9      28.5      26.8
Research and development expenses..................    2.5       3.1       3.6       4.0       5.0
Marketing and administration expenses..............   15.8      15.4      14.7      15.8      13.7
Amortization of intangible assets..................    0.4       0.6       0.6       0.6       0.6
Operating income...................................    4.3       6.7       7.1       8.1       7.5
Interest income (expense), net.....................   (0.3)     (0.8)     (0.6)     (0.4)     (1.0)
Income before income taxes.........................    4.0       5.9       6.5       7.7       6.6
Net income.........................................    2.6       3.7       4.1       4.7       4.1

COMPARISON OF THE SIX MONTHS ENDED DECEMBER 31, 1994 AND 1993

     Bookings and Backlog. Bookings were $239.6 million and $223.4 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 7%. Bookings growth in commercial markets of approximately 14% more than offset a 7% decline in U.S. government orders. International orders represented 49% of total orders in the six month period ended December 31, 1994 compared to 46% of total orders in the six months ended December 31, 1993. Orders for wireless and satellite communications products were up 36% and accounted for all of the bookings growth. Orders for intelligence and satellite communications systems each declined approximately 10% from the record levels of the prior period.

     Backlog was $254.2 million and $267.2 million at December 31, 1994 and 1993, respectively, representing a decrease of 5%. The decrease was principally due to an increase in product business relative to system business and completion of deliveries against a multi-year U.S. government radio contract booked in fiscal 1993. The proportion of backlog that was expected to be delivered within twelve months was 75% and 85% as of December 31, 1994 and 1993, respectively. This percentage decrease was due to a $40 million contract from AT&T under which most deliveries will occur in fiscal 1996.

     Sales. Sales were $205.9 million and $145.1 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 42%. Sales increased in each of CMI's three primary product areas. Approximately 61% of the increase was in wireless which includes the sales of TTS from the date of acquisition in October 1993. Wireless sales represented 41% of total sales in the first half of fiscal 1995 compared to 32% of total sales in the prior year period. Satellite communications sales increased by 16% and represented 42% of total sales. Most of the satellite communications increase was in product sales rather than system sales. Intelligence systems sales increased 46% and represented 16% of total sales. This increase was due to increased U.S. government funding for the Airborne Reconnaissance Low program.


     Sales also increased significantly in each major market sector (international, U.S. commercial and U.S. government). International sales continued to lead CMI's growth, rising by 58%. About half of the overall increase in sales was in the international sector. This increase was due to the growing demand for wireless and satellite networking products in expanding the worldwide telecommunications infrastructure, both within and between countries. International sales represented 42% of total sales in the period compared to 37% in the prior year period.


     Another trend was the continuing increase in wireless and satellite product sales relative to lower margin intelligence and satellite system sales. Product sales were up 63% in the first half of fiscal 1995 while system sales were up 17%. Thus, products represented 62% of total sales in the period, compared to 54% in the prior year period.


     No single customer accounted for more than 10% of sales in either period. However, CMI's total sales to all departments and agencies of the U.S. government represented 25% of total sales in the period. Because CMI is concentrating its investments in commercial areas, this percentage is expected to continue to decline.


     Gross Margin. Gross margin was $55.2 million and $41.4 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 33%. Gross margin as a percentage of total sales was 26.8% and 28.5% for such periods, respectively. Gross margins, which expanded sequentially from the 24.2% recorded in the second half of fiscal 1994, declined relative to the six-month period ended December 31, 1993 due to sales from the low margin backlog acquired in the purchase of TTS and shipments of lower-margin satellite communications systems.

     Gross margins as a percentage of sales for products are generally in the 35% to 45% range, while turnkey satellite earth station and intelligence systems typically yield gross margins in the 10% to 20% range. System sales include a relatively high percentage of large subcontracted items to which CMI adds less value and upon which customers allow minimal markup. In addition, engineering costs in turnkey satellite earth stations and intelligence systems are customer funded and are included in costs of products sold. CMI's strategy includes increasing the proportion of product sales.

     Research and Development. Research and development expenses were $10.2 million and $5.8 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 76%. Research and development expenses as a percentage of sales were 5.0% and 4.0%, respectively, for such periods. CMI anticipates that research and development expenses will continue to increase at a faster rate than sales as wireless and satellite networking product sales represent an increasingly higher percentage of total sales. In general, engineering expenditures in turnkey satellite earth stations and intelligence systems are customer funded and are included in cost of products sold.

     Marketing and Administration. Marketing and administration expenses were $28.3 million and $22.9 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 23%. Marketing and administration expenses as a percentage of sales were 13.7% and 15.8%, respectively, for such periods. The percentage decrease is due to increased sales, particularly in the satellite communications business area, without a corresponding increase in marketing and administration expenses.

     Amortization of Intangible Assets. Amortization expenses associated with intangible assets were $1.3 million and $0.9 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 41%. The increase was due to the amortization of purchased intangible assets recorded in the acquisitions of TTS and MRC.

     Operating Income. Operating income was $15.5 million and $11.8 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 31%. Operating income as a percentage of total sales was 7.5% and 8.1% for periods, respectively. This percentage decline was due to lower gross margins and higher research and development costs offset by lower marketing and administration expenses, related to sales discussed above.

     Interest Expense (Net). Net interest expense was $2.0 million and $0.6 million for the six months ended December 31, 1994 and 1993, respectively. In the second quarter of fiscal 1994, CMI issued $65,200,000 of convertible subordinated notes and used the proceeds principally to finance the acquisition of TTS. Interest expense also increased due to the impact of the final $9.6 million cash payment to the former stockholders of MRC and extended payment terms on certain international system contracts.


     Provisions for Income Taxes. The provision for income taxes was $5.0 million and $4.4 million for the six months ended December 31, 1994 and 1993, respectively. The effective tax rate was 37% and 39% for such periods, respectively. CMI's effective tax rate for fiscal 1994 was 37%; however, the estimated tax rate used for the six months ended December 31, 1993 was 39%. This reduction in CMI's effective tax rate was due primarily to increased research and development tax credits as a result of increased research and development expenditures.


COMPARISON OF FISCAL YEARS 1994, 1993 AND 1992


     Bookings and Backlog. Bookings were $400.4 million, $293.1 million and $202.5 million in fiscal 1994, 1993 and 1992, respectively, representing year-to-year increases of 37% in 1994 and 45% in 1993.


     Bookings increased during the three-year period in each of CMI's principal product areas and market sectors. The most significant increase was in the wireless product area which includes the bookings of MRC and TTS after their acquisitions in April 1992 and October 1993, respectively. Wireless bookings accounted for 54% of the increase in bookings from 1992 to 1994. Wireless bookings were 12% of total bookings in 1992 and increased to 33% in 1994.

     Backlog was $220.4 million, $156.2 million and $130.2 million at the end of 1994, 1993 and 1992, respectively, representing year-to-year increases of 41% in 1994 and 20% in 1993. The proportion of such backlog that was expected to be delivered within 12 months was 80%, 85% and 95% as of the end of 1994, 1993 and 1992, respectively. The percentage decrease in 1993 and 1994 was due to two major multi-year U.S. government contract awards in the intelligence area.

     Sales. Sales were $369.0 million, $267.2 million and $199.0 million in 1994, 1993 and 1992, respectively, representing year-to-year increases of 38% in 1994 and 34% in 1993. Sales increased in each of CMI's three primary product areas. Approximately 68% of the increase over these two years was in wireless, which includes the sales of MRC and TTS from the dates of acquisition in fiscal 1992 and fiscal 1994. Significant sales increases (28% of the increase over two years) occurred in the satellite communication product area due to investments in telecommunications infrastructure by foreign countries. Seven percent of the increase over these two years was in intelligence systems.

     Sales also increased significantly in each major market sector. International sales continued to lead CMI's growth, rising by 40% in 1994 and by 58% in 1993. About half of the overall sales increase over these two years was in the international sector. This increase was due to the growing demand for wireless and satellite networking products in expanding the worldwide telecommunication infrastructure, both within and between countries. This growth was broad-based, but strongest in Asia. International sales represented 42%, 41% and 35% of total sales for 1994, 1993 and 1992, respectively.

     Another trend was the continuing increase in wireless and satellite product sales relative to lower margin intelligence and satellite system sales. Product sales were up approximately 90% in 1994 while systems sales were essentially unchanged. Thus, products represented 57% of total 1994 sales compared to 41% of 1993 sales.

     No single customer accounted for more than 10% of sales in 1994, 1993 or 1992. However, CMI's total sales to all departments and agencies of the U.S. Government represented 28%, 31% and 33% of total sales in 1994, 1993 and 1992, respectively. Because CMI is concentrating its investments in commercial areas, this downward trend is expected to continue.

     Gross Margin. Gross margin was $95.6 million, $68.8 million and $45.8 million in 1994, 1993 and 1992, respectively, representing year-to-year increases of 39% in 1994 and 50% in 1993. Gross margins as a percentage of sales for products are generally in the 35% to 45% range, while turnkey satellite earth station and intelligence systems typically yield gross margins in the 10% to 20% range. System sales include a relatively high percentage of large subcontracted items to which CMI adds less value and upon which customers allow minimal markup. In addition, engineering costs in turnkey satellite earth stations and intelligence systems are customer funded and are included in costs of products sold. CMI's strategy includes increasing the proportion of product sales.

     Gross margin as a percentage of sales increased to 25.9% in 1994 from 25.8% in 1993 and 23.0% in 1992. These increases were principally due to the increasing proportion of wireless and satellite networking product sales relative to system integration sales. The impact of this favorable trend was offset in 1994 by sales of low margin backlog acquired in the purchase of TTS.

     Research and Development. Research and development expenses were $13.2 million, $8.2 million and $5.0 million in 1994, 1993 and 1992, respectively, representing year-to-year increases of 60% in 1994 and 64% in 1993. Research and development expenses as a percentage of sales were 3.6%, 3.1% and 2.5% in 1994, 1993 and 1992, respectively. CMI anticipates that research and development expenses will continue to increase at a faster rate than sales as wireless and satellite networking product sales represent an increasingly higher percentage of total sales. In general, engineering expenditures in turnkey satellite earth stations and intelligence systems are customer funded and are included in cost of products sold.

     Marketing and Administration. Marketing and administration expenses were $54.1 million, $41.0 million and $31.3 million in 1994, 1993 and 1992, respectively, representing year-to-year increases of 32% in 1994 and 31% in 1993. Marketing and administration expenses as a percentage of total sales were 14.7%, 15.4% and 15.8% in 1994, 1993 and 1992, respectively. In general, the 1994 and 1993 increases relate to increased expenses associated with CMI's strategy of expanding its wireless operations, as well as increased expenses in satellite communications, where CMI continues to develop new international and domestic markets. In addition, the 1994 increase includes eight months of expenses at TTS. The 1992 expense included $1.9 million of non-recurring charges (1.0% of sales). CMI anticipates that marketing and administration expense, as a percent of sales, will remain in the 14 to 15% range, excluding the impact of any future acquisitions.

     Amortization of Intangible Assets. Amortization expenses associated with intangible assets were $2.1 million, $1.6 million and $0.8 million in 1994, 1993 and 1992, respectively, representing increases of 33% in 1994 and 95% in 1993. The increase in 1994 and 1993 were due to the amortization of purchased intangible assets recorded in the acquisitions of TTS and MRC. Amortization will increase in 1995 as a result of the additional $9.6 million paid to the former stockholder of MRC in August 1994 and to the fact that 1995 will include a full year's amortization of the purchased intangible assets related to the TTS acquisition.

     Operating Income. Operating income was $26.2 million, $18.0 million and $8.6 million in 1994, 1993 and 1992, respectively, representing increases of 46% in 1994 and 109% in 1993. Operating income as a percentage of total sales was 7.1%, 6.7% and 4.3% in 1994, 1993 and 1992, respectively. The increase in operating income as a percentage of sales in 1994 and 1993 were due principally to the increase in gross margins in 1993 and, in both years, the reduction, relative to sales, in marketing and administration expense. These improvements more than offset the increase in research and development expense as a percentage of sales.

     Interest Expense (Net). Net interest expense was $2.3 million, $2.1 million and $0.6 million in 1994, 1993 and 1992, respectively. Interest expense increased in 1993 and 1994 in order to finance the TTS and MRC acquisitions, and is expected to increase further in 1995 due to the full year's interest on the convertible subordinated notes issued in fiscal 1994.

     Provisions for Income Taxes. The Financial Accounting Standards Board has issued Statement No. 109, "Accounting for Income Taxes" (SFAS 109), which establishes a new method of accounting for income taxes. CMI has adopted this method effective July 1, 1992. This method supersedes the previous accounting standard for income taxes, SFAS 96, which CMI had adopted in fiscal 1988. The cumulative effect of this change is immaterial and prior years have not been restated. Provision for income taxes was $8.8 million, $5.9 million and $2.9 million in 1994, 1993 and 1992, respectively. This represents an effective tax rate of 37%, 37% and 36% in 1994, 1993 and 1992, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1994, CMI had working capital of $124.8 million, including $4.4 million of cash and cash equivalents, compared with working capital of $115.4 million, including cash and cash equivalents of $27.7 million, at December 31, 1993. This increase was the result of profitable operations and the impact of the $61.1 million net proceeds from CMI's sale of long-term convertible subordinated notes in December 1993. Net cash used in operating activities was $7.0 million and $14.3 million in the six months ended December 31, 1994 and 1993, respectively. The negative operating cash flow in the current period was due to the impact of extended payment terms on certain international system contracts booked in fiscal 1994, while the negative operating cash flow in the prior period was due to the need to fund the post-acquisition working capital requirements of TTS.


     During the first half of fiscal 1995, funds were generated from operating income (including depreciation and amortization) and were used to finance increased receivable balances and payments of June 30, 1994 payables and accruals, principally payments under incentive agreements and employee benefit plans. The net result was an operational cash outflow of $7.0 million. CMI's investing activities during the first half of fiscal 1995 were a payment, under the April 1992 MRC acquisition agreement, to MRC's stockholders of $9.6 million and payments for capital equipment additions of $5.1 million. Total cash outflow for investing activities was $15.0 million. Sale of CMI Common Stock to CMI employees under on-going CMI stock option plans resulted in a cash inflow of $3.7 million. During the six months ended December 31, 1994, CMI borrowed $9.7 million under its credit lines in order to finance the operating cash outflows and the MRC additional acquisition payment. The above activity was responsible for a net decrease in cash of $8.8 million for the first half of fiscal 1995.



     Compared to the prior year period, inventory turnover improved and the average receivable collection period lengthened. Due to operational efficiencies in both wireless and satellite communications product areas, inventory turnover increased from 3.6 turns to 4.4 turns. Due to the extended payment terms on certain international system contracts, average receivables increased to 102 days from 79 days. CMI anticipates that average receivables will be reduced to the 80-90 day range by the last quarter of fiscal 1995.


     In February 1994, CMI renewed two unsecured committed credit facilities, totaling $33.5 million, $25 million of which expires in October 1995 and $8.5 million of which expires in April 1995. At December 31, 1994, there were $9.7 million of borrowings and $11.0 million of standby letters of credit outstanding under these credit lines, leaving $12.8 million of available credit lines.

     CMI believes that its current cash position, funds generated from operations and funds available from its credit facilities will be adequate to meet CMI's requirements for working capital, capital expenditures, debt service and external investments for the foreseeable future.

     At June 30, 1994, CMI had working capital of $112.0 million, including $13.3 million of cash and cash equivalents, compared with working capital of $63.2 million, including $5.3 million of cash and cash equivalents, at June 30, 1993. Net cash used in operating activities was $20.7 million in 1994 compared to cash provided by operations of $10.4 million in 1993 and $9.0 million in 1992. Two principal factors accounted for the decline in performance in 1994. First, TTS, at acquisition, required an infusion of cash of approximately $25 million. Second, in order to penetrate certain key international markets, CMI provided extended payment terms covering a higher percentage of its 1994 second-half international systems sales than was generally the case in the past. In addition, a contract assumed by the Company in connection with its acquisition of TTS included extended payment terms and also resulted in unbilled receivables. Correspondingly, unbilled receivables increased from $1.9 million at June 30, 1993 to $21.4 million at June 30, 1994. CMI expects to collect these receivables in fiscal 1995. Due to these factors, accounts receivable turnover decreased in 1994. Due to the extended payment terms on certain international projects, average receivables increased to 82 days of sales in 1994 from 71 days in 1993.

     Capital expenditures were $11.2 million in 1994 compared to $10.8 million in 1993 and $8.0 million in 1992. Capital expenditures in 1995 are expected to be approximately at the same level as in 1993-94.


     During fiscal 1994, cash was generated from the sale of $57.5 million of ten-year 5 1/4% convertible subordinated notes due 2003 and $5.7 million of five-year 5% convertible subordinated notes due 1998. The ten-year notes are convertible at the option of the holder into CMI Common Stock at a conversion price of $28.4375 per share and the five-year notes are convertible at $28.50 per share. The net proceeds of approximately $61.1 million were used to retire the bank loan incurred to fund the acquisition and working capital needs of TTS. CMI paid $28.7 million for the net assets of TTS, consisting of $23.7 million in cash and a $5 million, five-year 5% convertible subordinated note, convertible (after resolution of certain acquisition-related matters) at the option of the holder into common stock of CMI at a conversion price of $28.50 per share. Of the $5 million note, $3 million was offset against advances from TTS to its parent prior to the closing of the acquisition and is no longer payable.


     In fiscal 1993, CMI sold 2,530,000 shares of its common stock at $13.25 per share. The net proceeds of approximately $31.2 million along with current cash balances were used to retire the $35 million bridge loan incurred in connection with the 1992 acquisition of MRC.

HISTORICAL QUARTERLY RESULTS


     The following table presents consolidated financial results for each of the last ten quarters in the period ended December 31, 1994. These consolidated financial results are unaudited. In the opinion of management, however, they have been prepared on the same basis as the audited consolidated financial information and include all adjustments necessary for a fair presentation of the information set forth therein. The operating results for any quarter are not necessarily indicative of the results that may be expected for any future period.

STATEMENT OF OPERATIONS DATA:

                                                                       QUARTER ENDED:
                            -----------------------------------------------------------------------------------------------------
                                         FISCAL 1993                              FISCAL 1994                     FISCAL 1995
                            -------------------------------------   ---------------------------------------   -------------------
                             SEPT.                                   SEPT.                                      SEPT.
                              30      DEC. 31   MAR. 31   JUNE 30     30      DEC. 31   MAR. 31    JUNE 30       30      DEC. 31
                            -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales.....................  $60,114   $62,742   $72,052   $72,273   $62,516   $82,596   $104,702   $119,203   $102,218   $103,637
Cost of products sold.....   44,535    46,777    53,961    53,095    44,209    59,485     78,140     91,581     75,673     74,940
                            -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
Gross margin..............   15,579    15,965    18,091    19,178    18,307    23,111     26,562     27,622     26,545     28,697
                            -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
Expenses:
  Research and
    development...........    1,805     1,989     2,183     2,265     2,246     3,542      4,157      3,258      4,859      5,348
  Marketing and
    administration........    9,379     9,365    10,724    11,556    10,261    12,634     15,244     16,003     13,835     14,424
  Amortization of
    intangible assets.....      389       388       388       389       382       520        543        623        634        634
                            -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
    Total expenses........   11,573    11,742    13,295    14,210    12,889    16,696     19,944     19,884     19,328     20,406
                            -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
Operating income..........    4,006     4,223     4,796     4,968     5,418     6,415      6,618      7,738      7,217      8,291
Interest income (expense),
  net.....................     (680)     (664)     (728)      (42)       18      (629)      (840)      (838)      (864)    (1,159)
                            -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
Income before income
  taxes...................    3,326     3,559     4,068     4,926     5,436     5,786      5,778      6,900      6,353      7,132
Provision for income
  taxes...................    1,230     1,315     1,508     1,822     2,120     2,257      1,913      2,554      2,350      2,639
                            -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
Net income................  $ 2,096   $ 2,244   $ 2,560   $ 3,104   $ 3,316   $ 3,529   $  3,865   $  4,346   $  4,003   $  4,493
                            =======   =======   =======   =======   =======   =======   ========   ========   ========   ========
Net income per
  share -- primary........  $  0.23   $  0.24   $  0.25   $  0.26   $  0.27   $  0.28   $   0.30   $   0.35   $   0.32   $   0.35
                            =======   =======   =======   =======   =======   =======   ========   ========   ========   ========
Average shares and
  equivalents -- primary..    9,116     9,363   $10,122    12,066    12,450    12,596     12,828     12,414     12,578     12,872

     The following table sets forth, for the periods indicated, certain income and expense items expressed as a percentage of CMI's total sales:

STATEMENT OF OPERATIONS DATA:

                                                                       QUARTER ENDED:
                            -----------------------------------------------------------------------------------------------------
                                         FISCAL 1993                              FISCAL 1994                     FISCAL 1995
                            -------------------------------------   ---------------------------------------   -------------------
                             SEPT.                                   SEPT.                                      SEPT.
                              30      DEC. 31   MAR. 31   JUNE 30     30      DEC. 31   MAR. 31    JUNE 30       30      DEC. 31
                            -------   -------   -------   -------   -------   -------   --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales.....................    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%     100.0%     100.0%     100.0%     100.0%
Gross margin..............     25.9      25.4      25.1      26.5      29.3      28.0       25.4       23.2       26.0       27.7
Research and development
  expenses................      3.0       3.2       3.0       3.1       3.6       4.3        4.0        2.7        4.8        5.2
Marketing and
  administration
  expenses................     15.7      14.9      14.9      16.0      16.4      15.3       14.6       13.4       13.5       13.9
Amortization of intangible
  assets..................      0.6       0.6       0.5       0.5       0.6       0.6        0.5        0.5        0.6        0.6
Operating income..........      6.6       6.7       6.7       6.9       8.7       7.8        6.3        6.5        7.1        8.0
Interest income (expense),
  net.....................     (1.1)     (1.0)     (1.0)     (0.1)      0.0      (0.8)      (0.8)      (0.7)      (0.9)      (1.1)
Income before income
  taxes...................      5.5       5.7       5.7       6.8       8.7       7.0        5.5        5.8        6.2        6.9
Net income................      3.5       3.6       3.6       4.3       5.3       4.3        3.7        3.6        3.9        4.3

                  MNI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by, MNI's Financial Statements and Notes thereto included elsewhere in this Prospectus. Historical results are not necessarily indicative of trends in operating results for any future period.

OVERVIEW OF MNI OPERATIONS

     MNI was incorporated as a Texas corporation in 1981. During MNI's first three years of operations it concentrated on product development, seeking market opportunities for telecommunications equipment. In 1986, MNI began producing and shipping small quantities of digital and video microwave radio for the United States marketplace. For the period 1986 to early 1989 MNI primarily manufactured and sold microwave radio alternatives to copper or fiber lease lines to private network users. With the advent of telephony competition and reduced cost lease lines MNI focused on international opportunities. In early 1989 MNI successfully collaborated with Northern Telecom in establishing significant sales into Mexico and South America. MNI has since developed its own sales and distribution network throughout the world, utilizing sales offices and in-country representatives.

     MNI's revenues have grown at a compound annual growth rate of approximately 30% since 1990, all of which has been generated from internal growth and product diversification. During its fiscal year ended June 30, 1994, MNI derived approximately 82% of its revenues from sales of its manufactured short and long haul, low to medium capacity microwave radio products, approximately 12% of its revenues from sales of equipment purchased and resold to compliment its manufactured radios and approximately 6% of its revenues from installation, repair and other similar services. Sales of manufactured radios typically generate higher gross profit margins than the resale of equipment or the provision of services.

     MNI's annual and quarterly operating results are affected by a number of factors, including MNI's manufactured product mix, the level and timing of orders placed by its customers, price competition, overall revenue mix between products and services, delivery of components and subsystems from vendors, political instability, regulatory developments and general economic conditions and market demand.

RESULTS OF OPERATIONS

     The following table sets forth certain data from MNI's Consolidated Statements of Operations for the fiscal years ended June 30, 1992, 1993 and 1994, and the six months ended December 31, 1993 and 1994, expressed as a percentage of revenue:

                                                                                     SIX MONTHS
                                                                                        ENDED
                                                        YEAR ENDED JUNE 30,          DECEMBER 31
                                                     -------------------------     ---------------
                                                     1992      1993      1994      1993      1994
                                                     -----     -----     -----     -----     -----
Sales..............................................  100.0%    100.0%    100.0%    100.0%    100.0%
Cost of products sold..............................   65.8      57.2      58.1      58.6      56.3
                                                     -----     -----     -----     -----     -----
  Gross margin.....................................   34.2      42.8      41.9      41.4      43.7
                                                     -----     -----     -----     -----     -----
Expenses:
Marketing and administration.......................   26.8      21.3      23.6      24.6      18.9
Research and development...........................    9.9       9.4      11.9      12.7      10.4
                                                     -----     -----     -----     -----     -----
                                                      36.7      30.7      35.5      37.3      29.3
                                                     -----     -----     -----     -----     -----
Operating income (loss)............................   (2.5)     12.1       6.4       4.1      14.4
Interest expense, net..............................   (1.0)      (.6)      (.7)      (.7)      (.4)
                                                     -----     -----     -----     -----     -----
Income (loss) before income taxes..................   (3.5)     11.5       5.7       3.4      14.0
Provision for income taxes.........................     .2       2.1       1.3        .8       4.6
                                                     -----     -----     -----     -----     -----
Income (loss) before cumulative effects of changes
  in accounting principles.........................   (3.3)      9.4       4.4       2.6       9.4
                                                     -----     -----     -----     -----     -----
Cumulative effects of changes in accounting
  principles.......................................    4.2        --        --        --        --
                                                     -----     -----     -----     -----     -----
Net Income.........................................     .9%      9.4%      4.4%      2.6%      9.4%
                                                     =====     =====     =====     =====     =====

COMPARISON OF THE SIX MONTHS ENDED DECEMBER 31, 1994 AND 1993

     Sales. Sales were $28.8 million and $16.6 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 73%. This increase reflects a 75% increase in the number of units shipped and an average increase of $1,000 per unit in the average sales price per unit. The sales increase reflects new contracts obtained in Eastern Europe and an increase in the number of radios sold in Australia to existing customers. This increase was partially offset by reductions of shipments to Northern Telecom under the terms of its supply agreement. MNI has become less reliant on its relationship with Northern Telecom and expects sales under this supply agreement, which expires in May 1995, will continue to decline as a percentage of total sales. Service sales decreased by 48% primarily due to a decline in the amount of installations performed for customers in Mexico.

     International sales continued to account for MNI's growth, rising by 3% to 96% of total sales in the period compared to 93% with the prior year period.

     MNI had sales to two customers which accounted for 27% and 19%, respectively, of total sales for the six months ended December 31, 1994. MNI had sales to one customer which accounted for 28% of total sales for the six months ended December 31, 1993. MNI expects that a majority of its sales in the near term will continue to be concentrated among a relatively small number of customers.

     Gross Margin. Gross margin was $12.6 million and $6.9 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 83%. Gross margin as a percentage of total sales was 43.7% and 41.4% for such periods, respectively. The increase in gross margin as a percentage of sales was due to an average increase in unit sales price of $1,000 per unit resulting primarily from the introduction in 1994 of the 16 QAM radio product line and a higher shipment level of 15 GHz 4/8 E1 radios, both of which are relatively higher priced products. In addition, gross margin increased due to the increased proportion of higher margin radio sales to total sales, as radio sales typically generate gross margins in the 30% to 55% range, while service and non-value added equipment sales generate margins in the 25% to 35% range.

     Research and Development. Research and development expenses were $3.0 million and $2.1 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 43%. Research and development expenses as a percentage of sales were 10.4% and 12.7%, respectively, for such periods. MNI anticipates that research and development expenses will continue to increase.

     Marketing and Administration. Marketing and administration expenses were $5.5 million and $4.1 million for the six months ended December 31, 1994 and 1993, respectively, representing an increase of 34%. Marketing and administration expenses as a percentage of sales were 18.9% and 24.6%, respectively, for such periods. The percentage decrease is due to increased sales, particularly to existing international customers, without a corresponding increase in marketing and administration expenses.


     Operating Income. Operating income was $4.2 million and $.7 million for the first six months ended December 31, 1994 and 1993, respectively, representing an increase of 500%. Operating income as a percentage of sales was 14.4% and 4.1%, respectively, for such periods. The percentage increase was due to higher gross margins and lower operating expenses, related to the increased sales as noted above.


     Interest Expense, Net. Interest expense was $.1 million for the six months ended December 31, 1994 and 1993. Interest expense increased due to an increase in the prime rate and the increased borrowing level on MNI's credit facilities at its bank. The increased borrowing level partially resulted from MNI granting extended payment terms on certain international system contracts.

     Provision for Income Taxes. The provision for income taxes was $1.3 million and $.1 million for the six months ended December 31, 1994 and 1993, respectively. The effective tax rate was 33% and 24%, respectively. The effective tax rates were lower than the statutory rates due to MNI's use of a foreign sales corporation subsidiary and of net operating loss carryforwards.

COMPARISON OF FISCAL YEARS 1994, 1993 AND 1992

     Sales. Sales were $37.0 million, $39.4 million and $22.5 million in 1994, 1993 and 1992, respectively, representing a 6% decrease in 1994 and a 75% increase in 1993. The 1994 decrease resulted from lower product shipments to Northern Telecom and to Venezuelan and Australian cellular customers, as well as lower installation revenues from the Venezuelan market. Product demand from Australia declined as the customer used 1994 to begin construction of its cellular network with radios shipped in 1993. Product and service demand in Venezuela also declined as the customer substantially completed its core cellular networks in early 1994. The sales decline in 1994 was partially offset by a 5% increase in the number of radios shipped, with the introduction of a 1E1 low capacity, relatively inexpensive radio. Introduction of this lower priced radio increased volume but caused the average sales price to decline by $1,000 per unit.

     The 1993 sales increase is attributable to MNI receiving significant orders from new customers developing cellular networks in Australia and Mexico, and continued sales growth to Northern Telecom. The number of radios shipped increased 103%, as the average price per radio sold decreased by $1,000 compared to 1992. The average sales price decline was due to increased competition in cellular markets and MNI's desire to capture orders in selected developing countries.

     International sales were 93%, 93% and 85% of total sales in 1994, 1993 and 1992, respectively. The majority of these sales were to meet the growing demand for wireless networking products in the expanding worldwide telecommunication infrastructure, primarily in cellular network applications. This growth was broad based, but strongest in Mexico, South America and the Asia/Pacific regions.

     MNI had sales to three customers in 1994 which accounted for 20%, 16% and 11%, respectively, of total sales. MNI had sales to three customers in 1993 which accounted for 30%, 17% and 12%, respectively, of total sales. In 1992, MNI had sales to two customers which accounted for 36% and 17%, respectively, of total sales. MNI expects that a small number of customers will continue to account for a majority of its international sales in fiscal 1995.

     Gross Margin. Gross margin was $15.5 million, $16.9 million and $7.7 million in 1994, 1993 and 1992, respectively, representing an 8% decrease in 1994 and a 119% increase in 1993. The changes in year-to-year margins generally resulted from the changes in year-to-year sales levels. Gross margins as a percentage of sales for radios were generally in the 30% to 55% range, while service and low markup subcontracted items typically generated gross margins in the 25% to 35% range. MNI's strategy includes increasing the proportion of radio sales to total sales.

     Gross margin as a percentage of sales increased from 34.2% in 1992 to 42.8% in 1993, but decreased to 41.9% in 1994. The increase in 1993 was due to an improvement of five percentage points in both equipment sales margins and service sales margins. MNI lowered its average radio cost in 1993 by approximately $1,400 due to volume inventory purchases, lower overhead costs per radio and subcontracting some printed circuit board assembly to a third party. This cost reduction accounted for most of the increase in gross margins of products, with an improved product sales mix of higher margin 15 GHz radios accounting for the remainder. Service margins improved due to increased installation revenues in Mexico and controlled cost of services through the Company's Mexican subsidiary. The decrease in 1994 gross margins resulted from the introduction of the 1E1 radio, which has a lower margin than MNI's higher capacity radios, and to competitive reductions in sales prices to obtain large orders.

     Research and Development. Research and development expenses were $4.4 million, $3.7 million and $2.2 million in 1994, 1993 and 1992, respectively. Research and development expenses as a percentage of total sales were 11.9%, 9.4% and 9.9% in 1994, 1993 and 1992, respectively. The increase in 1994 as a percentage of sales was due to the lower sales level in 1994 as well as increased costs related to development of the QAM and 1E1 radios, introduced in fiscal 1994, and the creation of a research and development subsidiary in Australia. MNI anticipates that research and development expenses will continue to increase.

     Marketing and Administration. Marketing and administration expenses were $8.7 million, $8.4 million and $6.0 million in 1994, 1993 and 1992, respectively, representing year-to-year increases of 4% in 1994 and 40% in 1993. Marketing and administration expenses as a percentage of sales were 23.6%, 21.3% and 26.8% in 1994, 1993 and 1992, respectively. In general, the 1994 increase in dollar amount and percentage of revenue resulted from the increased marketing and sales costs in serving the international market, the expansion of the Mexican subsidiary and Singapore sales office, and increased technical service personnel to support 1994 and anticipated 1995 international sales. The decrease in expenses in 1993 as a percentage of sales was due to the growth in sales. MNI anticipates that marketing and administration expense, as a percent of sales, will decrease to the 18% to 20% range, excluding the impact of the merger with CMI.


     Operating Income (Loss). Operating income (loss) was $2.4 million, $4.8 million and ($.6) million in 1994, 1993 and 1992, respectively. Operating income
(loss) as a percentage of sales was 6.4%, 12.1% and (2.5%) in 1994, 1993 and 1992, respectively. The decrease in operating income as a percentage of sales in 1994 was due to the decrease in gross margins and the increase in operating expenses. Due to the significant growth in 1993 sales, MNI expanded its workforce to serve its growing international customer base and to continue development of new products. MNI chose not to decrease its operating costs significantly in 1994 despite the decrease in sales compared to 1993. The increase in operating income in 1993 resulted from improved gross margin on a higher sales level and the reduction, relative to sales, in marketing and administration and research and development expenses.


     Interest Expense, Net. Net interest expense was $.2 million in 1994, 1993 and 1992. Interest expense is expected to increase in 1995 due to the increase in interest rates and MNI's increased borrowing for working capital purposes.


     Provisions for Income Taxes. MNI adopted Statement No. 109, "Accounting for Income Taxes," of the Financial Accounting Standards Board effective July 1, 1991. The cumulative effect on prior years of this change was a $.6 million increase in 1992 income. Provision for income taxes was $.5 million, $.8 million and ($.04) million in 1994, 1993 and 1992, respectively. This represents an effective tax rate of 23% and 18% in 1994 and 1993, respectively. The differences between the effective and statutory tax rates in both 1994 and 1993 were due to the foreign sales corporation subsidiary and research and development tax credits. MNI expects its effective tax rate will continue to be lower than the statutory rate due to the foreign sales corporation and related high percentage of foreign sales.


HISTORICAL QUARTERLY RESULTS


     The following table sets forth certain unaudited statement of operations data for the six quarters ended December 31, 1994. This data has been derived from unaudited consolidated financial statements and should be read in conjunction with MNI's audited financial statements and notes thereto included elsewhere in this Prospectus. Such quarterly results are not necessarily indicative of future results of operations.

STATEMENT OF INCOME DATA

                                                                 QUARTER ENDED
                                        ----------------------------------------------------------------
                                                       FISCAL 1994                       FISCAL 1995
                                        -----------------------------------------    -------------------
                                        SEPT. 30    DEC. 31    MAR. 31    JUNE 30    SEPT. 30    DEC. 31
                                        --------    -------    -------    -------    --------    -------
                                                                 (IN THOUSANDS)
Sales.................................   $8,804      $7,797    $10,370    $10,005     $12,921    $15,892
Cost of products sold.................    5,069       4,656      5,758      5,996       7,198      9,021
                                         ------      ------    -------    -------     -------    -------
  Gross margin........................    3,735       3,141      4,612      4,009       5,723      6,871
Expenses:
  Research and development............    1,110         998      1,080      1,196       1,320      1,668
  Marketing and administration........    2,035       2,055      2,123      2,520       2,587      2,865
                                         ------      ------    -------    -------     -------    -------
Operating income......................      590          88      1,409        293       1,816      2,338
Interest expense, net.................      (45)        (66)       (86)       (78)        (80)       (29)
                                         ------      ------    -------    -------     -------    -------
Income before income taxes............      545          22      1,323        215       1,736      2,309
Provision for income taxes............      127           6        309         51         561        767
                                         ------      ------    -------    -------     -------    -------
Net income............................   $  418      $   16    $ 1,014    $   164     $ 1,175    $ 1,542
                                         ======      ======    =======    =======     =======    =======

     The following table sets forth the percentage relationship of certain items to total revenues with regard to MNI's results of operations for the six quarters ended December 31, 1994.

STATEMENT OF OPERATIONS DATA


                                                                   QUARTER ENDED
                                       ---------------------------------------------------------------------
                                                       FISCAL 1994                          FISCAL 1995
                                       --------------------------------------------     --------------------
                                       SEPT. 30     DEC. 31     MAR. 31     JUNE 30     SEPT. 30     DEC. 31
                                       --------     -------     -------     -------     --------     -------
Sales................................    100.0%      100.0%      100.0%      100.0%       100.0%      100.0%
Gross margin.........................     42.4        40.3        44.5        40.1         44.3        43.2
Marketing and administration
  expense............................     23.1        26.4        20.5        25.2         20.0        18.0
Research and development expense.....     12.6        12.8        10.4        12.0         10.2        10.5
Operating income.....................      6.7         1.1        13.6         2.9         14.1        14.7
Interest expense and other...........       .5          .8          .8          .8           .6          .2
Income before income taxes...........      6.2          .3        12.8         2.1         13.4        14.5
Net income...........................      4.7          .2         9.8         1.6          9.1         9.7

LIQUIDITY AND CAPITAL RESOURCES

     MNI has financed its operations to date through the private placements of its equity, equipment leases, bank borrowings and cash generated from operations. Principal sources of liquidity at December 31, 1994 consisted of $501,000 in cash and cash equivalents, and $8.0 million of credit facilities under two loan agreements with a commercial bank, which expire in November 1997, of which $.7 million was unused and available at December 31, 1994. Such agreements contain financial covenants and restrictions relating to various matters including net worth, current ratio, worth to debt ratio, and corporate changes, including being a party to a merger or consolidation, and restrictions on the payment of dividends and limitations on capital expenditures.

     Net cash provided by (used in) operating activities was $1.9 million and ($0.6) million for fiscal 1993 and 1994, respectively, and ($1.8) million for the six months ended December 31, 1994.

     Cash used for investing activities was $1.1 million and $1.0 million for fiscal 1993 and 1994, respectively, and $2.0 million for the six months ended December 31, 1994. Cash used for investing activities has consisted of capital expenditures. MNI expects to acquire approximately $2.5 million of capital equipment by the end of fiscal 1995, consisting primarily of test equipment for production and testing of its products.

     Cash provided by financing activities in fiscal 1994 was $2.0 million. During the six months ended December 31, 1994, $3.6 million was provided by financing activities, primarily from bank borrowings and capital leases.

     MNI has a $6.0 million line of credit with Texas Commerce Bank National Association ("TCB") which expires in November 1997. The line, bearing interest at prime, is secured by accounts receivable, inventory and general intangibles. The Borrowing base is limited to 80% of eligible accounts receivable and 20% of eligible inventory (as defined in the loan agreement). Under the terms of the loan agreement, MNI is required to maintain certain ratios of current assets to current liabilities, maintain a specified level of net worth, meet a maximum debt to worth ratio, and achieve a minimum fixed charge coverage ratio. The line of credit includes commitment fees, paid quarterly, of .25% of the unused portion of the line of credit. $700,000 of this line of credit was unused and available at December 31, 1994.

     MNI also has a term note with TCB which bears interest at the prime rate and matures in November 1997. The note is secured by accounts receivable, inventory, general intangibles and computer equipment. The outstanding balance as of December 31, 1994 was $2.0 million.

     MNI believes that after consummation of the Merger, its cash requirements will be met by MNI's cash generated from operations and capital furnished by CMI.

                           INFORMATION CONCERNING CMI

BUSINESS


     California Microwave, Inc. designs, manufactures and markets sophisticated systems and products used worldwide in satellite and wireless communications for the transmission of voice, data, facsimile and video. CMI applies its expertise in microwave radio technologies to: satellite earth stations and equipment, microwave radios for wireless applications, and electronic intelligence systems. California Microwave is a leading provider of both satellite earth stations used for satellite communications and digital and analog microwave radios for the cellular, personal communications network and private network markets.


     CMI sells its products through a variety of channels for use by many of the world's principal providers of telecommunications services. These include AT&T, MCI, Sprint, GTE, COMSAT Corporation, British Telecom, and telephone companies around the world. Other users of CMI's products include private networks, such as broadcast and cable television operators, utilities and other major corporations, and municipal, state and national governments. California Microwave believes that it is among the limited number of key suppliers to these entities because of its proven track record of technical performance and reliability, customer support and cost effectiveness.

     CMI acquired through its subsidiary, California Microwave--TeleCom Transmission Systems, Inc., substantially all of the assets and certain of the liabilities of TTS on October 26, 1993. TTS's product line consists of digital and analog microwave radios for the cellular, personal communications network and private network markets. CMI paid $28.7 million for the net assets of TTS at the closing, consisting of $23.7 million in cash and a $5 million, five-year 5% convertible subordinated note, convertible (after the resolution of certain acquisition-related matters) at the option of the holder into Common Stock of CMI at a conversion price of $28.50 per share. Of the $5 million note, $3 million was offset against advances from TTS to its parent prior to the closing of the acquisition and is no longer payable. A contingent payment would have been payable if specified TTS related sales for the 18-month period commencing July 1, 1993 had exceeded $117 million. CMI does not expect that any payments pursuant to this contingent payment provision will be required. As a part of the transaction, Motorola, Inc. purchased a $5.7 million, five-year 5% convertible subordinated note, convertible at the option of the holder into Common Stock of CMI at a conversion price of $28.50 per share. Motorola, Inc. also extended its equipment purchase agreement with TTS through October, 1998.

     In December 1993, CMI completed a $57,500,000 offering of 5 1/4% percent convertible subordinated notes due 2003 and having an initial conversion price of $28.4375 per share. The net proceeds of approximately $55,400,000 were used principally to repay outstanding indebtedness under CMI's bank credit agreements, with the balance to be used for general corporate purposes.

     In August 1994, CMI paid the former stockholders of MRC $9,600,000, bringing to $11,000,000 the total amount paid to such stockholders under the contingent payment agreement entered into at the time of the acquisition of MRC.

TELECOMMUNICATIONS INDUSTRY OVERVIEW

     Telecommunications Market. The demand for improved telecommunications is increasing worldwide as emerging economies seek to modernize, and as increasingly information intensive developed countries introduce new telecommunications services. The telecommunications industry has expanded rapidly during the last decade, principally due to technological advances and regulatory changes in the United States and internationally. Advances in technology have lowered per-unit communications costs, increased product reliability, and encouraged a proliferation of new and enhanced communications products and services. Regulatory initiatives (such as the breakup of the Bell system and the assignment of radio frequency spectrum for cellular telephone services) have enhanced competition, permitted the opening of new markets and provided incentives for the development of new products.

     Alternative Transmission Media. Customers for telecommunications equipment must weigh the relative costs and advantages of the four presently available transmission media: copper cable, fiber optic cable, satellite systems and terrestrial microwave radio systems.

          - Copper cable, the traditional transmission medium most familiar to consumers, is being replaced and supplemented by the other media, particularly for high-volume and long-distance transmissions where it has substantial capacity, cost and reliability limitations.

          - Fiber optic cable is best suited to high-volume, point-to-point, short- or long-distance links where its advantages--capacity, quality and security--justify the long lead time and high cost to equip and install a network.


          - Satellite systems are often a preferred medium for transmitting to a large geographical or multipoint area. These systems, which use microwave technology, are well suited for rapid introduction of service in remote areas or where terrestrial alternatives are unavailable, such as mobile, shipboard or military applications. Satellite systems require a sizeable initial capital investment by service providers to build and launch one or more satellites. Once the satellites are in orbit, however, there are substantial incentives to use this capacity, which typically requires continued investment in satellite earth stations.



          - Terrestrial microwave radio systems can be quickly and easily installed, require relatively low initial capital investment and can be upgraded and expanded over time. There are a wide variety of microwave radios offering different frequencies, modulation techniques (analog or digital), and transmission capacities. However, microwave radio applications typically require government licensing and frequency coordination in order to prevent signal interference among various users, and require a line of sight between the transmitting and receiving antennas. Unavailability of sufficient frequency spectrum has historically inhibited sales in developed countries, although this constraint is being alleviated by the actions of various governments and the availability of radios that do not require governmental licensing prior to use.


     Rarely is a complete communications system based solely on one of these media. Transmission is normally routed through a combination of media, each employed where it fits most cost-effectively within the communications network. For example, a microwave radio studio-to-transmitter link used by a television broadcaster may connect to a satellite system used to distribute programs domestically and overseas. In addition, the various media provide routing alternatives for the other media, as in the case of satellite backup facilities for undersea fiber optic cables.

STRATEGY


     California Microwave's strategy is to apply its expertise in microwave technologies to systems and products for the satellite communications, wireless and intelligence systems markets. CMI works closely with existing and potential customers to specify and develop new products and product enhancements that have long-term growth potential. CMI considers its ability to create and maintain long-term customer relationships an important component of its overall strategy in each of its markets.


     CMI has concentrated its efforts on sales of systems and products used for communications infrastructure rather than on consumer terminals and equipment.

     CMI's strategy includes the following key elements:

     Maintenance of Strong Position in Satellite Communications and Intelligence Systems Markets. By introducing new products and expanding its marketing efforts and distribution capabilities worldwide, CMI intends to continue to strengthen its position in its markets for satellite communications and intelligence systems.

     Wireless Growth. CMI believes that the wireless telecommunications market offers numerous opportunities because of its rapid growth and relatively fragmented nature. Emerging opportunities for the sale of microwave radios include cellular and other portable personal communication systems, mobile data entry, remote data collection and device monitoring and wireless local area networks. Many of these opportunities relate to the portability and mobility requirements of customers.

     International Expansion. CMI's systems and equipment are marketed on a worldwide basis. CMI's international sales have expanded significantly in both satellite communications and wireless, and represented 42% of total sales for the fiscal year ended June 30, 1994. International sales are expected to continue to increase due to international infrastructure requirements in developing countries and the emergence of wireless opportunities worldwide.


     Acquisitions. CMI intends to continue to enhance its market position through acquisitions of companies or lines of business that complement its existing businesses. Consistent with this strategy, CMI in April 1992 acquired MRC, and in October 1993 acquired substantially all of the assets and certain of the liabilities of TTS and is seeking to acquire MNI pursuant to the Merger as described in this Prospectus/Proxy Statement. In addition, CMI acquired Mobile Satellite Products Corporation (formerly ViaSat Technology Corporation; "MobileSat"), Microwave Data Systems ("MDS") and EFData Corp. ("EFData") in recent years.


     Core Technology Focus. Since its founding in 1968, CMI's systems and products have been based on microwave radio technologies. CMI's products employ both analog and digital applications of radio frequency technology. Digital technology significantly enhances performance and capacity and facilitates new product developments. CMI has invested significant resources in these technologies and believes its microwave communications technologies provide a solid base for the development of future wireless communications products and services, including new forms of mobile and portable communications systems.

     Decentralized Organizational Structure. California Microwave's subsidiaries and divisions are decentralized. CMI believes this organizational structure allows the key entrepreneurial personnel of each division to be responsive to particular markets and customers. Each subsidiary and division typically maintains its own sales, marketing, product development and manufacturing functions.

PRODUCTS AND MARKETS.

     CMI's sales are summarized below:


                                                                                          SIX MONTHS ENDED
                                              FISCAL YEARS ENDED JUNE 30,                   DECEMBER 31,
                                       -----------------------------------------     --------------------------
                                       1992     %     1993     %     1994     %      1993     %     1994     %
                                       ----    ---    ----    ---    ----    ---     ----    ---    ----    ---
                                                                (DOLLARS IN MILLIONS)
SALES BY PRODUCT CLASS:
  Satellite communications...........  $130     66%   $157     59%   $178     48%    $ 74     51%   $ 86     42%
  Wireless...........................    24     12      61     23     139     38       47     32      85     41
  Intelligence systems...............    39     19      46     17      50     14       23     16      33     16
  Other..............................     6      3       3      1       2     --        1      1       2      1
                                       ----    ---    ----    ---    ----    ---     ----    ---    ----    ---
         Total.......................  $199    100%   $267    100%   $369    100%    $145    100%   $206    100%
                                       =====   ====   =====   ====   =====   ====    =====   ====   =====   ====
SALES BY MARKET SECTOR:
  International......................  $ 70     35%   $110     41%   $154     42%    $ 54     37%   $ 86     42%
  U.S. commercial....................    63     32      76     28     113     30       51     35      67     33
  U.S. government....................    66     33      81     31     102     28       40     28      53     25
                                       ----    ---    ----    ---    ----    ---     ----    ---    ----    ---
    Total............................  $199    100%   $267    100%   $369    100%    $145    100%   $206    100%
                                       =====   ====   =====   ====   =====   ====    =====   ====   =====   ====


SATELLITE COMMUNICATIONS

     California Microwave is a leader in the design, assembly, integration and installation of satellite earth stations, from the largest international gateway earth stations, through an extensive series of mid-size earth stations, to very small portable earth stations. Earth stations are integrated systems consisting of antennas (1 to 32 meters in diameter), transmitting and receiving equipment, and video, data and telephone system interface equipment. CMI also manufactures certain electronic equipment, such as modems and frequency converters, which are incorporated into earth stations. Large antennas and certain other equipment are obtained from third parties. CMI's line of digital and analog earth stations provides point-to-point and point-to-multipoint transmission of voice, data, facsimile and video, as well as tracking and command of the satellites themselves. Many of the earth stations and related equipment are incorporated into communications networks designed, installed and integrated by CMI. CMI's systems are installed and operating in more than 75 countries.

     Turnkey Satellite Earth Stations and Networks. CMI, through its subsidiary Satellite Transmission Systems, Inc. ("STS"), is a leading supplier of turnkey satellite transmit/receive earth stations and networks for domestic, international and government applications. CMI is both an equipment supplier and a large-scale network integrator. It has installed more than 1,000 major earth stations on a turnkey basis, including more than 200 digital earth stations for use by members of the INTELSAT network. Turnkey satellite earth stations typically are completed in three to twelve months.

     Transportable, Mobile, Portable and Other Satellite Earth Stations. CMI, through its subsidiaries STS, EFData and MobileSatTM, manufactures a variety of transportable, mobile, portable and other satellite earth stations. Most have modular designs, which reduce equipment costs, installation costs and delivery lead times, and accommodate a wide variety of capacity, frequency band or other customer requirements.

     Transportable and mobile earth stations are typically used for rapid deployment to supply broadcast and voice communications where telephone service may be non-existent or temporarily unavailable. CMI, through its MobileSat subsidiary, has developed the world's first portable International Maritime Satellite Organization ("INMARSAT") B terminal which is used for high-speed data and voice transmission and is marketed under the trademark "LYNXX(R)". CMI commenced shipments of LYNXX(R) following INMARSAT type approval.

     Satellite Earth Station Products. Through various of its subsidiaries and divisions, California Microwave manufactures a broad line of electronic products used in earth stations. The products are used extensively in CMI's own earth stations and are also sold in volume to other earth station suppliers and to operators of communication networks to upgrade existing earth stations. EFData is a leading producer of high speed (up to 155 million bits per second) digital modems used to connect private or public telephone lines to satellite communications networks. Since 1988, EFData has delivered approximately 13,500 satellite modems for use in INTELSAT systems, satellite backup facilities for undersea fiber optic cable, and for many private network applications. STS manufactures a range of frequency converters used in satellite earth stations, and proprietary computer-based monitor and control systems. EFData also manufactures a completely self-contained earth station electronics package for low-cost rural and infrastructure networks.

     CMI's principal satellite communications products are summarized in the following table:

- ------------------------------------------------------------------------------------------------------------------
                                                SATELLITE COMMUNICATIONS
- ------------------------------------------------------------------------------------------------------------------
                                                                  TYPICAL              SELECTED CUSTOMERS
  PRODUCTS                       APPLICATIONS                     PRICE RANGE          OR END USERS
- ------------------------------------------------------------------------------------------------------------------
  TURNKEY SATELLITE EARTH STATIONS AND NETWORKS
- ------------------------------------------------------------------------------------------------------------------
  International Gateways         Provides direct voice, data,     $1,000,000 to        AT&T, British Telecom, MCI,
                                 video and facsimile services     $5,000,000           Singapore Telecom, Telefonica
                                 internationally (11-32 meter                          (Spain), Bulgaria
                                 antenna)                                              Telecommunications Company
- ------------------------------------------------------------------------------------------------------------------
  Networks                       Provides voice, data, video      $5,000,000 to        AT&T, Tenneco Oil, U.S.
                                 and facsimile services for       $15,000,000          Government, Acumen (Thailand),
                                 corporations, telephone                               Telespazio (Italy), Samsung
                                 companies and governments                             (South Korea), Emetel
                                 domestically                                          (Ecuador), Shanghai Stock
                                                                                       Exchange
- ------------------------------------------------------------------------------------------------------------------
  Video Uplinks                  Transmits television signals     $500,000 to          Hughes Communications, Hong
                                                                  $2,000,000           Kong Telecom, Singapore
                                                                                       Telecom, British Telecom, KDD
                                                                                       (Japan)
- ------------------------------------------------------------------------------------------------------------------
  Very Small                     Transmits data used by           $500,000 to          Hughes Network Systems, AT&T
    Aperture Terminal            retailers, car dealers and       $2,000,000           Tridom
    ("VSAT") Hubs                hotels in VSAT networks
- ------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------
                                                                  TYPICAL              SELECTED CUSTOMERS
  PRODUCTS                       APPLICATIONS                     PRICE RANGE          OR END USERS
- ------------------------------------------------------------------------------------------------------------------
  Mobile Shore Stations          Transmits voice and data to      $1,000,000 to        Hughes Network Systems, Satcom
                                 land, mobile and shipboard       $5,000,000           S.A. (Portugal), VSNL (India),
                                 terminals in INMARSAT and                             American Mobile Satellite
                                 other mobile satcom networks                          Corp.
- ------------------------------------------------------------------------------------------------------------------
  Tracking, Telemetry and        Tracks, monitors and controls    $1,000,000 to        AT&T, GTE, INTELSAT,
    Command Earth Stations       satellite during launch and in   $5,000,000           COMSAT
                                 orbit
- ------------------------------------------------------------------------------------------------------------------
  TRANSPORTABLE, MOBILE, PORTABLE AND OTHER SATELLITE EARTH STATIONS
- ------------------------------------------------------------------------------------------------------------------
  SCAMP                          3.5-9 meter antenna earth        $100,000 to          CBS, Reuters, U.S. Government,
                                 stations with electronics        $400,000             Teleinformatica (Italy),
                                 package on antenna for                                Telefonica (Spain)
                                 international data and VSAT
                                 network hubs
- ------------------------------------------------------------------------------------------------------------------
  FAST                           1.8-2.4 meter antenna            $100,000 to          U.S. Government, CBS, Midwest
                                 "fly-away" earth stations for    $600,000             Video (CNN)
                                 transmitting voice and
                                 high-speed data (up to 2
                                 megabits/second)
- ------------------------------------------------------------------------------------------------------------------
  PSAT                           1.2-2.4 meter antenna earth      $50,000 to           Chevron, AMOCO, ABC,
                                 stations for transmitting        $150,000             Department of State
                                 voice and low-speed data (256
                                 kilobits/second), typically
                                 for emergency communications
- ------------------------------------------------------------------------------------------------------------------
  LYNXX(R)                       Suitcase-size complete earth     $30,000 to           U.S. Government, Exxon,
                                 station providing voice and      $50,000              COMSAT, British Telecom
                                 data using INMARSAT-B service
- ------------------------------------------------------------------------------------------------------------------
  CSAT/KSAT                      1.8-6 meter antenna smaller      $20,000 to           Hughes Network Systems, MCI,
                                 capacity earth stations using    $100,000             IDB Communications, Satelnet
                                 C-and Ku- bands for remote                            (Argentina), U.S. Government,
                                 transmission of voice and data                        Reuters, IMPSAT (Argentina)
- ------------------------------------------------------------------------------------------------------------------
  SATELLITE EARTH STATION PRODUCTS
- ------------------------------------------------------------------------------------------------------------------
  High Speed Modems              For connecting telephone lines   $5,000 to            AT&T, GTE, MCI, Sprint,
                                 to international satellite       $80,000              British Telecom, OPTUS
                                 networks; optical fiber                               (Australia)
                                 back-up; and private networks
- ------------------------------------------------------------------------------------------------------------------
  Frequency Converters           Key component in earth           $8,000 to            AT&T, MCI, Telefonica (Spain),
                                 stations for converting          $50,000              U.S. Government,
                                 frequencies                                           Communications Authority of
                                                                                       Thailand, Singapore
                                                                                       Telecommunications, Entel
                                                                                       (Chile)
- ------------------------------------------------------------------------------------------------------------------
  Monitor and Control            PC-based color graphics          $5,000 to            British Telecom, COMSAT, MCI,
    Systems                      monitor and control system for   $75,000              Reuters, U.S. Government
                                 networks and earth stations
- ------------------------------------------------------------------------------------------------------------------
  DIGITAL VIDEO TELEVISION PRODUCTS
- ------------------------------------------------------------------------------------------------------------------
  Progeny(TM)                    Transmits and receives digital   $5,000 to            New product; to be marketed to
                                 television signals by            $20,000              U.S. and international
                                 satellite and other radio                             broadcast television networks
                                 carrier media
- ------------------------------------------------------------------------------------------------------------------

WIRELESS

     California Microwave designs, manufactures and markets digital and analog microwave radios and other equipment used in land-based point-to-point and point-to-multipoint communications links. CMI is a leading manufacturer of microwave radios for cellular and other personal communications networks, for private voice and data communications networks and for portable electronic news gathering and studio-to-transmitter links. CMI believes that wireless is one of the fastest growing areas of the telecommunications industry due to technological advances, regulatory initiatives and the expanding requirements for connectivity between people and computers and other electronic devices.

     Cellular and Personal Communications Networks and Systems. CMI, through MRC and TTS, manufactures short-distance and long-distance digital microwave radio systems for worldwide applications in cellular and portable personal communications networks and systems. Since July 1992, CMI has received significant orders from major users in the United Kingdom, Germany, Belgium and Australia for digital microwave radios to interconnect microcells in new cellular and personal communications systems. The majority of these orders are for new 23 GHz and 38 GHz radios.

     Land Mobile and Utility Communications. CMI, through TTS, manufacturers and sells digital and analog microwave radio systems for the interconnection of statewide public safety mobile networks. Most of these sales are made through Motorola, with whom TTS has an equipment supply agreement. TTS also sells products to large utilities to provide voice and data communications along major rights of way.

     Television Broadcast. MRC is a leading supplier of analog microwave radios to U.S. and international broadcast and cable television markets for use principally in portable electronic news gathering and studio-to-transmitter applications.

     Wireless Data Networking. CMI, through its MDS division, manufactures point-to-point and point-to-multipoint microwave data radios. MDS point-to-point radios are used to extend the reach of a communications system in areas where low capacity, multi-channel voice or data communications links are required. Point-to-multipoint radio systems are used principally to connect central computers to remote computer terminals or to physical measurement and control devices. Typical applications include remote monitoring and automated operation of oil and gas production and distribution, water-wastewater treatment systems, and control of electric utility power generation facilities. Approximately 100,000 MDS data radios have been sold since MDS commenced the sale of radios in 1986.

     CMI's MRC subsidiary manufactures a short-distance microwave radio system that provides point-to-point high speed data connection of local area networks. Typical users include companies operating multiple local area networks within a metropolitan area.

     CMI's principal wireless products are summarized in the following table:

- ------------------------------------------------------------------------------------------------------------------
                                                           WIRELESS
- ------------------------------------------------------------------------------------------------------------------
                                                                        TYPICAL              SELECTED CUSTOMERS
  PRODUCTS                             APPLICATIONS                     PRICE RANGE          OR END USERS
- ------------------------------------------------------------------------------------------------------------------
  CELLULAR AND PERSONAL COMMUNICATIONS NETWORKS AND SERVICES AND SPECIALIZED MOBILE RADIOS
- ------------------------------------------------------------------------------------------------------------------
  Digital microwave radios (2 to 38    Cell-to-cell interconnections    $7,000 to            Mercury One-2-One (U.K.),
  GHz)                                                                  $50,000              Vodafone (U.K.), British
                                                                                             Telecom (U.K.), Orange (U.K.),
                                                                                             E-Plus (Germany), CellTel (Sri
                                                                                             Lanka), Sprint Cellular, Bell
                                                                                             South Cellular
- ------------------------------------------------------------------------------------------------------------------
  LAND MOBILE AND UTILITY COMMUNICATIONS
- ------------------------------------------------------------------------------------------------------------------
  Analog radios                        Large statewide public safety    $10,000 to $50,000   Motorola, NYPD, Massachusetts
  (2-6 GHz)                            mobile networks                                       State Police, Indiana State
  Digital radios                                                                             Police, Orange Co., Florida
  (2-23 GHz)                                                                                 Police and Fire, City of
                                                                                             Cleveland Public Safety,
                                                                                             Michigan State Public Safety
                                                                                             System

  Analog radios                        Large utility right-of-way       $10,000 to $50,000   Motorola, Tenneco Gas,
  (2-6 GHz)                            networks                                              PT. Telkomunikasi,
  Digital radios                                                                             Indonesia, Daqing Oil (China),
  (2-23 GHz)                                                                                 Pennsylvania Game Commission
- ------------------------------------------------------------------------------------------------------------------
  TELEVISION BROADCAST
- ------------------------------------------------------------------------------------------------------------------
  Analog broadband radios              Electronic news gathering,       $8,000 to            ABC, CBS, NBC, CNN, FOX,
  (2-40 GHz)                           electronic field production      $20,000              C-SPAN

  (2-23 GHz)                           Studio-to-transmitter links,     $18,000 to           PBS, BBC (U.K.), Prime
                                       regional networks                $100,000             Television and Southern Cross
                                                                                             Broadcasting (Australia)
- ------------------------------------------------------------------------------------------------------------------
  WIRELESS DATA NETWORKING
- ------------------------------------------------------------------------------------------------------------------
  Analog and digital data radios       Point-to-point and point-to-     $1,000 to            Mobil, Phillips Petroleum,
  (450 and 900 MHz)                    multipoint, remote monitoring,   $10,000              Florida Power & Light, PG&E,
                                       control and data collection                           Georgia Power, El Paso Gas,
                                                                                             Amoco, China National
                                                                                             Petroleum Corporation

  LAN microwave radios                 Local area network               $10,000 to $12,000   Pacific Communications,
  (23 GHz)                             interconnection                                       Watchtower Bible and Tract
                                                                                             Society of NY, HSC Corp.
- ------------------------------------------------------------------------------------------------------------------

     The Merger will add MNI's products to the above, strengthening the digital microwave radio product line particularly in the 13 to 18 GHz frequency range. The Merger will also add MNI's customer base, providing a strong market position in Latin America, Eastern Europe and Asia/Pacific with major cellular customers in Mexico, Venezuela, Argentina, Colombia, Peru, Hungary, Israel, Australia and the Philippines.

INTELLIGENCE SYSTEMS

     CMI participates in selected areas of the U.S. government market which are closely related to CMI's commercial technological and product base. In recent years, as U.S. defense spending has declined, CMI has competed effectively by offering adaptations of its technologies and commercially available "off-the-shelf" products to stable and growing segments of the Department of Defense market at significantly less cost than would be the case under military specification procurement procedures. CMI integrates electronic and electro-optical systems for both airborne and ground-based applications. These systems collect, process and disseminate intelligence and reconnaissance information using advanced radio communications hardware and both special-purpose and off-the-shelf computers and software. CMI maintains and upgrades these systems throughout their useful lives, which can be a decade or more. CMI has developed a series of products with secure, portable, ruggedized suitcase sized packaging that incorporate key intelligence information collection, processing and analysis capabilities contained in its larger systems.

     CMI also designs and develops state-of-the-art multisensor imaging systems and sophisticated electronic intelligence collection systems which it integrates into inexpensive commercial aircraft. In fiscal 1991, CMI received contracts totaling $19.6 million as a prime contractor for the U.S. Army's Air Reconnaissance Low ("ARL") program. The ARL program employs both imagery and signal intelligence sensors mounted on deHavilland-7 aircraft. These sensors collect information which can be immediately transmitted to designated receiving locations. The ARL aircraft can be rapidly deployed anywhere in the world. CMI completed its first ARL contracts and made final delivery of the first aircraft to the Army in 1993. CMI has received significant follow-on ARL contracts involving additional aircraft.

     In early 1993, CMI introduced its new airborne intercept and direction finding and geo-location system. CMI believes that this system locates signals from over a wide range of frequencies more rapidly and accurately than do other systems.

     CMI's intelligence projects typically involve multi-year, multi-million dollar contracts. In addition, CMI sells subsystems and other equipment to U.S. government agencies on a short-term delivery basis. The price of a project depends on a number of factors, including the amount of development involved, quantities ordered, maintenance requirements and whether an aircraft is to be modified and supplied by CMI in connection with the contract.

SALES, MARKETING AND CUSTOMER SUPPORT

     California Microwave directs its sales and marketing efforts toward major users of its systems and products through a well established international distribution network. The sales and marketing strategy of CMI varies with the particular market served and involves direct sales by CMI's own sales force, sales through representatives, value-added resellers, or a combination of the foregoing. CMI also has entered into sales distribution agreements with respect to certain of its satellite communications and wireless products.


     CMI considers its ability to create and maintain long-term customer relationships an important component of its overall strategy in each of its markets. Relationships with customers are established and maintained by CMI's divisional area managers and their technical and marketing staffs. CMI's strategy also includes its commitment to provide ongoing customer support for its systems and products. This support involves providing direct access to CMI's engineering staff or trained technical representatives located throughout the world to resolve technical or operational problems.


     CMI has expanded its international sales significantly and has sold products in over 75 countries. CMI intends to continue to expand its marketing efforts and distribution channels worldwide.

MANUFACTURING


     Manufacturing operations consist principally of assembly and testing of electronic systems built from fabricated parts, printed circuits and electronic components. Both manual and various automated methods are employed, depending primarily upon production volume. CMI employs formal Total Quality Management programs and other training programs, and its STS and EFData subsidiaries have qualified for International Standards Organization ("ISO") quality procedure registration to ISO 9001, a standard sometimes imposed by foreign buyers. Other subsidiaries and divisions of CMI are working toward registration to ISO 9001, and CMI believes that lack of such registration does not currently have any material adverse effect on its business.


     Electronic components and raw materials used in CMI's products are generally obtained from a large number of suppliers. Some components are standard items and others are manufactured to CMI's specifications by subcontractors. CMI obtains certain components and subsystems from single, or a limited number of, sources. CMI operates without a substantial inventory of components and subsystems but believes that most components and subsystems are available from existing or alternative suppliers and subcontractors. A significant interruption in the delivery of such items could have a material adverse effect on CMI's results of operations.

COMPETITION

     California Microwave is engaged in a highly competitive business and the number of potential customers for CMI's products is limited. Many of CMI's competitors have significantly greater financial, marketing and operating resources than CMI. In addition, certain of CMI's customers have technological capabilities in CMI's product areas and could choose to replace CMI's products with their own. CMI's major competitors by product area include: NEC, Alcatel Telespace and Scientific-Atlanta, Inc.--satellite communications; NEC, Digital Microwave Corporation, Harris Corporation, Alcatel and Motorola--wireless; ESL, Inc. (a subsidiary of TRW Inc.), Lockheed Corporation and E-Systems, Inc.--intelligence.

     CMI believes that competition in its markets is based primarily on price, performance, reputation, on-time delivery, reliability and customer support. CMI believes that it has the ability to develop, produce and install turnkey satellite earth stations, and to deliver satellite and wireless equipment, faster than many of its competitors. In the intelligence area, CMI believes that it has the ability to solve customers' problems with proprietary solutions and to offer cost-effective approaches using commercially available products.

RESEARCH AND DEVELOPMENT

     Research and development expenses were $13.2 million, $8.2 million and $5.0 million and in fiscal 1994, 1993 and 1992, respectively, representing 3.6%, 3.1% and 2.5% of total sales, respectively, for the same periods.

     CMI obtains customer funding for research and development where possible to adapt CMI's basic technology to specialized customer requirements. Most research and development expenses in turnkey satellite earth stations and intelligence systems are customer-funded and are included in cost of products sold. Since CMI expects to emphasize equipment sales, particularly in the wireless area, it expects research and development expenditures, as a percent of sales, to continue to increase.

PATENTS AND LICENSES

     Due to the rapidly changing nature of technology in CMI's business, patents and licenses have been of substantially less significance in CMI's business than have been the timely application of its technology and the design, development and marketing capabilities of its personnel.

EMPLOYEES

     At December 31, 1994, CMI had 1,918 employees, 1,043 of whom were engaged in production and production support, 547 in research and development and other engineering support, 147 in marketing and 181 in general and administration functions. None of the employees is represented by a labor union. CMI believes that its employee relations are good.

REGULATION

     Radio communications, including satellite communications, are subject to regulation by United States and foreign laws and international treaty. CMI's equipment must conform to domestic and international requirements established to avoid interference among users of microwave frequencies and to permit interconnection of equipment.

     The use of microwave signals depends upon the availability of frequencies that permit interference-free operation. In many developed countries, the unavailability of frequency spectrum has historically inhibited the growth of microwave systems. However, two factors are alleviating this problem. First, the proliferation of fiber optics for high capacity systems has reduced the demand for microwave frequencies for such systems, thus freeing up frequency spectrum for new types of services, particularly for portable or mobile communications. Second, many government regulatory agencies are reallocating frequencies from one type of use to another, thus providing incentive for new communications services. Current regulatory efforts by international and national regulatory authorities are directed at providing microwave frequencies for new portable wireless personal communications services. Equipment to support these new services can be marketed only if permitted by suitable frequency allocations and regulations, and the process of establishing new regulations is complex and lengthy.

BACKLOG


     At June 30, 1994, CMI's backlog of undelivered orders was $220.4 million (approximately 80% of which is expected to be delivered during fiscal 1995) compared with $156.2 million at June 30, 1993. At December 31, 1994, CMI's backlog of undelivered orders was $254.2 million (approximately 75% of which is expected to be delivered prior to December 31, 1995) compared with $267.2 million at December 31, 1993. In CMI's experience, its backlog at any given time is not necessarily indicative of future period revenues. CMI generally records an order in backlog when CMI receives a firm contract or purchase order which identifies product quantities and delivery dates, and in the case of government contracts, when such contracts have been funded by the government. While from time to time a substantial portion of CMI's backlog has been comprised of large orders, the cancellation of any of which could have a material adverse effect on CMI's operating results, CMI historically has not experienced significant changes in its backlog from cancellations or revisions of orders.

PROPERTIES

     The table below describes the location and general character of the principal plants and materially important physical properties that are owned or leased by the Company and its subsidiaries as of June 30, 1994:


                                          LEASE        NO. OF       SQUARE
                 OCCUPANT                EXPIRES      BUILDINGS     FOOTAGE            LOCATION
      ------------------------------    ----------    ---------     -------     -----------------------
1.    Corporate Headquarters               1997           1         130,000     Sunnyvale, CA
        and Sunnyvale Products Div.

2.    Satellite Transmission             (owned)          2          90,000     Hauppauge, NY
        Systems, Inc.                    (owned)          1          37,000     Melbourne, FL

3.    Mobile Satellite Products            1997           1          33,000     Hauppauge, NY
        Corporation.

4.    Government Electronics               1995           2          51,900     Woodland Hills, CA
        Division

5.    Airborne Systems                     1996           1          39,000     Belcamp, MD
        Integration Div.                 monthly          1          19,619     Baltimore, MD

6.    EFData Corp.                      1995-2001         2          54,000     Tempe, AZ

7.    Microwave Data                     (owned)          1          43,260     Rochester, NY
        Systems Division                   1995           1           2,042     San Mateo, CA

8.    Microwave Radio Corporation          1997           1          71,500     Chelmsford, MA
                                         monthly          1           5,247     Lowell, MA

9.    TeleCom Transmission Systems         2004           1         110,063     Bloomingdale, IL
                                           1997           1          36,348     Fremont, CA

10.   Government Communications            1994           1          12,000     Annapolis Junction, MD
        Systems Division


     CMI believes that its facilities are adequate for its present needs.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of January 31, 1995, regarding ownership of CMI Common Stock by (i) each person who is known by CMI to own beneficially more than 5% of any class of the CMI Common Stock, (ii) CMI's Chief Executive Officer and each of its next four most highly compensated executive officers for the fiscal year ended June 30, 1994, (iii) the directors individually, and (iv) all executive officers and directors as a group.


                                                                             CMI COMMON STOCK
                                                                          BENEFICIALLY OWNED(1)
                                                                          ----------------------
                                                                            NUMBER       PERCENT
                                                                          ----------     -------
Kopp Investment Advisors, Inc.(2).......................................   2,800,670       22.7%
  6600 France Ave. So., Suite 672
  Edina, MN 55435
The Travelers Inc.(3)...................................................     917,444        7.5
  65 East 55th Street
  New York, NY 10022
Philip F. Otto(4).......................................................     153,181        1.2
David B. Leeson(5)......................................................      97,886          *
Robert A. Helliwell(6)..................................................      27,250          *
Gilbert F. Johnson(7)...................................................      47,513          *
Douglas H. Morais(8)....................................................      29,426          *
Arthur H. Hausman(9)....................................................       8,000          *
Alfred M. Gray(10)......................................................       5,000          *
Frederick P. Collins....................................................           0          *
Edward E. David, Jr.(11)................................................       2,000          *
David E. Hershberg(12)..................................................          --         --
All Executive Officers and Directors as a Group (13 persons)(13)........     479,765        3.8%


- ---------------

  *  Represents less than 1% of the outstanding shares.

 (1) The stockholders named in the table have sole voting power and dispositive power with respect to all shares of stock shown as beneficially owned by them, except as otherwise indicated in the footnotes to this table. Amounts indicated for shares which a person has an option to acquire are issuable upon exercise of outstanding options which were exercisable on January 31, 1995 or within 60 days thereafter.

 (2) Kopp Investment Advisors, Inc. reported no voting power with respect to 2,800,670 shares of CMI Common Stock and shared dispositive powers with respect to 2,800,670 shares of CMI Common Stock.


 (3) Shares beneficially owned through certain wholly-owned subsidiaries of Smith Barney Holdings, Inc., 1345 Avenue of the Americas, New York, NY 10105, which is a wholly-owned subsidiary of The Travelers Inc.



 (4) Includes 115,000 shares of CMI Common Stock which Mr. Otto has an option to acquire and 1,231 shares of CMI Common Stock pursuant to the conversion of subordinated debentures.



 (5) Includes 5,000 shares of CMI Common Stock which Dr. Leeson has an option to acquire.



 (6) Includes 7,000 shares of CMI Common Stock which Mr. Helliwell has an option to acquire.



 (7) Includes 34,250 shares of CMI Common Stock which Mr. Johnson has an option to acquire.



 (8) Includes 26,250 shares of CMI Common Stock which Dr. Morais has an option to acquire and 176 shares of CMI Common Stock pursuant to conversion of subordinated debentures.



 (9) Includes 1,000 shares held by Mr. Hausman and his wife as Trustees of the Hausman Family Trust and 7,000 shares of CMI Common Stock which Mr. Hausman has an option to acquire.



(10) Includes 5,000 shares of CMI Common Stock which Mr. Gray has an option to acquire.



(11) Includes 2,000 shares of CMI Common Stock which Dr. David has an option to acquire.



(12) Mr. Hershberg ceased to be an employee of CMI prior to January 31, 1995. CMI has no knowledge as to Mr. Hershberg's current ownership of CMI Common Stock.



(13) Includes 249,537 shares of CMI Common Stock which officers have an option to acquire and 1,407 shares of CMI Common Stock pursuant to conversion of debentures.


EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information on the directors and executive officers of CMI as of the date of this Prospectus/Proxy Statement.

              NAME                 AGE                              POSITION
- ---------------------------------  ---     ----------------------------------------------------------
Philip F. Otto...................  53      Chairman of the Board, President, Chief Executive Officer
                                             and Director
Gilbert F. Johnson...............  64      President of the Government Group, Director
Garrett E. Pierce................  50      Executive Vice President and Chief Financial Officer
Dr. Douglas H. Morais............  52      President of the Wireless Products Group
Leon F. Blachowicz...............  55      President of the Satellite Communications Group
George L. Spillane...............  60      Vice President and Secretary
Michael L. Foster................  48      Vice President--Financial Planning and Treasurer
Lanny B. Myers...................  57      Vice President--Controller
Dr. Edward E. David, Jr..........  70      Director
Alfred M. Gray...................  66      Director
Arthur H. Hausman................  71      Director
Dr. Robert A. Helliwell..........  74      Director
Dr. David B. Leeson..............  57      Director

     PHILIP F. OTTO rejoined CMI as a Director and President of the Wireless Products Group in January 1992, became President and Chief Executive Officer of CMI in March 1992 and Chairman of the Board in January 1993. He served as Executive Vice President, Chief Financial Officer and a Director of General Cellular Corporation, a cellular telecommunications company, from 1989 to 1991. Subsequent to Mr. Otto's employment by General Cellular Corporation, that corporation negotiated a "pre-packaged" plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code that involved the infusion of additional capital. He also served as President of Netline Communications Corporation, a telecommunications software company, in 1988; as a consultant to the telecommunications industry from 1986 to 1988; and as Chief Executive Officer and a director of Telco Systems, Inc., a fiber optics telecommunications equipment company, from 1981 to 1986. Mr. Otto served as Chief Financial Officer of CMI from 1975 to 1980, was a director of CMI from 1976 to 1985 and was an Executive Vice President of CMI from 1979 to 1981.

     GILBERT F. JOHNSON has been a Director of CMI since 1980. He served as CMI's President and Chief Operating Officer from 1985 to 1991 and became President of the Government Group in 1991. He served as CMI's Executive Vice President and Chief Operating Officer from 1982 to 1985.

     GARRETT E. PIERCE joined CMI in April 1994 as Executive Vice President and Chief Financial Officer. From September 1980 to July 1993, Mr. Pierce served in various executive capacities at Materials Research Corporation, a wholly owned subsidiary of Sony U.S.A., Inc., becoming its President and Chief Operating Officer in March 1989 and Chief Executive Officer in April 1992.


     DR. DOUGLAS H. MORAIS joined California Microwave in February 1993 as Senior Vice President--Corporate Development and became President of the Wireless Products Group in July 1993. From October 1992 to February 1993, Dr. Morais engaged in private business development and investment; from October 1990 to October 1992 he was an officer of Digital Microwave Corporation, becoming its President and Chief Operating Officer in May 1991. Prior to joining Digital Microwave, Dr. Morais spent 24 years at the Farinon Division of Harris Corporation and headed the division as general manager from 1983 to 1990.



     LEON F. BLACHOWICZ joined CMI in January 1995 as President of the Satellite Communications Group. From 1989 to 1995 he was Vice President/General Manager of Varian's Microwave Equipment Products division. Prior to that time he was Vice President of the Business Communications System Division of Harris Corporation for the last three of his 20 years at Harris.


     GEORGE L. SPILLANE has served as Secretary of CMI since 1981. From 1980 to April 1994 he served as CMI's Vice President--Finance and Chief Financial Officer and since then he has continued to serve as Vice President of CMI.


     MICHAEL L. FOSTER became Vice President--Financial Planning of CMI in October 1990 after serving as Staff Vice President since 1983. He was appointed to the additional post of Treasurer of CMI in October 1992.


     LANNY B. MYERS became a Vice President of CMI in July 1991 after serving as Corporate Controller since 1977.

     DR. EDWARD E. DAVID, JR. became a Director of CMI in 1992. He served as President of Exxon Research and Engineering Company from 1977 to 1986 and has served as President of EED, Inc. since 1976. Dr. David serves on the Boards of Directors of Compression Labs, Inc., Intermagnetics General Corporation and Protein Polymer Technologies, Inc. He is a U.S. representative to the NATO Science Committee and a member of the Bellcore Advisory Council.


     GENERAL ALFRED M. GRAY, USMC (Ret.) became a Director of CMI in 1993. He served as the Commandant of the U.S. Marine Corps and was a member of the Joint Chiefs of Staff from 1987 to 1991. From 1991 to 1994 he served as a consultant. He is a member of the National Security Agency Science Advisory Board.


     ARTHUR H. HAUSMAN became a Director of CMI in 1990. He served as President and Chief Executive Officer of Ampex Corporation from 1971 through 1980 and as its Chairman of the Board, President and Chief Executive Officer from 1981 through 1982 and as Chairman of the Board from 1983 through 1987 when he became Chairman of the Board Emeritus. He is a Director of TCI International, Inc., Drexler Technology, Inc. and California Amplifier, Inc.

     DR. ROBERT A. HELLIWELL has been a Director of CMI since 1968 and a Professor of Electrical Engineering at Stanford University since 1946.


     DR. DAVID B. LEESON, founder of CMI, was Chief Executive Officer and a Director of CMI from its inception in 1968 until March 1992, was Chairman of the Board from CMI's inception until January 1993, and was elected Chairman Emeritus in January 1994. He commenced service as a consultant to CMI under a three-year consulting agreement in January 1993. Dr. Leeson is currently a Consulting Professor in the Department of Electrical Engineering at Stanford University.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The total number of meetings of the Board of Directors (including regularly scheduled and special meetings) during fiscal 1994 was ten. Each of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the year, and (2) the total number of meetings of all committees of the Board on which he served. CMI has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The responsibilities of the Audit Committee include (1) reviewing and consulting with the auditors concerning CMI's financial statements, accounting and financial policies, and internal controls; (2) reviewing the scope of the independent auditors' activities and the fees of the independent auditors; (3) maintaining good communications on accounting matters among the Committee, CMI's independent accountants and CMI's management; and (4) reviewing the activities of CMI's internal auditor. The members of the Audit Committee, which met five times during fiscal 1994, are Messrs. David, Hausman and Leeson.

     The functions of the Compensation Committee are to review CMI's compensation philosophy; to recommend to the Board of Directors the total compensation to be paid to the Chief Executive Officer and CMI's other officers; to approve the form and terms of all incentive and stock plans, including stock option plans and to consider the dilutive impact of the stock plans; and to prepare the Compensation Committee Report and approve the peer groups and stock valuation methods for CMI's annual Proxy Statement. The members of the Compensation Committee, which met ten times during fiscal 1994, are Messrs. Hausman, Gray and Helliwell.

     The function of the Nominating Committee is to recommend to the Board a slate of director candidates to be nominated for election to the Board and to fill vacancies that occur on the Board. The Nominating Committee will consider nominees recommended by stockholders, provided such recommendations are submitted in writing to the Secretary of CMI, are timely, and contain sufficient background information concerning the nominee to enable a proper judgment to be made as to the proposed nominee's qualifications, and include a written consent of the proposed nominee to stand for election if nominated and to serve if elected. The members of the Nominating Committee, which met once during fiscal 1994, are Messrs. Leeson, David, Gray and Helliwell.

BOARD COMPENSATION

     Directors who are employees of CMI do not receive additional compensation for their service as directors. During the fiscal year ended June 30, 1994, directors who were not employees of CMI received compensation at the rate of $20,000 per year for their services as Board members, $500 per Committee meeting attended, and reimbursement for expenses incurred in attending meetings of the Board or any Committee of the Board. In addition, each director of CMI who is not an employee of CMI automatically receives a non-qualified stock option under CMI's 1992 Stock Option Plan immediately following each Annual Meeting of Stockholders of CMI. The first such option received by a director covers 5,000 shares of common stock of CMI and each such option received by a director thereafter covers 2,000 shares of common stock. Each such option has an exercise price equal to the fair market value of the common stock of CMI on the date of the annual meeting of stockholders to which it relates, and becomes fully vested one year after the date of grant. In fiscal 1994, Messrs. David, Hausman and Helliwell each received an option to purchase 2,000 shares of Company common stock at an exercise price of $23.625 per share, and Messrs. Gray and Leeson each received an option to purchase 5,000 shares at an exercise price of $23.625 per share.

     In January 1993, Dr. Leeson commenced service as a consultant to CMI under a three-year consulting agreement. Under that agreement, Dr. Leeson will receive $250,000 per year for consulting with CMI regarding its business, technology and strategy and will at CMI's request serve as CMI's representative to certain forums.

EXECUTIVE COMPENSATION

     The following table shows specific compensation information, for the fiscal years ending June 30, 1994, 1993 and 1992, for CMI's Chief Executive Officer and the next four most highly compensated executive officers as of June 30, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                              ---------------------------------
                                                                     AWARDS
                                        ANNUAL COMPENSATION   --------------------    PAYOUTS
                                                              RESTRICTED   STOCK     ----------
                                        -------------------     STOCK     OPTIONS       LTIP         ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS     AWARDS(1)   (NUMBER)   PAYOUTS(2)   COMPENSATION(3)
- -------------------------------  ----   --------   --------   ---------   --------   ----------   ---------------
Philip F. Otto.................  1994   $275,000   $227,000   $      0     24,000     $     0         $19,375
  Chairman, President and        1993   $250,000   $220,000   $      0     80,000     $     0         $ 6,477
  Chief Executive Officer        1992   $106,435   $  8,206   $393,125    100,000     $     0         $   679
Gilbert F. Johnson.............  1994   $218,000   $160,000   $      0     15,000     $     0         $13,087
  President of the               1993   $220,781   $247,752   $ 46,000     50,000     $     0         $13,151
  Government Group               1992   $242,100   $ 24,019   $ 33,750          0     $ 9,546         $13,978
David E. Hershberg.............  1994   $206,712   $160,000   $      0      5,000     $     0         $17,380
  President of the Satellite     1993   $209,654   $ 71,697   $ 46,000     50,000     $     0         $ 8,226
  Communications Group           1992   $225,904   $ 26,301   $ 33,750          0     $19,800         $ 6,132
  and President of Satellite
  Transmission Systems, Inc.(4)
Douglas H. Morais..............  1994   $197,115   $188,000   $      0     45,000     $     0         $ 4,595
  President, Wireless            1993   $ 63,177   $ 20,000   $ 44,250     30,000     $     0         $   600
  Products Group                 1992   $      0   $      0   $      0          0     $     0         $    00
Fredrick P. Collins............  1994   $158,269   $175,000   $      0          0     $     0         $10,908
  Vice President of CMI          1993   $145,000   $      0   $      0          0     $     0         $12,472
  and Chief Technical            1992   $ 25,095   $      0   $      0          0     $     0         $ 2,230
  Officer of Microwave Radio
  Corporation(5)

- ---------------
(1) At June 30, 1994, the number and aggregate value of unvested restricted stock holdings for the named executive officers were: Mr. Otto--15,000 shares, $235,875; Mr. Johnson--6,400 shares, $75,475; Mr. Hershberg--6,400 shares, $75,475; Mr. Morais--2,400 shares, $35,400; Mr. Collins--0 shares, $0. The aggregate values shown in the table were computed by multiplying the number of restricted shares granted by the closing market price of CMI's Common Stock on the date of grant.

(2) In July 1992 CMI terminated its Multi-Year Incentive Plan and replaced it, effective June 30, 1992, with an Executive Incentive Plan. Payments made in connection with the terminated Multi-Year Incentive Plan are reflected herein.

(3) Includes employer contributions to the California Microwave Tax-Deferred Savings Plan (a 401(k) plan) for fiscal 1994 in the amount of $600 for the benefit of each of Messrs. Otto, Johnson, Hershberg, Morais and Collins. Also includes amounts paid by CMI for life insurance premiums for fiscal 1994, as follows: Mr. Otto--$2,603, Mr. Johnson--$5,211, Mr.
    Hershberg--$3,276, Mr. Morais--$465, and Mr. Collins--$1,555. Matching employer contributions may be increased for 1995. The balance represents other personal benefits for each such individual.

(4) David E. Hershberg resigned as an officer of CMI in July 1994.

(5) Fredrick P. Collins served as President of MRC until February 1994 and as an officer of CMI until October 28, 1994.

                              STOCK OPTION TABLES

     The following table shows information concerning stock options granted to the individuals named in the Summary Compensation Table above during the fiscal year ended June 30, 1994.

                          OPTION GRANTS IN FISCAL 1994

                                       INDIVIDUAL GRANTS
                            ---------------------------------------
                             NUMBER OF                                             POTENTIAL REALIZABLE VALUE
                            SECURITIES      % OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                            UNDERLYING       OPTIONS                                STOCK PRICE APPRECIATION
                              OPTIONS       GRANTED TO     EXERCISE                   FOR OPTION TERM(1)(2)
                              GRANTED       EMPLOYEES       PRICE     EXPIRATION   ---------------------------
           NAME             (NUMBER)(3)   IN FISCAL YEAR    ($/SH)       DATE      0%       5%         10%
- --------------------------  -----------   --------------   --------   ----------   ---   --------   ----------
Philip F. Otto............     24,000          4.8%         $18.375      7/29/03   $0    $277,320   $  702,840
Gilbert F. Johnson........     15,000          3.0%         $18.375      7/29/03   $0    $173,325   $  439,275
David E. Hershberg........      5,000          1.0%         $18.375      7/29/03   $0    $ 57,775   $  146,425
Douglas H. Morais.........     35,000          7.0%         $18.375      7/29/03   $0    $404,425   $1,024,975
                               10,000          2.0%         $27.25      11/12/03   $0    $171,300   $  434,300
Fredrick P. Collins.......          0            0%         $ 0                    $0    $      0   $        0

- ---------------
(1) The 5% and the 10% assumed rates of appreciation applied to the option exercise price over the ten-year option term are prescribed by the rules of the Securities and Exchange Commission and do not represent CMI's estimate or projection of the future price of Common Stock. The named executive officers will receive benefit from the options only to the extent that CMI's stock appreciates in value over the exercise price of the options.

(2) At assumed annual rates of appreciation of 0%, 5% and 10%, the aggregate potential realizable increase in value for shares held by all stockholders as of June 30, 1994 for the ten-year period from July 29, 1993 to July 29, 2003, would be $0, $139,010,047 and $352,307,160, and for the ten-year period from November 12, 1993 to November 12, 2003 would be $0, $206,078,936 and $522,475,668.

(3) All options granted in fiscal 1994 were pursuant to the 1992 Stock Option Plan. The options are incentive or non-qualified stock options that were granted at 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant, unless otherwise earlier terminated in certain events related to termination of employment. The options vest 25% per year on each of the first four anniversaries of the option grant date. Additional vesting of the right to exercise the options ceases when the optionee's employment terminates.

     The following table shows information concerning the value of unexercised stock options held by the individuals named in the Summary Compensation Table above as of June 30, 1994.

                 AGGREGATED OPTION EXERCISES(1) IN FISCAL 1994
                        AND JUNE 30, 1994 OPTION VALUES

                                        NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-MONEY
                                        UNEXERCISED OPTIONS AT 6/30/94           OPTIONS AT 6/30/94 (2)
                 NAME                      EXERCISABLE/UNEXERCISABLE            EXERCISABLE/UNEXERCISABLE
- --------------------------------------  -------------------------------     ---------------------------------
Philip F. Otto........................      70,000/134,000                     $581,875/$1,094,375
Gilbert F. Johnson....................       19,080/53,250                      $212,210/$411,656
David E. Hershberg....................       24,258/43,500                      $299,334/$392,000
Douglas H. Morais.....................       7,500/67,500                        $60,000/$333,125
Fredrick P. Collins...................            0/0                                 $0/$0

- ---------------
(1) No options were exercised by any of the named executive officers during fiscal 1994.

(2) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the June 30, 1994 closing price of $22.75 per share of

    CMI's common stock as reported on the Nasdaq National Market. Options with an exercise price in excess of the June 30, 1994 closing price were not included in this calculation.

EMPLOYMENT AGREEMENT

     CMI's employment agreement with Mr. Otto, as amended, provides for a payment to Mr. Otto, in the event CMI terminates his employment other than for cause, of an amount equal to the greater of $750,000 or 300% of his then-current base salary, in 36 monthly installments, and for continued health benefits for two years or, if earlier, the date he obtains health benefits from a new employer. Mr. Otto's base salary was increased from $275,000 to $335,000, effective August 7, 1994. Mr. Otto's employment agreement, as amended, also provides that CMI will pay or reimburse Mr. Otto for certain personal expenses.

     In July 1994 CMI's Board of Directors authorized payment to Mr. Otto of a bonus in the amount of $227,000.

                           INFORMATION CONCERNING MNI

INTRODUCTION

     MNI designs, manufactures and markets microwave radios and related products for a wide range of telecommunications applications used worldwide in wireless networks. MNI's current products address the requirements for wireless voice and data transmission typically for cellular and fixed base telephony applications. MNI is a worldwide leader in the supply of quality digital and video microwave transmission products and systems providing wireless radio interfaces in frequency bands from 2 GHz to 38 GHz.

     MNI was formed in 1981 in response to the increasing demand for reliable, flexible and economical communications networks. Typical end users of MNI's products include cellular operators, private businesses and domestic common carriers.


     MNI's products are marketed worldwide in areas which MNI believes offer superior growth opportunities. MNI has a worldwide sales and service organization operating through offices in seven different countries to address MNI customers' individualized geographic, regulatory and infrastructure requirements. Approximately 93% of MNI's revenues were generated from international sales in fiscal 1994. MNI has become the largest high frequency microwave supplier in Mexico, Venezuela and Australia, and other significant sales have been made in Argentina, Peru, Taiwan, Hungary and Israel.


     Historically, microwave radios have been used for public backbone, private and cellular networks. However, microwave is especially well suited for developing countries where the market for wireless transmission is growing rapidly. Many developing countries have only limited wireline infrastructure, and microwave systems are often the most cost effective means of expanding their telecommunications networks. In addition, development of multiple, competitive telecommunications systems is increasing as a result of privatization of state-owned companies and licensing of additional carriers. Substantial capital investment to support development of these new infrastructures is being provided by U.S. and European telecommunications companies.

     Microwave radio systems are especially well suited to the needs of emerging countries because they can be quickly and easily installed, require relatively low initial capital investment and can be upgraded and expanded over time. Specific needs can be addressed through a wide variety of microwave radios offering different frequencies, modulation techniques (analog or digital) and transmission capacities. These qualities often make such systems a more attractive alternative to the other presently available transmission media, copper cable, fiber optic cable and satellite systems.

STRATEGY

     MNI's objective is to become a leading, independent worldwide manufacturer and supplier of quality digital microwave products and systems for wireless networks. The principal elements of MNI's strategy are as follows:

     Emerging Market Focus

     The development of digital technology has vastly improved transmission quality and, consequently, the range of applications for microwave products and systems. MNI targets developing countries that are building out their infrastructure. Market privatization and an increase in commercial and consumer demand for modern communications have created a large potential market for wireless telecommunications systems in such countries. MNI selects its markets throughout the world where it believes it is best positioned to establish long-term sales and customer relationships.

     Flexible Product Architecture

     MNI offers a broad product range which allows it to meet a wide variety of applications requirements. MNI's product architecture is based upon a common platform allowing the wireless network operator to easily maintain, reconfigure and expand his network. The MNI equipment can be "field-tuned," enabling the operator to retune the frequency of the equipment to reflect system changes. The goal is lower overall operating costs and greater operating efficiencies. MNI strives to deliver superior price and performance through technology advances, innovative new features and manufacturing efficiencies.

     In-Country Partners

     In order to address the unique political, technical and regulatory issues in MNI's target markets, MNI strives to develop relationships with in-country partners who can provide the required local resources and business contacts to establish a competitive position in those markets. In-country partner agreements for distribution and representation of MNI products and services provide a strong sales channel and assist MNI in capturing business. MNI also strives to develop strategic relationships with large global companies and OEM accounts that are participating in the emerging wireless services, privatization and world telecommunication infrastructure growth.

     Responsiveness to Customers


     MNI strives to maintain a responsive manufacturing facility to provide quick delivery and responsive customer support for efficient implementation of a new network or network expansion. In order to provide competitive prices to its customers, MNI strives to lower manufacturing costs by utilizing new technology and new production methods. MNI also applies total quality management as a strategy to better understand the customer's needs and to achieve customer satisfaction. Continuous improvement in all of MNI's processes and products helps maintain flexibility and responsiveness in its manufacturing, delivery and support services and helps differentiate MNI from its competition.


     Customer Support

     MNI believes it offers superior customer service and support. The technical ability of MNI personnel allows MNI to provide engineering support to the customer as required when implementing and expanding wireless networks. Application assistance is provided both before and after a sale in order to provide customers with an economical and reliable network by configuring the equipment to meet particular requirements. MNI maintains engineering personnel in all regional offices in order to provide a high level of technical customer support.

KEY MARKETS

     The market for interactive voice, data and video communications services is increasing worldwide. The forces influencing this market growth are technological and, in the developing countries, social, economic and political. MNI's emerging market focus helps position MNI to take advantage of the growing market for wireless telecommunications systems.

     MNI believes that the worldwide market for low to medium capacity digital microwave radio equipment, the market presently addressed by MNI's products, is growing for the following reasons, among others: First, economical cellular service can be established very quickly in areas which do not have adequate conventional wired telephone service. Second, economic liberalization and privatization taking place in many parts of the world, including Latin America, Eastern Europe, China and the former Soviet Union, has attracted large amounts of external capital to fund infrastructure development. MNI's sales organization operates in five regions and is managed by senior sales executives responsible for sales of MNI products in those regions:

     Asia/Pacific. MNI began sales in the Asia/Pacific region in 1989 with sales to customers in Taiwan. MNI established a sales office in 1991 in Singapore to provide better coverage to potential customers in the Asia/Pacific region. The Singapore sales office, which has now grown to a staff of six, provides technical and sales support throughout the region, including Australia. Significant business for this office has been received from customers in Taiwan, the Philippines and Australia. Opportunities are also being pursued in China, Vietnam, Malaysia, and Korea, and some initial orders have been received from customers in those countries. A sales office was recently opened in Beijing and a service and support center is being established in the Philippines.

     Eastern Europe/Middle East. Beginning with sales to Hungary in 1991, MNI has concentrated on sales to Eastern Europe where there is much privatization activity. MNI has been successful in obtaining significant business in Hungary and has recently obtained customers in Israel, Poland and Russia. A sales office was recently opened in the U.K. to provide better support in this region.



     Mexico. Beginning initially as the transmission supplier for the first cellular system in Mexico, MNI has now grown to be a significant supplier of low to medium capacity microwave radios in Mexico. Recognizing the importance of this market and the opportunities for rapid growth, MNI implemented a strategy of local presence to establish this position. In 1991 MNI formed a wholly owned subsidiary to provide technical support, training, equipment repair, installation and engineering services. Now staffed by experienced nationals, this subsidiary has grown and has assumed the primary sales role for Mexico.


     South America. A network of representatives/distributors has been established in every major country in South America. Significant sales have been made to cellular providers in Venezuela, Peru, Ecuador, Argentina, Brazil and Colombia, and to telephone companies in Peru, Colombia and Brazil. MNI intends to further invest in its sales force in South America to increase concentration in that region.

     United States/Canada/Western Europe. Because the United States, Canada and Western Europe are all relatively mature markets for microwave products, MNI does not focus on such markets and its sales in these regions are relatively small. MNI tries to establish relationships with OEMs and key global players in these regions, typically for sale in the country's targeted markets.

CUSTOMERS AND APPLICATIONS

     MNI markets its products in many sectors of the telecommunications industry. The principal market segments addressed by MNI, and examples of applications within those markets, are set forth below:

     Wireless Service Providers. Customers include cellular telephone companies (in the United States and abroad) which use MNI's microwave radios to connect cell sites and link them back to the mobile telephone switching office (MTSO) which connects to the public switched telephone network. Cellular technology has become the medium of choice in many developing countries where upgrading the telecommunication infrastructure is a priority. Approximately 75% of MNI's products are used in cellular telephone applications and networks.

     Telephone Companies and Common Carriers. MNI's customers include domestic and foreign telephone companies and long distance and inter-exchange carriers desiring to provide their customers with a greater variety of services, including direct access to long distance networks, trucking and local distribution. In developing countries, telephone companies are connecting rural villages to the network using microwave radio as a quick and relatively inexpensive method to establish service.

     Private Networks. Customers include private businesses, educational, financial and medical institutions, railroads, pipelines, utilities, federal and local governments and other organizations seeking greater control over the cost and availability of their communications services. Typical applications in this segment range from a single transmission link connecting two buildings to complex major networks comprised of dozens of microwave terminals.

TECHNOLOGY AND PRODUCTS


     MNI's digital microwave radio terminals consist of two components, a digital modem for interfacing with the customer's terminal equipment, and a radio frequency (RF) unit for converting the information into a high frequency microwave signal. Parabolic antennas are integrated with the radio to amplify and direct the microwave signal to another terminal at a remote location. The digital modems cover low to medium capacity requirements, from 1.5 Mbit/s (millions of bits per second) to 45 Mbit/s data rates, and are manufactured to address both North American and International standards. MNI's RF units operate in the 2, 7, 8, 13, 15, 18, 23 and 38 GHz frequency bands to provide transmission paths from very short to long distances. Generally, the higher the frequency (e.g. 38 GHz), the shorter the distance the signal can travel, and vice versa. Microwave transmission generally requires a clear "line-of-sight" path and can be adversely affected by such things as rainfall, temperature and reflections. MNI often assists its customers in designing reliable paths which use the proper frequency depending on the customers' specific application and available spectrum. In addition to digital radios, MNI also has manufactured broadcast quality analog video radios, but is de-emphasizing this business due to other opportunities in the marketplace.

     MNI's common platform approach differentiates its family of digital point-to-point microwave radios in the marketplace. The interchangeability of the modems and the RF units provides customers with the flexibility of upgradeable capacity, common network monitoring and control, and lower overall operating costs. The commonality also provides greater operating efficiency with ease of training, reduced sparing and reduced maintenance. MNI has two distinct radio families, the K-Model and the Q-Model, for different types of applications. The K-Model uses a proven robust modulation technique, 4-level frequency shift keying (4FSK), while the Q-Model uses a more spectrally efficient modulation arrangement, 16-level quadrature amplitude modulation (16QAM). Set forth below is MNI's product chart, which illustrates the frequencies and capacities of its products:

                        DIGITAL MICROWAVE PRODUCT MATRIX
                           (K = K-MODEL; Q = Q-MODEL)

                                                                      FREQUENCY (GHZ)
                                                   ------------------------------------------------------
                    CAPACITY                          2       7/8     13      15      18      23      38
- -------------------------------------------------  -------    ---     ---     ---     ---     ---     ---
International Data Rates:
  1X2 Mbit/s.....................................     K                        K       K       K       K
  4/8X2 Mbit/s...................................     K                K       K       K       K       K
  16X2 or 34 Mbit/s..............................  K or Q      Q       K       K       K       K       K
North American Data Rates:
  1X1.5 Mbit/s...................................     K                        K       K       K       K
  4/8X1.5 Mbit/s.................................     K                K       K       K       K       K
  DS3 or 45 Mbit/s...............................     K                K       K       K       K       K

     K-Model RF Units

     The K-Model radio provides RF units which operate in the 2, 13, 15, 18, 23 and 38 GHz frequency bands. New 15 and 23 GHz K-Model RF units began shipping in 1994, and new 18 and 38 GHz K-Model RF units will begin shipping during early calendar 1995. The 15, 18 and 23 GHz K-Model RF units provide "direct digital synthesis" (DDS) which uses new sophisticated synthesizer technology to provide tunability over the entire frequency band. This simplifies the tuning, reduces the manufacturing time for a complete radio terminal, and reduces the number of spare models. MNI's use of advanced technologies, such as microwave monolithic integrated circuits (MMIC), application specific integrated circuits (ASIC), and surface mount components have enabled this new, cost effective design.

     Q-Model RF Units

     The Q-Model radio has RF units at 2, 7 and 8 GHz, and is presently compatible with the 34/16X2 Mbit/s modem. The Q-Model, which began shipping in early 1994, was designed in response to the recent International Telephone Union's (ITU) recommendations (CCIR 283-5) to reduce spectrum congestion in the low frequency bands and meets the required spectral efficiency of 34 Mbit/s in 14 MHz of bandwidth. The new Q-Model platform is envisioned to eventually become interchangeable throughout all of MNI's radio frequency units from 2 GHz to 38 GHz and provide a competitive advantage in spectrally congested areas.

     International Standard Modems

     MNI manufactures a complete family of modems for use with international
G.703 data rates from 2.048 Mbit/s to 34 Mbit/s. The 34/16X2 Mbit/s modem, which began shipping in early 1994, provides either a single 34 Mbit/s interface or up to sixteen 2.048 Mbit/s data channels utilizing a fully integrated 16X2 Mbit/s multiplexer. Containing an integrated network monitor and control system ("NMCS") compatible with the other MNI modems, it also offers technically advanced features including forward error correction (FEC), error-free receiver switching, both 2 and 34 Mbit/s integrated test sets, and adaptive time domain equalization for the Q-Model. The 4/8X2 Mbit/s modem began shipping in 1991 and is compatible with all K-Model RF units. Configured for either four or eight
2.048 Mbit/s data channels, this modem unit received early market acceptance because of its compact size and the integrated multiplexer, bit-error rate test set, and NMCS. MNI's lowest capacity modem for transmission of a single 2.048 Mbit/s data rate was introduced in 1992. This product was designed with a minimal feature set to achieve a low market price ideal for "last mile" applications and emerging providers of personal communications networks and services who require inexpensive, low capacity connectivity.

     North American Standard Modems

     For those countries that are using the North American standard data rates (DS1, DS3), MNI introduced a medium capacity 45 Mbit/s modem in 1989 that is compatible with its K-Model RF units. The modem was designed for the U.S. and Canadian requirements for a short distance radio link and provides customers with a single DS3 interface. For lower capacity requirements, MNI provides a 4/8X1.5 Mbit/s modem which provides either 4 or 8 DS1 interfaces and a 1.5 Mbit/s modem which provides a single DS1 interface.

     Integrated Network Monitoring and Control System


     MNI's NMCS, which was introduced to the industry in 1991, allows information about the status of an entire MNI radio system to be reviewed from any networked front panel. It provides complete diagnostic and operational information from any terminal about any other terminal on the network up to a maximum of 253 terminals. Utilizing a PC-based software program called RAMACS, the NMCS provides additional functionality by allowing for continuous polling of radios, event logging and historical report generation. MNI has announced the next generation of the RAMACS product, planned for release in early calendar 1995, which allows open architecture compatibility with a variety of higher order customer network management systems and provides many new features and enhanced graphic capability.


SALES AND MARKETING

     MNI's strategy for increasing international sales is to establish distribution with the strongest in-country partner available in each area or market. MNI targets countries where its existing products are suitable for use in telecommunications infrastructure development, usually new cellular systems. MNI regional sales personnel work closely with the in-country partners in order to obtain product orders and provide responsive customer support. When international projects have multinational partners, the sales efforts include working closely with the multinational partner, which can and often does influence the choice of vendor. The domestic sales effort is intended to complement the international effort by contacting the U.S.-based multinational partners as well as generating sales through resellers.

     With distribution in countries that are rapidly expanding their telecommunications infrastructure and/or undergoing privatization, and with relationships developed with the large multinational telecommunications providers who are investing in global projects, MNI believes it is well positioned to be selected as the microwave radio supplier when projects occur in those countries. Particular emphasis is placed on developing and maintaining good relationships with U.S.-based Bell companies and European telephone companies who participate in global projects.

     MNI's marketing strategy reflects the international focus of the market for telecommunications products. Approximately 90% of MNI revenue is derived from international sales primarily to Mexico, South America, Australia, Asia and Eastern Europe. MNI commits a substantial portion of its sales and marketing resources to the developing countries with emerging telecom markets and has organized its sales efforts to attempt to effectively serve these regions.

     MNI's sales orders typically originate through a bid process within the country of origin. The process, which usually lasts from six to 18 months, originates with and is fostered by MNI's in-country partners. MNI actively supports and monitors each bid from its headquarters and regional offices. When an order is awarded, MNI commonly is expected to fill the order on a relatively quick three to six month basis.



     MNI has historically relied upon major orders from a small number of customers for a large portion of its revenues. Approximately 20%, 16% and 11% of MNI's revenues in fiscal year 1994 were derived from sales to Radiomovil Dipsa, Comsyst and Grupo Iusacell, respectively. While MNI's sales in each of the last three years have been concentrated among a relatively small number of customers, the customers change from year to year as MNI replaces completed projects with new projects. There is no assurance that it can continue to obtain new projects, and any failure to obtain a sufficient number of new orders in the future could have a material adverse effect on its business and results of operations.


     Total international sales for fiscal year 1994 and for the six months ended December 31, 1994 were 93% and 96%, respectively, of total net sales. MNI expects that international sales will continue to account for similar percentages of its net sales in the foreseeable future. MNI is subject to the risks of foreign currency fluctuations, and the changing value of the U.S. dollar in relation to foreign currencies could negatively impact its operating results. International operations and sales may also be adversely affected by the imposition of government controls, export licensing requirements, restrictions on the export of critical technology, political and economic instability, trade restrictions, changes in tariffs and taxes, and general economic conditions, including inflation.

CUSTOMER SERVICE AND SUPPORT

     MNI believes that its reputation for service is a competitive advantage in attracting new customers. MNI devotes considerable attention and resources to customer needs from the bid stage to the maintenance of the installed network. To monitor the needs of its customers, MNI has designed a sales and technical support organization that maintains offices in the United States, Mexico, Singapore, the United Kingdom and China, with an additional office planned for the Philippines. In addition, MNI uses in-country partners that provide additional sales and support worldwide. MNI maintains a toll-free 24-hour service to respond to telephone inquiries on the use of MNI's products and to assist customers with technical or installation problems. MNI warrants its products against defects for varying periods.


     Technical services at MNI include the Program Management, Systems Engineering, Field Engineering, Transmission Engineering, and Training Departments. An active Program Management function was established in 1994 to be responsible for all assigned projects from order entry to customer acceptance. MNI intends to expand this department as it grows so that the customer has a consistent point of contact at MNI to answer questions and to resolve problems. Systems Engineering supports special engineering requirements, qualification testing for country type approvals, and technical responses for quotations and proposals. MNI intends to expand Systems Engineering as it grows with additional technical personnel in order to provide support to its customers. To provide better service to customers, MNI has staffed Field Engineering and Transmission Engineering Departments. The Field Engineering Department enables MNI to support more engineer, furnish, and install (EF&I) requirements and to provide on-site technical assistance to new customers who may not be familiar with MNI equipment. The Transmission Department enables MNI to provide total site and path engineering which is also required by many customers to implement their networks. By providing complete transmission engineering services as well as the equipment, MNI believes that it is able to offer a total solution that meets the customers' needs. In addition, MNI trains its customers in the use of MNI equipment at either of MNI's fully equipped labs or at the customer's facilities. Training is provided in several languages.


RESEARCH AND DEVELOPMENT

     MNI has a continuing program of research and development directed toward the enhancement of existing products in response to customer needs and the introduction of new products to broaden its product line. Approximately 11.9% of MNI's net sales, or $4.4 million, was invested in research and development in fiscal year 1994, compared to 9.4% of net sales, or $3.7 million, in fiscal year 1993. MNI formed a wholly owned subsidiary in Australia in 1993 to carry out basic research in the use of MMIC technologies. This subsidiary has contracted with CSIRO, an Australian government laboratory, to provide key engineering personnel and facilities. The costs of the Australian research efforts have been partially offset by grants received from the Australian government.

MANUFACTURING AND SUPPLIERS

     MNI products are manufactured in its Houston facilities with most subassembly and components supplied by qualified vendors. The manufacturing process consists primarily of materials management, extensive unit and environmental testing of components and subassemblies at each stage of the manufacturing process, final assembly of the radios and, prior to shipment, quality assurance testing and inspection of all products. The manufacturing operations occupy approximately one-half of the 75,000 square foot Houston facilities.

     In 1993, MNI established a quality system certified to the ISO 9001 quality standard and since then has passed three additional audits by the independent auditors, Det Norske Veritas. ISO 9001 certification is important to MNI and its international customers because it insures customers that MNI's manufacturing process is in compliance with recognized standards. Formalized procedures for all manufacturing, procurement and quality control are in use throughout MNI and are certified to comply with ISO 9001. Vendors and sub-contractors are evaluated periodically by MNI to assure quality. Statistical process control is used extensively in manufacturing to monitor yields and determine root causes of problems. MNI has automated the testing of nearly all of the printed circuit boards and modules. Statistical data from each of the tested units is collected and retained for yield and failure analysis. A staff of manufacturing engineers and sustaining engineers addresses cost reduction and quality issues on a continuous basis.

     MNI has adopted a total quality management ("TQM") philosophy and strives to improve quality in all areas of the company. In addition to manufacturing process quality control, MNI engages in active component qualification, vendor certification and monitoring, final quality inspection, and complete customer service. As part of the TQM program, a steering committee supports company quality objectives and oversees cross-functional, volunteer "Process Improvement Teams." These teams work together to improve the MNI quality system, policies and procedures. Training of employees will continue to be a major contributor to the improvement of the quality level of MNI.

     Due to the unique nature of the technologies and products developed and manufactured by MNI, MNI is often dependent on a single supplier for certain materials and components used in MNI's products. The lead time required to obtain components from single source suppliers often exceeds the lead time that customers give MNI, which in some cases results in delayed shipments to the customers. While a portion of this problem is attributable to MNI's need to obtain significantly larger quantities of components than it notifies its suppliers to prepare to deliver, the inability to obtain components could develop into a constraint on MNI's ability to compete for new orders. Although MNI is attempting to obtain second source suppliers for some components, MNI believes it will continue to be dependent to a significant degree upon single source suppliers. Delays in delivery, quality problems or the inability of MNI to obtain the components required to manufacture MNI's product on a cost effective basis could have a material adverse effect on MNI's business and results of operations. MNI has several key suppliers, and the failure of any one to deliver quality components on a timely basis could have a material adverse effect on the results of operations in any one or more of MNI's fiscal quarters. See "Risk Factors--Dependence on Component Availability, Subcontractor Performance and Key Suppliers."

BACKLOG

     MNI's backlog at December 31, 1994 was approximately $16.9 million as compared to $9.4 million as of December 31, 1993. MNI generally records an order in backlog when it receives a firm contract or purchase order which identifies product quantities and delivery dates. MNI's backlog should not be used as a measure of future revenues. Orders are typically shipped within 90 days of receipt. Backlog beyond 90 days delivery may represent temporary increases in demand. MNI's backlog is subject to fluctuations, and there can be no assurance that backlog as of any particular date will be a reliable measure of sales for any future period.

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

COMPETITION

     MNI is engaged in a highly competitive business. Most of MNI's competitors have more extensive engineering, manufacturing and marketing capabilities and substantially greater financial, technical and personnel resources than MNI. Certain competitors can also offer a much wider range of products, services and systems that may provide an advantage in procuring contracts and customers. In addition, some of MNI's customers could develop the capability to manufacture products similar to those manufactured by MNI. Existing and potential competition in the industry has resulted in and will continue to result in significant price competition. A strong U.S. dollar, for example, may make MNI's products more expensive compared to those of its foreign competitors, which would have an adverse effect on MNI. MNI believes that competition in its markets is based primarily on delivery, customer support and relationships, price, technological capability, reputation, reliability, in-country partners and performance. MNI's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by enhancing its current products, by the development and timely introduction of new products that keep pace with technological developments and emerging industry standards, and by providing such products at competitive prices. MNI's major competitors include:
Digital Microwave, Ericsson, Harris Farinon, Alcatel, NEC and Siemens. On occasion, MNI has also competed with CMI. MNI also competes with other large multinational companies. See "Risk Factors-- Competition and Changing Technology."

REGULATION

     Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated throughout the world. Regulatory approvals generally must be obtained by MNI in connection with the manufacture and sale of its products, and by MNI customers to operate MNI's products. The enactment by governmental authorities of new laws or regulations or a change in the interpretation of existing regulations could affect the market for MNI's products. Although recent deregulation of international communications industries have increased the potential demand for MNI's products by providing users of those products with opportunities to establish new wireless communications services, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services will continue or that other future regulatory changes will have a positive impact on MNI. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused, and may in the future cause, the cancellation, postponement or rescheduling of the installation of communications systems by MNI's customers. Moreover, there can be no assurance that MNI's technology will be suitable for adoption in such applications. See "Risk Factors--Regulation."

     Official homologations have been received in the U.S., Mexico, the U.K., Poland, Hungary, Israel, Venezuela, Israel, Australia and Taiwan. The process of homologation involves the approval of MNI's products for use in a particular country to insure compliance with the governmental standards of that country.

PATENTS AND LICENSES


     MNI currently has no patent protection for its products, and relies on a combination of copyright, trademark and trade secret laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary technology. Due to the rapidly changing nature of MNI's business, patents and licenses have been of substantially less significance in that business than the timely application of its technology and the design, development and marketing capabilities of its personnel.


EMPLOYEES


     At December 31, 1994, MNI had 358 total employees, 328 in Houston, 20 in Mexico City, 6 in Singapore, 2 in Sydney, Australia, 1 in Beijing, China and 1 in the United Kingdom. None of MNI's employees is represented by a collective bargaining agreement. MNI's future performance will depend in large measure on its ability to attract and retain highly skilled employees. MNI believes that it has good relations with its employees.

FACILITIES

     MNI's principal administrative, sales, marketing, research and development and manufacturing facilities are located in Houston, Texas in three buildings totaling approximately 75,000 square feet. The leases on two of the buildings expire in July 2001 and the lease on the third building expires in January 1998. MNI believes that its existing facilities are adequate for its current requirements and that additional space will be available on commercially reasonable terms as needed.

LEGAL MATTERS

     MNI is not involved in any pending legal proceedings, other than claims or proceedings incidental to its business that management believes would not have a material adverse effect on its financial condition or results of operations.

EXECUTIVE OFFICERS

     The following table sets forth certain information on the executive officers of MNI as of the date of this Prospectus/Proxy Statement.


           NAME              AGE                              POSITION
- ---------------------------  ---     ----------------------------------------------------------
Arthur W. Epley, III.......  53      President, Chief Executive Officer and Director
Carl B. Frampton...........  42      Chief Operating Officer and Chief Financial Officer
Charles W. Bentley.........  56      Vice President of Operations and Director
W. F. Montgomery...........  41      Vice President of Sales, Asia/Pacific
Michael C. Engle...........  34      Vice President of Marketing
James R. Gordon............  42      Vice President of Sales, Europe/Middle East/Africa
Fernando Vallarta..........  62      Vice President of Sales, Mexico for MNI, and Director
                                     General for Microwave Networks S.A., a subsidiary of MNI
R. Chris Brown.............  45      Vice President of Sales, Americas


     ARTHUR W. EPLEY, III, a founder of MNI, has served as MNI's President and Chief Executive Officer since 1982. In 1968, Mr. Epley co-founded Datatex Corporation, an electronics manufacturing company, and served as its Chief Executive Officer until 1982. In 1975 Datatex was acquired by Augat Inc. and Mr. Epley assumed additional management responsibilities with Augat until he resigned in 1982 to join MNI. Mr. Epley has more than 28 years experience in the telecommunications and electronics industries.

     CARL B. FRAMPTON has served as Chief Operating Officer since August 1994 and Chief Financial Officer of MNI since November 1992. From 1985 to November 1992 Mr. Frampton served as Vice President and General Manager--U.S. Operations as well as Chief Financial Officer of Multiflex, Inc., where he had financial and operational responsibilities for the U.S., and financial responsibilities for the U.K., Norwegian and Brazilian operations. Mr. Frampton is a Certified Public Accountant and has more than 17 years experience in finance and operations.


     CHARLES W. BENTLEY, a founder of MNI, has served as Vice President of Operations of MNI since 1982. Mr. Bentley also co-founded and served as Vice President of Operations for Datatex Corporation until acquired by Augat Inc. and then held various other management positions post acquisition within Augat Inc. from 1968 to 1982. His experience includes various positions with responsibilities for manufacturing, quality control, maintenance, customer service, computer operations and personnel over the last 30 years at Texas Instruments, Curtis Mathes, Datatex and Augat Inc.


     W.F. MONTGOMERY, a founder of MNI, has served as Vice President of MNI since 1982. Mr. Montgomery has also worked for Texas Instruments, Gardiner Communications and B.E. Industries. He has more than 15 years experience in microwave product design, systems engineering, sales and marketing.

     MICHAEL C. ENGLE has served as Vice President of Marketing of MNI since 1993. From 1989 to 1993 Mr. Engle was in charge of market planning for Harris Farinon and had 13 years of sales and marketing experience with Harris Corporation. Mr. Engle has more than 15 years of sales and marketing experience in the communications industry.

     JAMES R. GORDON has served as Vice President of Sales of MNI since 1988. From 1984 to 1988 Mr. Gordon was Vice President and General Manager of SANBAR Corporation and has served in several engineering and sales assignments with Harris Farinon. Mr. Gordon has more than 17 years experience in the microwave industry and has held various sales and management positions.

     FERNANDO VALLARTA has served as Vice President of Sales, Mexico of MNI since January 1994 and Director General, Microwave Networks S.A. de C.V. since February 1993. From 1968 to January 1993 Mr. Vallarta acted as a consultant to various banks in Mexico. From 1964 to 1968, Mr. Vallarta served as President of Banco Mexicano de Puebla, S.A. and from 1950 to 1964 served as Vice President of Banco de Comercio, S.A. Mr. Vallarta has more than 30 years of business management expertise in Mexico, including assisting a conglomeration of banks in Mexico in mergers and consolidations, which initiated multibanking for the country.

     R. CHRIS BROWN has served as Vice President of Sales, Americas of MNI since October 1994. From 1984 to October 1994, Mr. Brown served as International Sales Manager of Andrew Corporation.

     All directors hold office until the next annual meeting of stockholders of MNI and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors.

BOARD COMMITTEES

     The Board of Directors has appointed an Audit Committee and a Compensation Committee. The Audit Committee reviews the scope and results of the annual audit of MNI's consolidated financial statements conducted by MNI's independent accountants, the scope of other services provided by MNI's independent accountants, proposed changes in MNI's financial and accounting standards and principles, and MNI's policies and procedures with respect to its internal accounting, auditing and financial controls, and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board of Directors.

     The Compensation Committee administers MNI's compensation programs, including the Stock Option Plans, and performs such other duties as may from time to time be determined by the Board of Directors.

BOARD COMPENSATION

     The MNI Board of Directors has not received any compensation for services as members of the Board of Directors in the past. Non-employee members of the MNI Board of Directors receive options to purchase 1,000 shares of MNI Common Stock for each year of service, and an initial option to purchase 10,000 shares of MNI Common Stock upon commencement of service on the Board, under the 1990 MNI Non-Qualified Stock Option Plan for Nonemployee Directors and Consultants.

EMPLOYMENT AND CONSULTING AGREEMENTS

     MNI has entered into consulting agreements with Erik H. van der Kaay and Richard Long, directors of MNI, for their services as strategic and business advisors. The agreements provide for payments of $1,000 per month plus expenses.

     None of MNI's executive officers has entered into an employment agreement with MNI. However, upon closing of the Merger, Messrs. Epley, Frampton, Bentley and Montgomery will enter into employment agreements with MNI and MNI will use its best efforts to enter into employment arrangements with certain other key employees of MNI specified by CMI. See "Terms of the Merger--Employment Agreements and Covenants Not to Compete" and "Risk Factors--Organization; Dependence on Key Personnel."

EXECUTIVE COMPENSATION

     The following table sets forth in summary form all compensation paid by MNI to the Chief Executive Officer and its other four most highly compensated executive officers (collectively, the "MNI Named Executive Officers") for services rendered in all capacities to MNI for the fiscal years ended June 30, 1992, 1993 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                        ANNUAL COMPENSATION                ------------
                                             -----------------------------------------      SECURITIES
                                                                        OTHER ANNUAL        UNDERLYING
   NAME AND PRINCIPAL POSITION      YEAR     SALARY($)    BONUS($)     COMPENSATION(1)      OPTIONS(#)
- ----------------------------------  ----     --------     --------     ---------------     ------------
Arthur W. Epley, III..............  1994     $150,000     $     0          $ 1,500                  0
  President, Chief Executive        1993      148,333      89,000            2,704                  0
  Officer and Director              1992      130,000           0              433                  0
Fernando Vallarta.................  1994      137,912           0                0             25,000
  Vice President of Sales, Mexico   1993       37,158           0                0              5,000
  and Director General of           1992            0           0                0                  0
  Microwave Networks S.A. de C.V.
W.F. Montgomery III...............  1994      123,106           0              588              5,000
  Vice President of Sales,          1993      160,960           0                0              5,000
  Asia/Pacific                      1992       87,661           0                0              5,000
James R. Gordon...................  1994      101,226           0              890              5,000
  Vice President of Sales,          1993       89,416      47,200            1,425                  0
  Europe/Middle East/Africa         1992      103,065       6,000              340              5,000
Charles W. Bentley................  1994       99,223      15,600              466                  0
  Vice President of Operations      1993       88,533      28,533              548                  0
  and Director                      1992       85,760       4,000              267                  0

- ---------------
(1) Represents employer contributions to the Microwave Networks 401(k) Retirement Savings Plan.

     Stock Option Plans. In November 1989, MNI's Board of Directors adopted the 1990 Microwave Networks Incorporated Non-Qualified Stock Option Plan for Employees and the 1990 Microwave Networks Incorporated Non-Qualified Stock Option Plan for Nonemployee Directors and Consultants (the "MNI Option Plans"), which were amended in 1993 by the Board of Directors. The stockholders have approved the MNI Option Plans, as amended.

     Stock Compensation Table. The following table sets forth certain information concerning stock options granted under the MNI Option Plans during the 1994 fiscal year to the Chief Executive Officer and each of the four other most highly compensated executive officers of MNI:

                          OPTION GRANTS IN FISCAL 1994

                                                                                             POTENTIAL
                                                                                        REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL
                                        INDIVIDUAL GRANTS                                 RATES OF STOCK
                                       --------------------                             PRICE APPRECIATION
                                                 % OF TOTAL                                 FOR OPTION
                                                  OPTIONS                                   TERM(2)(3)
                                       OPTIONS   GRANTED TO   EXERCISE   EXPIRATION     -------------------
                                       GRANTED   EMPLOYEES    PRICE(1)      DATE          5%          10%
                                       -------   ----------   --------   ----------     -------     -------
Arthur W. Epley, III.................        0        0%           0            --            0           0
Fernando Vallarta....................   25,000      9.5%        $.95       5/19/99      $ 6,562     $14,500
W.F. Montgomery III..................    5,000      1.9%        $.95       5/19/99      $ 1,312       3,000
James R. Gordon......................    5,000      1.9%        $.95       5/19/99      $ 1,312       3,000
Charles W. Bentley...................        0        0%           0            --            0           0

- ---------------
(1) The exercise price is equal to the fair market value of the MNI Common Stock on the date of grant, as determined by the MNI Board of Directors.

(2) The 5% and the 10% assumed rates of appreciation applied to the option exercise price over the five year option term are prescribed by the rules of the Securities and Exchange Commission and do not represent MNI's estimate or projection of the future price of MNI Common Stock.

(3) All options granted in fiscal 1994 were pursuant to the 1990 MNI Non-Qualified Stock Option Plan. The options are non-qualified stock options that were granted at 100% of the fair market value of the MNI Common Stock on the date of grant. The options expire five years from the date of grant, unless otherwise earlier terminated related to termination of employment. The options vest 25% on date of grant and 25% per year on each of the first three anniversaries of the option grant date.

     Option Value Table. The following table sets forth certain information concerning options exercised during MNI's 1994 fiscal year, and the number of unexercised options and the value of unexercised options as of June 30, 1994 to the Chief Executive Officer and each of the four other most highly compensated executive officers of MNI:

   AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND JUNE 30, 1994 OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES                     OPTIONS AT 6/30/94               AT 6/30/94(1)
                                 ACQUIRED      VALUE     ---------------------------   ---------------------------
                                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                -----------   --------   -----------   -------------   -----------   -------------
Arthur W. Epley, III..........          0            0           0              0              0             0
Fernando Vallarta.............      2,500     $    375       6,250         21,250        $     0         $ 375
W.F. Montgomery III...........          0            0      40,000          7,500        $22,625         $ 750
James R. Gordon...............     30,000     $ 17,000      25,000          5,000        $13,750         $ 500
Charles W. Bentley............          0            0           0              0              0             0

- ---------------
(1) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the June 30, 1994 fair market value of $.95 per share of MNI Common Stock as determined by MNI's Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases office and manufacturing facilities from a joint venture owned by Arthur W. Epley, III, President, Chief Executive Officer and Director of MNI, and Don Mullins, a shareholder of MNI, under two separate leases that expire in July 2001. Rent expense associated with the joint venture was $165,573, $194,349 and $279,331 in fiscal 1992, 1993 and 1994, respectively.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of MNI Capital Stock as of January 31, 1995 and the beneficial ownership of CMI Common Stock such shares will represent after the Merger (assuming an Exchange Ratio of .3511) (i) by each person who is known by MNI to own beneficially more than 5% of the outstanding shares of MNI Capital Stock,
(ii) by MNI's Chief Executive Officer and each of its next four most highly compensated executive officers; (iii) by the directors individually; and (iv) by all directors and executive officers as a group. Except as otherwise indicated, MNI believes that the beneficial owners of the securities listed below, based on information provided by such owners, have sole investment and voting power with respect to the MNI Capital Stock shown as being beneficially owned by them. The number of shares of MNI Capital Stock and calculation of percent ownership takes into account those shares underlying stock options that are exercisable within 60 days of January 31, 1995.


                                                          MNI SHARES                CMI SHARES
                                                      BENEFICIALLY OWNED        BENEFICIALLY OWNED
                                                        PRIOR TO MERGER           AFTER MERGER(1)
                                                     ---------------------     ---------------------
       NAME AND ADDRESS OF BENEFICIAL OWNER           NUMBER       PERCENT      NUMBER       PERCENT
       ------------------------------------          ---------     -------     ---------     -------
Arthur W. Epley, III(2)............................  1,698,079       19.0%       596,195        3.9%
  10795 Rockley Road
  Houston, TX 77099
Peregrine Ventures
Peregrine Ventures II..............................  1,431,802       16.0        502,705        3.2
  20833 Stevens Creek Blvd., Suite 100
  Cupertino, CA 95014
W.S. Farish Company................................  1,117,127       12.5        392,223        2.5
  1100 Louisiana, Suite 1200
  Houston, TX 77002
Criterion Venture Capital
Criterion-Bermuda..................................    717,963        8.0        252,076        1.6
  1999 Broadway, Suite 2100
  Denver, CO 80202
Charles W. Bentley.................................    375,873        4.2        131,969          *
W.F. Montgomery III(3).............................    140,000        1.6         49,154          *
James R. Gordon(4).................................     55,000          *         19,310          *
Terry Ward(5)......................................     33,628          *          5,487          *
Erik van der Kaay(6)...............................     24,296          *          6,715          *
Richard Long(7)....................................     23,546          *          5,750          *
Frank LaHaye(8)....................................     10,750          *          3,774          *
Fernando Vallarta(9)...............................     10,000          *          3,511          *
Al Paladino(10)....................................     10,000          *          3,511          *
All executive officers and directors as a group (12
  persons)(11)(12).................................  5,420,157       60.0      1,903,017       12.3


- ---------------
  *  Represents less than 1% of the outstanding shares.

 (1) Post Merger CMI shares are calculated by using the assumed Exchange Ratio of .3511 CMI shares per share of MNI Capital Stock.

 (2) Excludes 299,211 shares of MNI Capital Stock owned by Mr. Epley's three adult children.

 (3) Includes 40,000 shares of MNI Common Stock which Mr. Montgomery has an option to acquire.

 (4) Includes 5,000 shares of MNI Common Stock which Mr. Gordon has an option to acquire.

 (5) Includes 1,750 shares of MNI Common Stock which Mr. Ward has an option to acquire. Does not include the shares of W.S. Farish Company, with respect to which Mr. Ward exercises voting power.

 (6) Includes 2,750 shares of MNI Common Stock which Mr. van der Kaay has an option to acquire.

 (7) Includes 6,250 shares of MNI Common Stock which Mr. Long has an option to acquire.

 (8) Includes 10,750 shares of MNI Common Stock which Mr. LaHaye has an option to acquire. Does not include the shares of Peregrine Ventures and Peregrine Ventures II, with respect to which Mr. LaHaye exercises voting power.

 (9) Includes 1,250 shares of MNI Common Stock which Mr. Vallarta has an option to acquire.

(10) Includes 10,000 shares of MNI Common Stock which Mr. Paladino has an option to acquire. Does not include 453,806 shares of MNI Capital Stock (159,331 shares of CMI Common Stock after the Merger) of Advanced Technology Ventures, with respect to which Mr. Paladino exercises voting power.

(11) Includes 114,000 shares of MNI Common Stock which executive officers and directors have an option to acquire.


(12) Includes 3,002,735 shares of MNI Capital Stock over which certain directors exercise voting power for their respective investment entities.

                        DESCRIPTION OF CMI COMMON STOCK

     CMI is authorized to issue 29,200,000 shares of Common Stock, par value $.10 per share. The holders of Common Stock of CMI are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up of CMI, to share ratably in all assets remaining after payment of liabilities. The holders of the Common Stock are entitled to one vote for each share of such stock held of record by them and may cumulate votes in the election of directors. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by CMI. There are no redemptions or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock to be issued pursuant to the Merger Agreement will be, fully paid and nonassessable.


     In 1989, the stockholders approved a rights agreement (the "Rights Agreement") pursuant to which CMI distributed to its stockholders the right to buy, for $35, one share of CMI Common Stock for each share of CMI Common Stock held by such stockholders. The rights will only become exercisable if a person or group acquires 20% or more of the CMI Common Stock or announces an offer to acquire 30% or more of the CMI Common Stock. In the event CMI is acquired, or upon the occurrence of certain other events, each right may under certain circumstances entitle the holder to purchase, for $35, $70 worth of CMI Common Stock. Until such events occur, the rights are redeemable at any time by CMI for $.01 per right. The rights agreement expires in July 1999.



     The First National Bank of Boston is the Transfer Agent and the Registrar of the CMI Common Stock.

              COMPARISON OF RIGHTS OF HOLDERS OF CMI COMMON STOCK
                        AND HOLDERS OF MNI CAPITAL STOCK

     CMI is incorporated under the laws of the State of Delaware and, accordingly, the rights of CMI's stockholders are governed by CMI's Restated Certificate of Incorporation, as amended, CMI's Bylaws and Delaware law. MNI is incorporated under the laws of the State of Texas and, accordingly, the rights of MNI stockholders are governed by MNI's Articles of Incorporation, as amended, MNI's Bylaws and Texas law.

     Upon consummation of the Merger, MNI's stockholders will become stockholders of CMI, and as such, their rights will be governed by CMI's Restated Certificate of Incorporation, CMI's Bylaws and Delaware law. The following is a summary of certain significant differences between Texas and Delaware law, as well as between the articles and bylaws of CMI and MNI, that might significantly affect the rights of MNI's stockholders.

     Certain provisions of CMI's Restated Certificate of Incorporation and Bylaws, (including the provisions concerning fair pricing of certain business combinations involving CMI), and of its Rights Agreement could limit the ability of others to acquire control of CMI or to engage in certain transactions. These provisions also could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of CMI in a tender offer or similar transactions. CMI believes, however, that such provisions may provide certain benefits to CMI, such as requiring persons seeking control of CMI to negotiate with its management regarding the price to be paid for the shares required to obtain such control and enhancing and promoting continuity and stability of CMI.

ANTI-TAKEOVER MEASURES

     Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL") provides that, with certain exceptions, a Delaware corporation cannot engage in any "business combination" with an "interested stockholder" during a period of three years after such person becomes an interested stockholder.

     For purposes of Section 203, a person (defined to include entities) becomes an interested stockholder if such person becomes the beneficial owner, or became the beneficial owner after December 23, 1987, of at least 15% of the outstanding voting stock of a Delaware corporation, including shares owned by certain affiliates or associates of such person and subject to certain exemptions. A person is also an interested stockholder if such person met the foregoing test at any time within the three-year period prior to the date as of which such status is being determined and is an affiliate or associate of the corporation at such date.

     Subject to certain exclusions, Section 203 generally defines a business combination as (i) any reorganization involving an interested stockholder, including a merger of the corporation or any majority-owned subsidiary or any sale, lease, mortgage or other transfer (including by way of dissolution) of 10% or more of the aggregate assets of the corporation or any majority-owned subsidiary, (ii) any issuance of stock of the corporation or any majority-owned subsidiary to the interested stockholder which would have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder (other than upon the exercise of conversion or purchase rights in respect of securities outstanding prior to the time the interested stockholder became such), (iii) any other transaction which has the effect of increasing the interested stockholder's proportionate share of any class of outstanding securities of the corporation or any majority-owned subsidiary and (iv) any financial transaction involving the corporation or any majority-owned subsidiary (such as loans, guarantees, pledges, etc.) which results in financial benefits to the interested stockholder.

     The three year moratorium does not apply to a business combination with an interested stockholder under the following circumstances: (i) if the interested stockholder receives the approval of the corporation's board of directors, either as to the specific business combination being proposed or as to the transaction whereby the person becomes an interested stockholder, prior to the time the person becomes an interested stockholder; (ii) if the interested stockholder acquires at least 85% of the outstanding voting stock of the corporation (excluding, for this purpose, shares held by directors who are also officers and shares held under certain employee stock plans) in the transaction as a result of which the person becomes an interested stockholder; or

(iii) if the proposed business combination receives both the approval of the corporation's board of directors and the affirmative vote of 66 2/3% of the outstanding shares (excluding, for this purpose, shares owned by the interested stockholder). In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an interested stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of corporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. CMI has not adopted such a charter or bylaw amendment.

     The provisions of Section 203 are currently applicable to CMI. In addition, CMI's Certificate of Incorporation contains "fair price" provisions and other provisions designed to deter attempts to acquire control of CMI and to ensure continuity of management. See "Description of CMI Common Stock."

     Section 203 has been challenged in lawsuits arising out of ongoing takeover disputes, and it is not yet clear whether and to what extent its constitutionality will be upheld by the courts. Although the United States District Court for the District of Delaware has consistently upheld the constitutionality of Section 203, the Delaware Supreme Court has not yet considered the issue. CMI believes that so long as the constitutionality of
Section 203 is upheld, Section 203 will encourage any potential acquiror to negotiate with CMI's Board of Directors. Section 203 also has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for CMI in which all stockholders would not be treated equally. Section 203 should also discourage certain potential acquirors unwilling to comply with its provisions.

     Neither the TBCA nor MNI's Articles of Incorporation or Bylaws contain similar fair price provisions.

AMENDMENTS TO THE ARTICLES OR CERTIFICATE OF INCORPORATION

     Under the TBCA, an amendment to a corporation's articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon and the affirmative vote of the holders of at least two-thirds of the shares within each class or series of outstanding shares entitled to vote thereon as a class. Under MNI's Articles of Incorporation, in addition to the affirmative percentage vote required by law of all shareholders having voting rights, the consent of the holders of at least two-thirds of all issued and outstanding shares of a series of MNI Preferred Stock shall be required for any of the following actions: (i) any action which alters or changes the rights, preferences or privileges of such series, or (ii) any action which increases the authorized number of shares of such series.

     Under the DGCL, an amendment to a corporation's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, unless the corporation's certificate of incorporation provides for a higher percentage. Under CMI's Restated Certificate of Incorporation, the affirmative vote of the holders of two-thirds of the then outstanding CMI Common Stock is required to amend any provisions inconsistent with certain articles of the CMI Restated Certificate of Incorporation relating to stockholder meetings and amendments or certain business combinations proposed by certain interested stockholders.

MERGERS, EXCHANGES, CONSOLIDATIONS AND DISSOLUTIONS

     Under the TBCA, a Texas corporation must have a plan of merger or exchange approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon unless any class or series of shares of any such corporation is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of at least two-thirds of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least two-thirds of the outstanding shares otherwise entitled to vote thereon, unless the board of directors conditions its submission to stockholders of a plan of merger or exchange by requiring a greater vote or a vote by class or series. Under the TBCA, the same two-thirds approval is required if the corporation wishes to dissolve by act of the corporation.

     Under the DGCL, the holders of a majority of the outstanding stock of the corporation entitled to vote thereon may approve an agreement of merger or consolidation or the dissolution of a corporation.

DISPOSITION OF ASSETS

     Under the TBCA, the sale, lease, exchange or other disposition of all, or substantially all, of the assets of a corporation, when made in the usual and regular course of business of the corporation, may be made without the authorization or consent of the stockholders. A transaction is in the usual and regular course of business if the corporation shall, directly or indirectly, either continue to engage in one or more businesses or apply a portion of the consideration received in connection with the transaction to conduct the business in which it engages following the transaction. A disposition of assets not made in the usual and regular course of business of the corporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least two-thirds of the outstanding shares within each class or series entitled to vote thereon as a class.

     Under the DGCL, all sales, leases or exchanges of all, or substantially all, of the assets of a corporation must be authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

CUMULATIVE VOTING

     Under the TBCA, every stockholder of a corporation has the right to cumulate votes for the election of directors unless cumulative voting is expressly prohibited by the articles of incorporation of the corporation. The MNI Articles of Incorporation expressly prohibit cumulative voting for the election of directors.

     Under the DGCL, a corporation's certificate of incorporation may provide that at all elections of directors of the corporation, or at elections held under specified circumstances, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holders shares of stock multiplied by the number of directors to be elected, and that such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit. The CMI Restated Certificate of Incorporation permits holders of CMI Common Stock to cumulate their votes as provided under the DGCL. Further, a CMI stockholder intending to cumulate votes for the election of directors must notify CMI of such intention prior to the commencement of the voting for directors. If any CMI stockholder has given such notice, every CMI stockholder may cumulate votes for candidates placed in nomination prior to the voting. The persons named in the proxy will, unless authority to do so is withheld, exercise their discretion with respect to the cumulative voting of shares represented by proxy in order to assure the election of as many of the nominees of the Board of Directors of CMI as possible.

CHANGE IN NUMBER OF DIRECTORS

     Under the TBCA, the number of directors may be increased or decreased by amendment to, or in the manner provided in, the articles of incorporation or Bylaws, but no decrease may have the effect of shortening the term of an incumbent director. The MNI Bylaws provide that the number of directors which shall constitute the whole Board of Directors shall be not less than three or more than nine as determined by the MNI stockholders.

     Under the DGCL, the authorized number of directors may be changed by an amendment to the Bylaws adopted by the directors unless the certificate of incorporation fixes the number of directors in which case a change in the number of directors shall be made only by amendment of the certificate. The CMI Bylaws provide that the number of directors shall be determined from time to time by a resolution adopted by a majority of the board of directors or the affirmative vote of the holding of a majority of the total voting power of the then-outstanding voting stock.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Under the TBCA, any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by election at an annual or special meeting of shareholders called for that purpose. The MNI Bylaws provide that any such vacancy shall be filled by a majority of the remaining directors, though less than a quorum. The corporation may only fill two such directorships during the period between any two successive annual meetings of stockholders.

     Section 223 of the DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation (CMI's Restated Certificate of Incorporation and Bylaws do not provide otherwise) or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy (CMI's Restated Certificate of Incorporation does not have such a provision). In addition, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the shares outstanding at the time and entitled to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Such elections are to be conducted in accordance with the procedures provided by the DGCL. Unless otherwise provided in the certificate of incorporation or bylaws, when one or more directors resign from the board, a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy (CMI's Restated Certificate of Incorporation and Bylaws do not provide otherwise).

REMOVAL OF DIRECTORS

     The TBCA provides that directors may be removed in accordance with the provisions of the bylaws or articles of incorporation of the corporation. The MNI Bylaws provide that at any meeting of stockholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

     Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides (CMI's Restated Certificate of Incorporation does not otherwise provide), in the case of a corporation having a classified board (CMI does not have a classified board), stockholders may effect such removal only for cause and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

DIVIDENDS

     A Texas corporation may not make a distribution to its stockholders if the corporation would be insolvent as a result thereof or if the distribution exceeds the corporation's surplus, except in certain limited situations involving the dissolution of the corporation.

     A Delaware corporation may, subject to restrictions in its certificate of incorporation, make a distribution to its stockholders out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year even if such corporation is insolvent. CMI's Restated Certificate of Incorporation contains no such restrictions.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

     Under the TBCA, special meetings of stockholders may be called (i) by the president, the board of directors or such other person or persons as may be authorized in the articles of incorporation or the by-laws or (ii) by the holders of at least ten percent of all the shares entitled to vote at the proposed special meeting. MNI's Bylaws provide that a special meeting of stockholders may be called at any time (i) by MNI's president, at the request in writing of the holders of at least ten percent of all the outstanding stock entitled to vote at such meeting or the majority of the Board of Directors, (ii) by MNI's Board of Directors, or (iii) by MNI's president.

     Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. CMI's Bylaws provide that special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the Chief Executive Officer, the President, the Board or a committee of the Board which has been duly designated by the Board and whose powers and authority, as provided in a resolution of the Board or in the Bylaws, include the power to call such meetings and by a person or persons owning, directly or indirectly, shares possessing not less than 10% of the votes eligible to be cast for the election of directors at the time any such determination is being made.

STOCKHOLDER ACTION WITHOUT A MEETING

     Under the TBCA, if the articles of incorporation of a corporation so provide, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a written consent setting forth the action shall have been signed by the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. MNI's Articles of Incorporation do not contain such a provision. The TBCA and MNI's Bylaws also provide that any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a written consent setting forth the action shall have been signed by the holders of all shares entitled to vote with respect to the action.

     Under the DGCL, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a consent setting forth the action so taken is signed by the holders of outstanding stock have not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The CMI Restated Certificate of Incorporation does not provide otherwise.

CONFLICT OF INTEREST TRANSACTIONS WITH DIRECTORS

     The DGCL and the TBCA both contain provisions which shift to the holders of shares of a corporation the burden of proving that the directors have breached their fiduciary duty to the corporation by authorizing corporate transactions in which a director has an interest if the transaction is approved in a specified manner.

     Such statutes also provide that no contract or transaction between one or more of its directors or officers or any organization in which any of them has a financial interest is void or voidable solely because the director or officer participates in the meeting of the board or committee at which the contract or transaction is authorized or solely because his votes are counted for such purpose if the contract or transaction is fair to the corporation or if the material facts as to his relationship or interest and as to the contract or transaction are disclosed or known (i) to the board of directors and the contract or transaction is authorized by a majority of the disinterested directors or (ii) to the stockholders and the contract or transaction is specifically approved by a vote of the stockholders.

DISSENTERS' RIGHTS

     Under the TBCA, stockholders of MNI have the right to dissent from and obtain appraisal rights in connection with any merger, exchange, sale, lease or other disposition of all, or substantially all, of the property or assets of the corporation in a transaction requiring stockholder approval. These dissenters' rights are summarized under "Terms of Merger--Dissenters' Rights."

     Section 262 of the DGCL provides for appraisal rights only in the case of a statutory merger or consolidation of the corporation where the petitioning stockholder does not consent to the transaction. In addition, no appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under DGCL Section 251(f). There are also no appraisal rights, unless otherwise provided for in a corporation's certificate of incorporation, for shares of stock listed on a national securities exchange or held by more than 2,000 holders of record, unless such stockholders would be required to accept anything other than shares of stock of the surviving corporation, shares of another corporation so listed or held by such number of holders of record, cash in lieu of fractional shares of such stock or any combination thereof. The Certificate of Incorporation of CMI does not provide for such additional appraisal rights.

INDEMNIFICATION

     The TBCA and the DGCL both authorize a corporation to include in its charter provisions limiting the liability of directors to the corporation or the holders of its shares. MNI and CMI have adopted provisions which eliminate the liability of directors to the full extent permitted under the TBCA and the DGCL, respectively. The DGCL does not permit elimination of liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful dividends or stock repurchases; or (iv) for any transaction from which the director received an improper personal benefit. The TBCA does not permit elimination of liability for (i) a breach of the director's duty of loyalty to the corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;
(iii) a transaction from which the director received an improper benefit; or
(iv) an act or omission for which the liability of a director is expressly prohibited by an applicable statute.

                                 LEGAL MATTERS

     The validity of CMI Common Stock issuable pursuant to the Merger and certain other legal matters relating thereto will be passed upon for CMI by Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin, A Professional Corporation, San Francisco, California. Andrews & Kurth L.L.P., Houston, Texas, is acting as counsel for MNI in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                                    EXPERTS

     The consolidated financial statements of California Microwave, Inc. at June 30, 1993 and 1994, and for each of the three years in the period ended June 30, 1994, appearing in this Prospectus/Proxy Statement and the related financial statement schedule appearing elsewhere in the Registration Statement on Form S-4 filed in connection with this Prospectus/Proxy Statement ("Registration Statement") have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Microwave Networks Incorporated as of June 30, 1993 and 1994 and for each of the three fiscal years in the period ended June 30, 1994 included in this Prospectus/Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The audited financial statements of TeleSciences Transmission Systems, Inc. included in this Prospectus/Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which includes an explanatory paragraph regarding TeleSciences Transmission Systems, Inc.'s ability to continue as a going concern.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
CALIFORNIA MICROWAVE, INC.
Report of Ernst & Young LLP, Independent Auditors.....................................    F-2

Consolidated Financial Statements at June 30, 1993 and 1994 and for each of the three years ended June 30, 1994
  Consolidated Statements of Income...................................................    F-3
  Consolidated Balance Sheets.........................................................    F-4
  Consolidated Statements of Stockholders' Equity.....................................    F-5
  Consolidated Statements of Cash Flows...............................................    F-6
  Notes to Consolidated Financial Statements..........................................    F-7

Condensed Consolidated Interim Financial Statements (Unaudited) at December 31, 1994
  and for the three and six months ended December 31, 1993 and 1994
  Condensed Consolidated Statements of Income.........................................   F-17
  Condensed Consolidated Balance Sheets...............................................   F-18
  Condensed Consolidated Statements of Cash Flows.....................................   F-19
  Notes to Condensed Consolidated Financial Statements................................   F-20

MICROWAVE NETWORKS INCORPORATED
Report of Ernst & Young LLP, Independent Auditors.....................................   F-21

Consolidated Financial Statements at June 30, 1993 and 1994 and for each of the three years ended June 30, 1994
  Consolidated Statements of Income...................................................   F-22
  Consolidated Balance Sheets.........................................................   F-23
  Consolidated Statements of Shareholders' Equity.....................................   F-25
  Consolidated Statements of Cash Flows...............................................   F-26
  Notes to Consolidated Financial Statements..........................................   F-27

Condensed Consolidated Interim Financial Statements (Unaudited) at December 31, 1994
  and for the three and six months ended December 31, 1993 and 1994
  Condensed Consolidated Statements of Income.........................................   F-33
  Condensed Consolidated Balance Sheet................................................   F-34
  Condensed Consolidated Statements of Cash Flows.....................................   F-35
  Notes to Condensed Consolidated Financial Statements................................   F-36

TELESCIENCES TRANSMISSION SYSTEMS, INC.
Report of Independent Public Accountants..............................................   F-37
Financial Statements at June 30, 1992 and 1993 and for each of the two years ended
  June 30, 1993
  Statements of Operations............................................................   F-38
  Balance Sheets......................................................................   F-39
  Statements of Stockholder's Deficit.................................................   F-40
  Statements of Cash Flows............................................................   F-41
  Notes to Financial Statements.......................................................   F-42

Interim Financial Statements (Unaudited) at September 30, 1993 and for the three months ended September 30, 1992 and 1993
  Statements of Operations............................................................   F-48
  Balance Sheet.......................................................................   F-49
  Statements of Cash Flows............................................................   F-50
  Notes to Interim Financial Statements...............................................   F-51

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
California Microwave, Inc.

     We have audited the accompanying consolidated balance sheets of California Microwave, Inc. at June 30, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements refereed to above present fairly, in all material respects, the consolidated financial position of California Microwave, Inc. at June 30, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Palo Alto, California
August 5, 1994

                           CALIFORNIA MICROWAVE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEARS ENDED JUNE 30,
                                                             ----------------------------------
                                                               1992         1993         1994
                                                             --------     --------     --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
SALES......................................................  $199,003     $267,181     $369,017
Cost of products sold......................................   153,246      198,368      273,415
                                                             --------     --------     --------
Gross margin...............................................    45,757       68,813       95,602
                                                             --------     --------     --------
EXPENSES:
Research and development...................................     5,021        8,242       13,203
Marketing and administration...............................    31,320       41,024       54,142
Amortization of intangible assets..........................       797        1,554        2,068
                                                             --------     --------     --------
Total expenses.............................................    37,138       50,820       69,413
                                                             --------     --------     --------
OPERATING INCOME...........................................     8,619       17,993       26,189
Interest expense...........................................      (908)      (2,327)      (2,809)
Interest income............................................       269          213          520
                                                             --------     --------     --------
INCOME BEFORE INCOME TAXES.................................     7,980       15,879       23,900
Provision for income taxes.................................     2,892        5,875        8,844
                                                             --------     --------     --------
NET INCOME.................................................  $  5,088     $ 10,004     $ 15,056
                                                             ========     ========     ========
Average shares and equivalents.............................     9,111       10,168       12,572
NET INCOME PER SHARE.......................................  $    .56     $    .98     $   1.20
                                                             ========     ========     ========

                 See Notes to Consolidated Financial Statements

                           CALIFORNIA MICROWAVE INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1993         1994
                                                                         --------     --------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................  $  5,251     $ 13,268
  Short-term investments...............................................       162          434
  Accounts receivable, less $820 allowance for doubtful accounts
     ($551 in 1993)....................................................    57,938      107,925
  Inventories..........................................................    44,055       69,700
  Prepaid expenses.....................................................       931        1,927
                                                                         --------     --------
  Total current assets.................................................   108,337      193,254
                                                                         --------     --------
  Property, plant and equipment, at cost...............................    51,798       66,712
  Less accumulated depreciation and amortization.......................    27,016       33,557
                                                                         --------     --------
  Net property, plant and equipment....................................    24,782       33,155
                                                                         --------     --------
  Intangible assets of businesses acquired, less accumulated
     amortization of $6,896 ($4,828 in 1993)...........................    34,709       64,511
Other assets...........................................................     1,797        3,063
                                                                         --------     --------
                                                                         $169,625     $293,983
                                                                         ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt....................................  $    289     $    389
  Accounts payable.....................................................    21,687       36,273
  Accrued income taxes.................................................       892        2,108
  Other accrued liabilities............................................    22,279       42,510
                                                                         --------     --------
          Total current liabilities....................................    45,147       81,280
                                                                         --------     --------

LONG-TERM LIABILITIES:
  Loans and bonds payable..............................................     5,290        4,901
  Other long-term liabilities..........................................                  1,857
  Convertible subordinated notes.......................................                 65,200
                                                                         --------     --------
          Total long-term liabilities..................................     5,290       71,958
                                                                         --------     --------

STOCKHOLDERS' EQUITY:
  Common stock, $.10 par value, 29,200,000 shares authorized:
     12,030,294 shares issued and outstanding (11,643,765 in 1993).....     1,164        1,203
  Capital in excess of par value.......................................    60,189       66,187
  Retained earnings....................................................    59,074       74,130
  Unamortized restricted stock plan expense............................    (1,239)        (775)
                                                                         --------     --------
          Total stockholders' equity...................................   119,188      140,745
                                                                         --------     --------
                                                                         $169,625     $293,983
                                                                         ========     ========

                 See Notes to Consolidated Financial Statements

                           CALIFORNIA MICROWAVE INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           THREE YEARS ENDED JUNE 30, 1994
                               ----------------------------------------------------------------------------------------
                                   COMMON STOCK          CAPITAL IN                    UNAMORTIZED            TOTAL
                               ---------------------     EXCESS OF      RETAINED     RESTRICTED STOCK     STOCKHOLDERS'
                                 SHARES       AMOUNT     PAR VALUE      EARNINGS       PLAN EXPENSE          EQUITY
                               ----------     ------     ----------     --------     ----------------     -------------
                                                          (IN THOUSANDS, EXCEPT FOR SHARES)
BALANCE, JUNE 30, 1991.......   8,575,315     $ 858        $23,336      $43,982           $  (680)           $ 67,496
                               ----------     -----        -------      -------           -------            --------
Common stock issued under:
  Stock option and purchase
    plans....................     215,511        21          2,301                                              2,322
  Restricted stock plan......      64,400         6          1,052                           (679)                379
Net income...................                                             5,088                                 5,088
                               ----------     -----        -------      -------           -------            --------
BALANCE, JUNE 30, 1992.......   8,855,226       885         26,689       49,070            (1,359)             75,285
                               ----------     -----        -------      -------           -------            --------
Proceeds from public offering
  of common stock............   2,530,000       253         30,934                                             31,187
Common stock issued under:
  Stock option and purchase
    plans....................     230,039        23          2,235                                              2,258
  Restricted stock plan......      28,500         3            331                            120                 454
Net income...................                                            10,004                                10,004
                               ----------     -----        -------      -------           -------            --------
BALANCE, JUNE 30, 1993.......  11,643,765     1,164         60,189       59,074            (1,239)            119,188
                               ----------     -----        -------      -------           -------            --------
Common stock issued under:
  Stock option and purchase
    plans....................     386,202        39          5,948                                              5,987
  Restricted stock plan......      (5,700)       (1)           (59)                           464                 404
  Other......................       6,027         1            109                                                110
Net income...................                                            15,056                                15,056
                               ----------     ------       -------      -------           -------            --------
BALANCE, JUNE 30, 1994.......  12,030,294     $1,203       $66,187      $74,130           $  (775)           $140,745
                               ==========     ======       =======      =======           =======            ========

                 See Notes to Consolidated Financial Statements

                           CALIFORNIA MICROWAVE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED JUNE 30,
                                                              ---------------------------------
                                                                1992         1993        1994
                                                              --------     --------     -------
                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income..................................................  $  5,088     $ 10,004     $15,056
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................     5,133        7,769       9,629
  Loss on equipment retired.................................       126          131         349
  Write-down of investments.................................       100           50         100
NET EFFECT OF CHANGES IN:
  Accounts receivable.......................................    (9,751)     (12,543)    (33,056)
  Inventories...............................................     6,066       (7,149)     (9,196)
  Prepaid expenses..........................................      (119)        (283)        559
  Accounts payable..........................................        74        6,489       1,208
  Accrued income taxes......................................      (577)         849       2,664
  Other accrued liabilities.................................     2,905        5,034      (7,974)
                                                              --------     --------     -------
Net Cash provided by (used in) operating activities.........     9,045       10,351     (20,661)
                                                              --------     --------     -------
INVESTING ACTIVITIES:
Capital expenditures........................................    (8,024)     (10,780)    (11,248)
Acquisition of MRC..........................................   (33,490)                  (1,550)
Acquisition of TTS..........................................                            (24,196)
Proceeds from sale of assets................................         5           98         142
Unexpended plant and equipment funds........................    (3,322)       2,981         341
Other.......................................................      (679)         173        (257)
                                                              --------     --------     -------
Net Cash provided by (used in) investing activities.........   (45,510)      (7,528)    (36,768)
                                                              --------     --------     -------

FINANCING ACTIVITIES:
Net proceeds from issuance of convertible subordinated
  notes.....................................................                             61,103
Payments on long-term obligations...........................    (3,000)     (35,100)       (289)
Proceeds from issuance of long-term debt....................    38,203          246
Proceeds from issuance of common stock......................     1,683       32,959       4,632
                                                              --------     --------     -------
Net cash provided by (used in) financing activities.........    36,886       (1,895)     65,446
                                                              --------     --------     -------
Net increase in cash and cash equivalents...................       421          928       8,017
Cash and cash equivalents at beginning of year..............     3,902        4,323       5,251
                                                              --------     --------     -------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  4,323     $  5,251     $13,268
                                                              ========     ========     =======
Supplemental disclosure of cash flow information:
Cash paid during the year for:
  Interest..................................................  $    576     $  2,693     $ 2,535
  Income taxes..............................................     4,581        5,462       6,180
                                                              ========     ========     =======
Supplemental disclosure of non-cash investing and financing
  activity:
Additional purchase price for MRC's stock...................  $            $  1,400     $ 9,600
Tax benefit of options exercised............................       639          437       1,448
Notes used to purchase TTS' assets..........................                              2,000

                 See Notes to Consolidated Financial Statements

                           CALIFORNIA MICROWAVE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of California Microwave, Inc. and all subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated.

     Fiscal Year

     The Company's fiscal year ends on the Saturday closest to June 30 and includes 53 weeks in fiscal 1993 and 52 weeks in fiscal 1994 and 1992. For clarity of presentation, all fiscal periods are reported as ending on a calendar month-end.

     Revenue Recognition

     Generally, sales are recorded at the time individual items are shipped. Sales on certain long-term, small quantity, high unit-value contracts are recognized at the completion of significant project milestones which generally are contract line items. Scheduled billings and retainages under certain contracts (principally export contracts) have deferred billing provisions resulting in unbilled accounts receivable at June 30, 1993 and June 30, 1994 of $1,889,000 and $21,359,000, respectively. The unbilled receivable at June 30, 1994 is expected to be collected within one year.

     Inventories and Cost of Products Sold

     Inventories are recorded at the lower of cost or market. Project inventories are transferred to cost of products sold at the time revenue is recognized based on the estimated total manufacturing costs and total contract prices under each contract. Losses on contracts are recognized in full when the losses become determinable. The cost of other inventories is generally based on standard costs which approximate actual costs as determined by the first-in, first-out method.

     Cash Equivalents and Short-Term Investments

     Cash equivalents consist of highly liquid investments with maturities of three months or less. The Company's short-term investments are carried at cost which approximates market. The Company invests its excess cash principally in commercial paper of highly rated large industrial companies and in bankers' acceptances and certificates of deposits of large banks. Generally, these investments mature within 90 days. The Company has not experienced losses related to these investments. In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115--Accounting for Investments in Debt and Equity Securities, which is effective for fiscal years beginning after December 15, 1993. The adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations.

     Credit Risk

     The Company manufactures and sells communications products and systems to large commercial customers, principally domestic and foreign telephone companies and major common carriers and to the U.S. government. The Company generally requires no collateral, but generally requires letters of credit, denominated in U.S. dollars, from its foreign customers. In 1992, 1993 and 1994, the Company expensed $694,000, $188,000 and $324,000, respectively, for its provision for doubtful accounts.

                           CALIFORNIA MICROWAVE, INC.

     Foreign Exchange Contracts

     The Company enters into forward currency exchange contracts to hedge its foreign currency exposure. The gains or losses on these contracts are included in income when the underlying accounts receivable are paid. Contracts to sell
7.7 million United Kingdom pounds and 25.4 million German marks (total U.S. dollar equivalent of approximately $28 million) were outstanding at June 30, 1994 and mature from July 1994 through March 1995. The net gains and losses resulting from these and other foreign currency transactions have not been material.

     Property, Plant and Equipment

     Property, plant and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed under the straight-line method based on the estimated useful lives of the related assets.

     Net Income Per Share

     Net income per share is based on the weighted average number of shares outstanding including the effect of the assumed exercise of stock options which are dilutive common stock equivalents. Fully diluted net income per share assuming conversion of the convertible subordinated notes and the related reduction of interest expense is not presented as such computation does not result in material dilution.

2.  SALES

     The Company operates in one industry--the manufacture of electronics equipment for communications, including telephone, data, control, detection, ranging and surveillance. A breakdown of sales, by product class and by market sector for the last three years is shown below.

                                                           1992         1993         1994
                                                         --------     --------     --------
                                                                   (IN THOUSANDS)
    Satellite communications...........................  $130,582     $157,282     $178,119
                                                               66%          59%          48%
    Wireless...........................................    23,812       61,005      139,424
                                                               12%          23%          38%
    Intelligence.......................................    38,714       45,511       49,796
                                                               19%          17%          14%
    Other..............................................     5,895        3,383        1,678
                                                                3%           1%
                                                         --------     --------     --------
              Total....................................  $199,003     $267,181     $369,017
                                                         ========     ========     ========
    Export sales.......................................  $ 69,700     $109,835     $154,086
                                                               35%          41%          42%
    U.S. commercial sales..............................    62,620       75,887      113,061
                                                               32%          28%          30%
    U.S. government sales..............................    66,683       81,459      101,870
                                                               33%          31%          28%
                                                         --------     --------     --------
              Total....................................  $199,003     $267,181     $369,017
                                                         ========     ========     ========

                           CALIFORNIA MICROWAVE, INC.

     Export sales by geographic area were as follows:

                                                           1992         1993         1994
                                                          -------     --------     --------
                                                                   (IN THOUSANDS)
    Asia................................................  $21,943     $ 25,744     $ 56,881
    Europe..............................................   27,882       36,784       45,894
    Latin America.......................................    9,381       12,425       22,601
    Africa and Middle East..............................    9,024       28,212       17,735
    Other--principally Canada...........................    1,470        6,670       10,975
                                                          -------     --------     --------
                                                          $69,700     $109,835     $154,086
                                                          =======     ========     ========

3.  ACQUISITIONS

     TeleCom Transmission Systems, Inc. (formerly TeleSciences Transmission Systems, Inc.). The Company acquired substantially all of the assets and certain of the liabilities of TeleSciences Transmission Systems, Inc. (TTS), a wholly owned subsidiary of TeleSciences Inc., on October 26, 1993. TTS' product line consists of digital and analog microwave radios for the cellular, personal communications network and private network markets. The Company paid $28.7 million for those net assets at the closing, consisting of $23.7 million in cash and a $5 million, five-year 5% convertible subordinated note, convertible (after the resolution of certain acquisition-related matters) at the option of the holder into common stock of the Company at a conversion price of $28.50 per share. Of the $5 million note, $3 million has been offset against advances from TTS to its parent during the period prior to the closing of the acquisition and is no longer payable. Concurrent with the closing of this transaction, the Company issued for cash to Motorola, Inc., an investor in TeleSciences, Inc., a $5.7 million, five-year 5% convertible subordinated note, convertible at Motorola's option into the Company's common stock at a price of $28.50 per share. The acquisition was accounted for as a purchase transaction and accordingly, the acquired assets and liabilities were recorded at their estimated fair value at the date of acquisition. The net assets at acquisition were adjusted from preliminary estimates as information regarding asset and liability valuations and customer commitments was obtained and finalized. The excess of the purchase price over the valuation of the net assets acquired ($22,103,000) is being amortized on a straight line basis over thirty years. The operating results of TTS have been included in the Consolidated Statements of Income from the acquisition date.

     A contingent payment, payable in cash or common stock of the Company, at the Company's option, may be payable based on TTS' sales for the 18-month period commencing July 1, 1993. The amount of the contingent payment is based on the extent to which specified TTS-related sales exceed $117 million during that period, but in no event will the contingent payment exceed $29.9 million. For the year ended June 30, 1994, TTS' sales were $72.6 million. The amount of contingent payment, if any, will be accounted for as additional purchase price and will be amortized over the remaining life of the purchased intangibles related to the TTS acquisition.

                           CALIFORNIA MICROWAVE, INC.

     The effect of the acquisition of TTS on the Consolidated Statements of Cash Flows were as follows:

                                                                                    1994
                                                                                 ----------
                                                                         (IN THOUSANDS)
    Working capital acquired (excluding cash)....................                  $    97
    Property, plant and equipment................................                    5,188
    Other assets.................................................                      497
    Other long-term obligations..................................                   (1,689)
    Excess of purchase price over valuation of net assets
      acquired...................................................  $22,103
    Less note used in acquisition of TTS.........................    2,000          20,103
                                                                   -------         -------
    Total cash price, net of cash received.......................                  $24,196
                                                                                   =======

     The following pro forma combined results for 1994 and 1993 are as if the above acquisitions of TTS had been consummated on July 1, 1992.

                                                                           1993         1994
                                                                         --------     --------
                                                                         (IN THOUSANDS, EXCEPT
                                                                          PER SHARE AMOUNTS)
                                                                              (UNAUDITED)
Sales..................................................................  $331,795     $389,882
Income before income taxes.............................................    13,843       19,775
Net income.............................................................     8,721       12,445
Net income per share...................................................  $    .86     $    .99
Average shares outstanding.............................................    10,168       12,572

     The pro forma results, which are based upon certain assumptions and estimates which the Company believes are reasonable, do not purport to be indicative of results that actually would have occurred had the acquisition closed on July 1, 1992, and are not intended to be a projection of future results.

     Microwave Radio Corporation. In April 1992, the Company acquired all the shares of Microwave Radio Corporation (MRC), a manufacturer of digital and analog fixed-line and portable microwave radios. The Company paid $33 million in cash at the time of the acquisition and $11 million in cash in additional payments based upon MRC's income for the 27-month period ended June 30, 1994. The acquisition was accounted for as a purchase transaction and accordingly, the acquired assets and liabilities were recorded at their estimated fair value at the date of acquisition. The operating results of MRC have been included in the Consolidated Statements of Income from the acquisition date. The excess of the purchase price over the valuation of the net assets acquired ($37,519,000) is being amortized on a straight line basis over thirty years.

     The additional payments of $11 million have been accounted for as additional purchase price and are being amortized over the remaining life of the purchased intangibles related to the MRC acquisition. For the periods ended June 30, 1993 and June 30, 1994, the Company recorded $1.4 million and $9.6 million, respectively, as additional purchase price under this agreement.

                           CALIFORNIA MICROWAVE, INC.

     The effects of the acquisition of MRC on the 1992 Consolidated Statements of Cash Flows were as follows:

                                                                                  1992
                                                                             --------------
                                                                             (IN THOUSANDS)
    Working capital acquired (excluding cash)..............................      $ 4,164
    Property, plant and equipment..........................................        1,806
    Advances to MRC........................................................        1,151
    Excess of purchase price over value of net assets acquired.............       26,369
                                                                                 -------
    Total cash price, net of cash received.................................      $33,490
                                                                                 =======

     Intangible assets resulting from acquisitions made prior to 1992 are being amortized over periods ranging from five to thirty years.

4.  INVENTORIES

     The components of inventories were as follows:

                                                                        1993        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Projects in process..............................................  $17,423     $20,963
    Less progress billings...........................................    1,623       4,702
                                                                       -------     -------
                                                                        15,800      16,261
    Work-in-process and finished goods...............................   16,276      28,208
    Raw materials and parts..........................................   11,979      25,231
                                                                       -------     -------
                                                                       $44,055     $69,700
                                                                       =======     =======

5.  PROPERTY, PLANT & EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                          LIFE (IN
                                                           YEARS)         1993        1994
                                                       --------------    -------     -------
                                                                           (IN THOUSANDS)
    Land.............................................                    $ 1,693     $ 2,514
    Buildings........................................      30-40           9,539       9,838
    Test equipment and machinery.....................       3-10          27,472      35,524
    Office equipment.................................       5-10           9,040      14,266
    Vehicles.........................................       3-5            1,570       1,441
    Leasehold improvements...........................  Term of lease       2,484       3,129
                                                                         -------     -------
                                                                         $51,798     $66,712
                                                                         =======     =======

     Depreciation and amortization expense was $7,572,000 for the year ended June 30, 1994 ($3,784,000 and $5,180,000 in 1992 and 1993, respectively).

                           CALIFORNIA MICROWAVE, INC.

6.  ACCRUED LIABILITIES

     Other accrued liabilities consisted of the following:

                                                                        1993        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Salaries, bonuses and commissions................................  $ 6,288     $ 9,942
    Vacations........................................................    3,135       4,450
    Other payroll related............................................    1,456       4,112
    Product warranties...............................................    1,082       4,849
    Advance payments.................................................    4,494       2,605
    Due to former MRC shareholders...................................    1,400       9,600
    Other............................................................    4,424       6,952
                                                                       -------     -------
                                                                       $22,279     $42,510
                                                                       =======     =======

7.  DEBT

     Debt at June 30, 1993 and 1994 consisted of the following:

                                                                         1993       1994
                                                                        ------     -------
                                                                          (IN THOUSANDS)
    Industrial development bonds:
      Suffolk County, NY..............................................  $2,230     $ 2,130
      Monroe County, NY...............................................   2,720       2,550
    City of Rochester, NY loans.......................................     629         610
                                                                        ------     -------
                                                                        $5,579     $ 5,290
                                                                        ======     =======
    Current portion of above..........................................  $  289     $   389
                                                                        ======     =======
    Long-term portion of above........................................  $5,290     $ 4,901
                                                                        ======     =======
    Convertible subordinated notes:
      5 1/4% notes due 2003...........................................             $57,500
      5% notes due 1998...............................................               7,700
                                                                                   -------
                                                                                   $65,200
                                                                                   =======

     Debt maturing in each of the next five years and thereafter is as follows:
1995 -- $389,000; 1996-- $302,000; 1997--$413,000; 1998--$314,000;
1999--$8,126,000; 2000 and thereafter--$60,946,000.

     The industrial development bonds listed in the above table bear interest at a floating rate, based upon prevailing market conditions, which is redetermined every seven days. The weighted average interest rate in effect on both bonds as of June 30, 1994, was 2.64%. The Suffolk County bonds are scheduled for repayment in 15 annual installments beginning November 1993, while the Monroe County bonds are scheduled for payment in 20 annual installments beginning June 1993. Both bonds may be prepaid at any time, without penalty, and are based by letters of credit. The City of Rochester loans bear an interest rate of 5.9% and require monthly repayments. Both the bonds and the city loans are secured by mortgages on the properties involved.

     On December 15, 1993, the Company issued $57,500,000 of 5 1/4% convertible subordinated notes, due December 15, 2003. These notes are convertible, at the option of the holder, at a price of $28.4375 per share at any time prior to maturity. These notes are redeemable at any time on or after January 1, 1997, at the option of the Company. Interest is payable semi-annually commencing June 15, 1994. The notes are subordinated to

                           CALIFORNIA MICROWAVE, INC.

all existing and future senior indebtedness of the Company. These notes are traded in the Nasdaq Stock Market. At June 30, 1994, the fair value of the outstanding bonds was $55.5 million, based on quoted market prices (which reflect the market value of the underlying securities into which they are convertible, as well as current interest rates), compared to the carrying amount of $57.5 million.

     Concurrent with the closing of the acquisition of TTS in October 1993, the Company issued $7,700,000 of five-year 5% convertible subordinated notes to TeleSciences, Inc. and Motorola, Inc. convertible at each holder's option into the Company's common stock at a price of $28.50 per share. At its option, the Company may redeem these notes without penalty, at any time after December 31, 1994. The notes are subordinated to all existing and future senior indebtedness of the Company.

     In May and June 1993, the Company obtained two unsecured committed credit facilities totaling $33.5 million. In October 1993, the Company amended one of these agreements to increase its credit facilities to a total of $48.5 million. In February 1994, the unsecured committed credit facilities were reduced to $33.5 million, of which $25 million expires in October 1995, and $8.5 million expires in April 1995. As of June 30, 1994, there were no borrowings and $10.8 million of standby letters of credit outstanding under these credit lines. The standby letters of credit support certain export contracts. The facilities require 1/4% annual commitment fees and interest rates for borrowings will not exceed the banks' reference rates.

     All of the above credit agreements contain similar covenants requiring the Company to maintain certain financial ratios.

     The maximum amount of interest-bearing debt during 1994 was $70,670,00 and the average amount borrowed was $45,827,000 at an average interest rate of 4.9%. Comparable figures for 1992 and 1993 were $41,230,000 and $42,443,000 maximum borrowings, $11,014,000 and $29,321,000 average borrowings, and 6.3% and 5.3% average rates, respectively.

8.  COMMON STOCK

     Stockholder Rights. In October 1989, the stockholders approved a rights agreement under which there was distributed to the Company's stockholders the right to buy, for $35, one share of common stock for each share of common stock held by such stockholders. The rights will only become exercisable if a person or group acquires 20% or more of the Company's common stock or announces an offer to acquire 30% or more of the Company's common stock. In the event the Company is acquired, or upon the occurrence of certain other events, each right may under certain circumstances entitle the holder to purchase, for $35, $70 worth of common stock. Until such events occur, the rights are redeemable at any time by the Company for $.01 per right.

     Public Offering. In March 1993, the Company sold in a public offering 2,530,000 shares of its common stock at $13.25 per share. The net proceeds of $31.2 million were used in retiring the bridge loan incurred in the acquisition of MRC.

     Options and Other Stock Plans. Stock options have been granted to officers, directors and key employees under the Company's stock option plans at fair market value on the date of grant. Most options currently outstanding become exercisable in annual installments of 25%, beginning one year after date of grant. Options granted under the 1986 and 1992 Stock Option Plans expire after ten years.

                           CALIFORNIA MICROWAVE, INC.

     On October 21, 1993, the Company's stockholders approved an increase of 500,000 in the number of shares available for grant under its 1992 Stock Option Plan. A summary of activity for fiscal 1994 under the 1986 and 1992 Stock Option Plans is presented below:

                                                     SHARES
                                                    AVAILABLE       OPTIONS       OPTION PRICE
                                                    FOR GRANT     OUTSTANDING       PER SHARE
                                                    ---------     -----------     -------------
    Beginning of year.............................    445,064      1,280,667      $  .49-$21.00
    Additional authorized.........................    500,000
    Granted.......................................   (502,400)       502,400       18.38- 27.25
    Exercised.....................................                  (300,354)        .56- 21.00
    Canceled......................................     76,512        (76,512)       7.25- 24.25
                                                     --------      ----------     -------------
    End of year...................................    519,176      1,406,201      $  .49-$27.25
                                                     ========      =========      =============
    Exercisable...................................                   368,363      $  .49-$21.00
                                                                   =========      =============

     Stock grants have been made to officers and other key employees under the 1988 restricted stock plan at no charge to the employees. These grants generally vest 20% per year, beginning one year after the date of issue. The fair market value of the shares, at grant date, is charged to compensation expense over the five-year period. Compensation expense relating to this plan for the past three years was: 1992--$379,000; 1993-- $454,000; 1994--$404,000. On October 21, 1993,
the Company's 1992 Restricted Stock Plan covering 250,000 shares was terminated.

     A summary of activity in the restricted stock plans is as follows:

                                                                      SHARES
                                                                     AVAILABLE     NON-VESTED
                                                                     FOR GRANT       SHARES
                                                                     ---------     ----------
    Beginning of year..............................................    269,200       129,200
    1992 Plan terminated...........................................   (250,000)
    Granted........................................................       (600)          600
    Canceled.......................................................      6,300        (6,300)
    Vested.........................................................                  (40,200)
                                                                      --------       -------
    End of year....................................................     24,900        83,300
                                                                      ========       =======

     The Company has an employee stock purchase plan under which employees may purchase shares, subject to certain limitations, at no less than 85% of the lower of the fair market value of the shares at the beginning or end of a six-month purchase period. During the year, 87,480 shares were issued for $1,271,000, leaving 82,923 shares reserved for future issuances.

     Subsequent to June 30, 1994, the Company's board of directors approved, subject to stockholders' approval, an increase of 500,000 and 300,000 shares, respectively, in the number of shares covered by the stock option and employee stock purchase plans.

9.  RETIREMENT PLANS

     The Company has a defined contribution retirement plan covering substantially all employees. One part of the plan is a 40l(k) savings plan which allows employees to contribute pre-tax compensation up to the lesser of 20% of total annual compensation or the statutory limit (currently $9,240). The Company matches 50% of the first $1,200 of each employee's contributions per year. In fiscal 1994, the Company converted its previous cash profit sharing plan to a defined contribution plan. In fiscal 1994, the Company contributed approximately 5% of pre-tax income to this plan, and the contributions were allocated based on the employee's

                           CALIFORNIA MICROWAVE, INC.

salary and length of California Microwave employment. All of the above employer contributions are determined by and subject to the approval of the Company's board of directors.

     Contributions to these plans are summarized below. Included in these amounts are amounts expensed under California Microwave's previous cash profit sharing plan and MRC's separate 40l(k) plan. MRC's employees participated in the MRC 401(k) through June 30, 1994. They began participation in the Company's retirement plans on July 1, 1994.

FISCAL YEAR                                                           (IN THOUSANDS)
- -----------                                                           --------------
  1994..............................................................      $2,114
  1993..............................................................       1,229
  1992..............................................................         769

10.  INCOME TAXES

     Effective July 1, 1992, the Company changed its method of accounting for income taxes to the liability method required by Statement of Financial Accounting Standards (SFAS) Number 109, "Accounting for Income Taxes." The current and cumulative effects of adopting SFAS 109 were not material. As permitted under the new standard, prior years' financial statements have not been restated.

     The provision (credit) for income taxes consisted of the following:

                                                              1992        1993       1994
                                                             -------     ------     -------
                                                                     (IN THOUSANDS)
    Current:
      Federal..............................................  $ 3,519     $5,150     $ 9,178
      State................................................      730      1,143       2,282
                                                             -------     ------     -------
                                                               4,249      6,293      11,460

    Deferred:
      Federal..............................................   (1,357)        (3)     (2,192)
      State................................................       --       (415)       (424)
                                                             -------     ------     -------
                                                             $ 2,892     $5,875     $ 8,844
                                                             =======     ======     =======

     Deferred income taxes reflect the net tax effects of temporary differences in reporting revenue and expense for financial statement and income tax purposes. At the end of fiscal 1993 and 1994, gross deferred tax assets were $3.7 million and $5.8 million, respectively, and deferred liabilities were $1.7 million and $1.2 million, respectively, and there was no valuation allowance for deferred tax assets. Deferred tax assets relate primarily to accruals and reserves not currently deductible for tax purposes. Deferred tax liabilities are mainly due to the acceleration of tax depreciation over book depreciation.

     The difference between the U.S. federal statutory income tax rate and the Company's effective rate were as follows:

                                                                      1992     1993     1994
                                                                      ----     ----     ----
                                                                          (IN THOUSANDS)
    U.S. federal statutory income tax rate..........................   34%      34%      35%
    State income taxes, net of federal benefit......................    6        5        5
    FSC tax benefit.................................................   (4)      (3)      (4)
    Others, including amortization of goodwill......................   --        1        1
                                                                       --       --       --
                                                                       36%      37%      37%
                                                                       ==       ==       ==

                           CALIFORNIA MICROWAVE, INC.

11.  COMMITMENTS

     All of the buildings occupied by the Company, except for the Company-owned Hauppauge and Rochester, New York, and Melbourne, Florida facilities, are under operating leases which expire in one to ten years. Certain of these leases contain escalation clauses. Total lease expense for the past three years was:
1992--$2,320,000; 1993--$2,599,000; 1994--$3,753,000. Lease commitments, exclusive of property taxes, which are payable by the Company, will be due as follows: 1995--$3,860,000; 1996--$3,555,000; 1997-- $3,412,000;
1998--$1,738,000; 1999--$1,210,000; 2000 through 2004--$5,580,000.

12.  EVENT SUBSEQUENT TO DATE OF AUDITOR'S REPORT

     On January 31, 1995, the Company entered into an agreement and plan of Reorganization and Merger with Microwave Networks Incorporated (MNI). MNI designs, manufactures, and markets digital microwave radios and related products for a wide range of telecommunications applications used worldwide in wireless networks. The merger is expected to be completed by March 31, 1995 and is subject to approval by the stockholders of each Company and other customary conditions.

     The holders of MNI capital stock will receive approximately .3511 of a share of the Company's common stock for each share of MNI capital stock. Approximately 3,350,000 shares of the Company's common stock will be exchanged for MNI stock and options and will represent approximately 18% of the combined company on a pro forma and fully diluted basis. Following the merger, MNI will become a wholly-owned subsidiary of the Company. The transaction will be accounted for as a pooling of interests.

                           CALIFORNIA MICROWAVE, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                    THREE MONTHS END          SIX MONTHS ENDED
                                                       DECEMBER 31               DECEMBER 31
                                                   --------------------     ---------------------
                                                    1993         1994         1993         1994
                                                   -------     --------     --------     --------
Sales............................................  $82,596     $103,637     $145,112     $205,855
Cost of products sold............................   59,485       74,940      103,694      150,613
                                                   -------     --------     --------     --------
Gross margin.....................................   23,111       28,697       41,418       55,242
                                                   -------     --------     --------     --------
Expenses:
Research and development.........................    3,542        5,348        5,788       10,207
Marketing and administration.....................   12,634       14,424       22,895       28,259
Amortization of intangible assets................      520          634          902        1,268
                                                   -------     --------     --------     --------
          Total expenses.........................   16,696       20,406       29,585       39,734
                                                   -------     --------     --------     --------
Operating income.................................    6,415        8,291       11,833       15,508
Interest expense.................................     (657)      (1,207)        (753)      (2,248)
Interest income..................................       28           48          142          225
                                                   -------     --------     --------     --------
Income before income taxes.......................    5,786        7,132       11,222       13,485
Provision for income taxes.......................    2,257        2,639        4,377        4,989
                                                   -------     --------     --------     --------
Net income.......................................  $ 3,529     $  4,493     $  6,845     $  8,496
                                                   =======     ========     ========     ========

Net income per share:
Primary..........................................  $   .28     $    .35     $    .55     $    .67
                                                   =======     ========     ========     ========
Fully diluted....................................  $   .28     $    .33     $    .55     $    .64
                                                   =======     ========     ========     ========

Average shares and equivalents outstanding:
Primary..........................................   12,596       12,872       12,523       12,725
Fully diluted....................................   13,203       15,250       12,836       15,093

                            See accompanying notes.

                           CALIFORNIA MICROWAVE, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                            (UNAUDITED, SEE NOTE A)


                                                                       JUNE 30,     DECEMBER 31,
                                                                         1994           1994
                                                                       --------     ------------
ASSETS
Current assets:
  Cash and cash equivalents..........................................  $ 13,268       $  4,426
  Short-term investments.............................................       434            456
  Accounts receivable................................................   107,925        121,960
  Inventories........................................................    69,700         67,738
  Prepaid expenses...................................................     1,927          2,288
                                                                       --------       --------
          Total current assets.......................................   193,254        196,868
                                                                       --------       --------
Net property, plant and equipment....................................    33,155         33,610
Intangibles and other assets.........................................    67,574         66,510
                                                                       --------       --------
                                                                       $293,983       $296,988
                                                                       ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable and current portion of long-term debt.................  $    389       $ 10,000
  Accounts payable...................................................    36,273         30,492
  Accrued income taxes...............................................     2,108          2,189
  Other accrued liabilities..........................................    42,510         29,382
                                                                       --------       --------
          Total current liabilities..................................    81,280         72,063
                                                                       --------       --------
Long-term liabilities................................................    71,958         71,532
Total stockholders' equity...........................................   140,745        153,393
                                                                       --------       --------
                                                                       $293,983       $296,988
                                                                       ========       ========


A--The balance sheet at June 30, 1994 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                           CALIFORNIA MICROWAVE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                          FOR THE SIX MONTHS
                                                                                 ENDED
                                                                              DECEMBER 31
                                                                         ---------------------
                                                                           1993         1994
                                                                         --------     --------
Operating activities:
Net income.............................................................  $  6,845     $  8,496
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation and amortization........................................     3,201        4,673
  Amortization of intangibles..........................................       902        1,268
  Other................................................................       (30)         (47)
Net effect of changes in:
  Accounts receivable..................................................     5,535      (14,035)
  Inventories..........................................................   (12,791)       1,962
  Prepaid expenses.....................................................        35         (369)
  Accounts payable.....................................................    (8,575)      (5,772)
  Accrued income taxes.................................................     1,652          393
  Other accrued liabilities............................................   (11,119)      (3,528)
                                                                         --------     --------
Net cash provided by (used in) operating activities....................   (14,345)      (6,959)
                                                                         --------     --------
Investing activities:
  Capital expenditures.................................................    (3,531)      (5,128)
  Acquisition of net assets of business purchased (TTS), net of cash
     acquired..........................................................   (24,096)          --
  Acquisition of MRC...................................................        --       (9,600)
  Unexpended plant and equipment funds.................................       214           --
  Other................................................................      (315)        (296)
                                                                         --------     --------
Net cash provided by (used in) investing activities....................   (27,728)     (15,024)
                                                                         --------     --------
Financing activities:
  Proceeds from issuance of $63,200 of convertible subordinated notes,
     net of costs and expenses.........................................    61,365           --
  Payments on long-term debt...........................................      (109)        (209)
  Proceeds from issuance of common stock...............................     3,241        3,650
  Proceeds from short-term borrowings..................................        --        9,700
                                                                         --------     --------
Net cash provided by (used in) financing activities....................    64,497       13,141
                                                                         --------     --------
Net increase (decrease) in cash and cash equivalents...................    22,424       (8,842)
Cash and cash equivalents at beginning of year.........................     5,251       13,268
                                                                         --------     --------
Cash and cash equivalents at end of period.............................  $ 27,675     $  4,426
                                                                         ========     ========
Cash paid during the period for:
  Interest.............................................................  $    759     $  1,861
  Income taxes.........................................................  $  3,599     $  4,677
                                                                         ========     ========

                           CALIFORNIA MICROWAVE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 BASIS OF PRESENTATION


     The information at December 31, 1994, and for the three- and six-month periods ended December 31, 1993 and 1994, is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) which the management of California Microwave, Inc., believes are necessary for fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year. The consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended June 30, 1994 included in the California Microwave, Inc. 1994 Annual Report to Stockholders.



NOTE 2 FISCAL PERIODS


     The Company's six months and fiscal year periods end on the Saturday closest to December 31 and June 30, respectively. For clarity of presentation, all fiscal periods are reported as ending on a calendar month end.

NOTE 3 INVENTORIES (IN THOUSANDS)

                                                                    JUNE 30,     DECEMBER 31,
                                                                      1994           1994
                                                                    --------     ------------
    Projects in process...........................................   $20,963        $26,487
    Less progress billings........................................     4,702          7,098
                                                                     -------        -------
                                                                      16,261         19,389
    Work-in-process and finished goods............................    28,208         24,647
    Raw materials and parts.......................................    25,231         23,702
                                                                     -------        -------
                                                                     $69,700        $67,738
                                                                     =======        =======

NOTE 4 UNBILLED ACCOUNTS RECEIVABLE

     Included in accounts receivable at December 31, 1994 and June 30, 1994 were $19,615,000 and $21,359,000, respectively, of unbilled receivables principally due to provisions contained in certain export contracts and to a lesser degree the billing provisions of a government contract.

     The balance at December 31, 1994 is expected to be billed and collected within one year.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Microwave Networks Incorporated

     We have audited the accompanying consolidated balance sheets of Microwave Networks Incorporated (the "Company") as of June 30, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Microwave Networks Incorporated at June 30, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

     As discussed in Notes 4 and 7, the consolidated financial statements reflect the cumulative effects on prior years of the Company's change in accounting for income taxes and the change in accounting for overhead costs in inventory for the year ended June 30, 1992.

                                            ERNST & YOUNG LLP

Houston, Texas
August 5, 1994 except as to Note 9 as to which the date is February 2, 1995

                        MICROWAVE NETWORKS INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 YEARS ENDED JUNE 30,
                                                      -------------------------------------------
                                                         1992            1993            1994
                                                      -----------     -----------     -----------
Equipment sales (Note 6)............................  $19,681,516     $36,205,350     $34,669,806
Cost of equipment sales.............................   12,150,907      19,725,679      19,963,046
                                                      -----------     -----------     -----------
Gross profit on equipment sales.....................    7,530,609      16,479,671      14,706,760

Service revenues (Note 6)...........................    2,821,265       3,177,805       2,306,391
Cost of service revenues............................    2,660,417       2,802,436       1,516,031
                                                      -----------     -----------     -----------
Gross profit on service revenues....................      160,848         375,369         790,360
                                                      -----------     -----------     -----------
          Total gross profit........................    7,691,457      16,855,040      15,497,120

Expenses:
  Sales and marketing...............................    4,285,453       5,870,875       6,095,352
  Research and development..........................    2,218,176       3,690,527       4,383,786
  General and administrative........................    1,739,164       2,527,456       2,637,658
                                                      -----------     -----------     -----------
                                                        8,242,793      12,088,858      13,116,796
                                                      -----------     -----------     -----------
Income (loss) from operations.......................     (551,336)      4,766,182       2,380,324

Other income (expense):
  Interest income...................................           --           2,625             856
  Interest expense..................................     (231,222)       (249,229)       (236,230)
  Other income (loss)...............................           --          17,527         (39,684)
                                                      -----------     -----------     -----------
Income (loss) before federal income taxes and
  cumulative effects of changes in accounting
  principles........................................     (782,558)      4,537,105       2,105,266

Income taxes (Note 4)
  Current expense...................................        1,500         820,858         612,845
  Deferred tax provision (benefit)..................      (40,413)         14,763        (120,160)
                                                      -----------     -----------     -----------
                                                          (38,913)        835,621         492,685
Income (loss) before cumulative effects of changes
  in accounting principles..........................     (743,645)      3,701,484       1,612,581

Cumulative effects on prior years of changes in
  accounting principles:
  Method of accounting for income taxes (Note 4)....      604,326              --              --
  Method of accounting for overhead costs in
     inventory (Note 7).............................      345,000              --              --
                                                      -----------     -----------     -----------
Net income..........................................  $   205,681     $ 3,701,484     $ 1,612,581
                                                      ===========     ===========     ===========
Income (loss) per share before cumulative effects of
  changes in accounting principles..................         (.09)            .42             .18
Cumulative effects on prior years of changes in
     accounting principles:
  Method of accounting for income taxes.............          .07              --              --
  Method of accounting for overhead costs in
     inventory......................................          .04              --              --
                                                      -----------     -----------     -----------
Net income per share................................  $       .02     $       .42     $       .18
                                                      ===========     ===========     ===========
Shares used to compute net income per share.........    8,277,000       8,782,000       9,074,000
                                                      ===========     ===========     ===========

                            See accompanying notes.

                        MICROWAVE NETWORKS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                                                             JUNE 30,
                                                                    ---------------------------
                                                                       1993            1994
                                                                    -----------     -----------
Assets
Current assets:
  Cash............................................................  $   302,014     $   681,148
  Accounts receivable, net of allowance for doubtful accounts of
     $105,000 and $125,500 in 1994 and 1993, respectively (Note
     2)...........................................................    6,789,867       8,018,024
  Inventories (Note 2):
     Raw materials and subassemblies..............................    5,930,148       7,046,576
     Work in process..............................................    1,722,219       2,357,620
     Finished goods...............................................      299,511         388,275
                                                                    -----------     -----------
                                                                      7,951,878       9,792,471

     Deferred tax asset (Note 4)..................................      366,410         548,837
     Prepaid expenses.............................................      198,723         215,408
     Federal income taxes refundable..............................       96,167         187,420
     Deposits.....................................................       58,969          37,324
                                                                    -----------     -----------
          Total current assets....................................   15,764,028      19,480,632

Property and equipment (Note 2):
     Machinery and equipment......................................    3,903,742       4,780,889
     Furniture and fixtures.......................................    1,679,223       2,028,426
                                                                    -----------     -----------
                                                                      5,582,965       6,809,315

     Less accumulated depreciation................................    2,381,083       3,503,246
                                                                    -----------     -----------
Net property and equipment........................................    3,201,882       3,306,069

Other assets......................................................       39,618          83,375
Deferred tax asset (Note 4).......................................      263,566         201,299
                                                                    -----------     -----------
          Total assets............................................  $19,269,094     $23,071,375
                                                                    ===========     ===========

                            See accompanying notes.

                        MICROWAVE NETWORKS INCORPORATED

                                                                             JUNE 30,
                                                                    ---------------------------
                                                                       1993            1994
                                                                    -----------     -----------
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable................................................  $ 3,129,982     $ 3,415,108
  Notes payable (Note 2)..........................................    1,500,000       3,400,000
  Accrued liabilities.............................................    1,385,902       1,211,071
  Deferred revenue................................................      142,933          59,645
  Current portion of capital lease obligations (Note 5)...........      188,794         234,384
  Current portion of long-term debt (Note 2)......................       35,000          75,600
                                                                    -----------     -----------
          Total current liabilities...............................    6,382,611       8,395,808
Long-term debt (Note 2)...........................................       76,296         302,400
Capital lease obligations (Note 5)................................      588,543         537,200
Commitments (Note 5)
Shareholders' equity (Notes 3 and 9):
  Preferred stock to be converted to common stock:
       Series A mandatory redeemable convertible preferred stock,
        $.01 par value (aggregate liquidation preference of
        $2,000,000):
          Shares authorized, issued, and outstanding--2,000,000...       20,000          20,000
       Series B mandatory redeemable convertible preferred stock,
        $.01 par value (aggregate liquidation preference of
        $3,957,943):
          Shares authorized--3,250,000............................
          Shares issued and outstanding--3,166,354................       31,664          31,664
       Series C mandatory redeemable convertible preferred stock,
        $.01 par value (aggregate liquidation preference of
        $5,481,200):
          Shares authorized, issued and outstanding--2,037,621....       20,376          20,376

  Common stock, $.01 par value:
       Shares authorized--15,000,000
       Shares issued--1,602,385 and 1,698,145 in 1993 and 1994,
          respectively............................................       16,024          16,982
  Additional paid-in capital......................................   11,235,526      11,265,346
  Retained earnings...............................................      943,848       2,556,429
  Foreign currency translation adjustment.........................        2,726         (21,354)
                                                                    -----------     -----------
                                                                     12,270,164      13,889,443
     Less treasury stock, at cost
       (70,750 and 78,500 shares of common stock in 1993 and 1994,
       respectively)..............................................      (48,520)        (53,476)
                                                                    -----------     -----------
          Total shareholders' equity..............................   12,221,644      13,835,967
                                                                    -----------     -----------
          Total liabilities and shareholders' equity..............  $19,269,094     $23,071,375
                                                                    ===========     ===========

                            See accompanying notes.

                        MICROWAVE NETWORKS INCORPORATED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                  PREFERRED STOCK         PREFERRED STOCK        PREFERRED STOCK
                                      SERIES A                SERIES B               SERIES C              COMMON STOCK
                                --------------------    --------------------   --------------------    --------------------
                                 SHARES      AMOUNT      SHARES      AMOUNT     SHARES      AMOUNT      SHARES      AMOUNT
                                ---------    -------    ---------    -------   ---------    -------    ---------    -------
Balance at June 30, 1991......  2,000,000    $20,000    3,166,354    $31,664   1,480,000    $14,800    1,458,675    $14,587
Issuance of stock upon
  exercise of stock options...         --        --            --        --           --        --        45,575        456
Net Income....................         --        --            --        --           --        --            --         --
                                ---------    -------    ---------    -------   ---------    -------    ---------    -------
Balance at June 30, 1992......  2,000,000    20,000     3,166,354    31,664    1,480,000    14,800     1,504,250     15,043
Net proceeds from issuance of
  557,621 shares of Series C
  mandatory redeemable
  convertible preferred
  stock.......................         --        --            --        --      557,621     5,576            --         --
Issuance of stock upon
  exercise of stock
  warrants....................         --        --            --        --           --        --        23,936        239
Repurchase of 20,750 shares of
  common stock................         --        --            --        --           --        --            --         --
Foreign currency translation
  adjustment..................         --        --            --        --           --        --            --         --
Issuance of stock upon
  exercise of stock options...         --        --            --        --           --        --        74,199        742
Net income....................         --        --            --        --           --        --            --         --
                                ---------    -------    ---------    -------   ---------    -------    ---------    -------
Balance at June 30, 1993......  2,000,000    20,000     3,166,354    31,664    2,037,621    20,376     1,602,385     16,024
Issuance of stock upon
  exercise of stock
  warrants....................         --        --            --        --           --        --        22,660        227
Repurchase of 7,750 shares of
  common stock................         --        --            --        --           --        --            --         --
Foreign currency translation
  adjustment..................         --        --            --        --           --        --            --         --
Issuance of stock upon
  exercise of stock options...         --        --            --        --           --        --        73,100        731
Net income....................         --        --            --        --           --        --            --         --
                                ---------    -------    ---------    -------   ---------    -------    ---------    -------
Balance at June 30, 1994......  2,000,000    $20,000    3,166,354    $31,664   2,037,621    $20,376    1,698,145    $16,982
                                =========    =======    =========    =======   =========    =======    =========    =======

                                                                FOREIGN
                                ADDITIONAL      RETAINED       CURRENCY                     TOTAL
                                  PAID-IN       EARNINGS      TRANSLATION    TREASURY    SHAREHOLDERS
                                  CAPITAL       (DEFICIT)     ADJUSTMENT      STOCK         EQUITY
                                -----------    -----------    -----------    --------    ------------
                                <
Balance at June 30, 1991......  $ 9,702,307    $(2,963,317)           --     $(43,333)   $ 6,776,708
Issuance of stock upon
  exercise of stock options...       13,404             --            --           --         13,860
Net Income....................           --        205,681            --           --        205,681
                                -----------    -----------      ---------    --------    ------------
Balance at June 30, 1992......    9,715,711     (2,757,636)           --      (43,333)     6,996,249
Net proceeds from issuance of
  557,621 shares of Series C
  mandatory redeemable
  convertible preferred
  stock.......................    1,494,424             --            --           --      1,500,000
Issuance of stock upon
  exercise of stock
  warrants....................         (239)            --            --           --             --
Repurchase of 20,750 shares of
  common stock................           --             --            --       (5,187)        (5,187)
Foreign currency translation
  adjustment..................           --             --         2,726           --          2,726
Issuance of stock upon
  exercise of stock options...       25,630             --            --           --         26,372
Net income....................           --      3,701,484            --           --      3,701,484
                                -----------    -----------      ---------    --------    -----------
Balance at June 30, 1993......   11,235,526        943,848         2,726      (48,520)    12,221,644
Issuance of stock upon
  exercise of stock
  warrants....................         (227)            --            --           --             --
Repurchase of 7,750 shares of
  common stock................           --             --            --       (4,956)        (4,956)
Foreign currency translation
  adjustment..................           --             --       (24,080)          --        (24,080)
Issuance of stock upon
  exercise of stock options...       30,047             --            --           --         30,778
Net income....................           --      1,612,581            --           --      1,612,581
                                -----------    -----------      ---------    --------    -----------
Balance at June 30, 1994......  $11,265,346    $ 2,556,429      $(21,354)    $(53,476)   $13,835,967
                                ===========    ===========      ========     ========    ===========

                            See accompanying notes.

                        MICROWAVE NETWORKS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED JUNE 30,
                                                      -------------------------------------------
                                                         1992            1993            1994
                                                      -----------     -----------     -----------
Operating activities
Net income..........................................  $   205,681     $ 3,701,484     $ 1,612,581
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
     Depreciation and amortization..................      651,463         904,419       1,122,163
     Deferred tax expense (benefit).................     (644,739)         14,763        (120,160)
     Change in operating assets and liabilities:
       Accounts receivable..........................   (1,603,556)     (1,016,920)     (1,228,157)
       Inventories..................................   (1,035,144)     (2,375,626)     (1,840,593)
       Prepaid expenses.............................      (11,209)        (50,781)        (16,685)
       Federal income taxes refundable..............      (12,569)        (83,598)        (91,253)
       Deposits.....................................       (4,635)        (49,782)         21,645
       Other assets.................................      (44,330)         43,771         (43,757)
       Accounts payable.............................      452,470         244,258         285,126
       Accrued liabilities..........................      263,871         568,888        (174,831)
       Deferred revenue.............................       85,852          47,731         (83,288)
       Federal income taxes payables................       (5,905)             --              --
                                                      -----------     -----------     -----------
Net cash provided by (used in) operating
  activities........................................   (1,702,750)      1,948,607        (557,209)
Investing activities
Capital expenditures................................   (1,237,119)     (1,108,723)     (1,018,252)
Financing activities
Net borrowings (repayments) under line of credit....    2,900,000      (1,950,000)      1,900,000
Principal payments on capital lease obligations.....      (76,724)       (160,432)       (213,851)
Proceeds from issuance of stock and warrants........       13,860       1,526,374          30,778
Principal payments on long-term debt................           --         (30,558)       (111,296)
Proceeds from issuance of long-term debt............      141,854              --         378,000
Purchase of treasury stock..........................           --          (5,187)         (4,956)
                                                      -----------     -----------     -----------
Net cash provided by (used in) financing
  activities........................................    2,978,990        (619,803)      1,978,675
Foreign currency translation adjustment.............           --           2,726         (24,080)
                                                      -----------     -----------     -----------
Net increase in cash................................       39,121         222,807         379,134
Cash at beginning of year...........................       40,086          79,207         302,014
                                                      -----------     -----------     -----------
Cash at end of year.................................  $    79,207     $   302,014     $   681,148
                                                      ===========     ===========     ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest............  $   231,222     $   249,229     $   236,231
  Cash paid during the year for federal and foreign
     income taxes...................................  $    10,250     $   886,023     $   704,098

Supplemental disclosure of noncash investing and financing activities:

  The Company incurred capital lease obligations for equipment with a cost of $208,098, $547,526 and $466,967 upon entering into leases for new equipment in 1994, 1993 and 1992, respectively.

                            See accompanying notes.

                        MICROWAVE NETWORKS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1994

1.  DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of the Company

     On March 3, 1981, Microwave Networks Incorporated (the "Company") was incorporated under the laws of the state of Texas. The Company is engaged in the design, manufacture, sales, and installation of high performance microwave radios and transmission products.

  Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

  Inventories

     Inventories are stated at the lower of cost (weighted average) or market.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation for financial statement purposes is computed using the straight-line method over periods ranging from three to five years. The accelerated cost recovery and modified accelerated cost recovery systems of depreciation are used for federal income tax purposes.

  Revenue Recognition

     Sales are recorded upon shipment of units. Deferred revenue consists of down payments received from customers for units not yet delivered.

  Research and Development Costs

     Research and development costs are expensed as incurred.

  Warranty Expense

     The Company sells its products with warranties which extend to 24 months. The estimated costs to be incurred over the warranty period are accrued at the time the related units are shipped.

  Income Taxes

     Effective July 1, 1991, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when the differences reverse. Prior to the adoption of Statement 109, income tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated. The cumulative effect of the accounting change on fiscal years prior to the year ended June 30, 1992 resulted in a $604,326 increase in net income as of July 1, 1991.

  Per Share Information:

     Income per share has been computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of the

                        MICROWAVE NETWORKS INCORPORATED
incremental shares issuable upon conversion of the convertible preferred stock and common stock equivalent shares from the exercise of stock options (using the treasury stock method). Common stock equivalent shares from stock options are excluded from the computations if their effect is antidultive. Loss per share has been computed by dividing the net loss by the weighted average number of common and common equivalent shares from convertible preferred stock outstanding during the period.

2.  NOTES PAYABLE AND LONG-TERM DEBT

     At June 30, 1994, notes payable consists of funds borrowed under a $7,622,000 line of credit with a bank which expires in November 1994. The line, bearing interest at prime, is secured by accounts receivable, inventory and general intangibles. The borrowing base is limited to 80% of eligible accounts receivable and 20% of eligible inventory (as defined in the loan agreement). Under the terms of the loan agreement, the Company is required to maintain certain ratios of current assets to current liabilities, maintain a specified level of net worth, meet a maximum debt to worth ratio, and achieve a specified level of net income. At June 30, 1994, the unused portion of the line of credit was $4,222,000. The line of credit includes commitment fees, paid quarterly, of .5% of the unused portion of the line of credit. At June 30, 1993, the notes payable, which bore interest at prime plus .5%, consisted of funds borrowed under a $3,250,000 line of credit and a $4,000,000 line of credit with a bank. At June 30, 1992, the note payable, which bore interest at prime plus .5%, consisted of funds borrowed under a $3,500,000 line of credit with a bank.

    At June 30, 1994, long-term debt consists of the following:

      Note payable to bank, monthly installments of $6,300 plus interest at prime through June 1997, at which time the unpaid principle plus interest is due, secured by accounts receivable, inventory, general intangibles, and computer equipment..................................  $378,000
    Less current portion......................................................    75,600
                                                                                --------
                                                                                $302,400
                                                                                ========

     As of June 30, 1994, scheduled maturities of long-term debt are as follows:

YEAR ENDED JUNE 30
- ------------------
      1995....................................................................  $ 75,600
      1996....................................................................    75,600
      1997....................................................................   226,800
                                                                                --------
                                                                                $378,000
                                                                                ========

3.  SHAREHOLDERS' EQUITY

     Convertible preferred stock to be converted to common stock upon the consummation of the business combination discussed in Note 9.

     Effective November 29, 1990, the Company issued 1,480,000 shares of Series C preferred stock at a price of $2.69 per share. In conjunction therewith, effective October 26, 1990, the Company also issued 46,596 warrants to those Series C preferred shareholders who participated in a bridge loan to the Company prior to the preferred stock issuance to purchase an equal number of shares of common stock. The warrants were exercisable at $.01 per share at any time after October 26, 1992 until expiration on October 26, 1993. During the fiscal year ended June 30, 1993, a total of 23,936 warrants were exercised. During the fiscal year ended June 30, 1994, the remaining 22,660 warrants were exercised.

     Provided that the holders of at least two-thirds of Series B and Series C stock, voting together as a class, have consented, each holder of Series B or Series C preferred stock has the option to have one-third of the holder's Series B of Series C preferred stock redeemed on each of the dates noted below, on a cumulative

                        MICROWAVE NETWORKS INCORPORATED
basis, for the original cost of $1.25 or $2.69 per share, respectively, plus accrued but unpaid dividends, by giving notice 45 days prior to each of the fourth, fifth, and sixth anniversary dates of the Series C stock issue date of November 29, 1990. Similarly, provided that the holders of at least two-thirds of Series A stock have consented, each holder of Series A stock has the option to have one-third of the holder's stock redeemed, on a cumulative basis, at a price of $1.00 per share, plus accrued but unpaid dividends, by giving notice 45 days prior to each of the seventh, eighth, and ninth anniversary dates of the Series C stock issue date.

     Each holder of Series A, Series B or Series C preferred stock has the option to convert the stock into an equal number of shares of common stock at any time, with provisions for adjustments to prevent dilution. Each holder of Series A, Series B, and Series C preferred stock has the right to one vote equal to each share of common stock. Upon consummation of a firmly underwritten public offering of common stock at a price of at least $4.00 per share with net cash proceeds to the Company of at least $10,000,000, each share of preferred stock will automatically convert into common stock.

     In the event of liquidation of the Company, preferred shareholders will be entitled to receive $2.69 per share for Series C preferred stock, $1.25 per share for Series B preferred stock, or $1.00 per share for Series A preferred stock, plus accrued but unpaid dividends. Series C and Series B preferred stock have liquidation preference over Series A preferred stock.

     There are no dividend requirements with respect to the preferred stock. Under a covenant in the Series B preferred stock purchase agreement, no dividends will be paid on any equity securities so long as the Series B shareholders hold at least 25% of the outstanding shares.

     Effective April 16, 1990, the Company approved the 1990 Microwave Networks Incorporated Non-Qualified Stock Option Plans, including a separate plan for nonemployed directors and consultants and a separate plan for employees. The aggregate amount of stock which may be purchased pursuant to options granted under the plans is 730,000 shares of common stock. Effective January 21, 1993, the Company's Articles of Incorporation and the plans were amended to increase the number of shares reversed for issuance under the plans from 730,000 to 1,600,000. Options under the plans must be granted within ten years of the effective date and expire five years from the dates of grant. The purchase price is based on the fair market value of the shares as determined by a committee appointed by the Board of Directors. The plans are a replacement for the 1984, 1986, and 1987 Stock Option Plans and the options issued to nonemployee directors through January 1989, all of which were terminated effective April 16, 1990. Options granted under these previously existing plans were cancelled and options for the same number of shares (i.e., 229,000) were issued under the new plans effective April 16, 1990. The options are exercisable at $.25 per share and expire in April 1995.

     During the fiscal year ended June 30, 1992, a total of 214,250 options were granted under the plans at a price of $.55 per share and a total of 45,575 options were exercised. At June 30, 1992, 33,900 options previously granted had terminated.

     During the fiscal year ended June 30, 1993, 39,100 options were granted at a price of $.55 per share, 47,000 options were granted at a price of $.75 per share, 5,000 options were granted at a price of $.80 per share, and 113,500 options were granted at a price of $.85 per share under the plans, and a total of 74,199 options were exercised. At June 30, 1993, 97,275 options previously granted had terminated.

     During the fiscal year ended June 30, 1994, 264,000 options were granted at a price of $.95 per share under the plans, and a total of 73,100 options were exercised. At June 30, 1994, 134,325 options previously granted had terminated.

                        MICROWAVE NETWORKS INCORPORATED

     At June 30, 1994, the following number of shares of common stock are reserved for issuance:

    Shares for conversion of Series A preferred stock.........................  2,000,000
    Shares for conversion of Series B preferred stock.........................  3,166,354
    Shares for conversion of Series C preferred stock.........................  2,037,621
    Shares for grant to directors, officers, employees and consultants of the
      Company in the future under the stock option plans......................    613,650
    Shares for outstanding stock options......................................    704,801
                                                                                ---------
              Total number of shares of reserved..............................  8,522,426
                                                                                =========

4.  INCOME TAXES

     The Company accounts for deferred taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." For the year ended June 30, 1994, net operating loss carryforwards with a tax effect of $83,085 were utilized to offset federal income taxes otherwise payable.

     Deferred taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax asset reflected on the balance sheet as of June 30, 1994 results from the recognition of benefits from net operating loss carryforwards, unused foreign tax credits, and differences between tax and financial reporting methods of accounting for inventory and receivable reserves, and warranty and vacation accruals, which were netted against deferred tax liabilities resulting from differences between tax and financial reporting methods of accounting for depreciation and other timing differences. The components of net deferred tax assets are as follows:

                                                                         YEAR ENDED JUNE 30,
                                                                       -----------------------
                                                                         1993           1994
                                                                       --------       --------
    Deferred tax assets:
      Inventory reserve..............................................  $147,308       $255,096
      Foreign tax credits............................................   236,023        223,724
      Net operating loss carryforward................................   307,643        224,558
      Vacation accrual...............................................    68,427         91,696
      Warranty accrual...............................................    61,885         63,920
      Other..........................................................    43,670        107,067
                                                                       --------       --------
    Total deferred tax assets........................................   864,956        966,061
    Deferred tax liabilities:
      Tax over book depreciation.....................................    73,858         92,768
      Deductions for tax not for book................................   161,122        123,157
                                                                       --------       --------
    Total deferred tax liabilities...................................   234,980        215,925
                                                                       --------       --------
    Net deferred tax assets..........................................  $629,976       $750,136
                                                                       ========       ========

     A reconcilitation of total income tax expense to the amounts calculated by applying the federal statutory tax rate is as follows:

                                                                              JUNE 30,
                                                                      ------------------------
                                                                      1992      1993      1994
                                                                      ----      ----      ----
    U.S. federal statutory income tax rate..........................  (34)%      34%       34%
    FSC tax benefit and other non-deductible expenses...............   --        (8)       (9)
    Losses of foreign subsidiary....................................   25        --        --
    R&D and other tax credits.......................................   (4)       (4)       (3)
    Other...........................................................    4        (4)        1
                                                                      ---        --        --
    Income tax expense (benefit)....................................   (9)%      18%       23%
                                                                      ===        ==        ==

                        MICROWAVE NETWORKS INCORPORATED

     At June 30, 1994, the Company has available net operating loss carryforwards of approximately $661,000, all of which is subject to limitation (described below) and unused foreign tax credits of approximately $223,000, which expire in 1998 and 1999, which will provide future tax benefits.

     In 1987, as a result of the issuance of the Series A and Series B preferred stock, the Company experienced an ownership change and consequently is subject to limitation on the utilization of its net operating loss and tax credit carryforwards under the Internal Revenue Code of 1986. The annual limitation for utilizing the net operating losses and credits generated prior to the ownership change is approximately $244,000. To the extent the annual limitation exceeds the Company's taxable income for the given year, the excess may be added to a subsequent year's limitation.

5.  COMMITMENTS

     The Company leases office and manufacturing facilities from a joint venture owned by an officer and a shareholder of the Company under two leases with terms expiring in July, 2001. In addition, the Company leases test equipment under various leases with three- and five-year terms which began during the fiscal year 1991. At June 30, 1994, future minimum lease payments under these operating leases are as follows:

YEAR ENDED JUNE 30
- -------------------
      1995.....................................................................   $  304,165
      1996.....................................................................      297,123
      1997.....................................................................      288,467
      1998.....................................................................      288,000
      1999.....................................................................      288,000
      Thereafter...............................................................      600,000
                                                                                  ----------
                                                                                  $2,065,755
                                                                                  ==========

     Rent expense for 1992, 1993 and 1994 was $221,542, $268,521 and $344,968,
respectively, of which $279,331, $194,349 and $165,573, respectively, was associated with the related joint venture.

     The Company also leases test equipment under various capital leases with five-year terms. Property, plant and equipment includes equipment under capital leases of $464,230 less accumulated amortization of $100,590 at June 30, 1992, $962,860 less accumulated amortization of $429,121 at June 30, 1993 and $1,170,958, less accumulated amortization of $450,599 at June 30, 1994. Future minimum lease payments under these capital leases at June 30, 1994, together with the present value of the minimum lease payments, are as follows:

YEAR ENDED JUNE 30
- -------------------
      1995.......................................................................  $311,295
      1996.......................................................................   268,714
      1997.......................................................................   200,834
      1998.......................................................................   128,375
      Thereafter.................................................................    28,900
                                                                                   --------
                                                                                    938,118
      Less amount representing interest and sales tax............................   166,534
                                                                                   --------
      Present value of minimum lease payments....................................   771,584
      Current portion............................................................   234,384
                                                                                   --------
                                                                                   $537,200
                                                                                   ========

                        MICROWAVE NETWORKS INCORPORATED

6.  SALES TO MAJOR CUSTOMERS


     The Company had sales to three customers which accounted for 20%, 16% and 11%, respectively, of the Company's total sales for the year ended June 30, 1994. The Company had sales to three customers which accounted for 30%, 17% and 12%, respectively, of the Company's total sales for the year ended June 30, 1993. The Company had sales to two customers which accounted for 36% and 17%, respectively, of the Company's total sales for the year ended June 30, 1992.


7.  CHANGE IN ACCOUNTING PRINCIPLE

     In 1992, the Company changed its method of allocating overhead costs to inventory from overhead allocated based on direct labor dollars to overhead allocated based on direct labor dollars and material purchases. The Company believes the new method more accurately reflects the true costs of its inventory and costs of goods sold. The cumulative effect of the change in method as of July 1, 1991 resulted in an increase in net income of approximately $345,000, which is shown separately in the consolidated statement of income for the year ended June 30, 1992. Pro forma net income (loss) for the years ended June 30, 1992 and 1991 based on the revised method of accounting for overhead costs in inventory would have been $(139,319) and $753,567, respectively.

8.  DEFINED-CONTRIBUTION PLAN

     The Company sponsors a defined-contribution plan which became effective January 1, 1992 and covers all eligible employees. The Company will match all voluntary contributions up top 25% of the first 4% of each employee's salary. The Company recognized costs of $17,327, $10,897 and $12,278 related to the plan during the fiscal years 1992, 1993 and 1994, respectively.

9.  SUBSEQUENT EVENT

     In January 1995, the Company entered into an Agreement and Plan of Reorganization and Merger with another company. The merger will be effected by the issuance of new shares by the acquiring company in exchange for all of the capital stock of Microwave Networks Incorporated and is subject to the approval by the shareholders of each company. Each share of Common Stock and Preferred Stock of the Company issued and outstanding immediately prior to the consummation of the merger will be converted into the common stock of the acquiring company according to the formula stipulated in the merger agreement. The merger is anticipated to be completed by March 31, 1995.

                        MICROWAVE NETWORKS INCORPORATED

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                  THREE MONTHS ENDED          SIX MONTHS ENDED
                                                     DECEMBER 31,               DECEMBER 31,
                                                 --------------------       ---------------------
                                                  1993         1994          1993          1994
                                                 ------       -------       -------       -------
                                                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Sales..........................................  $7,797       $15,892       $16,601       $28,813
Cost of product sales..........................   4,656         9,021         9,725        16,219
                                                 ------       -------       -------       -------
Gross Margin...................................   3,141         6,871         6,876        12,594
Expenses:
Research and Development.......................     998         1,668         2,108         2,988
Marketing and Administration...................   2,055         2,865         4,090         5,452
                                                 ------       -------       -------       -------
          Total expenses.......................   3,053         4,533         6,198         8,440
                                                 ------       -------       -------       -------
Operating income...............................      88         2,338           678         4,154
Interest expense and other.....................     (66)          (29)         (111)         (109)
                                                 ------       -------       -------       -------
Income before income taxes.....................      22         2,309           567         4,045
Provision for income taxes.....................       6           767           133         1,328
                                                 ------       -------       -------       -------
          Net income...........................  $   16       $ 1,542       $   434       $ 2,717
                                                 ======       =======       =======       =======
Net income per share...........................  $   --       $   .17       $   .05       $   .29
Average shares and equivalents outstanding.....   9,037         9,279         9,016         9,242

                            See accompanying notes.

                        MICROWAVE NETWORKS INCORPORATED

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            (UNAUDITED, SEE NOTE A)

                                                                           JUNE
                                                                            30,     DECEMBER 31,
                                                                           1994         1994
                                                                          -------   ------------
                                                                          (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...........................................    $   681      $   501
                                                                          -------      -------
  Accounts receivable.................................................      8,018       12,505
  Inventories.........................................................      9,792       14,962
  Other current assets................................................        441          423
  Deferred tax benefit................................................        549          549
                                                                          -------      -------
     Total current assets.............................................     19,481       28,940
Net property, plant and equipment.....................................      3,306        4,559
Other assets..........................................................        284          341
                                                                          -------      -------
                                                                          $23,071      $33,840
                                                                          =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.......................................................    $ 3,400      $ 4,890
  Current portion of capital lease obligations........................        234          369
  Current portion of long-term debt...................................         76          400
  Accounts payable....................................................      3,415        6,835
  Accrued income taxes................................................         --           65
  Other accrued liabilities...........................................      1,271        2,061
                                                                          -------      -------
     Total current liabilities........................................      8,396       14,620
  Deferred tax liability, non-current.................................         --          141
  Capital lease obligations, non-current..............................        537          891
  Long-term debt, net of current......................................        302        1,600
Total stockholders' equity............................................     13,836       16,588
                                                                          -------      -------
                                                                          $23,071      $33,840
                                                                          =======      =======

     A-The balance sheet at June 30, 1994 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                        MICROWAVE NETWORKS INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                          FOR THE SIX MONTHS
                                                                                 ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                          1993          1994
                                                                         -------       -------
                                                                         DOLLARS IN THOUSANDS
Operating activities:
Net income.............................................................  $   434       $ 2,717
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation and amortization........................................      560           727
  Deferred tax expense (benefit).......................................    --              141
Net effect of changes in:
  Accounts receivable..................................................   (1,152)       (4,487)
  Inventories..........................................................     (412)       (5,170)
  Other current assets.................................................      (48)           18
  Other assets.........................................................      (63)          (57)
  Accounts payable.....................................................     (335)        3,420
  Accrued income taxes.................................................       27            65
  Other accrued liabilities............................................     (269)          790
                                                                         -------       -------
Net cash used in operating activities..................................   (1,258)       (1,836)
Investing activities:
  Capital expenditures.................................................     (619)       (1,980)
Financing activities:
  Proceeds from issuance of long-term debt.............................    --            1,647
  Net capital lease additions..........................................        7           488
  Foreign currency translation adjustment..............................        1           (21)
  Purchase of treasury stock...........................................       (4)        --
  Payments on long-term debt...........................................      (17)          (25)
  Proceeds from issuance of common stock...............................       25            57
  Proceeds from short-term borrowings..................................    2,397         1,490
                                                                         -------       -------
Net cash provided by financing activities..............................    2,409         3,636
Net increase (decrease) in cash and cash equivalents...................      532          (180)
Cash and cash equivalents at beginning of year.........................      302           681
                                                                         -------       -------
Cash and cash equivalents at end of period.............................  $   834       $   501
                                                                         =======       =======
Cash paid during the period for:
  Interest.............................................................  $   111       $   151
  Income taxes.........................................................  $   107       $   990


                             See accompanying notes

                        MICROWAVE NETWORKS INCORPORATED

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1  BASIS OF PRESENTATION


     The information at December 31, 1994, and for the six-month periods ended December 31, 1993 and 1994, is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) which the management of Microwave Networks Incorporated believes are necessary for fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year. The consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended June 30, 1994 included in the Microwave Networks Incorporated 1994 Annual Audited Financial Statements.


NOTE 2  INVENTORIES ($000)

                                                                    JUNE 30,     DECEMBER 31,
                                                                      1994           1994
                                                                    --------     ------------
    Raw Materials and Subassemblies...............................   $7,046         $ 9,445
    Work in Process...............................................    2,358           5,279
    Finished Goods................................................      388             238
                                                                     ------         -------
                                                                     $9,792         $14,962
                                                                     ======         =======

NOTE 3  NOTES PAYABLE AND LONG-TERM DEBT

     Effective November 1, 1994, the Company amended the credit agreement with its bank. The previously existing line of credit was converted into a $6,000,000 line of credit with a $1,500,000 letter of credit sublimit, which expires November 1, 1997. The line, bearing interest at prime, is secured by accounts receivable, inventory, and general intangibles. The borrowing base is limited to 80% of eligible accounts receivable and 20% of eligible inventory (as defined in the loan agreement). The commitment fee is .25% of the unused portion of the line, payable quarterly. The Company is required to maintain certain financial ratios and a minimum net worth, similar to the previously existing line of credit.

     Also effective November 1, 1994, the Company entered into a term note with its bank for $2,000,000. The note bears interest at prime and expires November 1, 1997. Principle of $100,000 and interest are payable quarterly beginning March 31, 1995, and quarterly thereafter until maturity, when the remaining principle balance is due. The term note is secured by equipment and is cross collateralized with the line of credit.

                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TeleSciences Transmission Systems, Inc.:

     We have audited the accompanying balance sheets of TeleSciences Transmission Systems, Inc. (a Delaware corporation and a wholly-owned subsidiary of TeleSciences, Inc.) as of June 30, 1992 and 1993, and the related statements of operations, stockholder's deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleSciences Transmission Systems, Inc. as of June 30, 1992 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company and its parent are party to a loan agreement with a bank in which all of the Company's assets are pledged as collateral. The obligation to the bank is recorded at the parent company, and amounted to $17,600,000 as of June 30, 1993. The obligation is payable by no later than October 31, 1993. The Company and its parent currently do not have sufficient financial resources to satisfy this obligation. In addition, as of June 30, 1993, the Company has an accumulated deficit of $26,133,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are discussed in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount or classification of liabilities that might result should the Company be unable to continue as a going concern.


                                            ARTHUR ANDERSEN LLP


Philadelphia, Pa.,
  August 31, 1993
  (except with respect to
  the matter discussed in
  Note 2, as to which the
  date is October 1, 1993)

                    TELESCIENCES TRANSMISSION SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1992 AND 1993

                                                                       1992            1993
                                                                   ------------     -----------
NET SALES........................................................  $ 62,228,000     $64,614,000
COST OF GOODS SOLD...............................................    45,593,000      43,450,000
                                                                   ------------     -----------
          Gross profit...........................................    16,635,000      21,164,000
OPERATING EXPENSES:
  Engineering and development....................................     9,385,000       7,146,000
  Selling, general and administrative............................    14,533,000      12,923,000
  Special charges................................................     3,041,000         642,000
                                                                   ------------     -----------
                                                                     26,959,000      20,711,000
                                                                   ------------     -----------
  Operating income (loss)........................................   (10,324,000)        453,000
INTEREST EXPENSE AND OTHER, net..................................     1,985,000       2,370,000
MINORITY INTEREST................................................       171,000              --
                                                                   ------------     -----------
NET LOSS.........................................................  $(12,480,000)    $(1,917,000)
                                                                   ============     ===========

        The accompanying notes are an integral part of these statements.

                    TELESCIENCES TRANSMISSION SYSTEMS, INC.

                     BALANCE SHEETS--JUNE 30, 1992 AND 1993

                                     ASSETS

                                                                       1992            1993
                                                                    -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $   107,000     $    91,000
  Trade receivables--
     Motorola, Inc................................................    1,982,000       2,183,000
     Other, less allowance for doubtful accounts of $720,000 and
      $612,000....................................................    6,524,000      12,559,000
  Unbilled receivables--
     Motorola, Inc................................................      244,000         169,000
     Other........................................................    2,534,000       2,923,000
  Inventories.....................................................   14,090,000      14,002,000
  Other...........................................................      869,000       1,501,000
                                                                    -----------     -----------
          Total current assets....................................   26,350,000      33,428,000
PROPERTY AND EQUIPMENT, net.......................................    7,136,000       5,926,000
OTHER ASSETS......................................................      531,000         836,000
                                                                    -----------     -----------
                                                                    $34,017,000     $40,190,000
                                                                    ===========     ===========

                     LIABILITIES AND STOCKHOLDER'S DEFICIT

                                                                       1992            1993
                                                                    -----------     -----------
CURRENT LIABILITIES:
  Current portion of capital lease obligation.....................  $        --     $   104,000
  Current portion of accrued loss on lease........................      600,000         642,000
  Advance from Motorola, Inc......................................           --       3,636,000
  Accounts payable--
     Motorola.....................................................      352,000          62,000
     Other........................................................    3,934,000       9,148,000
  Accrued compensation and benefits...............................    1,945,000       2,936,000
  Accrued warranty................................................      806,000         739,000
  Deferred revenue................................................    1,276,000       1,215,000
  Other accrued liabilities.......................................    1,881,000       1,936,000
  Due to parent company...........................................   45,702,000      44,669,000
                                                                    -----------     -----------
          Total current liabilities...............................   56,496,000      65,087,000
                                                                    -----------     -----------
CAPITAL LEASE OBLIGATION..........................................           --         165,000
                                                                    -----------     -----------
ACCRUED LOSS ON LEASE.............................................    1,470,000         720,000
                                                                    -----------     -----------
DEFERRED RENT.....................................................      266,000         350,000
                                                                    -----------     -----------
COMMITMENTS AND CONTINGENCIES (Notes 2 and 10)
STOCKHOLDER'S DEFICIT:
  Common Stock, $1 par value, 1,000 shares authorized, issued and
     outstanding..................................................        1,000           1,000
  Accumulated deficit.............................................  (24,216,000)    (26,133,000)
                                                                    -----------     -----------
          Total stockholder's deficit.............................  (24,215,000)    (26,132,000)
                                                                    -----------     -----------
                                                                    $34,017,000     $40,190,000
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                    TELESCIENCES TRANSMISSION SYSTEMS, INC.

                      STATEMENTS OF STOCKHOLDER'S DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 1992 AND 1993

                                                        COMMON     ACCUMULATED
                                                        STOCK        DEFICIT           TOTAL
                                                        ------     ------------     ------------
BALANCE, JUNE 30, 1991................................  $1,000     $(11,736,000)    $(11,735,000)
  Net loss............................................     --       (12,480,000)     (12,480,000)
                                                        ------     ------------     ------------
BALANCE, JULY 1, 1992.................................  1,000       (24,216,000)     (24,215,000)
  Net loss............................................     --        (1,917,000)      (1,917,000)
                                                        ------     ------------     ------------
BALANCE, JUNE 30, 1993................................  $1,000     $(26,133,000)    $(26,132,000)
                                                        ======     ============     ============

        The accompanying notes are an integral part of these statements.

                    TELESCIENCES TRANSMISSION SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1992 AND 1993

                                                                       1992            1993
                                                                   ------------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................  $(12,480,000)    $(1,917,000)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization...............................     6,135,000       2,832,000
     Provision for losses on trade receivables...................       329,000         132,000
     Provision for excess and obsolete inventories...............     3,560,000         450,000
     Foreign currency transaction losses.........................            --         396,000
     Deferred rent...............................................       266,000          84,000
     Minority Interest...........................................       171,000              --
     Changes in assets and liabilities, net --
       (Increase) decrease in --
          Trade receivables --
            Motorola, Inc........................................     2,026,000        (201,000)
            Other................................................     4,468,000      (6,464,000)
          Unbilled receivables --
            Motorola, Inc........................................      (226,000)         75,000
            Other................................................     1,129,000        (389,000)
          Inventories............................................     2,922,000        (362,000)
          Other..................................................       (68,000)       (632,000)
     Increase (decrease) in --
       Advance from Motorola, Inc................................            --       3,636,000
       Accounts payable to Motorola, Inc.........................      (484,000)       (290,000)
       Accounts payable -- other.................................    (5,069,000)      5,115,000
       Accrued compensation and benefits.........................      (529,000)        991,000
       Accrued warranty..........................................       297,000         (67,000)
       Deferred revenue..........................................       499,000         (61,000)
       Accrued loss on lease including plant consolidation.......    (2,699,000)       (708,000)
       Other accrued liabilities.................................    (1,450,000)         55,000
                                                                   ------------     -----------
          Net cash provided by (used in) operating activities....    (1,203,000)      2,675,000
                                                                   ------------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net.......................    (2,827,000)     (1,297,000)
  Increase in other assets.......................................      (276,000)       (305,000)
                                                                   ------------     -----------
          Net cash used in investing activities..................    (3,103,000)     (1,602,000)
                                                                   ------------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments to) parent company, net................     4,704,000      (1,033,000)
  Principal payments on capital lease obligation.................            --         (56,000)
  Transaction costs paid on acquisition..........................      (300,000)             --
                                                                   ------------     -----------
          Net cash provided by (used in) financing activities....     4,404,000      (1,089,000)
                                                                   ------------     -----------
          Net increase (decrease) in cash and cash equivalents...        98,000         (16,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....................         9,000         107,000
                                                                   ------------     -----------
CASH AND CASH EQUIVALENTS, END OF YEAR...........................  $    107,000     $    91,000
                                                                   ============     ===========

        The accompanying notes are an integral part of these statements.

                    TELESCIENCES TRANSMISSION SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1992 AND 1993

1.  BACKGROUND:

     TeleSciences Transmission Systems, Inc. (the "Company") is a wholly owned subsidiary of TeleSciences, Inc. ("TeleSciences" or parent). The Company is a manufacturer of microwave transmission equipment for the wireless communications industry. Its customers include large commercial entities including foreign telephone companies. The Company generally requires no collateral from its customers.

     Effective April 23, 1988, the Company acquired substantially all of the net assets of the transmission systems division of Avantek, Inc. for approximately $23 million. This acquisition was accounted for as a purchase transaction.

     On December 31, 1989, Motorola, Inc. ("Motorola") contributed certain assets and liabilities of its microwave business to Motorola Microwave, a newly formed partnership (the "Partnership"). Concurrently, the Company purchased a 51% interest in the Partnership for $20,010,000 plus transaction costs, and entered into a noncompete agreement with Motorola for $5,000,000. This acquisition was accounted for as a purchase transaction, with the assets valued at 51% of their fair market values. Motorola's interest was valued at 49% of the net book value of the assets transferred.

     On December 26, 1991, TeleSciences issued 2,264,432 shares of its common stock in exchange for Motorola's 49% interest in the Partnership. The shares issued are subject to adjustment, as defined. Given the related party nature of this transaction, it was recorded at the respective book values of the Common shares issued and the net assets acquired. The book value of the net assets acquired exceeded the book value of the Common shares issued by $9,787,000. This excess was recorded by reducing to zero the remaining balance of the acquired technology, noncompete agreement and other intangible assets recorded in the Company's purchase of its initial 51% interest, with the remainder of the excess of $2,484,000 recorded as a reduction in certain property and equipment. This latter reduction was recorded as an increase to accumulated depreciation and will be amortized over five years as a reduction to depreciation expense.

     As discussed above, the 49% interest in the Partnership was purchased by the Company on December 26, 1991. Accordingly, the fiscal 1992 statement of operations reflects the minority interest in the Partnership operating results from July 1, 1991 through December 26, 1991. All significant intercompany transactions between the Partnership and the Company have been eliminated.

2.  GOING CONCERN:

     The Company is a co-maker with TeleSciences and other subsidiaries of TeleSciences to a Revolving Credit and Term Loan Agreement (the "Agreement"), with a bank. All assets of the Company are pledged as collateral on the loan. The loan of $17,600,000 as of June 30, 1993, is recorded at the parent company and matured on July 1, 1993. Prior to July 1, 1993, the companies were in default of certain financial covenants. On August 11, 1993, the bank agreed to forbear from enforcing any of its rights under the Agreement, including the repayment of the outstanding obligation. This forbearance is effective through September 30, 1993, and is subject to certain financial and other business covenants. On October 1, 1993, the parties agreed to extend this forbearance through October 31, 1993.

     The Company and TeleSciences currently do not have sufficient resources to satisfy the obligation to the bank; therefore, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

     In response to the Company's and TeleSciences' liquidity issues, on July 28, 1993, TeleSciences entered into a letter of intent to sell substantially all of the net assets of the Company to California Microwave, Inc. There is no assurance that this transaction will be consummated.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Inventories

     Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following:

                                                                         JUNE 30,
                                                                ---------------------------
                                                                   1993            1992
                                                                -----------     -----------
    Raw materials.............................................  $12,909,000     $11,020,000
    Work in process...........................................    6,310,000       8,490,000
    Finished goods............................................      647,000         372,000
    Reserve for excess and obsolete inventory.................   (5,864,000)     (5,792,000)
                                                                -----------     -----------
                                                                $14,002,000     $14,090,000
                                                                ===========     ===========

Property and Equipment

     Property and equipment are stated at cost. Improvements and betterments are capitalized, and maintenance and repair costs are charged to expense as incurred. The Company provides depreciation and amortization on a straight-line basis over the following lives:

        Production and test equipment.................................  5 years
        Furniture, fixtures and leasehold improvements................  5 to 10 years

     Upon retirement or disposition, the applicable asset amounts are relieved from the accounts and any gain or loss is recorded in the statement of operations.

     Property and equipment are summarized as follows:

                                                                        JUNE 30,
                                                              -----------------------------
                                                                  1993             1992
                                                              ------------     ------------
    Production and test equipment...........................  $ 13,461,000     $ 12,657,000
    Furniture, fixtures and leasehold improvements..........     8,196,000        7,501,000
                                                              ------------     ------------
                                                                21,657,000       20,158,000
    Less-Accumulated depreciation and amortization..........   (15,731,000)     (13,022,000)
                                                              ------------     ------------
                                                              $  5,926,000     $  7,136,000
                                                              ============     ============

     In fiscal 1993, the Company recorded a $212,000 charge to selling, general and administrative expense to reduce certain computer equipment to its net realizable value.

Intangible Assets

     On December 31, 1989, the Company entered into a noncompete agreement with Motorola (see Note 1). The noncompete agreement cost of $5 million was being amortized on a straight-line basis over five years. In connection with the Company's purchase of Motorola's interest in the Partnership, the $3 million remaining balance as of December 26, 1991 was reduced to zero (see Note 1).

     In connection with the 1988 and 1989 acquisitions discussed in Note 1, certain acquired technology and other intangibles were acquired and were amortized over a three-to-five year period. In connection with the Company's purchase of Motorola's interest in the Partnership, the $4,003,000 remaining balance related to the 1989 acquisition was reduced to zero (see Note 1).

     In addition, in fiscal 1992, the Company charged an additional $679,000 amortization to expense-related acquired technology costs associated with its 1988 acquisition.

     All intangible asset amortization and charges are included in special charges in the accompanying statements of operations (see Note 7).

Revenue Recognition

     Revenues from product sales are generally recognized upon shipment. Revenues from installation and customer support activities are recognized as services are provided.

     A rollforward of the Company's allowance for doubtful accounts is as follows:

                                                                     1993          1992
                                                                   ---------     ---------
    Balance at beginning of year.................................  $ 720,000     $ 967,000
    Additions charged to statement of operations.................    132,000       329,000
    Deductions...................................................   (240,000)     (576,000)
                                                                   ---------     ---------
    Balance at end of year.......................................  $ 612,000     $ 720,000
                                                                   =========     =========

Product Warranty

     The Company provides for the estimated cost to repair or replace products under warranty when the revenues from product sales are recorded.

Supplemental Cash Flow Information

     The Company considers all investments with an original maturity of three months or less to be cash equivalents for the purpose of determining cash flows. In 1993, the Company paid interest of $18,000 and entered into a capital lease for $325,000 in equipment.

Income Taxes

     The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company retroactively adopted this pronouncement in fiscal 1993 which had no effect on the results of operations. The Company is included in the consolidated Federal income tax return with TeleSciences. Its current liability, if any, related to federal income tax is computed on a separate company basis and is payable to TeleSciences. No tax benefit has ever been recorded by the Company for its tax losses (see Note 9).

4.  EMPLOYEE BENEFIT PLANS:

     The Company has a profit sharing plan and two thrift plans that cover substantially all employees. In fiscal 1993 and 1992, contributions to the plans were approximately $730,000 and $796,000, respectively. Employer contributions to the profit sharing plan are at the discretion of the Company's Board of Directors and payable to eligible employees as defined by the Plan. Employer contributions to the thrift plans are based upon a percentage of the employee's basic contribution, subject to certain limitations as defined by the Plan.

     The Company also provides postretirement medical benefits to a limited number of its employees. Employees who were 55 or older on January 1, 1990, are covered by Motorola. Certain employees who were under 55 on January 1, 1990, and also met certain years of service and age levels are the responsibility of the Company. In fiscal 1993 and 1992, postretirement medical benefit costs of approximately $30,000 and $20,000, respectively, were paid by the Company. No provision for the future costs of these medical benefits was made.

     The Financial Accounting Standards Board has issued its Statement of Financial Accounting Standards No. 106 (SFAS 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions." The

Company will be required to adopt SFAS 106 in fiscal 1994. The Company has not yet determined the impact of adopting this pronouncement.

5.  RELATED-PARTY TRANSACTIONS:

     The Company's largest customer is Motorola. In fiscal 1993 and 1992, sales to Motorola were approximately $13,200,000 and $18,100,000, respectively. The Company also purchased approximately $400,000 of inventory from Motorola in fiscal 1993.

     In January 1993, Motorola loaned TeleSciences $500,000, with interest at prime plus 2%. This loan, which was originally due on July 15, 1993, is now due in October 1993. In addition, in January 1993, Motorola advanced the Company $3,500,000 as a prepayment on future purchases of goods and services from the Company. The advance bears interest at 8%. As of June 30, 1993, the remaining advance balance was $3,636,000 (see Note 8). In August 1993, Motorola advanced an additional $1,500,000 to the Company. These advances will remain unpaid until September 30, 1993, at which time accounts receivable due from Motorola generated after October 1, 1993 will be offset against the outstanding balance until the advance is fully paid.

     During fiscal 1993 and 1992, the Company participated in a corporate-wide TeleSciences promotional and advertising campaign. TeleSciences incurred total corporate-wide expenditures of approximately $600,000 and $1,050,000 in fiscal 1993 and 1992, respectively, associated with this campaign. No allocation of such charges have been made in the accompanying statement of operations. In addition, in fiscal 1993 and 1992, TeleSciences' Chief Executive Officer and Chief Financial Officer provided certain management services to the Company. There is no charge to the statement of operations for these services.

     As of June 30, 1993, the Company had a payable to TeleSciences of $44,669,000 (see Note 8). As of August 31, 1993, the Company's payable to TeleSciences is approximately $43 million.

6.  OTHER MAJOR CUSTOMERS:

     In addition to Motorola, in fiscal 1993 the Company had two customers which accounted for 19.1% and 9.9% of net sales, respectively.

7.  SPECIAL CHARGES:

                                                                         YEAR ENDED JUNE 30,
                                                                       -----------------------
                                                                         1993          1992
                                                                       --------     ----------
Special bonuses......................................................  $300,000     $       --
Contract settlement..................................................   250,000             --
Severance............................................................    92,000        404,000
Intangible amortization..............................................        --      2,637,000
                                                                       --------     ----------
                                                                       $642,000     $3,041,000
                                                                       ========     ==========

8.  INTEREST EXPENSE AND OTHER, NET:

                                                                         YEAR ENDED JUNE 30,
                                                                      -------------------------
                                                                         1993           1992
                                                                      ----------     ----------
Interest expense --
  TeleSciences......................................................  $1,820,000     $1,985,000
  Advance from Motorola.............................................     136,000             --
  Capital lease obligation..........................................      18,000             --
Foreign currency transaction losses.................................     396,000             --
                                                                      ----------     ----------
                                                                      $2,370,000     $1,985,000
                                                                      ==========     ==========

     In fiscal 1992, the Company terminated certain foreign exchange contracts which were previously considered hedges of a future foreign currency receivable. In connection with these terminations, the Company paid $478,000 which was deferred as an other current asset as of June 30, 1992. In fiscal 1993, this amount was charged to the statement of operations as a foreign currency transaction loss. In addition, in fiscal 1993, the Company made sales and purchases that were fixed in the amount of the foreign currency to be received or paid. The Company charged the related foreign exchange losses to the statement of operations.

9.  INCOME TAXES:

     At June 30, 1993, the Company had net operating loss carryforwards of approximately $23 million and approximately $8 million for financial reporting and income tax purposes, respectively, which begin to expire as early as 2003. The loss carryforward for financial reporting purposes is higher, as it includes items recorded for financial reporting purposes, such as inventory, receivables and other reserves that have not yet been deducted for tax purposes. Since realization of the tax benefits associated with these carryforwards is not assured, a deferred tax asset was not recorded. The amount of the loss carryforward, which can be utilized in any one period, may be limited if a change in ownership in the Company were to occur.

10.  COMMITMENTS AND CONTINGENCIES:

Leases

     The Company has entered into various operating leases for its facilities and equipment. Rent expense was $1,491,000 and $1,124,000 for fiscal 1993 and 1992, respectively. In addition, in fiscal 1993 the Company entered into a capital lease for certain equipment. Assets acquired under the capital lease at a cost of $325,000, less accumulated depreciation of $47,000, are included in property and equipment (see Note 3). As of June 30, 1993, future minimum lease payments under operating and capital leases, including the Fremont, California facility discussed below, were as follows:

    YEAR                                                           OPERATING      CAPITAL
    ----                                                          -----------     --------
    1994......................................................... $ 2,617,000     $124,000
    1995.........................................................   2,648,000      124,000
    1996.........................................................   1,695,000       52,000
    1997.........................................................   1,338,000           --
    1998.........................................................   1,082,000           --
    1999 and thereafter..........................................   2,131,000           --
                                                                  -----------     --------
    Total minimum lease payments................................. $11,511,000      300,000
                                                                  ===========
    Less- Amount representing interest...........................                  (31,000)
                                                                                  --------
    Present value of minimum lease payments......................                 $269,000
                                                                                  ========

     In fiscal 1991, the Company decided to consolidate its Fremont, California microwave manufacturing operation into its Bloomingdale, Illinois facility. Included in the above operating lease commitments is $3,006,000 associated with the Fremont, California facility lease which expires in September 1995. The Company has subleased this facility through September 1995 for approximately $55,000 per month. In fiscal 1993, the Company revised its estimate of the accrued loss on this lease and reduced the liability by $160,000, which was credited to selling, general and administrative expenses. At June 30, 1993, the present value of the accrued loss on this lease is $1,362,000, of which $642,000 is classified as a current liability.

  Purchase Commitments

     As of June 30, 1993, the Company has noncancelable purchase commitments for inventory of approximately $1 million. The Company believes that the related inventories will be realizable and/or the related purchase commitments can be terminated without having a material adverse effect on the Company's financial position.

  Litigation

     In January 1993, a former customer of Avantek's transmission systems division (see Note 1) served a complaint against the Company alleging breaches of contracts related to certain equipment transactions that occurred in August 1985 and February 1988. These transactions occurred prior to the Company's acquisition of Avantek's transmission systems division (see Note 1). The customer's damage claim totals $1,485,000 plus unspecified punitive damages. In March 1993, the Company responded to the complaint, which consisted of a general denial and 17 affirmative defenses. Both parties have initiated written discovery. The Company intends to vigorously defend itself against these claims and believes it has meritorious defenses. In fiscal 1993, the Company recorded a reserve to cover its estimated liability on these claims. The Company believes that the ultimate outcome of these claims will not have a material adverse effect on the Company's financial position.

                    TELESCIENCES TRANSMISSION SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1992 AND 1993
                                  (UNAUDITED)

                                                                       1992            1993
                                                                    -----------     -----------
NET SALES.........................................................  $15,932,000     $17,385,000
COST OF GOODS SOLD................................................   10,233,000      13,250,000
                                                                    -----------     -----------
          Gross Profit............................................    5,699,000       4,135,000
                                                                    -----------     -----------
OPERATING EXPENSES:
  Engineering and development.....................................    1,698,000       1,752,000
  Selling, general and administrative.............................    2,860,000       3,866,000
                                                                    -----------     -----------
          Operating income (loss).................................    1,141,000      (1,483,000)
                                                                    -----------     -----------
INTEREST EXPENSE AND OTHER, net...................................      412,000         657,000
                                                                    -----------     -----------
NET INCOME (LOSS).................................................  $   729,000     $(2,140,000)
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                    TELESCIENCES TRANSMISSION SYSTEMS, INC.

                      BALANCE SHEET -- SEPTEMBER 30, 1993
                                  (UNAUDITED)

                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................  $    639,000
  Trade receivables --
     Motorola, Inc. ...........................................................     2,306,000
     Other, less allowance for doubtful accounts of $608,000...................     9,194,000
  Unbilled receivables --
     Motorola, Inc. ...........................................................       200,000
     Other.....................................................................     3,422,000
  Inventories..................................................................    14,161,000
  Other........................................................................     1,453,000
                                                                                 ------------
          Total current assets.................................................    31,375,000
PROPERTY AND EQUIPMENT, net....................................................     5,504,000
OTHER ASSETS...................................................................     1,140,000
                                                                                 ------------
                                                                                 $ 38,019,000
                                                                                 ============
                             LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES:
  Current portion of capital lease obligation..................................  $    107,000
  Current portion of accrued loss on lease.....................................       642,000
  Advance from Motorola, Inc. .................................................     5,191,000
  Accounts payable --
     Motorola..................................................................        67,000
     Other.....................................................................    11,773,000
  Accrued compensation and benefits............................................     2,742,000
  Accrued warranty.............................................................       799,000
  Deferred revenue.............................................................     1,241,000
  Other accrued liabilities....................................................     1,812,000
  Due to parent company........................................................    40,854,000
                                                                                 ------------
          Total current liabilities............................................    65,228,000
                                                                                 ------------
CAPITAL LEASE OBLIGATION.......................................................       141,000
                                                                                 ------------
ACCRUED LOSS ON LEASE..........................................................       550,000
                                                                                 ------------
DEFERRED RENT..................................................................       372,000
                                                                                 ------------
COMMITMENTS AND CONTINGENCIES (Notes 2 and 4)
STOCKHOLDER'S DEFICIT:
  Common stock, $1 par value, 1,000 shares authorized, issued and
     outstanding...............................................................         1,000
  Accumulated deficit..........................................................   (28,273,000)
                                                                                 ------------
          Total stockholder's deficit..........................................   (28,272,000)
                                                                                 ------------
                                                                                 $ 38,019,000
                                                                                 ============

         The accompanying notes are an integral part of this statement.

                    TELESCIENCES TRANSMISSION SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1992 AND 1993
                                  (UNAUDITED)

                                                                       1992            1993
                                                                    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................................ $   729,000     $(2,140,000)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities --
     Depreciation and amortization.................................     566,000         654,000
     Provision for losses on trade receivables.....................      30,000          30,000
     Foreign currency transaction losses...........................          --         215,000
     Deferred rent.................................................      16,000          22,000
     Changes in assets and liabilities net --
       (Increase) decrease in --
          Trade receivables........................................  (3,062,000)      3,051,000
          Unbilled receivables.....................................     191,000        (530,000)
          Inventories..............................................     350,000        (159,000)
          Other....................................................    (410,000)         48,000
       Increase (decrease) in --
          Advance from Motorola, Inc...............................          --       1,555,000
          Accounts payable.........................................   1,429,000       2,576,000
          Accrued compensation and benefits........................     167,000        (194,000)
          Accrued warranty.........................................     (21,000)         60,000
          Deferred revenue.........................................     501,000          26,000
          Accrued loss on lease....................................    (163,000)       (170,000)
          Other accrued liabilities................................    (429,000)       (124,000)
                                                                    -----------     -----------
            Net cash provided by (used in) operating activities....    (106,000)      4,920,000

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net.........................     (16,000)       (232,000)
  Decrease (Increase) in other assets..............................      25,000        (304,000)
                                                                    -----------     -----------
            Net cash provided by (used in) investing activities....       9,000        (536,000)
                                                                    -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  (Payments to) borrowings from parent company, net................      53,000      (3,815,000)
  Principal payments on capital lease obligation...................          --         (21,000)
                                                                    -----------     -----------
          Net cash provided by (used in) financing activities......      53,000      (3,836,000)
                                                                    -----------     -----------
          Net increase (decrease) in cash and cash equivalents.....     (44,000)        548,000

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....................     107,000          91,000
                                                                    -----------     -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD........................... $    63,000     $   639,000
                                                                    ===========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest expense...................................          --     $     6,000

        The accompanying notes are an integral part of these statements.

                    TELESCIENCES TRANSMISSION SYSTEMS, INC.

                     NOTES TO INTERIM FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1993
                                  (UNAUDITED)

1.  BACKGROUND/BASIS OF PRESENTATION:

     TeleSciences Transmission Systems, Inc. (the "Company") is a wholly owned subsidiary of TeleSciences, Inc. ("TeleSciences" or parent). The Company is a manufacturer of microwave transmission equipment for the wireless communications industry.

     The financial statements of the Company as of September 30, 1993 and for the three months ended September 30, 1993 and 1992 are unaudited and include all adjustments which, in the opinion of management are necessary to present fairly the financial position and results of operations for the periods then ended. These financial statements do not include all of the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles and should be read in conjunction with the financial statements and notes thereto in the Company's annual financial statements which includes financial statements as of June 30, 1993 and 1992 and the years then ended. The results of Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for any other interim period or for a full year.

2.  GOING CONCERN:

     The Company is a co-maker with TeleSciences and other subsidiaries of TeleSciences to a Revolving Credit and Term Loan Agreement (the "Agreement"), with a bank. All assets of the Company are pledged as collateral on the loan. The loan of $17,600,000 as of June 30, 1993, is recorded at the parent company and matured on July 1, 1993. Prior to July 1, 1993, the companies were in default of certain financial covenants. On August 11, 1993, the bank agreed to forbear from enforcing any of its rights under the Agreement, including the repayment of the outstanding obligation. This forbearance is effective through September 30, 1993, and is subject to certain financial and other business covenants. On October 1, 1993, the parties agreed to extend this forbearance through October 31, 1993 (see below).

     The Company and TeleSciences did not have sufficient resources to satisfy the obligation of the bank; therefore, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. Reference is made to the Company's June 30, 1993 financial statements and the related Report of Independent Public Accountants which includes an explanatory paragraph with respect to the Company's ability to continue as a going concern.

     In response to the Company's and TeleSciences' liquidity issues, on July 28, 1993, TeleSciences entered into a letter of intent to sell substantially all of the net assets of the Company to California Microwave, Inc. On October 26, 1993 this transaction was consummated. The bank loan recorded at the parent company was then fully repaid.

3.  INCOME TAXES

     The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes." See Notes 3 and 9 of Notes to June 30, 1993 and 1992 financial statements.

4.  CONTINGENCIES:

     In January 1993, a former customer of Avantek's transmission systems division (see Note 1 of Notes to June 30, 1993 and 1992 financial statements) served a complaint against the Company alleging breaches of contracts related to certain equipment transactions that occurred in August 1985 and February 1988. These transactions occurred prior to the Company's acquisition of Avantek's transmission systems division (see Note 1 of Notes to June 30, 1993 and 1992 financial statements). The customer's damage claim totals $1,485,000 plus unspecified punitive damages. In March 1993, the Company responded to the complaint, which consisted of a general denial and 17 affirmative defenses. Both parties have initiated written discovery. The Company intends to vigorously defend itself against these claims and believes it has meritorious defenses. In fiscal 1993, the Company recorded a reserve to cover its estimated liability on these claims. The Company believes that the ultimate outcome of these claims will not have a material adverse effect on the Company's financial position.

                                   APPENDIX A

                               AGREEMENT AND PLAN
                          OF REORGANIZATION AND MERGER
                                     AMONG
                          CALIFORNIA MICROWAVE, INC.,
                        CMI ACQUISITION CORPORATION, AND
                        MICROWAVE NETWORKS INCORPORATED

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I  DEFINITIONS.................................................................   A-1
    1.1     Affiliates.................................................................   A-1
    1.2     Closing....................................................................   A-1
    1.3     Closing Date...............................................................   A-1
    1.4     CMI........................................................................   A-1
    1.5     CMI's Stockholders Meeting.................................................   A-1
    1.6     Code.......................................................................   A-1
    1.7     Company....................................................................   A-1
    1.8     Dissenting Company Shares..................................................   A-1
    1.9     Effective Time.............................................................   A-1
    1.10    Escrow Agreement...........................................................   A-2
    1.11    Escrow Holder..............................................................   A-2
    1.12    Exchange Act...............................................................   A-2
    1.13    Exchange Agent.............................................................   A-2
    1.14    Holders....................................................................   A-2
    1.15    HSR Act....................................................................   A-2
    1.16    Merger.....................................................................   A-2
    1.17    Merger Agreement...........................................................   A-2
    1.18    1933 Act...................................................................   A-2
    1.19    Proxy Statement............................................................   A-2
    1.20    S-4 Registration Statement.................................................   A-2
    1.21    SEC........................................................................   A-2
    1.22    Stockholder Representatives................................................   A-2
    1.23    Subsidiary.................................................................   A-2
    1.24    Voting Agreements..........................................................   A-2

ARTICLE II  MERGER, CLOSING AND CONVERSION OF SHARES...................................   A-2
    2.1     Merger.....................................................................   A-2
    2.2     Closing....................................................................   A-2
    2.3     Conversion of Shares.......................................................   A-2
    2.4     Escrow.....................................................................   A-3
    2.5     Company Options............................................................   A-4
    2.6     Exchange of Certificates...................................................   A-4
    2.7     Dissenting Company Shares..................................................   A-5
    2.8     Registration on S-4 Registration Statement.................................   A-5
    2.9     Tax Free Reorganization....................................................   A-5
    2.10    Pooling of Interests.......................................................   A-5
    2.11    Voting Agreements..........................................................   A-5

ARTICLE III  REPRESENTATIONS OF THE COMPANY............................................   A-5
    3.1     Organization...............................................................   A-5
    3.2     Capitalization of the Company..............................................   A-5
    3.3     Subsidiaries...............................................................   A-6
    3.4     Authorization..............................................................   A-6
    3.5     Financial Statements.......................................................   A-6
    3.6     Order Backlog..............................................................   A-7
    3.7     Litigation.................................................................   A-7
    3.8     Insurance..................................................................   A-8

                                                                                         PAGE
                                                                                         ----
    3.9     Intangible Property........................................................   A-8
    3.10    Property, Plant and Equipment..............................................   A-8
    3.11    Business Practices.........................................................   A-8
    3.12    Tax Matters................................................................   A-8
    3.13    Books and Records..........................................................   A-9
    3.14    Contracts and Commitments..................................................   A-9
    3.15    Compliance with Agreements and Laws........................................  A-10
    3.16    Employee Relations.........................................................  A-11
    3.17    Employee Benefit Plans.....................................................  A-11
    3.18    Absence of Certain Changes or Events.......................................  A-12
    3.19    Prepayments and Deposits...................................................  A-13
    3.20    Indebtedness to and from Employees, Directors and Stockholders.............  A-13
    3.21    Banking Facilities.........................................................  A-13
    3.22    Powers of Attorney and Suretyships.........................................  A-13
    3.23    Conflicts of Interest......................................................  A-13
    3.24    Regulatory Approvals.......................................................  A-13
    3.25    No Existing Discussions....................................................  A-13
    3.26    Fees and Costs in Connection with IPO......................................  A-13
    3.27    Disclosure.................................................................  A-14

ARTICLE IV  REPRESENTATIONS OF CMI.....................................................  A-14
    4.1     Organization and Authority.................................................  A-14
    4.2     CMI Capital Structure......................................................  A-14
    4.3     SEC Filings; Financial Statements..........................................  A-15
    4.4     CMI's Authorization........................................................  A-15
    4.5     Opinion of Financial Advisor...............................................  A-15
    4.6     Regulatory Approvals.......................................................  A-15
    4.7     Acquisition Corp...........................................................  A-16
    4.8     Disclosure.................................................................  A-16

ARTICLE V  CERTAIN COVENANTS OF THE COMPANY............................................  A-16
    5.1     Conduct of Business and Certain Key Employees..............................  A-16
    5.2     Absence of Material Changes................................................  A-16
    5.3     Reports, Taxes.............................................................  A-17
    5.4     Non-Solicitation...........................................................  A-17
    5.5     Option Plans...............................................................  A-17

ARTICLE VI  ADDITIONAL COVENANTS.......................................................  A-18
    6.1     Proxy Statement/Prospectus/Registration Statement..........................  A-18
    6.2     Access to Information......................................................  A-18
    6.3     Stockholders Meetings......................................................  A-18
    6.4     Legal Conditions to Merger.................................................  A-18
    6.5     Public Disclosure..........................................................  A-18
    6.6     Tax-Free Organization......................................................  A-18
    6.7     Pooling Accounting.........................................................  A-18
    6.8     Affiliate Agreements.......................................................  A-19
    6.9     Nasdaq Quotation...........................................................  A-19
    6.10    Consents...................................................................  A-19
    6.11    Brokers or Finders.........................................................  A-19

                                                                                         PAGE
                                                                                         ----
    6.12    Registration of Shares of CMI..............................................  A-19
    6.13    Additional Agreements; Reasonable Efforts..................................  A-20

ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF CMI AND
                     ACQUISITION CORP..................................................  A-20
    7.1     Representations and Warranties True at Closing.............................  A-20
    7.2     Covenants Performed........................................................  A-20
    7.3     Certificate................................................................  A-20
    7.4     Stockholder Approval.......................................................  A-21
    7.5     Pooling Letter from CMI's Accountants......................................  A-21
    7.6     Dissenting Company Shares..................................................  A-21
    7.7     Opinion of Counsel to the Company..........................................  A-21
    7.8     Affiliates Agreements......................................................  A-21
    7.9     Fairness Opinion...........................................................  A-21
    7.10    S-4 Registration Statement.................................................  A-21
    7.11    Employment Agreements and Covenants Not to Compete.........................  A-21
    7.12    Merger Agreement...........................................................  A-21
    7.13    Material Changes in the Business of the Company
            Between the Date of this Agreement and the Closing.........................  A-21
    7.14    Litigation.................................................................  A-21
    7.15    Consents...................................................................  A-21
    7.16    Documentation..............................................................  A-21
    7.17    CMI Due Diligence..........................................................  A-21
    7.18    HSR Act Compliance.........................................................  A-21
    7.19    Escrow Agreement...........................................................  A-21

ARTICLE VIII  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.............................  A-22
    8.1     Representations and Warranties True at Closing.............................  A-22
    8.2     Covenants Performed........................................................  A-22
    8.3     Certificate................................................................  A-22
    8.4     Stockholder Approval.......................................................  A-22
    8.5     Tax-Free Reorganization....................................................  A-22
    8.6     Opinion of Counsel to CMI..................................................  A-22
    8.7     Nasdaq Notification........................................................  A-22
    8.8     S-4 Registration Statement.................................................  A-22
    8.9     Merger Agreement...........................................................  A-22
    8.10    Pooling Letter from CMI's Accountants......................................  A-22
    8.11    Material Changes in the Business of CMI Between
            the Date of this Agreement and the Closing.................................  A-22
    8.12    Litigation.................................................................  A-22
    8.13    Consents...................................................................  A-22
    8.14    Documentation
    8.15    Company Due Diligence......................................................  A-22
    8.16    HSR Act Compliance.........................................................  A-23

ARTICLE IX  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                    INDEMNIFICATION....................................................  A-23
    9.1     Survival of Representations and Warranties.................................  A-23
    9.2     Indemnification by the Company and Holders.................................  A-23
    9.3     Indemnification by CMI.....................................................  A-23
    9.4     Limitation.................................................................  A-23

                                                                                         PAGE
                                                                                         ----
    9.5     Claims for Indemnification.................................................  A-24
    9.6     Defense by Indemnifying Party..............................................  A-24
    9.7     Arbitration................................................................  A-25

ARTICLE X  TERMINATION.................................................................  A-26
   10.1     Mutual Agreement...........................................................  A-26
   10.2     Termination by CMI.........................................................  A-26
   10.3     Termination by the Company.................................................  A-26

ARTICLE XI  MISCELLANEOUS
   11.1     Expenses...................................................................  A-26
   11.2     Amendment..................................................................  A-26
   11.3     Entire Agreement...........................................................  A-26
   11.4     Governing Law..............................................................  A-26
   11.5     Headings...................................................................  A-26
   11.6     Notices....................................................................  A-26
   11.7     Severability...............................................................  A-27
   11.8     Waiver.....................................................................  A-27
   11.9     Assignment.................................................................  A-27
   11.10    Counterparts...............................................................  A-27
   11.11    Attorneys Fees.............................................................  A-27
EXHIBITS
Exhibit A  --   Escrow Agreement
Exhibit B  --   Agreement of Merger
Exhibit C  --   Voting Agreement
Exhibit D  --   Opinion of Andrews & Kurth, L.L.P.
Exhibit E  --   Form of Employment Agreement
Exhibit F  --   Form of Covenant Not to Compete
Exhibit G  --   Opinion of Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin,
                A Professional Corporation

                               AGREEMENT AND PLAN
                          OF REORGANIZATION AND MERGER
                       AMONG CALIFORNIA MICROWAVE, INC.,
                        CMI ACQUISITION CORPORATION AND
                        MICROWAVE NETWORKS INCORPORATED

     This Agreement and Plan of Reorganization and Merger ("Agreement") is made as of January 31, 1995 among California Microwave, Inc., a Delaware corporation ("CMI"), CMI Acquisition Corporation, a Texas corporation and a wholly-owned subsidiary of CMI ("Acquisition Corp."), and Microwave Networks Incorporated, a Texas corporation (the "Company").

                                    RECITAL:

     The parties hereto desire that Acquisition Corp. be merged with and into the Company; that the Company be the surviving corporation and become a wholly-owned subsidiary of CMI; and that the shares of the capital stock of the Company which are outstanding immediately prior to the effective time of the merger, other than those shares which become "dissenting shares" within the meaning of Articles 5.11 et seq. of the Texas Business Corporation Act (the "TBCA"), be converted as set forth in this Agreement into shares of common stock of CMI ("CMI common stock").

     Now Therefore, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context otherwise requires:

     1.1 Affiliates. "Affiliates" of any party to the Agreement shall be persons that directly or indirectly through one or more intermediaries, control, or are controlled by, or are under common control, with such party.

     1.2 Closing. "Closing" shall mean the delivery by the parties hereto of the various documents contemplated by this Agreement or otherwise required in order to consummate the Merger.

     1.3 Closing Date.  "Closing Date" shall have the meaning set forth in
Section 2.2 of this Agreement.

     1.4 CMI. "CMI" shall include California Microwave, Inc. and all of its Subsidiaries.

     1.5 CMI's Stockholders Meeting. "CMI's Stockholders Meeting" shall mean the meeting of stockholders of CMI called for the purpose of approving this Agreement and the Merger.

     1.6 Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.7 Company. "Company" shall include Microwave Networks Incorporated and all of its Subsidiaries.

     1.8 Dissenting Company Shares. "Dissenting Company Shares" shall mean all shares, if any, of the outstanding capital stock of the Company for which dissenters' rights shall be perfected under Articles 5.11 et seq. of the TBCA.

     1.9 Effective Time. "Effective Time" shall mean the time when the Merger Agreement is filed with the Secretary of State of the State of Texas and the Merger becomes effective.

     1.10 Escrow Agreement. "Escrow Agreement" shall mean the Agreement relating to an escrow of certain shares of CMI common stock pursuant to Section
2.4 of this Agreement, in the form attached to this Agreement as Exhibit A.

     1.11 Escrow Holder.  "Escrow Holder" shall mean First National Bank of
Boston.

     1.12 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.13 Exchange Agent.  "Exchange Agent" shall have the meaning set forth in
Section 2.6 of this Agreement.

     1.14 Holders. "Holders" shall mean holders of Company capital stock immediately prior to the Effective Time.

     1.15 HSR Act. HSR Act means The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.16 Merger. "Merger" shall mean the merger of Acquisition Corp. with and into the Company.

     1.17 Merger Agreement. "Merger Agreement" shall mean the Articles of Merger and Agreement of Merger, in the form attached to this Agreement as Exhibit B.

     1.18 1933 Act. "1933 Act" shall mean the Securities Act of 1933, as amended.

     1.19 Proxy Statement. "Proxy Statement" shall mean the joint proxy statement to be mailed to the stockholders of CMI and the stockholders of the Company in connection with the Merger.

     1.20 S-4 Registration Statement. "S-4 Registration Statement" shall mean the Registration Statement on Form S-4 to be filed by CMI with the SEC in connection with the issuance of CMI common stock pursuant to the Merger.

     1.21 SEC.  "SEC" shall mean the Securities and Exchange Commission.

     1.22 Stockholder Representatives. "Stockholder Representatives" shall mean the three persons selected by the Board of Directors of the Company and authorized by this Agreement to act as representatives of the stockholders of the Company under the Escrow Agreement, and any substitute representatives selected in accordance with the Escrow Agreement.

     1.23 Subsidiary. "Subsidiary" shall mean, with respect to a particular party hereto, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests are directly or indirectly owned by such party or by one or more Subsidiaries of such party.

     1.24 Voting Agreements. "Voting Agreements" shall have the meaning set forth in Article 2.11 of this Agreement.

                                   ARTICLE II

                    MERGER, CLOSING AND CONVERSION OF SHARES

     2.1 Merger. Subject to and in accordance with the terms and conditions of this Agreement and the Merger Agreement, CMI, Acquisition Corp. and the Company shall execute and file the Merger Agreement with the Secretary of State of the State of Texas, whereupon Acquisition Corp. shall be merged with and into the Company pursuant to Articles 5.01 et seq. of the TBCA.

     2.2 Closing. The Closing shall take place at the offices of Andrews & Kurth, L.L.P. in Houston, Texas, at 10:00 a.m., within 5 business days following the date on which the Merger is approved by the stockholders of CMI or on such other day and time as shall be agreed to by the parties (the "Closing Date").

     2.3 Conversion of Shares. In accordance with the Merger Agreement, (a) each share of Acquisition Corp. common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time into one share of common stock of the Company, and (b) each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time (except those shares which are Dissenting Company Shares) shall, by virtue of the Merger and without any action on the part of the Holders, be converted at and as of the Effective Time into that number of shares of CMI common stock determined by dividing 3,350,000 (the "Numerator") by the total number of shares of capital stock of the Company outstanding immediately prior to the Closing (including for this purpose any capital stock of the Company issuable under then outstanding options, warrants or other convertible securities) and rounding the quotient thereof off to the nearest ten-thousandth (.0001). Notwithstanding the foregoing, (i) the Company shall have the right to terminate this Agreement if the average closing price of CMI common stock on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the date of CMI's Stockholders Meeting ("Final Closing Price") is less than $30.00 (as reported by Nasdaq), provided that if the Company exercises this right, the termination shall not be effective if CMI agrees to increase the Numerator to the number which when multiplied by the Final Closing Price equals $100,500,000, and (ii) CMI shall have the right to terminate this Agreement if the Final Closing Price is more than $41.375, provided that if CMI exercises this right, the termination shall not be effective if the Company agrees to decrease the Numerator to the number which when multiplied by the Final Closing Price is equal to $138,606,250. The right of either CMI or the Company to terminate this Agreement under the provisions of this Section 2.3 shall be exercised by written notice given to the other party by 2:00 p.m., San Francisco time, on the day prior to the date of CMI's Stockholders Meeting; the right to increase or decrease the Numerator, as the case may be, provided for in the immediately preceding sentence may be exercised by written notice given to the other party by 8:00 p.m., San Francisco time, on that same day. The Numerator shall be appropriately adjusted in the event of any stock dividend, stock split or similar change in the capitalization of CMI prior to the Effective Time.

     The Holders shall receive only whole shares of CMI common stock; in lieu of any fractional share of CMI common stock, Holders shall receive in cash the fair market value of such fractional share, valuing CMI common stock at the closing price for such stock on the Nasdaq National Market on the trading day immediately preceding the Closing Date, as reported by Nasdaq.

     2.4 Escrow. In order to provide indemnification in accordance with Article IX of this Agreement and with the Escrow Agreement, at the Effective Time or as soon thereafter as possible, a stock certificate representing 10% of the whole shares of CMI common stock (rounded down to the nearest whole share) into which the Holders' shares of capital stock of the Company were converted pursuant to
Section 2.3 of this Agreement (the "Escrow Fund") shall be delivered to the Escrow Holder (which shares shall be withheld from each Holder ratably based on the number of shares of capital stock of the Company held by such Holder immediately prior to the Effective Time). The Stockholder Representatives are authorized by this Agreement to act hereunder and under the Escrow Agreement with the powers and authority provided for herein and therein, as representatives of the Holders and their successors. Approval of this Agreement and the Merger by the stockholders of the Company shall constitute approval (i) of the terms and conditions of the Escrow Agreement and ratification of the selection of the Stockholder Representatives and of their authority to act hereunder and under the Escrow Agreement on behalf of the Holders and their successors and (ii) constitute the agreement of each stockholder to advance funds to the Stockholder Representatives, on a pro rata basis based on the number of shares of capital stock of the Company owned by such stockholders, upon the request of the Stockholder Representatives, in order to pay any expenses incurred in connection with any disputes or obligations relating to the Escrow Agreement or to Article IX of this Agreement relating to indemnification and defenses and disputes related thereto. To the extent available for distribution to stockholders of the Company pursuant to the Escrow Agreement, in order to enforce the foregoing obligation to advance funds, the Stockholder Representatives may attach and dispose of any such available shares of Common Stock in the Escrow Fund held for the benefit of stockholders who do not comply with the foregoing obligations. Any rights of the Holders to receive any shares placed in such escrow shall in no circumstances be sold, assigned or otherwise transferred by them other than by will or pursuant to the laws of descent and distribution. All certificates representing securities delivered to the Escrow Holder shall be accompanied by separate stock powers endorsed in blank by a Stockholder Representative on behalf of the Holders. Subject to the Escrow Agreement, the Holders shall retain their voting rights with respect to securities deposited with the Escrow Holder in accordance with this Section 2.4.

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     2.5 Company Options.  At the Effective Time, each of the outstanding options to purchase common stock of the Company under the Company's Non-Qualified Stock Option Plan for Nonemployed Directors and Consultants (the "Nonemployee Option Plan") and the Company's Non-Qualified Stock Option Plan for Employees (the "Employee Option Plan") shall thereafter entitle the holder thereof to receive for each share of Company common stock subject to such option, upon exercise thereof, the number of shares of CMI common stock to be exchanged under Section 2.3 above for each share of capital stock of the Company (the "Exchange Ratio"), at an exercise price for each full share of CMI common stock equal to the quotient obtained by dividing (a) the exercise price per share of Company common stock with respect to such option by (b) the Exchange Ratio, which exercise price per share shall be rounded down to the nearest whole cent. The number of shares of CMI common stock that may be purchased by a holder under any option assumed by CMI hereunder shall not include any fractional share of CMI common stock but shall be rounded up to the next higher whole share of CMI common stock. The assumption by CMI of the options hereunder shall not terminate or modify (except as required hereunder) any right, vesting schedule, or other restriction on transferability relating to such options or give the holders of such options any additional benefits which they did not have immediately prior to the Effective Time. Continuous employment with the Company shall be credited to an optionee for vesting purposes after the Effective Time. Nothing contained in this Section 2.5 shall require CMI to offer or sell shares of CMI common stock upon the exercise of options assumed by CMI hereunder if, in the reasonable judgment of CMI or its counsel, such offer or sale would not be in accordance with the applicable federal or state securities laws, provided that CMI shall use its best efforts to take such actions, if any, as are necessary for such offer or sale to be in accordance with such laws, including without limitation the filing with the SEC within 45 days following the Effective Time of a registration statement on Form S-8 under the 1933 Act covering the shares of CMI common stock issuable upon exercise of options assumed hereunder by CMI.

     2.6 Exchange of Certificates.

          (a) Prior to the Closing Date, CMI shall appoint the Escrow Agent to also act as exchange agent (the "Exchange Agent") in the Merger.

          (b) Promptly after the Closing Date, but in no event later than three business days thereafter, CMI shall give instructions to the Exchange Agent to make available within three business days thereafter for exchange in accordance with this Section 2.6, the shares of CMI common stock issuable pursuant to Section 2.3 in exchange for outstanding shares of capital stock of the Company, subject to the issuance of 10% of the shares of CMI common stock issuable to the Holders into escrow pursuant to Section 2.4 hereof.

          (c) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each Holder of record of a stock certificate that, immediately prior to the Effective Time, represented outstanding shares of capital stock of the Company (a "Certificate"), whose shares are being converted into CMI common stock pursuant to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CMI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing CMI common stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of CMI common stock and payments in lieu of fractional shares to which the Holder is entitled pursuant to Section 2.3 hereof. Until surrendered as contemplated by this Section 2.6(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such whole number of shares of CMI common stock and payments for fractional shares as is provided for in Section 2.3.

          (d) No dividends or distributions payable to holders of record of CMI common stock after the Effective Time, or cash payable in lieu of fractional shares, shall be paid to the Holder of any unsurrendered Certificate until the Holder of the Certificate shall surrender such Certificate.

     2.7 Dissenting Company Shares. Holders of Dissenting Company Shares shall have those rights, but only those rights, of holders of "dissenting shares" under Articles 5.11 et seq. of the TBCA. The Company shall give CMI prompt notice of any demand, purported demand, objection, notice, petition, or other communication received from stockholders or provided to stockholders by the Company with respect to any Dissenting Company Shares or shares claimed to be Dissenting Company Shares, and CMI shall have the right to participate in all negotiations and proceedings with respect to such shares. The Company agrees that, without the prior written consent of CMI, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

     2.8 Registration on S-4 Registration Statement. The CMI common stock to be issued in the Merger shall be registered under the 1933 Act on a Form S-4 Registration Statement.

     2.9 Tax Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code.

     2.10 Pooling of Interests. The parties intend that the Merger qualify as a "pooling of interests" for accounting purposes.

     2.11 Voting Agreements. Concurrently with the execution of this Agreement, each of the directors of the Company shall enter into a Voting Agreement in the form attached hereto as Exhibit C, pursuant to which they shall agree, subject to the terms and conditions of the Voting Agreement, to vote all the shares of capital stock of the Company held by them or by the entities they represent in favor of the Merger. The Company will use its best efforts to have the officers of the Company enter into Voting Agreements promptly after the execution of the Agreement. There shall be no amendments or modifications to the Voting Agreements without the written consent of CMI.

                                  ARTICLE III

                         REPRESENTATIONS OF THE COMPANY

     The Company represents and warrants to CMI that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by the Chief Executive Officer of the Company (the "Disclosure Schedule"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

     3.1 Organization. The Company and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation, and have all requisite power and authority to own their properties and to carry on their businesses as now being conducted. The Company has all requisite power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company and its Subsidiaries are duly qualified to do business and in good standing in all jurisdictions in which ownership of property or the character of their business requires such qualification and where failure to be so qualified would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Certified copies of the Articles of Incorporation and Bylaws of the Company, as amended to date, have been previously delivered to CMI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     3.2 Capitalization of the Company. The Company's authorized capital stock consists of 15,000,000 shares of common stock, $0.01 par value per share, of which 1,745,233 shares are issued and outstanding on the date hereof, and 7,845,240 shares of Preferred Stock, classified into three series, as follows:
2,000,000 shares of Series A Convertible Preferred Stock, of which 2,000,000 shares are issued and outstanding on the date hereof; 3,250,000 of Series B Convertible Preferred Stock, of which 3,166,354 shares are issued and outstanding as of the date hereof; and 2,595,240 shares of Series C Convertible Preferred Stock, of which 2,037,621 shares are issued and outstanding as of the date hereof. Shares of Preferred Stock are convertible into shares of Common Stock on a share-for-share basis. All issued and outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are options outstanding under the Nonemployee Option Plan covering 56,375 shares of common stock of the Company and options

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

outstanding under the Employee Option Plan covering 536,375 shares of common stock of the Company, all of which options shall be assumed by CMI pursuant to the provisions of Section 2.5 hereof. Except for the Company's Preferred Stock and options outstanding under the Nonemployee Option Plan and the Employee Option Plan, there are not outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of capital stock of the Company; or (iii) any other commitments or rights of any kind for the issuance by the Company of additional shares of capital stock or options, warrants or other securities of the Company.

     3.3 Subsidiaries. The only Subsidiaries of the Company are those listed in the Disclosure Schedule. All of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature.

     3.4 Authorization. Subject to the obtaining of the approval of the Company's stockholders, the execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Company. Subject to the obtaining of the approval of the Company's stockholders, this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company (assuming compliance with the requirements of the HSR Act) which violation would have a material adverse effect on the Company; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company or of any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties is or may be bound. The Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement or in order to permit the continuation after the Closing Date of the business activities of the Company and its Subsidiaries in the manner such business is presently carried on by them.

     3.5 Financial Statements.

          (a) The Company has previously delivered to CMI the audited consolidated balance sheets of the Company as of June 30, 1994 and June 30, 1993 (the "Audited Balance Sheets") and the related consolidated statements of income, shareholders' equity and cash flows of the Company for the two fiscal years then ended (collectively, the "Audited Financial Statements"). The Company has also previously delivered to CMI the unaudited consolidated balance sheet of the Company as of December 31, 1994 (the "Current Balance Sheet") and the related consolidated statements of income, shareholders' equity and cash flows for the six-month period then ended (collectively, the "Current Financial Statements"). The Audited Financial Statements and Current Financial Statements are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles applied consistently with past practices (except that the Current Financial Statements do not include notes but do include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation) and the Audited Financial Statements have been certified without qualification by the Company's auditors.

          (b) The Audited Financial Statements and the Current Financial Statements fairly present, as of their respective dates, the consolidated financial condition, retained earnings, assets and liabilities of the Company and the consolidated results of operations of the Company's business for the periods indicated and the Audited Financial Statements and the Current Financial Statements contain and reflect adequate reserves with respect to taxes and except for the absence of notes on the Current Financial Statements adequately reflect the material contracts or commitments of the Company and the Subsidiaries.

          (c) Except for such claims, debts and liabilities as are reflected on the Current Balance Sheet, including any notes thereto, the Company and its Subsidiaries do not have any outstanding indebtedness for money borrowed and are not subject to any claims or liabilities, contingent or otherwise, other than obligations incurred in the ordinary course of business since the date of the Current Balance Sheet, in amounts usual and normal, individually and in the aggregate and other than as may not have been required under generally accepted accounting principles to be disclosed or reserved for as contingencies as of the date of the Current Balance Sheet.

          (d) The inventories of the Company and its Subsidiaries shown on the Current Balance Sheet, or thereafter acquired prior to the Closing Date, consist of items of a quality and quantity usable, saleable or leasable in the normal course of business, except for obsolete and slow moving items and items below standard quality reflected on the Current Balance Sheet, all of which have been written down on the Current Balance Sheet to the lower of cost or market value or are the subject of adequate reserves reflected in the Current Balance Sheet. The value at which such inventories are carried on the Current Balance Sheet reflect the normal inventory valuation policies of the Company. All items included in the inventories of the Company and its Subsidiaries are the property of the Company and its Subsidiaries, except for sales made in the ordinary course of business since the date of such Current Balance Sheet, and no items included in the inventories have been pledged as collateral or are held by the Company or any of its Subsidiaries on consignment from others.

          (e) All of the accounts receivable (trade or otherwise) and notes receivable reflected in the Current Balance Sheet, result from the sale of inventory or products, and subject to the reserve therefor on said balance sheet, the Company knows of no reason that such accounts are not collectible in the full amount thereof in the ordinary course of business. All such accounts receivable and notes receivable are owned by the Company and its Subsidiaries free and clear of all liens, claims, charges, encumbrances and other interests of third parties (subject to any reserves therefor on said balance sheet).

     3.6 Order Backlog. The Disclosure Schedule contains a list of the aggregate backlog of orders for the products of the Company and its Subsidiaries as of December 31, 1994. All such orders have been or will be filled in the ordinary course of business, and the Company knows of no reason why any customer placing any such order may refuse delivery of the ordered products or fail timely to pay for such products in accordance with the terms of such orders.

     3.7 Litigation. Except as set forth in the Disclosure Schedule, (a) there is no action, suit, or proceeding to which the Company or any of its Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Company, threatened before any court or governmental agency, authority, body or arbitrator which could adversely affect the Company, its assets or the transactions contemplated hereby; (b) to the knowledge of the Company, there is no investigation pending by any governmental agency, authority or body which could adversely affect the Company, its assets or the transaction contemplated hereby; (c) neither the Company nor to the best knowledge of the Company, any Subsidiary, officer, director, stockholder or employee of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company or any of its Subsidiaries; and (d) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties or which has had an adverse effect on the business practices of the Company. The Company knows of no valid basis for any such action, suit, proceeding or investigation.

     3.8 Insurance. The Disclosure Schedule sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company and of all life insurance policies maintained by the Company on the lives of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies"). All premiums due on the Insurance Policies or renewals thereof have been paid. All Insurance Policies will remain in full force and effect through the Closing Date and also as to claims arising out of events that occur prior to the Closing.

     3.9 Intangible Property. The Company and its Subsidiaries own or license (or prior to the Closing Date will own or license), all patents, trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of their business as heretofore conducted (the "Intangible Property"). The Disclosure Schedule sets forth a true, correct and complete list of such United States and foreign patents, trademarks, and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing, and sets forth a description of the terms of all licenses and other agreements relating to the Intangible Property. The consummation of the transactions contemplated by this Agreement will not alter or impair any material Intangible Property rights. No claims have been asserted by any person challenging the ownership or use of the Intangible Property, and the Company knows of no valid basis for any such claim. To the best knowledge of the Company, the use by the Company and its Subsidiaries of the Intangible Property does not infringe on the rights of any other person. The Company is not aware of any infringement of any of its Intangible Property rights by any other party.

     3.10 Property, Plant and Equipment. The Company and its Subsidiaries do not own any real property. The Company and its Subsidiaries have good title to all of their material properties and assets, including, without limitation, all of the properties and assets reflected in the Current Balance Sheet (except for properties and assets sold since the date of the Current Balance Sheet in the ordinary course of business and consistent with past practice), and all of the properties or assets purchased by them since the date of the Current Balance Sheet. None of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any kind except (a) liens shown on the Current Balance Sheet as securing specified liabilities or obligations with respect to which no default exists; (b) liens arising in the ordinary course of business and consistent with past practice since the date of the Current Balance Sheet and liens arising by operation of law or minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereto, or materially impairs the operations of the Company or any of its Subsidiaries; and (c) liens for current taxes not yet due, or, if due, that are being contested in good faith in the ordinary course of business. Other than the buildings located at 10935 S. Wilcrest Avenue and 10795 Rockley Road, Houston, Texas, the Company does not use in its business any assets owned by a stockholder or Affiliate of the Company. None of the plants, structures or equipment of the Company and its Subsidiaries is in need of material maintenance or repairs except for ordinary or routine maintenance and repairs.

     3.11 Business Practices. Neither the Company nor any of its Subsidiaries has made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor have any of them taken any action which would be in violation of the Foreign Corrupt Practices Act of 1977 or any anti-boycott or export laws.

     3.12 Tax Matters.

          (a) Except as set forth in the Disclosure Schedule:

             (i) Within the times and in the manner prescribed by law, the Company and its Subsidiaries have filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes which are required to be filed, and all information provided in such tax returns is true, complete and accurate in all material respects;

             (ii) The Company and its Subsidiaries have paid all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due or have provided adequate reserves therefor, including without limitation income, franchise, real estate, sales and withholding taxes and other employee benefits, taxes and imports;

             (iii) The Company and its Subsidiaries have not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes;

             (iv) No examination of the federal, state, local or foreign tax returns of the Company or any of its Subsidiaries is currently in progress nor, to the knowledge of the Company, threatened and no deficiencies have been asserted or assessed against any of them as a result of any audit by the Internal Revenue Service or any state, local or foreign taxing authority and no such deficiency has been proposed or threatened;

             (v) The Company and its Subsidiaries have not changed their general method of accounting, or accounting with respect to inventory, during the preceding four year period; and

             (vi) The Company and its Subsidiaries do not have any material liability for taxes other than in respect of the current taxable year, and adequate reserves for taxes are reflected on their financial statements in conformity with generally accepted accounting principles.

          (b) The Disclosure Schedule sets forth those taxable years for which the tax returns of the Company or any of its Subsidiaries have been reviewed or audited by applicable federal, state, local and foreign taxing authorities and those tax years for which said tax returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities.

     3.13 Books and Records. The general ledgers and books of account of the Company and its Subsidiaries and all federal, state, local and foreign income, franchise, property and other tax returns filed by the Company and its Subsidiaries are in all material respects complete and correct.

     3.14 Contracts and Commitments. The Disclosure Schedule contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

          (a) all loan agreements, promissory notes, indentures, mortgages, guaranties, pledge agreements, security agreements, deeds of trust or similar agreements or instruments creating or granting a lien on any asset or any other instrument for or relating to any borrowing of money or the deferred purchase price of property, the unpaid balances of any of which exceed $25,000, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound;

          (b) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound which involve payments or receipts of more than $100,000 in the case of any single contract, agreement, commitment, understanding or arrangement or under which full performance (including payment) will not be completed within one year of the date hereof;

          (c) all plans or agreements for collective bargaining, employment, consulting, executive compensation, bonus, deferred compensation, pension, profit-sharing, severance, retirement, employee stock option or stock purchase, and group life, health, accident insurance and other similar employee benefit or employment plans, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound;

          (d) all agency, distributor, sales representative, franchise or similar agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound;

          (e) all contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company or any of its Subsidiaries or, to the knowledge of the Company, any officer of the Company relating to the business of the Company;

          (f) all agreements or arrangements for the purchase or sale of any assets other than in the ordinary course of business;

          (g) all material agreements, contracts or commitments with the United States Government or any agency or instrumentality thereof;

          (h) all agreements, contracts or commitments related to Intangible Property;

          (i) all agreements, contracts or commitments between the Company and any officer, director or stockholder of the Company or of any Subsidiary;

          (j) all agreements, contracts or commitments which would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Company or any of its Subsidiaries; and

          (k) All leases of real property, and all leases of personal property that have terms longer than a year and provide for remaining payments in excess of $25,000.

     All such contracts are valid, binding and enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any such contract and there have been no claims of defaults and there are no existing factors or conditions which, with the passage of time or giving of notice or both would constitute such a default or in any case in which such default would give rise to a right of termination by the other party thereto or which would result in any material cost, expense or penalty to the Company or any of its Subsidiaries.

     3.15 Compliance with Agreements and Laws. The Company and each of its Subsidiaries have all material licenses, permits or other authorizations and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to the conduct of their businesses as currently conducted (collectively, the "Permits"). The Disclosure Schedule sets forth a true, correct and complete list of all such Permits. Neither the Company nor any of its Subsidiaries is in violation of any law, regulation or ordinance, directive, order or other requirement (including, without limitation, any law, regulation or ordinance relating to building, zoning, environmental, disposal, manufacture, processing, generation, distribution, use, treatment, storage, discharge, emission, release, clean-up, transport or handling of hazardous wastes, substances or materials, land use or similar matters) relating to its properties, which violation would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in violation of, in any material respect, any federal, state, local or foreign law, regulation or order, directive or other requirement (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, manufacture, processing, generation, distribution, use, treatment, storage, discharge, emission, release, clean-up, transport or handling of hazardous wastes, substances or materials, conservation, or corrupt practices), the enforcement of which would have a material adverse effect on the Company or any of its Subsidiaries. The Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance and, to the best knowledge of the Company, no such violation or noncompliance exists. To the knowledge of the Company, no real property or facility now or formerly owned, leased, or used by the Company or any of its Subsidiaries contains asbestos or has located on or under it any fuel, oil or gasoline storage tanks, or is contaminated with any substance or material that requires investigation, remediation or clean-up under any federal, state or local law, regulation, order, directive or other requirement.

     For purposes of this Section 3.15, "hazardous wastes" means "hazardous wastes" as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec.6921 et seq., and the regulations adopted pursuant thereto.

     3.16 Employee Relations.

          (a) The Company and each of its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

          (b) Except as set forth in the Disclosure Schedule:

             (i) none of the employees of the Company or of any Subsidiary is represented by any labor union and neither the Company nor any of its Subsidiaries are parties to any collective bargaining agreement;

             (ii) there is no unfair labor practice complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any state, local or foreign agency; and

             (iii) there is no pending labor strike or other material labor trouble affecting the Company or any of its Subsidiaries (including, without limitation, any organizational drive).

     3.17 Employee Benefit Plans.

          (a) The Disclosure Schedule contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company's employees that are currently maintained by the Company or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the "Employee Plans").

          (b) Neither the Company nor any of its Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, CMI or any of its Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

          (c) With respect to all Employee Plans, the Company and its Affiliates are in compliance in all material aspects with the requirements prescribed by ERISA and the Code, applicable to such Employee Plans. Except as set forth on the Disclosure Schedule attached hereto: (i) none of the Employee Plans which are subject to Title IV of ERISA has been terminated in whole or in part within the meaning of ERISA or the Code; (ii) no liability has been incurred to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (iii) no Employee Plan that is subject to
     Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA) whether or not waived; (iv) neither the Company nor any Affiliate has failed to pay any material amounts due and owing as required by the terms of any Employee Plan; (v) there has been no "reportable event" within the meaning of Section 4043(b)(1)-(9) of ERISA, or any event described in
     Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules; (vi) neither the Company nor any Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA; and (vii) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA.

          (d) Except as set forth in the Disclosure Schedule, no Employee Plan provides health or life insurance benefits for retirees.

          (e) Except as set forth in the Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims, suits or other proceedings by present or former employees of the Company or its Affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

     3.18 Absence of Certain Changes or Events. Since the date of the Current Balance Sheet, neither the Company nor any of its Subsidiaries has entered into any transaction which is not in the usual and ordinary course of business or has:

          (a) incurred any material obligation or liability for borrowed money;

          (b) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than (i) current liabilities reflected in the Current Balance Sheet or (ii) those incurred in the ordinary course of business and in normal amounts since the date of the Current Balance Sheet consistent with past practices;

          (c) made any material amendment to or termination of any contract or lease or done any act or omitted to do any act which would cause the breach of any contract or lease;

          (d) suffered any loss of personal or real property in excess of $50,000 in the aggregate, or waived any rights of any value;

          (e) authorized any declaration or payment of dividends, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever to any of its stockholders (other than payments or transfers by any Subsidiary of the Company to the Company);

          (f) made any material change in the terms, status or funding condition of any Employee Plan;

          (g) made any capital expenditure in excess of $100,000 in any instance or $250,000 in the aggregate;

          (h) suffered any material adverse change in its assets, liabilities, financial condition or results of operations;

          (i) acquired or disposed of, or committed to acquire or dispose of, any asset, or entered or committed to enter into any contract, agreement or commitment, in any such case which involves the payment in the case of an acquisition of more than $100,000, or in the case of a disposition of more than $25,000, except agreements, commitments or transactions involving the purchase of inventory or supplies in the ordinary course of business consistent with past practice and which do not have a remaining term exceeding twelve months;

          (j) increased or agreed to increase the compensation or bonuses payable or to become payable to any employees with annual salaries exceeding $50,000, or increased any salaries or bonuses payable or to become payable to any employees in any manner not in the ordinary course of business consistent with past practices;

          (k) made or agreed to make any loan to any of its employees, officers, stockholders or directors, other than travel advances made in the ordinary course of business consistent with past practices;

          (l) granted or agreed to grant to any person any option, right or warrant or other commitment calling for the issuance or sale of any shares of capital stock, bonds or other corporate securities; or

          (m) granted or voluntarily subjected any material asset to a lien or encumbrance (other than any purchase money security interest, conditional title retention arrangement, mechanic's lien, lien for taxes not yet due or lien arising by operation of law).

     3.19 Prepayments and Deposits. The Disclosure Schedule sets forth all prepayments and deposits, which have been received by the Company or any of its Subsidiaries as of the date hereof, from customers for products to be shipped, or services to be performed, after the Closing Date. Since the date of the Current Balance Sheet, no claims have been asserted against the Company or any of its Subsidiaries to return products by reason of alleged overshipments, defects or otherwise which exceed $25,000 in the aggregate. There are no products of the Company that have been sold to customers under an understanding that such products would be returnable. There has been no adverse change in the business relationship of the Company or of any of its Subsidiaries with any customer or supplier which is material to the financial condition, operations or prospects of the Company and its Subsidiaries.

     3.20 Indebtedness to and from Employees, Directors and Stockholders. Neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any person who is an employee, director or stockholder or any Affiliate of any such person (other than indebtedness of any Subsidiary of the Company to the Company) in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such employee, director, stockholder or Affiliate is indebted to the Company or any of its Subsidiaries except for advances made to employees in the ordinary course of business to meet reimbursable business expenses.

     3.21 Banking Facilities. The Disclosure Schedule sets forth a true, correct and complete list of:

          (a) each bank, savings and loan or other financial institution in which the Company or any of its Subsidiaries has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or any of its Subsidiaries thereat; and

          (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

     3.22 Powers of Attorney and Suretyships. Neither the Company nor any of its Subsidiaries has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     3.23 Conflicts of Interest. No officer or director of the Company nor, to the knowledge of the Company, any Affiliate of any such person, now has or within the last year had, either directly or indirectly, an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company or any of its Subsidiaries, or purchases or during such period purchased from the Company or any of its Subsidiaries any goods or services, or otherwise during such period did business with the Company or any of its Subsidiaries, other than for an interest of less than one (1) percent in any publicly-held corporation.

     3.24 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company or any of its Subsidiaries and which the failure to obtain would have a material adverse effect on the business of the Company or any of its Subsidiaries and which are necessary for the execution and delivery by the Company of this Agreement or any documents to be executed and delivered by the Company in connection herewith or the consummation of the transactions consummated hereby are set forth in the Disclosure Schedule and have been, or prior to the Closing Date will be, obtained and satisfied.

     3.25 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.4(a)).

     3.26 Fees and Costs in Connection with IPO. Investment banker or advisor fees and costs incurred by the Company in connection with its recent proposed initial public offering do not exceed $75,000.

     3.27 Disclosure. No representation or warranty of the Company in this Agreement, any Exhibit attached hereto or the Disclosure Schedule contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the representations and warranties in this Section 3.27 shall not supersede or replace any specific representations and warranties set forth in this Agreement, any Exhibit attached hereto or the Disclosure Schedule.

                                   ARTICLE IV

                             REPRESENTATIONS OF CMI

     CMI represents and warrants to the Company as follows:

     4.1 Organization and Authority. CMI and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation, and have all requisite power and authority (corporate and other) to own their properties and to carry on their business as now being conducted. CMI has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. CMI and its Subsidiaries are duly qualified to do business and in good standing in all jurisdictions in which their ownership of property or the character of their business requires such qualification and where failure to be so qualified could have a material adverse effect. Certified copies of the Certificate of Incorporation and the Bylaws of CMI, as amended to date, have been previously delivered to the Company, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     4.2 CMI Capital Structure. The authorized capital stock of CMI consists of 29,200,000 shares of common stock, $.10 par value. As of December 31, 1994, (i) 12,259,161 shares of CMI common stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 2,292,153 shares of CMI common stock were reserved for future issuance upon conversion of outstanding convertible securities, and (iii) 2,604,333 shares of CMI common stock were reserved for future issuance pursuant to CMI's stock option plans, Employee Stock Purchase Plan, and Restricted Stock Plan. No material change in the capitalization of CMI has occurred since December 31, 1994. All of the outstanding shares of capital stock of each of CMI's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by CMI or another Subsidiary of CMI free and clear of all security interests, liens, claims, pledges, agreements, limitations on CMI's voting rights, charges or other encumbrances of any nature. The shares of CMI common stock issued pursuant to this Agreement or options assumed pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

     4.3 SEC Filings; Financial Statements.

          (a) CMI has filed and made available to the Company all forms, reports and documents required to be filed by CMI with the SEC since June 30, 1993 (including its Form 10-Q filed for the quarter ending September 30, 1994) other than registration statements on Form S-8 (collectively, the "CMI SEC Reports"). The CMI SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CMI SEC Reports or necessary in order to make the statements in such CMI SEC Reports, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the CMI SEC Reports, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or the SEC) and fairly presented the consolidated financial position of CMI and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include notes, but do include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation.

          (c) Since September 30, 1994 there has not been any material adverse change in the assets, liabilities, financial condition or results of operations of CMI and its Subsidiaries, taken as a whole.

     4.4 CMI's Authorization. Subject to the obtaining of the approval of CMI's stockholders, the execution and delivery by CMI and Acquisition Corp. of this Agreement, and the agreements provided for herein, and the consummation by CMI and Acquisition Corp. of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by CMI and Acquisition Corp. Subject to the obtaining of approval of CMI's stockholders, this Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of CMI and Acquisition Corp., enforceable against them in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by CMI and Acquisition Corp. of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice of the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to CMI (assuming compliance with the requirements of the HSR Act); (b) violate the provisions of the Certificates of Incorporation or Bylaws of CMI or Acquisition Corp.; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of CMI or of any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which CMI or any of its Subsidiaries is a party or by which CMI or any of its Subsidiaries is or may be bound.

     4.5 Opinion of Financial Advisor. The financial advisor of CMI, Bear, Stearns & Co. Inc., has delivered to CMI an opinion dated the date of this Agreement to the effect that the Merger is fair from a financial point of view to the stockholders of CMI.

     4.6 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by CMI and Acquisition Corp. and which the failure to obtain would have a material adverse effect on the business of CMI and which are necessary for the execution and delivery by CMI and Acquisition Corp. of the Agreement or any documents to be executed and delivered by CMI and Acquisition Corp. in connection herewith or for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

     4.7 Acquisition Corp. Acquisition Corp. has been formed by CMI for the purpose of effecting the Merger and has no significant assets or liabilities. The authorized capital stock of Acquisition Corp. consists of 1000 shares of common stock, of which 100 shares are issued and outstanding. All of the issued and outstanding common stock of Acquisition Corp. is owned by CMI and is validly issued, fully paid and nonassessable.

     4.8 Disclosure. No representation or warranty by CMI in this Agreement or in any Exhibit hereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact required to be stated herein or therein or necessary in order to make the statements and facts contained herein or therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the representations and warranties in this Section 4.8 shall not supersede or replace any specific representations and warranties set forth in this Agreement or any Exhibit attached hereto.

                                   ARTICLE V

                        CERTAIN COVENANTS OF THE COMPANY

     From and after the date hereof and until the Closing Date:

     5.1 Conduct of Business and Certain Key Employees. The Company and its Subsidiaries shall carry on their business diligently in the ordinary course and substantially in the same manner as heretofore conducted. All of the property of the Company and its Subsidiaries shall be used, operated, repaired and maintained in a manner consistent with past practice. The Company will use its best efforts to maintain the relationships of the Company and its Subsidiaries with their employees, customers and suppliers and will use its best efforts to enter into employment arrangements satisfactory to CMI with key employees identified by CMI in writing prior to the Closing.

     5.2 Absence of Material Changes. Without the prior written consent of CMI, neither the Company nor any of its Subsidiaries shall:

          (a) take any action to amend its charter documents or bylaws;

          (b) issue any stock (except upon the exercise of outstanding options or warrants to purchase common stock in exchange for full payment), bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

          (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

          (d) declare or make any payment or distribution to its stockholders or purchase or redeem any shares of its capital stock;

          (e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their assets or properties, other than mechanic's liens or liens arising by operation of law;

          (f) sell, assign, or transfer any of their assets, except for inventory sold in the ordinary course of business;

          (g) cancel any debts or claims, except in the ordinary course of business;

          (h) merge or consolidate with or into any corporation or other entity;

          (i) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due; or

          (j) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business calling for payments by the Company and its Subsidiaries which in the aggregate do not exceed $25,000 for each such lease, contract, agreement or understanding or extend for more than one year from the date hereof.

     5.3 Reports, Taxes. The Company and its Subsidiaries will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

     5.4 Non-Solicitation.

          (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, or sale of shares of capital stock, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal, provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary for the Company to comply with its fiduciary duties to stockholders under applicable law.

          (b) The Company shall notify CMI immediately (and no later than 24 hours) after receipt by the Company (or its advisors), of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making an Acquisition Proposal. Such notice to CMI shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          (c) If this Agreement is terminated by the Company or the Company fails to consummate the transactions contemplated hereby by reason of receipt of an Acquisition Proposal, and in accordance with Section 5.4 and
     Section 10.3 hereof the company will have such termination right, the Company shall pay to CMI upon demand (by wire transfer of immediately available federal funds to an account designated by CMI for such purpose) the amount of documented out-of-pocket expenses incurred by CMI in connection with the transactions contemplated hereby (including, without limitation, fees and expenses of legal counsel, lenders, investment bankers and accountants), whether incurred before or after the date of this Agreement, plus an amount equal to three percent (3%) of the total consideration payable to the Company and/or its stockholders under the Superior Proposal.

     5.5 Option Plans. The Company agrees to take all action necessary under the Nonemployee Option Plan and the Employee Option Plan to assure that all options outstanding under such Plans can be assumed by CMI pursuant to the provisions of Section 2.5 hereof. The Company also agrees not to take any action that would result in acceleration of vesting of any option outstanding under either of such Plans.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

     6.1 Proxy Statement/Prospectus/Registration Statement.

          (a) As promptly as practical after the execution of this Agreement, CMI and the Company shall prepare the Proxy Statement and CMI shall prepare and file with the SEC an S-4 Registration Statement in which the Proxy Statement will be included as a prospectus. CMI and the Company shall use all reasonable efforts to cause the S-4 Registration Statement to become effective as soon after such filing as practical. The Proxy Statement shall include the recommendations of the Boards of Directors of CMI and the Company in favor of this Agreement and the Merger; provided that the Board of Directors of the Company may withdraw such recommendation if such Board of Directors believes in good faith that a Superior Proposal has been made and shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

          (b) The information supplied by CMI and the Company for inclusion in the S-4 Registration Statement shall not at the time the S-4 Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the S-4 Registration Statement or necessary in order to make the statements in the S-4 Registration Statement, in the light of the circumstances under which they were made, not misleading.

     6.2 Access to Information. Upon reasonable notice, CMI and the Company shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all information concerning its business, properties and personnel as may reasonably be requested. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.3 Stockholders Meetings. CMI and the Company each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement. Subject to Section 5.4(a) hereof and satisfaction of the other conditions contained in this Agreement, CMI and the Company will, through their respective Boards of Directors, recommend to their respective stockholders approval of this Agreement and the Merger and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

     6.4 Legal Conditions to Merger. Each of CMI and the Company shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed in connection with the Merger.

     6.5 Public Disclosure. CMI and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     6.6 Tax-Free Organization. CMI and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     6.7 Pooling Accounting. CMI and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company shall use its best efforts to cause its Affiliates not to take any action that would adversely affect the ability of CMI to account for the business combination to be effected by the Merger as a pooling of interests and to cause its Affiliates to sign and deliver to CMI a customary "pooling letter" in form and substance agreed upon by CMI and the Company.

     6.8 Affiliate Agreements. The Company will promptly provide CMI with a list of those persons who are in its reasonable judgment, Affiliates of the Company, within the meaning of Rule 145 promulgated under the 1933 Act ("Rule 145"). The Company shall use its best efforts to deliver or cause to be delivered to CMI prior to the Effective Time from each of the Affiliates of the Company, an executed Affiliate Agreement, in form and substance satisfactory to CMI, by which each Affiliate of the Company agrees to comply with the applicable requirements of Rule 145 ("Affiliate Agreement"). CMI shall be entitled to place appropriate legends on the certificates evidencing any CMI common stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the CMI common stock, consistent with the terms of the Affiliate Agreements.

     6.9 Nasdaq Quotation. CMI shall use its best efforts to cause the shares of CMI common stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

     6.10 Consents. Each of CMI and the Company shall use reasonable efforts to obtain all necessary consents, waivers and approvals under any of their material agreements, contracts, licenses or leases in connection with the Merger.

     6.11 Brokers or Finders. Each of CMI and the Company represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Bear, Stearns & Co. Inc., whose fees and expenses will be paid by CMI in accordance with CMI's agreement with such firm, Hambrecht & Quist Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered to CMI prior to the date of this Agreement), and the fees and costs referred to in Section 3.26 hereof, and each of CMI and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate. CMI acknowledges that the fees and expenses of Hambrecht & Quist will not be included in the calculation of management bonuses for management of the Company under the existing management bonus plan of the Company.

     6.12 Registration of Shares of CMI.  CMI agrees that:

          (a) If at any time CMI files a registration statement under the Securities Act on a Form S-1, Form S-2 or Form S-3 Registration Statement in respect of a proposed distribution by CMI of CMI common stock, it shall give not less than 15 days prior written notice of each such filing to each of the stockholders of the Company who execute an Affiliate Agreement (at the last address of record for such stockholder) and who then owns shares of CMI common stock acquired pursuant to this Agreement. If within 10 days of the date on which CMI's notice is postmarked, any such stockholder requests the inclusion in such registration statement of any shares of CMI common stock acquired by such stockholder hereunder, which such stockholder then proposes to sell or distribute publicly, CMI will so include such shares subject to the other terms and conditions of this Section; provided, however that such shares will not be so included if the investment banking firm primarily responsible for managing the offer and sale under such registration statement is of the opinion that an immediate sale of such shares under the registration statement would adversely impact the marketability of the offering and provided further that such investment banking firm may, as a condition to the registration of the shares, require their sale to or through the underwriters. The rights provided for in this
     Section 6.12(a) shall apply only to the first two of such registration statements filed by CMI after the date on which CMI first publicly announces the combined results of operations of CMI and the Company covering a period of at least 30 days subsequent to the Merger, excluding for this purpose any registration statement not available to such stockholders by reason of the proviso in the preceding sentence.

          (b) The shares of CMI common stock received by any stockholder pursuant to this Agreement need not be registered under the terms of
     Section 6.12(a) if in the opinion of counsel for CMI registration under the Securities Act of such shares is not necessary under the circumstances of the proposed transfer; if counsel for CMI is of such opinion, a copy of the opinion shall be supplied to the stockholder.

          (c) In connection with any registration under the Securities Act pursuant hereto, CMI shall promptly furnish each person whose shares are so registered three (3) copies of the registration statement and all amendments thereto, will keep the prospectus current for a period of three months from the effective date of the registration statement, and will supply each person with copies of any prospectus included therein (provided that no such prospectus need be supplied more than three months after the effective date of such registration statement) in such quantities as may be necessary for the purpose of such proposed sale or distribution.

          (d) Each stockholder shall pay any sales commissions or underwriting fees incurred on the sale of such stockholder's stock. All other expenses, disbursements and fees incurred in connection with any registration provided for above, including without limitation, registration fees, printing costs, legal fees (but not including any legal fees of such stockholder), and audit expenses, shall be borne by CMI.

          (e) In connection with any of the above registrations, the stockholders whose shares are being registered shall furnish CMI with such information concerning such persons and the proposed sale or distribution as shall, in the opinion of counsel for CMI, be required for use by CMI in the preparation of a registration statement. CMI shall indemnify the holder of any securities being registered in accordance with the provisions hereof against all claims, losses, damages and liabilities, and reasonable counsel fees incurred in connection therewith, caused by any untrue statement of any material fact contained in any such registration statement or prospectus or by any omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished to CMI in writing by such holder expressly for use therein, in which case such holder shall indemnify CMI to the same extent as such stockholder is indemnified in accordance herewith for statements or omissions made by CMI.

     6.13 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement each party to this Agreement shall take all such necessary action.

                                  ARTICLE VII

           CONDITIONS TO THE OBLIGATIONS OF CMI AND ACQUISITION CORP.

     The obligations of CMI and Acquisition Corp. to consummate the Merger are subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by CMI.

     7.1 Representations and Warranties True at Closing. The representations and warranties of the Company contained in this Agreement shall be true in all material respects as of the Closing, subject to changes in the Disclosure Schedule that have been approved in writing by CMI.

     7.2 Covenants Performed. All of the obligations of the Company to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed, including without limitation those set forth in 5.5 hereof.

     7.3 Certificate. At the Closing, CMI shall have received a certificate signed by the Chief Executive Officer of the Company to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

     7.4 Stockholder Approval. This Agreement and the Merger Agreement shall have been duly approved by the stockholders of the Company, Acquisition Corp. and CMI.

     7.5 Pooling Letter from CMI's Accountants. The Board of Directors of CMI shall have received a pooling letter from Ernst & Young, L.L.P. as of the date of Closing stating that the Merger qualifies as a "pooling of interests" for accounting purposes.

     7.6 Dissenting Company Shares. The aggregate number of Dissenting Company Shares shall not exceed 5 percent of the aggregate of the outstanding shares of capital stock of the Company.

     7.7 Opinion of Counsel to the Company. Andrews & Kurth, L.L.P., counsel to the Company, shall have issued an opinion in favor of CMI in the form of Exhibit D hereto.

     7.8 Affiliates Agreements. The Company shall have delivered to CMI the letter required by Section 6.8 naming all persons who are considered to be "Affiliates" of the Company, and each such Affiliate shall have executed and delivered to CMI an Affiliates Agreement.

     7.9 Fairness Opinion. CMI shall have received an opinion, dated as of the date of the Agreement and confirmed as of the dates of (a) mailing of the Proxy Statement to the CMI stockholders and (b) the CMI Stockholders Meeting that the terms of the Merger are fair to the stockholders of CMI, which opinion shall be in form and substance satisfactory to CMI.

     7.10 S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall on the Closing Date not be subject to any proceeding commenced or threatened by the SEC.

     7.11 Employment Agreements and Covenants Not to Compete. CMI shall have received employment agreements executed by Arthur W. Epley, III, Charles W. Bentley, W. F. Montgomery and Carl B. Frampton in substantially the form of Exhibit E hereto, and covenants not to compete executed by Arthur W. Epley III, Charles W. Bentley and W. F. Montgomery in substantially the form of Exhibit F hereto.

     7.12 Merger Agreement. The Merger Agreement shall have been filed with the Secretary of State of the State of Texas.

     7.13 Material Changes in the Business of the Company Between the Date of this Agreement and the Closing. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, between the date of this Agreement and the Closing.

     7.14 Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted and be pending or threatened to restrain or prohibit any of the transactions contemplated hereby.

     7.15 Consents. Each of CMI and the Company shall have received in writing all consents, approvals, and waivers required in connection with the Merger.

     7.16 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by CMI to be executed and delivered to CMI in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to CMI and its counsel.

     7.17 CMI Due Diligence. There shall have been satisfactory completion by CMI of its due diligence, provided that the condition contained in this Section
7.17 shall not be available after March 3, 1995 as a basis for not closing the transactions contemplated hereby; the proviso contained herein shall not limit in any way CMI's right not to close the transactions provided for herein if any of the other conditions contained in this Article VII is not satisfied.

     7.18 HSR Act Compliance. All waiting, review and investigation periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     7.19 Escrow Agreement. The Escrow Agreement shall have been executed by the Stockholder Representatives and the Escrow Holder.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

     The obligations of the Company to consummate the Merger are subject to the fulfillment, at or before the Closing, of all of the following conditions, any one or more of which may be waived by the Company:

     8.1 Representations and Warranties True at Closing. The representations and warranties of CMI and Acquisition Corp. contained in this Agreement shall be true in all material respects as of the Closing.

     8.2 Covenants Performed. All of the obligations of CMI and Acquisition Corp. to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

     8.3 Certificate. At the Closing, the Company shall have received a certificate signed by the Chief Executive Officer of each of CMI and Acquisition Corp. to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

     8.4 Stockholder Approval. This Agreement and the Merger Agreement shall have been duly approved by the stockholders of the Company, Acquisition Corp. and CMI.

     8.5 Tax-Free Reorganization. The Company shall have received the opinion of its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     8.6 Opinion of Counsel to CMI. Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin, counsel to CMI, shall have issued an opinion in favor of the Company in the form of Exhibit G.

     8.7 Nasdaq Notification. CMI shall have notified the Nasdaq National Market of the proposed issuance of CMI common stock pursuant to the Merger and upon exercise of the stock options of the Company assumed by CMI pursuant to the Merger and such stock shall have been approved for quotation on the Nasdaq National Market.

     8.8 S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall on the Closing Date not be subject to any proceeding commenced or threatened by the SEC.

     8.9 Merger Agreement. The Merger Agreement shall have been filed with the Secretary of State of the State of Texas.

     8.10 Pooling Letter from CMI's Accountants. The Board of Directors of CMI shall have received a pooling letter from Ernst & Young, L.L.P. dated as of the date of the Closing that the Merger qualifies as a "pooling of interest" for accounting purposes.

     8.11 Material Changes in the Business of CMI Between the Date of this Agreement and the Closing. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of CMI and its Subsidiaries, taken as a whole, between the date of this Agreement and the Closing.

     8.12 Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted and be pending or threatened to restrain or prohibit any of the transactions contemplated hereby.

     8.13 Consents. Each of CMI and the Company shall have received in writing all consents, approvals, and waivers required in connection with the Merger.

     8.14 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by the Company to be executed and delivered to the Company in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to the Company and its counsel.

     8.15 Company Due Diligence. There shall have been satisfactory completion by the Company of its due diligence, provided that the condition contained in this Section 8.15 shall not be available after March 3, 1995 as a basis for not closing the transactions contemplated hereby; the proviso contained herein shall not limit in any way the Company's right not to close the transactions provided for herein if any of the other conditions contained in this Article VIII is not satisfied.

     8.16 HSR Act Compliance. All waiting, review and investigation periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                                   ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATION

     9.1 Survival of Representations and Warranties. All statements contained in any exhibit, certificate, schedule or other instrument delivered or to be delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder. All such representations, warranties, and indemnification rights contained herein shall survive the Closing and any audit or investigation made by or on behalf of the parties, but shall expire on the earlier of (a) the date on which financial results containing 30 days of combined operations of CMI and the Company after the Merger are publicly announced or (b) September 30, 1995, and no claims for indemnification hereunder may be made after such date.

     9.2 Indemnification by the Company and Holders.

          (a) The Company agrees (and the Holders by their approval of this Agreement and the Merger shall be deemed to have agreed jointly) to indemnify and hold CMI and its directors, officers, employees, fiduciaries, agents and Affiliates, and each other person, if any, who controls such persons harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, damages, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorneys' fees) and amounts paid in settlement of any pending, threatened or completed claim, action, suit, proceeding or investigation (collectively "Loss" or "Losses") which arise out of or result from or are related to (i) any breach by or failure of the Company to perform any of its covenants or agreements set forth herein, or (ii) the inaccuracy of any representation or warranty made by the Company herein.

          (b) If CMI is entitled to indemnification under this Agreement, it shall be entitled to recover shares of CMI common stock pursuant to the Escrow Agreement having an aggregate value, calculated on the basis of the closing price of CMI common stock on the Nasdaq National Market (as reported by Nasdaq) on the Closing Date, equal to the amount of its Loss or Losses.

     9.3 Indemnification by CMI. CMI agrees to indemnify and hold the Company, the Holders and the Company's directors, officers, employees, fiduciaries, agents and Affiliates and each other person, if any, who controls such persons harmless against any Loss or Losses which arise out of or result from or are related to (a) any breach by or failure of CMI to perform any of its covenants or agreements set forth herein, or (b) the inaccuracy of any representation or warranty made by CMI herein.

     9.4 Limitation. Notwithstanding the foregoing, the Holders shall be liable for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by the Company herein only if the aggregate of such Losses exceeds $85,000, and CMI shall be liable for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by it herein only if the aggregate of such Losses exceeds $85,000; provided, however, that in each case full indemnification shall be required, and the $85,000 limitation shall not apply, if such $85,000 threshold is exceeded and provided further that the $85,000 limitation shall not apply with respect to any breach, failure or inaccuracy of any representation and warranty contained in Section 3.2 hereof or the covenant contained in Section 5.5 hereof. The aggregate liability of the Holders for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by the Company herein shall not exceed the Escrow Fund and the aggregate liability of CMI for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by it herein shall not exceed $10,050,000. The liability of the Holders for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement of the Company shall be limited to the return of the CMI Common Stock in the Escrow Fund.

     9.5 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall notify in writing within 30 days (or such earlier time as might be required to avoid prejudicing the Indemnifying Party's position) of receiving notice of or obtaining actual knowledge of facts constituting the basis of such claim (whichever occurs first), the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. The failure to notify the Indemnifying Party will not vitiate the right of the Indemnified Party to indemnity to the extent the Indemnifying Party is not prejudiced as a result of such failure. In the event of any claim for indemnification, the Indemnified Party shall be entitled to full indemnification in the amount claimed unless, within 30 days after receipt of written notice of a claim for indemnification, the Indemnifying Party delivers a written notice to the Indemnified Party objecting to the claim for indemnification, which notice specifies in reasonable detail the basis for the objection. If the parties are unable to resolve the dispute within 30 days, the claim for indemnification shall be submitted to arbitration in the manner specified in Section 9.7 hereof. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.6 below.

     9.6 Defense by Indemnifying Party. In connection with any claims giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume, the defense of any such claim or legal proceedings; provided that, if by reason of the claim of such third party a lien, attachment, garnishment or execution has been placed on any material portion of the property or assets of the Indemnified Party at the time of such election, the Indemnifying Party, if it desires to exercise the right to assume the defense, shall furnish a satisfactory indemnity bond to obtain the release of such lien, attachment, garnishment or execution. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party assumes the defense, it shall take all actions and steps reasonably necessary to defend or settle any claim against the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense. In the event that the Indemnifying Party proposes a settlement to any such claim or legal proceeding, which settlement is satisfactory to the party instituting such claim or legal proceeding and includes (i) an unconditional release of the Indemnified Party, from all liability with respect to such claim or litigation or the dismissal of such claim or litigation against the Indemnified Party with prejudice and (ii) provision that all damages and settlement payments are to be made by the Indemnifying Party, and the Indemnified Party withholds its consent to such settlement, then in any such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Agreement against and in respect of the amount by which the damages resulting from a final judgment relating to such claim or legal proceeding exceeds the amount of the proposed settlement. In the event that the Indemnifying Party shall assume the defense of any such claim or legal proceeding and it is later determined that such claim was not a claim for which the Indemnifying Party is required to indemnify the Indemnified Party under this Article IX, the Indemnified Party shall reimburse the Indemnifying Party for all its reasonable costs and expenses with respect to such defense, including reasonable attorneys' fees and disbursements. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom within 30 days after the date of receipt of the notice referred to in Section 9.5 above (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), (a) the Indemnified Party may defend against such claim or legal proceeding, in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

     9.7 Arbitration.

          (a) Either CMI or the Stockholders' Representatives may submit a dispute that has not been resolved pursuant to the provisions of Section
     9.5 above to arbitration by notifying the other party hereto in writing. Within 10 days after receipt of such notice, CMI and the Stockholders' Representatives shall designate in writing one arbitrator to resolve the dispute; provided, that if CMI and the Stockholders' Representatives cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be a current or former employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

          (b) Within 15 days after the designation of the arbitrator, the arbitrator, CMI and the Stockholders' Representatives shall meet, at which time CMI and the Stockholders' Representatives shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

          (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by CMI and the Stockholders' Representatives. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association.

          (d) The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto. The arbitrator shall have full discretion to award to either party or allocate between them the costs of the arbitration proceedings, including reasonable attorneys fees.

          (e) Any arbitration pursuant to this Section 9.9 shall be conducted in San Francisco, California. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of California and the United States District Court for the Northern District of California for purposes of the enforcement of any arbitration award.

                                   ARTICLE X

                                  TERMINATION

     10.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Effective Time by approval by CMI and the Company, even if and after the stockholders of CMI and the Company have approved this Agreement and the Merger.

     10.2 Termination by CMI. This Agreement may be terminated by CMI alone, by means of written notice to the Company if (a) the Company breaches any of the representations or warranties or fails to perform any material covenant of the Company contained in this Agreement, or (b) on May 31, 1995, any of the conditions set forth in Article VII of this Agreement shall not have been satisfied by the Company or waived by CMI.

     10.3 Termination by the Company. This Agreement may be terminated by the Company alone, by means of written notice to CMI if (a) CMI breaches any of the representations or warranties or fails to perform any material covenant of CMI contained in this Agreement or (b) on May 31, 1995, any of the conditions set forth in Article VIII of this Agreement shall not have been satisfied by CMI or waived by the Company, or (c) pursuant to the provisions of Section 5.4 hereof, subject to the Company's meeting its obligations to CMI under that Section.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 Expenses. Except as otherwise provided herein, each of CMI and the Company shall pay its own costs and expenses, including legal, accounting and investment banking fees and expenses, relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

     11.2 Amendment. This Agreement shall not be amended except by a writing duly executed by both parties and shall not be amended after it has been approved by the stockholders of CMI or MNI, without further stockholder approval, if the amendment would alter or change the Exchange Ratio or have a material adverse effect on the stockholders of CMI or MNI.

     11.3 Entire Agreement. This Agreement, including the Exhibits, Schedules, and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

     11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements entered into by California residents and entirely to be performed within California without regard to principles of conflicts of law.

     11.5 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to determine the rights of the parties.

     11.6 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below or two days after mailing by air courier addressed as follows:

     If to CMI or Acquisition Corp.:

           California Microwave, Inc.
           985 Almanor Avenue
           Sunnyvale, California 94086
           Attention: Philip F. Otto, Chief Executive Officer

     With a copy to:

           Howard, Rice, Nemerovski, Canady,
             Robertson, Falk & Rabkin
           A Professional Corporation
           Three Embarcadero Center, Seventh Floor
           San Francisco, California 94111
           Attention: Richard W. Canady

     If to the Company:

           Microwave Networks Incorporated
           10795 Rockley Road
           Houston, Texas 77099-3751
           Attention: Arthur W. Epley, President and Chief Executive Officer

     With a copy to:

           Andrews & Kurth L.L.P.
           4200 Texas Commerce Tower
           600 Travis Street
           Houston, Texas 77002
           Attention: P. Dexter Peacock

     Such addresses may be changed, from time to time by means of a notice given in the manner provided in this section.

     11.7 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

     11.8 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

     11.9 Assignment. Neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent.

     11.10 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures to each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

     11.11 Attorneys Fees. The prevailing party shall be entitled to the recovery of reasonable attorneys fees in the event any action is brought relating to this Agreement or the Merger.

     IN WITNESS WHEREOF, CMI, Acquisition Corp. and the Company have executed this Agreement as of the date first above written.

                                          CALIFORNIA MICROWAVE, INC.

                                          By: /s/  DOUGLAS MORAIS
                                          --------------------------------------
                                          Title: President -- Wireless Products
                                          Group

                                          MICROWAVE NETWORKS INCORPORATED

                                          By: /s/  ARTHUR W. EPLEY, III
                                          --------------------------------------
                                          Title: President

                                          CMI ACQUISITION CORPORATION

                                          By: /s/  DOUGLAS MORAIS
                                          --------------------------------------
                                          Title: President

                                   APPENDIX B


                              AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER (the "Merger Agreement") is made and entered into
as of                     , 1995, by and among Microwave Networks Incorporated,
a Texas corporation (the "Company"), California Microwave, Inc., a Delaware corporation ("CMI") and CMI Acquisition Corporation, a Texas corporation ("Acquisition Corp.").

                                   WITNESSETH

     WHEREAS, the Company is a corporation duly organized and validly existing under the laws of the State of Texas, with authorized capital stock consisting of 15,000,000 shares of Common Stock, $0.01 par value per share, of which shares are issued and outstanding on the date hereof, and 7,845,240 shares of Preferred Stock, classified into three series, as follows: 2,000,000 shares of Series A Convertible Preferred Stock, of which 2,000,000 shares are issued and outstanding on the date hereof; 3,250,000 of Series B Convertible Preferred Stock, of which 3,166,354 shares are issued and outstanding as of the date hereof; and 2,595,240 shares of Series C Convertible Preferred Stock, of which 2,037,621 shares are issued and outstanding as of the date hereof;

     WHEREAS, CMI is a corporation duly organized, validly existing and in good standing in the State of Delaware, with authorized capital stock consisting of 29,200,000 shares of Common Stock, $.10 par value ("CMI Common Stock"), of which
       shares were issued and outstanding as of             , 1995.

     WHEREAS, there are options outstanding under the Company's Non-Qualified Stock Option Plan for Nonemployed Directors and Consultants ("Nonemployee Option
Plan") covering             shares of Common Stock of the Company and options
outstanding under the Company's Non-Qualified Stock Option Plan for Employees
("Employee Option Plan") covering            shares of Common Stock of the
Company, all of which options shall be converted into options to acquire CMI Common Stock pursuant to the provisions hereof; and

     WHEREAS, Acquisition Corp. is a corporation duly organized and validly existing under the laws of the State of Texas, with authorized capital stock consisting of 1,000 shares of common stock (the "Acquisition Corp. Common Stock"), of which 100 shares are issued and outstanding and owned by CMI; and

     WHEREAS, the respective Boards of Directors of the Company, CMI and Acquisition Corp. have determined that it is advisable and to the advantage of such corporations and their shareholders that Acquisition Corp. merge with and into the Company (the "Merger") upon the terms and conditions herein provided; and

     WHEREAS, the Boards of Directors of the Company, CMI and Acquisition Corp. have approved this Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, it is agreed as follows:

     1. Merger. Acquisition Corp. shall be merged with and into the Company on the terms and conditions hereinafter expressed (the "Merger"). At the Effective Time (as defined hereinafter), the separate existence of Acquisition Corp. shall cease and the Company shall be the surviving entity (the "Surviving Entity"). The Merger shall be effective upon the filing of Articles of Merger, together with a copy of this Merger Agreement, with the Secretary of State of the State of Texas in the manner required by Article 5.01 et. seq. of the Texas Business Corporation Act ("TBCA") and upon the issuance of the Certificate of Merger by the Secretary of State (the "Effective Time").

     2. Directors and Officers and Governing Documents. The Articles of Incorporation of the Company, as in effect at the Effective Time, shall continue to be the Articles of Incorporation of the Surviving Entity as the surviving corporation without change or amendment. The Bylaws of the Company as amended and in effect at the Effective Time, shall continue to be the Bylaws of the Surviving Entity as the surviving corporation without change or amendment. The directors and officers of the Surviving Entity shall be the same upon the Effective Time as they are immediately prior thereto until their successors have been duly appointed or elected in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

     3. Succession. At the Effective Time, the Surviving Entity shall succeed to Acquisition Corp. in the manner of and as more fully set forth in Article
5.06 of the Texas Business Corporation Act. All rights, title and interests to all real estate and other property owned by Acquisition Corp. shall be allocated to and vested in the Surviving Entity without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon. All liabilities and obligations of Acquisition Corp. shall be allocated to the Surviving Entity and the Surviving Entity shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the Merger shall be liable therefor.

     4. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action by the holders thereof:

          (a) each share of Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time into one share of Common Stock of the Company;

          (b) each share of Common Stock and Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time, except those shares which are "dissenting shares" (as defined below), shall, by virtue of the Merger and without any action on the part of the holders
     thereof, be converted at and as of the Effective Time into      of a share
     of CMI Common Stock. Only whole shares of CMI Common Stock shall be issued; in lieu of any fractional share of CMI Common Stock, each such holder shall receive in cash the fair market value of such fractional share, valuing CMI Common Stock at the closing price for such stock on the Nasdaq National Market on the trading day immediately preceding the day on which the Merger becomes effective, as reported by Nasdaq.

     5. Escrow. In order to provide indemnification in accordance with Article IX of the Agreement and Plan of Reorganization and Merger among CMI, Acquisition Corp. and the Company, dated as of January 31, 1995 (the "Agreement") and with the Escrow Agreement (as defined in the Agreement), at the Effective Time or as soon thereafter as possible, a stock certificate representing 10% of the whole shares of CMI Common Stock (rounded down to the nearest whole share) into which the shares of capital stock of the Company were converted pursuant to Section 4(b) of this Merger Agreement shall be delivered to the Escrow Holder (as defined in the Escrow Agreement) (which shares shall be withheld from the former holders of Common Stock and Preferred Stock of the Company ratably based on the number of shares of stock of the Company held by such holder immediately prior to the Effective Time).

     6. Company Options. At the Effective Time and pursuant to the terms of the Agreement, each of the outstanding options to purchase Common Stock of the Company under the Nonemployee Option Plan and the Employee Option Plan shall thereafter entitle the holder thereof to receive for each share of Common Stock
of the Company subject to such option, upon exercise thereof,      of a share of
CMI Common Stock, at an exercise price for each full share of CMI Common Stock equal to the quotient obtained by dividing (a) the exercise price per share of
Common Stock of the Company with respect to such option by (b)           , which
exercise price per share shall be rounded down to the nearest whole cent. The number of shares of CMI Common Stock that may be purchased by a holder under any option assumed by CMI hereunder shall not include any fractional share of CMI Common Stock, but shall be rounded up to the next higher whole share of CMI Common Stock.

     7. Dissenting Shares. Notwithstanding the provisions of Section 4 hereof, if a holder of shares of capital stock of the Company files a written objection to the Merger with the Company prior to the vote of the shareholders of the Company on the Merger and if the shares of stock of the Company held by such holder were not voted in favor of the Merger and are not tendered by such holder for payment pursuant to Section 8 below (such shares being the "Potentially Dissenting Shares"), the Company shall mail to the record owners of such shares the notice relating to dissenters' rights required by Article
5.12 of the TBCA, accompanied by copies of Articles 5.12 and 5.13 of the TBCA. The Potentially Dissenting Shares shall not be converted into the right to receive the per share payment specified in Section 4(b) hereof, except as provided hereinafter. Potentially Dissenting Shares which do not become "dissenting shares" pursuant to Article 5.12 of the TBCA within the statutory notice period shall be converted in accordance with Section 4(b) hereof. Holders of Potentially Dissenting Shares that become "dissenting shareholders" within the statutory notice period shall be entitled to the rights provided in Articles
5.12 and 5.13 of the TBCA. The Company shall be the entity obligated for the payment of the fair value of any shares held by a shareholder who has complied with the requirements of Article 5.12 of the TBCA for the recovery of the fair value of his shares.

     8. Surrender of Stock Certificates; Payment.

     On and after the Effective Time, all of the outstanding certificates which prior to that time represented Common or Preferred Stock of the Company, except for certificates representing dissenting shares, shall be deemed for all purposes to evidence ownership of and the right to receive the CMI Common Stock into which the stock represented by such certificates has been converted as provided herein. At or as soon as practicable after the Effective Time, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Common or Preferred Stock of the Company, except for dissenting shares, shall surrender such certificates to the First National Bank of Boston as the Exchange Agent of CMI in accordance with the provisions contained in the Agreement and the Exchange Agent, in exchange for the surrender of such certificates, shall deliver to such holder the consideration which such holder is entitled to receive pursuant to Section 4(b) above, subject to the provisions of Section 5 above.

     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolutions of the Boards of Directors and shareholders of the Company, CMI and Acquisition Corp., is hereby executed on behalf of each of said corporations by their respective officers thereunto duly authorized.

                                                 MICROWAVE NETWORKS INCORPORATED
                                                 A Texas corporation
                                                 By
                                                 ---------------------------------------------
                                                    President

ATTEST:
By
- ---------------------------------------------
   Secretary

                                                 CALIFORNIA MICROWAVE, INC.
                                                 A Delaware corporation
                                                 By
                                                 ---------------------------------------------
                                                    President

ATTEST:
By
- ---------------------------------------------
   Secretary

                                                 CMI ACQUISITION CORPORATION
                                                 A Texas corporation
                                                 By
                                                 ---------------------------------------------
                                                    President

ATTEST:
By
- ---------------------------------------------
   Secretary

                                   APPENDIX C

                 TEXAS BUSINESS CORPORATION ACT, ART. 5.11-5.13

ART. 5.11 RIGHTS OF DISSENTING STOCKHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any stockholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if stockholder approval is required by Article 5.03 or 5.16 of this Act and the stockholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise.

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the stockholders as provided by this Act;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the stockholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a stockholder shall not have the right to dissent from any plan of exchange, if
(1) the shares held by the stockholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the stockholders entitled to vote on the plan of merger or the plan of exchange, and (2) the stockholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or
(ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ART. 5.12  PROCEDURE FOR DISSENT BY STOCKHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any stockholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of stockholders at a meeting, the stockholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the stockholder's right to dissent will be exercised if the action is effective and giving the stockholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the stockholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the stockholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the stockholder written notice that the action has been effected, and the stockholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the stockholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the stockholder and the fair value of the shares as estimated by the stockholder. Any stockholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the stockholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each stockholder of record as of the effective date of the action notice of the fact and date of the action and that the stockholder may exercise the stockholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the stockholder shall not have consented to the taking of the action, the stockholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the stockholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting stockholder and the fair value of the shares as estimated by the stockholder. Any stockholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting stockholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the stockholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the stockholder that the stockholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the stockholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the stockholder shall cease to have any interest in the shares or in the corporation.

     B. If, within sixty (60) days after the date on which the corporate action was effected, the stockholder and the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the stockholder of the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court or competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the stockholder's shares. Upon the filing of any such petition by the stockholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all stockholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the stockholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All stockholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the stockholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which whey are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the stockholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the stockholders entitled to payment for their shares and shall direct the payment of the value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the stockholder elected to dissent was effected to the date of such judgment, to the stockholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for the shares. Upon payment of the judgment, the dissenting stockholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of the treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a stockholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the stockholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any stockholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the stockholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING STOCKHOLDERS

     A. Any stockholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a stockholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of stockholders.

     B. Upon receiving a demand for payment from any dissenting stockholder, the corporation shall make an appropriate notation thereof in its stockholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such stockholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting stockholder had after making demand for payment of the fair value thereof.

     C. Any stockholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to section B of this Article the corporation shall terminate the stockholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if not petition asking for a finding and determination of fair value of such shares by court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such stockholder is not entitled to the relief provided by those articles, then, in any such case, such stockholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such stockholder to be paid the fair value of his shares shall cease, and his status as a stockholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such stockholder shall be entitled to receive any dividends or other distributions made to stockholders in the interim.

                                                                      APPENDIX D

                               February   , 1995

Board of Directors
California Microwave, Inc.
985 Almanor Avenue
Sunnyvale, CA 94086

Attention: Philip F. Otto, Chairman, President and Chief Executive Officer

Dear Sirs:

     We understand that California Microwave, Inc. ("California Microwave") and Microwave Networks Incorporated ("MNI") are considering a transaction pursuant to which a newly formed subsidiary of California Microwave would merge with and into MNI and all of the outstanding shares of common and preferred stock of MNI (including common shares of MNI issuable upon exercise of outstanding options) would be converted into an aggregate of 3,350,000 newly issued common shares of California Microwave (the "Transaction"). You have provided us with the Agreement and Plan of Reorganization and Merger, dated as of January 31, 1995, among California Microwave, CMI Acquisition Corporation, and MNI (the "Merger Agreement"). We understand that the Transaction will be accounted for as a pooling-of-interests as contemplated by the Merger Agreement.

     You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of California Microwave.

     In the course of our analyses for rendering this opinion, we have:

      1. reviewed the Merger Agreement;

      2. reviewed MNI's audited consolidated financial statements for the fiscal years ended June 30, 1991 through 1994, and its unaudited consolidated financial statements for the six month periods ended December 31, 1993 and 1994;

      3. reviewed California Microwave's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1992 through 1994, and its Quarterly Report on Form 10-Q for the periods ended September 30, 1994 [and December 31, 1994],

      4. reviewed certain operating and financial information, including projections, provided to us by the managements of California Microwave and MNI relating to their respective businesses and prospects;

      5. met with certain members of MNI's senior management to discuss MNI's operations, historical financial statements and future prospects, as well as their views of the business, operational and strategic benefits, potential synergies (including revenue enhancements and cost savings) and other implications of the Transaction;

      6. met with certain members of California Microwave's senior management to discuss California Microwave's operations, historical financial statements and future prospects, as well as their views with respect to the operations, historical financial statements and future prospects of MNI, and their views of the business, operational and strategic benefits, potential synergies (including revenue enhancements and cost savings) and other implications of the Transaction;

      7. reviewed the pro forma financial impact of the Transaction on California Microwave;

      8. reviewed the historical prices and trading volume of the common shares of California Microwave;

      9. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to California Microwave and MNI;

     10. reviewed the terms of recent acquisitions which we deeded generally comparable to the Transaction, and

     11. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by California Microwave an MNI. With respect to California Microwave's and MNI's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of California Microwave and MNI as to the expected future performance of California Microwave and MNI, respectively. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the managements of California Microwave and MNI that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of California Microwave or MNI. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     We have acted as financial advisor to California Microwave in connection with the Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction.

     Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of California Microwave.

     In the ordinary course of our business, we may actively trade the equity securities of California Microwave for our own account and for the accounts of customers and accordingly, may, at any time, hold a long or short position in such securities.

     It is understood that this letter is intended solely for the use of the Board of Directors of California Microwave and may not be disseminated, quoted or referred to at any time without our prior written consent

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:
                                          --------------------------------------
                                              Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits.

EXHIBIT
NUMBER                                          EXHIBIT
- --------                                        -------
  2.1     Agreement and Plan of Reorganization and Merger among Registrant, CMI Acquisition
          Corporation and Microwave Networks Incorporated, dated January 31, 1995, with exhibits
  3.1     Restated Certificate of Incorporation of Registrant (Exhibit to Registrant's Form 8
          dated February 19, 1993, constituting Amendment No. 1 to Registrant's Registration
          Statement on Form 8-A for its Common Stock; incorporated herein by reference)
  3.2     Bylaws of Registrant (incorporated by reference to Exhibit to Registrant's Form 10-K for its fiscal year ended June 30, 1994)
  5.1     Opinion of Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin, A
          Professional Corporation, as to the legality of securities being issued
 11.1     Statement re computation of per share earnings
 21.1     List of subsidiaries of registrant
 23.1     Independent Auditors' Consent and Report on Schedules
 23.2     Independent Auditors' Consent
 23.3     Consent of Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin, A
          Professional Corporation (contained in Exhibit No. 5.1 above)
 23.4     Independent Auditors Consent to Amendment No. 1
 25.1     Powers of Attorney (contained on page II-4)
 99.1     Form of Proxy


     (b) Financial Statement Schedules.

     The following financial statement schedules of registrant are included in
Part II of this registration statement:

     Schedule VIII -- Valuation and Qualifying Accounts


     All other schedules are omitted because the information is not required or because the information required is included in the Consolidated Financial Statements or Notes thereto.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 13th day of February, 1995.


                                          CALIFORNIA MICROWAVE, INC.


                                          By: /s/  PHILIP F. OTTO
                                            ------------------------------------
                                              Philip F. Otto
                                              Chairman of the Board, President
                                              and
                                              Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                      DATE
                  ---------                                 -----                      ----

  /s/  PHILIP F. OTTO                          Chairman of the Board,            February 13, 1995
- ---------------------------------------------    President and Chief Executive
Philip F. Otto                                   Officer (principal executive
                                                 officer)

  /s/  GARRETT E. PIERCE*                      Executive Vice President and      February 13, 1995
- ---------------------------------------------    Chief Financial Officer
Garrett E. Pierce                                (principal financial officer
                                                 and principal accounting
                                                 officer)

  /s/  GILBERT F. JOHNSON*                     President of the Government       February 13, 1995
- ---------------------------------------------    Group and Director
Gilbert F. Johnson

                                               Director                          February   , 1995
- ---------------------------------------------
Edward E. David, Jr.

  /s/  ALFRED M. GRAY*                         Director                          February 13, 1995
- ---------------------------------------------
Alfred M. Gray

  /s/  ARTHUR H. HAUSMAN*                      Director                          February 13, 1995
- ---------------------------------------------
Arthur H. Hausman

  /s/  ROBERT A. HELLIWELL*                    Director                          February 13, 1995
- ---------------------------------------------
Robert A. Helliwell

  /s/  DAVID B. LEESON*                        Director                          February 13, 1995
- ---------------------------------------------
David B. Leeson

  /s/  GEORGE L. SPILLANE
- ---------------------------------------------
*George L. Spillane,
Attorney-in-fact

                               INDEX TO EXHIBITS



                                                                                  SEQUENTIALLY
EXHIBIT                                                                             NUMBERED
NUNBER                                     EXHIBIT                                PAGE NUMBER
- -------                                    -------                                ------------
 11.1       Statement re computation of per share earnings
 21.1       List of subsidiaries of registrant
 23.4       Independent Auditors Consent to Amendement No. 1